 Exhibit 10.2

$25,000,000 Revolving Loan
$45,000,000 Term Loan
€14,000,000 Euro Term Loan
€7,000,000 Euro Revolving Loan

CREDIT AGREEMENT

dated as of

November 16, 2007

among

DYNAMIC MATERIALS CORPORATION,
DYNAMIC MATERIALS LUXEMBOURG 2 S. Â R.L.,

The Guarantors Party Hereto,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.
as Administrative Agent
for the Revolving Credit Lenders and the Term Lenders

J.P.MORGAN EUROPE LIMITED,
as Administrative Agent for the Euro Revolving Credit Lenders
and the Euro Term Lenders

and

JPMORGAN SECURITIES INC.,
as Sole Bookrunner and Lead Arranger

i

SCHEDULES:

Schedule 1.01 –Existing Letters of Credit

Schedule 2.01 – Commitments

Schedule 3.01 – Organization

Schedule 3.03 – No Violations

Schedule 3.05 – No Undisclosed Liabilities

Schedule 3.06 – Litigation

Schedule 3.07 – Compliance with Law

Schedule 3.08 – Material Contracts

Schedule 3.09 – Properties

Schedule 3.10 – Intellectual Property

Schedule 3.12 – Environmental Compliance

Schedule 3.15 – Insurance

Schedule 4.01(l) – Payoffs to Other Lenders

Schedule 4.01(r) – Environmental Reports

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.05 – Permitted Investments

Schedule 6.08(j) – Permitted Affiliate Agreements

Schedule 6.09 – Restrictive Agreements

Schedule 9.10 – Jurisdiction Specific Provisions

EXHIBITS:

Exhibit 1.1A	—	Form of Assignment and Assumption (Section 1.01)
Exhibit 1.1B(i)	—	Form of Joinder Agreement (Domestic) (Section 1.01)
Exhibit 1.1B(ii)	—	Form of Joinder Agreement (Foreign (Section 1.01)
Exhibit 1.1C(i)	—	Form of Security Agreement (US Borrower) (Section 1.01)
Exhibit 1.1C(ii)	—	Form of Security Agreement (Euro Borrower) (Section 1.01)
Exhibit 1.1D	—	Form of Security Agreements (European (Section 1.01)
Exhibit 1.1E	—	Mandatory Cost Calculation
Exhibit 2.06	—	Form of Euro Letter of Credit

CREDIT AGREEMENT dated as of November 16, 2007 (this “Agreement”), among Dynamic Materials Corporation, a Delaware corporation (the “US Borrower”, or sometimes referred to as the “Parent”), Dynamic Materials Luxembourg 2 S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand-Duchy of Luxembourg, with registered office at 41, boulevard Prince Henri, L-1724 Luxembourg, Grand-Duchy of Luxembourg, in the process of registration with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés Luxembourg) and a Subsidiary of the Parent (the “Euro Borrower,” and, together with the US Borrower, the “Borrowers”), the Guarantors party hereto, the Lenders party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Revolving Credit Lenders and the Term Lenders, J.P. Morgan Europe Limited, as Administrative Agent for the Euro Revolving Credit Lenders and the Euro Term Lenders and JPMorgan Securities Inc., as Sole Bookrunner and Lead Arranger (the “Arranger”).

PRELIMINARY STATEMENT:

The US Borrower has requested that the Lenders provide the Borrowers with a credit facility pursuant to which the Lenders will commit to make revolving credit loans up to $25,000,000, a term loan of $45,000,000, €14,000,000 Euro term loan and a €7,000,000 Euro revolving credit loan.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Borrowers, Guarantors, the Administrative Agent and the Lenders agree as follows:

ARTICLE I
Definitions

Section 1.01           Defined Terms  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Revolving or Term Loan or Borrowing in dollars, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the indirect acquisition by the US Borrower of the Target pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Purchase, Sale and Assignment Agreement to be dated on or about November         , 2007, among the sellers named therein, Blitz F07-dreihundert-vierzehn GmbH (in the future: DYNAenergetics Holding GmbH) (“DYNAenergetics Holding GmbH”), as purchaser, and the US Borrower, as purchaser guarantor, which agreement is in form and substance reasonably acceptable to the Administrative Agent.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Revolving Credit Lenders and the Term Lenders hereunder.

“Administrative Agents” means the Administrative Agent and the Euro Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Excess Cash Flow Amount” has the meaning set forth in Section 2.11(b).

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” means, on any day, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Leverage Ratio for the most recently ended trailing four-quarter period with respect to which the US Borrower is required to have delivered the financial statements pursuant to Section 5.01(a) or Section 5.01(b), as applicable (said calculation to be made by the Administrative Agent as soon as practicable after receipt by the Administrative Agent of all required financial statements for the applicable period):

Leverage Ratio	Eurocurrency/ Eurodollar Margin	ABR Margin
X > 2.00	2.00%	0.50%
2.00 > X > 1.50	1.75%	0.25%
1.50 > X > 1.00	1.50%	0.00%
1.00 > X	1.25%	0.0%

Each change in the Applicable Margin shall take effect on each date on which such financial statements are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, commencing with the date on which such financials statements are required to be delivered for the trailing four-quarter period ending September 30, 2007. Notwithstanding the foregoing, for the period from the Closing Date through receipt of financial statements pursuant to Section 5.01(b) for the fiscal quarter ended March 31, 2008, the Eurocurrency/Eurodollar Margin will be 1.75 and the ABR Margin will be 0.25. In the event that any financial statement delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, is shown to be inaccurate when delivered (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the US Borrower shall immediately (i) deliver to the Administrative Agent corrected financial statements for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected financial statements, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.18. This provision is in addition to rights of the Administrative Agents and Lenders with respect to Section 2.13(f) and their other respective rights under this Agreement.

“Applicable Percentage” means, with respect to any Revolving Credit Lender, the percentage of the total Revolving Loan Commitments represented by such Revolving Credit Lender’s Revolving Loan Commitment. If the Revolving Loan Commitments have terminated or expired pursuant to this Agreement, the Applicable Percentages shall be determined based upon the Revolving Loan Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement.

“Approved Fund” has the meaning assigned to such term in Section 10.04(b).

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any Law, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

 “Asset Sale” means a Disposition by any Borrower or any of its respective Subsidiaries to any Person of (a) substantially all of the assets, or any material division or line of business, of such Borrower or any such Subsidiary, or (b) any other assets of such Borrower or any such Subsidiary, including, without limitation, any accounts receivable, but excluding in each case of clause (a) and (b) above the Dispositions permitted in Section 6.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by

Section 10.04), and accepted by the Administrative Agents, as applicable, in the form of Exhibit 1.1A or any other form approved by the Administrative Agent and the US Borrower.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Termination Date and the date of termination of the Revolving Loan Commitments.

“Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

 “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” has the meaning given in the preamble.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (c) Euro Revolving Loans of the same Type, made, converted or continued on the same date and as to which a single Interest Period is in effect (d) Euro Term Loans, (e) a Swingline Loan or (f) a Euro Swingline Loan.

“Borrowing Request” means a request by the US Borrower or the Euro Borrower, as applicable, for a Borrowing in accordance with Section 2.03.

“Business Acquisition” means (a) an Investment by any Borrower or any other Person pursuant to which such Person shall become a Subsidiary of such Borrower or shall be merged into or consolidated with such Borrower or any of its Subsidiaries or (b) an acquisition by any Borrower or any of its respective Subsidiaries of the property and assets of any Person that constitute substantially all of the assets of such Person or any division or other business unit of such Person.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York, London, England, Luxembourg and Denver, Colorado are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market (and, with respect to any Borrowing, if the Loans which are the subject of such Borrowing are denominated in Euros, shall exclude any day that is not a TARGET Day).

“Capital Expenditures” means, for any period and a specified Person, expenditures in respect of fixed or capital assets, including the capital portion of the lease payments made in respect of Capital Lease Obligations, in each case which are required to be capitalized on a balance sheet of such Person prepared in accordance with GAAP, but excluding expenditures for the repair or replacement of any fixed or capital assets which were destroyed or damaged, in whole or in part, to the extent financed by the proceeds of any insurance policy or expenditures for any fixed or capital assets to the extent financed by the proceeds from the issuance of any Equity Interests in the US Borrower or, proportionately, to the extent financed by the proceeds of any issuance of Equity Interests in any Subsidiary of the US Borrower that is not a Wholly Owned Subsidiary to any Person that is not the US Borrower or any of its Subsidiaries.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means, with respect to any property of any Borrower or any of its respective Subsidiaries, loss of title with respect to such property or any loss of or damage to or destruction of, or any condemnation or other taking of, such property, in each case for which such Borrower or such Subsidiary receives insurance proceeds or proceeds of a condemnation award or other compensation, in each case to the extent that such proceeds or other compensation exceeds $1,000,000.

“Change in Control” means (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) shall become the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) of issued and outstanding Equity Interests of the Parent representing more than 35% of the aggregate voting power in elections for directors of the Parent on a fully diluted basis; or (b) a majority of the members of the board of directors of the Parent shall cease to be either (i) Persons who were members of the board of directors on the Closing Date or (ii) Persons who became members of such board of directors after the Closing Date and whose election or nomination was approved by a vote or consent of the majority of the members of the board of directors that are either described in clause (i) above or who were elected under this clause (ii).

“Change in Law” means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Swingline Loans, Euro Revolving Loans or Euro Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Loan Commitment, a Term Loan Commitment, a Euro Revolving Loan Commitment or a Euro Term Commitment.

“Closing Date” means the date of the initial Loan hereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property described in the Security Agreements serving as security for the Loans.

 “Commitment” means any Term Loan Commitment, Revolving Loan Commitment, Euro Revolving Loan Commitment or Euro Term Loan Commitment, as the context may require, and “Commitments” means any or all of the foregoing, as the context may require.

“Commitment Fee Rate” means, on any day, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Leverage Ratio for the most recently ended trailing four-quarter period with respect to which the US Borrower is required to have delivered the financial statements pursuant to Section 5.01(a) or Section 5.01(b), as applicable (said calculation to be made by the Administrative Agent as soon as practicable after receipt by the Administrative Agent of all required financial statements for the applicable period):

Leverage Ratio	Commitment Fee Rate
X>2.00	0.375%
2.00>X>1.50	0.350%
1.50>X>1.00	0.300%
1.00>X	0.250%

Each change in the Commitment Fee Rate shall take effect on each date on which such financial statements are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, commencing with the date on which such financials statements are required to be delivered for the four-quarter period ending September 30, 2007. Notwithstanding the foregoing, for the period from the Closing Date through receipt of financial statements pursuant to Section 5.01(a) for the fiscal quarter ended March 31, 2008, the Commitment Fee Rate will be 0.35%. In the event any financial statement delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, is shown to be inaccurate when delivered (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Commitment Fee Percentage for any period (as “Applicable Commitment Fee Period”) than the Commitment Fee Percentage applied for such Applicable Commitment Fee Period, and only in such case, then the US Borrower shall immediately (i) deliver to the Administrative Agent corrected financial statements for such Applicable Commitment Fee Period, (ii) determine the Commitment Fee Percentage for such Applicable Commitment Fee Period based on the corrected financial statements, and (iii) immediately pay to the Administrative Agent the additional accrued commitment fees owing as a result of such increased Commitment Fee Rate for such Applicable Commitment Fee Period, which payment shall be promptly applied in accordance with Section 2.11. This provision is in addition to the rights of the Administrative Agents and Lenders with respect to Section 2.12(f) and their other respective rights under this Agreement.

“Consolidated EBITDA” means, for any Person, for any period, Net Income of such Person and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, plus, to the extent deducted in the determination of such Net Income and without duplication, (a) provisions for income taxes, (b) Interest Expense, (c) depreciation and amortization expense, (d) extraordinary, non-recurring charges and (e) other non-cash charges; and minus, to the extent included in the determination of such Net Income and without duplication, (i) interest income, (ii) extraordinary, non-recurring income, revenue or gains and (iii) other non-cash income. Notwithstanding anything herein to the contrary, for purposes of determining Consolidated EBITDA of the Parent and its Subsidiaries for all periods until and including the quarter ending September 30, 2008, (i) such Consolidated EBITDA shall be determined on a combined basis by combining, without duplication, (A) the Consolidated EBITDA of the Parent and its Subsidiaries (other than DYNAenergetics Beteiligungs GmbH, the Target and their respective Subsidiaries) determined on a consolidated basis in accordance with GAAP with (B) the Consolidated EBITDA of each of DYNAenergetics Beteiligungs GmbH, the Target and their respective Subsidiaries determined on an unconsolidated basis in accordance with the generally accepted accounting principles in its respective jurisdiction of incorporation or German GAAP, as applicable, that has been applied to the preparation of its respective financial statements for each of the relevant periods that is a part of the period of calculation and that is prior to the quarter ending March 31, 2008.

“Consolidated Funded Indebtedness” of any Person, means, without duplication, Indebtedness of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, evidenced by a note, bond, debenture or similar instrument with regularly scheduled interest payments and a maturity date.

“Consolidated Pro Forma EBITDA” means, for any Person, for any period, without duplication, Consolidated EBITDA of such Person, (i) plus the Consolidated EBITDA for such period of any Subsidiary of Person acquired during such period, as if acquired on the first day of such period and (ii) minus the Consolidated EBITDA for such period of any Subsidiary of such Person disposed of during such period, as if disposed of on the first day of such period, determined in a manner reasonably satisfactory to Administrative Agent.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a rate per annum equal to (a) with respect to Eurodollar Loans, the rate otherwise applicable to Eurodollar Loans plus 2%, (b) with respect to Eurocurrency Loans, the rate otherwise applicable to Eurocurrency Loans plus 2%, (c) with respect to Euro Swingline Loans, the rate otherwise applicable to Euro Swingline Loans plus 2% and (d) with respect to all other amounts, the rate otherwise applicable to ABR Loans plus 2%.

“Disposition” means sale, lease, conveyance or other disposition.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the US Borrower (other than a Subsidiary of any Foreign Subsidiary) that is organized under the Laws of the United States of America, any State thereof or the District of Columbia.

“Earnings Available for Fixed Charges” means, for any period of determination, an amount equal to (a) Consolidated EBITDA plus (b) lease expenses minus (c) cash income taxes minus (d) Non-Financed Capital Expenditures in each case for the Parent and its Subsidiaries, determined on a consolidated basis as reported in the annual audited and the quarterly unaudited financial statements of the Parent provided in accordance with Section 5.01.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Environmental Laws” means all Laws, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of either of the Borrowers directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the US Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the US Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the US Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the US Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the US Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the US Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EURIBOR” means, in relation to any Loan in Euro for any Interest Period, an interest rate per annum equal to the applicable Screen Rate as of 11:00 am Brussels, Belgium time on the second TARGET Days (excluding any TARGET Day that is not a London Business Day) prior to the beginning of such Interest Period for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Loan.

“Euro”, “Euros” and “€” mean the single currency of the Participating Member States.

“Euro Administrative Agent” means J.P. Morgan Europe Limited in London, England, an Affiliate of the Administrative Agent, acting at the request of the Administrative Agent, in its capacity as administrative agent for the Euro Term Lenders and the Euro Revolving Credit Lenders hereunder.

“Euro Applicable Percentage” means, with respect to any Euro Revolving Credit Lender, the percentage of the total Euro Revolving Loan Commitments represented by such Euro Revolving Credit Lender’s Euro Revolving Loan Commitment. If the Euro Revolving Loan Commitments have terminated or expired pursuant to this Agreement, the Euro Applicable Percentages shall be determined based upon the Euro Revolving Loan Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement.

“Euro Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Termination Date and the date of termination of the Euro Revolving Loan Commitments.

“Euro Borrower” has the meaning given in the preamble.

“Euro Guarantors” means each of the Euro Borrower’s existing and subsequently acquired or organized Wholly Owned Subsidiaries and each of the US Borrower’s existing and subsequently acquired or organized Foreign Subsidiaries that are Wholly Owned Subsidiaries (other than the Euro Borrower), which Subsidiaries guarantee the Obligations of the Euro Borrower under the Loan Documents.

“Euro Indemnitee” has the meaning set forth in Section 10.03(b).

“Euro Issuing Lender” means J.P. Morgan Europe Limited, in its capacity as the issuer of Euro Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Euro Issuing Lender may, in its discretion, arrange for one or more Euro Letters of Credit to be issued by Affiliates of the Euro Issuing Lender, in which case the term

“Euro Issuing Lender” shall include any Affiliate with respect to Euro Letters of Credit issued by such Affiliate.

“Euro LC Disbursement” means a payment made by the Euro Issuing Lender pursuant to a Euro Letter of Credit.

“Euro LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Euro Letters of Credit at such time plus (b) the aggregate amount of all Euro LC Disbursements that have not yet been reimbursed by the Euro Borrower or converted into a Euro Revolving Loan or Euro Swingline Loan pursuant to Section 2.06(e) at such time. The Euro LC Exposure of any Lender at any time shall be its Euro Applicable Percentage of the total Euro LC Exposure at such time.

“Euro Letter of Credit” means any Letter of Credit issued pursuant to Section 2.06 of this Agreement.

 “Euro Revolving Credit Lender” means a Lender with a Euro Revolving Loan Commitment or, if the Euro Revolving Loan Commitments have terminated or expired, a Lender with Euro Revolving Credit Exposure.

“Euro Revolving Loan Commitment” means, with respect to each Euro Revolving Credit Lender, the commitment of such lender to make Euro Revolving Loans and to acquire participations in Euro Letters of Credit and Euro Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Euro Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.19 or Section 10.04. The initial amount of each such Lender’s Euro Revolving Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such lender shall have assumed its Euro Revolving Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Euro Revolving Loan Commitment is €7,000,000.

“Euro Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Euro Revolving Loans and its Euro LC Exposure and its Euro Swingline Exposure at such time.

“Euro Revolving Loan” means a Loan made in Euros pursuant to Section 2.01(d).

“Euro Swingline Exposure” means, at any time, the aggregate principal amount of all Euro Swingline Loans outstanding at such time. The Euro Swingline Exposure of any Lender at any time shall be its Euro Applicable Percentage of the total Euro Swingline Exposure at such time.

“Euro Swingline Lender” means J.P. Morgan Europe Limited, in its capacity as lender of Euro Swingline Loans hereunder.

“Euro Swingline Loan” means a Loan made pursuant to Section 2.04(b).

“Euro Swingline Rate” means, in relation to a Euro Swingline Loan, the percentage rate per annum which is the aggregate of:

(a)           the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Euro Administrative Agent at its request quoted by the Reference Bank to leading banks in the European interbank market as of 11.00 a.m., London time on the date of Borrowing for that Euro Swingline Loan for the offering of deposits in Euro for a period comparable to the Interest Period for the relevant Euro Swingline Loan and for settlement on that day; and

(b)           1.75 per cent per annum; and

(c)           Mandatory Cost (if any).

“Euro Term Lender” means a Lender with a Euro Term Loan Commitment or an outstanding Euro Term Loan.

“Euro Term Loans” means the loans made by the Euro Term Lenders to the Euro Borrower pursuant to this Agreement.

“Euro Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make a Euro Term Loan hereunder in the amount set forth on Schedule 2.01, as such Commitment may be reduced or increased pursuant to Section 2.19 or Section 10.04. The initial aggregate amount of the Lenders’ Euro Term Loan Commitment is €14,000,000.

“Euro Term Loan Maturity Date” means the fifth anniversary of the Closing Date.

“Eurocurrency Borrowing” means a Borrowing comprised of one or more Eurocurrency Loans.

“Eurocurrency Lender” means a Euro Term Lender, or a Euro Revolving Credit Lender , a Euro Swingline Lender or a Euro Issuing Lender.

“Eurocurrency Loan” means a Euro Term Loan or a Euro Revolving Loan.

“Eurocurrency Rate” means EURIBOR.

“Eurodollar”, when used in reference to any Loan or Borrowing in dollars, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, the remainder of the following, all calculated for such period, in respect of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP and without duplication: (a)  Consolidated EBITDA, minus (b) (i) cash Interest Expense, (ii) scheduled principal payments of Indebtedness, (iii) voluntary prepayments of Indebtedness to the extent not re-borrowed (excluding voluntary prepayments of Revolving Loans or Swingline Loans whether or not re-borrowed and excluding repayments of Indebtedness to the extent repaid with proceeds of other Indebtedness), (iv) income taxes, (v) cash payments of acquisitions which are not financed with proceeds of new equity or which are financed with Indebtedness pursuant to Section 6.01(c) and, in each case, which are not deducted in the calculation of Net Income or Consolidated EBITDA, and (vi) Non-Financed Capital Expenditures for such period.

“Excluded Taxes” means, with respect to the Administrative Agents, any Lender, the Issuing Lender, the Euro Issuing Lender, or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income, franchise or other similar taxes imposed on (or measured by) its net income by the United States of America, or by any other Governmental Authority by reason of a present or former connection between such Borrower and the jurisdiction of the Governmental Authority imposing the tax, or any political subdivision thereof (other than any such connection arising solely from such Administrative Agents, Lender, Issuing Lender, Euro Issuing Lender, or other recipient having executed, delivered, performed its obligations or received a payment under, or enforced this Agreement), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Borrower is located, and (c) in the case of any such Lender (other than an assignee pursuant to a request by such Borrower under Section 2.19(b)), any deduction or withholding in respect of Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.17(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such deduction or withholding in respect of Tax pursuant to Section 2.17(a).

“Existing Letters of Credit” means those letters of credit described on Schedule 1.01 attached hereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated September 7, 2007, among the US Borrower, the Administrative Agents and the sole book runner and lead arranger.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the US Borrower.

“Fitch” means Fitch Ratings, Ltd.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Earnings Available for Fixed Charges to (b) Fixed Charges.

“Fixed Charges” means, for any period of determination, without duplication, the sum of (a) cash Interest Expense and (b) lease expense, (c) scheduled principal payments (excluding any payments made pursuant to Section 2.10) hereunder, and (d) cash dividends in each case, for the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Foreign Lender” means any Lender that is not a “US person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means a Subsidiary of the US Borrower that is not a “US person” within the meaning of Section 7701(a)(30) of the Code.

“GAAP” means generally accepted accounting principles in the United States of America.

“German GAAP” means generally accepted accounting principles in the Federal Republic of Germany.

“Governmental Approval” means (i) any authorization, consent, approval, license, waiver, or exemption, by or with; (ii) any notice to; (iii) any declaration of or with; or (iv) any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any guarantee of any guarantor shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the US Borrower in good faith.

“Guarantees” means the guarantees issued pursuant to this Agreement as contained in Article IX.

“Guarantors” means the US Borrower, US Guarantors and the Euro Guarantors.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” means a Euro Indemnitee or a US Indemnitee.

“Information Memorandum” means the Confidential Information Memorandum dated September 2007 relating to the Borrowers and the Transactions.

“Interest Election Request” means a request by the US Borrower to convert or continue a Revolving Loan or a Term Loan or a request by the Euro Borrower to continue a Eurocurrency Borrowing, in each case in accordance with Section 2.08.

“Interest Expense” means, for any Person, for any period, determined on a consolidated basis in accordance with GAAP, the sum of all interest on Indebtedness paid or payable (including the portion of rents payable under Capital Lease Obligations allocable to interest) in or for such period, plus all original issue discount and other interest expense associated with Indebtedness accreted or amortized or required to be accreted or amortized in or for such period.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Revolving Credit Termination Date or the Term Loan Maturity, as applicable; (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period; (c) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and until Euro Term Loan Maturity Date; (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid, and (e) with respect to any Euro Swingline Loan, the last day of the Interest Period applicable thereto or on the last Business Day of each calendar month.

“Interest Period” means with respect to any Eurodollar Borrowing and any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a London Business Day (in the case of any Eurodollar Borrowing) or a TARGET Day that is not also a London Business Day (in the case of any Eurocurrency Borrowing), such Interest Period shall be extended to the next succeeding London Business Day or TARGET Day that is a London Business Day, as applicable, unless such next succeeding London Business Day or TARGET Day that is a London Business Day, as applicable, would fall in the next calendar month, in which case such Interest Period shall end on the next preceding London Business Day or TARGET Day that is not also a London Business Day, as applicable, and (ii) any Interest Period pertaining to a Eurodollar Borrowing or a Eurocurrency Borrowing that commences on the last London Business Day (in the case of any Eurodollar Borrowing) or TARGET Day that is a London Business Day (in the case of any Eurocurrency Borrowing) of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last London Business Day or TARGET Day that is a London Business Day, as applicable, of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means any investment in any Person, whether by means of a purchase of Equity Interests or debt securities, capital contribution, loan, guarantee, time deposit or otherwise (but not including any demand deposit).

“Issuing Lender” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i),

and, solely with respect to the Existing Letters of Credit, Wells Fargo Bank, N.A. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means those agreements in the form of Exhibit 1.1B(i) and Exhibit 1.1B(ii).

“Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations, Government Approvals and Orders of all Governmental Authorities, whether now or hereafter in effect.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the US Borrower or converted into a Revolving Loan or Swingline Loan pursuant to Section 2.05(e) at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Euro Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.05 of this Agreement.

“Leverage Ratio” means, for any trailing four quarter period, the ratio of Consolidated Funded Indebtedness of the Parent on the last day of such period to Consolidated Pro Forma EBITDA of the Parent for such trailing four-quarter period.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate System Incorporated Service, the Dow Jones Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London, England time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London, England office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m.,

London, England time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Letters of Credit (and any applications therefor and reimbursement agreements relating thereto), the Security Documents, the Fee Letter and each Swap Agreement with any Lender or Affiliate thereof entered into pursuant to Section 6.07.

“Loans” means the loans made by the Lenders to the US Borrower or the Euro Borrower, as applicable, pursuant to this Agreement.

“London Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banks in London, England are authorized or required by Law to remain closed.

“Mandatory Cost” means the percentage rate per annum calculated by the Euro Administrative Agent in accordance with Exhibit 1.1E.

“Market Rate of Exchange” has the meaning set forth in Section 2.11(d).

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, property, or condition (financial or otherwise) of the either of the Borrowers and their respective Subsidiaries, taken as a whole, (ii) the ability of the Borrowers or Guarantors to perform their Obligations under the Loan Documents, (iii) the validity or enforceability of any of the Loan Documents or (iv) the rights and remedies of the Administrative Agents and the Lenders under the Loan Documents.

“Material Contract” means any contract or agreement, written or oral, to which either of the Borrowers or any of their Subsidiaries is a party to the extent a default under such contract could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Euro Letters of Credit) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrowers and their respective Subsidiaries in an aggregate principal amount exceeding $2,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of either of the Borrowers or any of their respective Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

 “Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means mortgages on real property, including the leasehold in Pennsylvania.

“Mortgaged Property” means the real property located in Pennsylvania and Connecticut covered by the Mortgages.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a)           with respect to any Asset Sale, the cash proceeds received by any Borrower or any of its respective Subsidiaries (including cash proceeds subsequently received in respect of non-cash consideration initially received) in respect thereof, net of (i) payments, fees, premiums, underwriting discounts, commissions, costs and expenses paid or incurred in connection with such Asset Sale, (ii) amounts provided as a reserve against any liabilities under any indemnification obligations associated with such Asset Sale (provided that amounts released from such reserves shall constitute Net Cash Proceeds), (iii) all Taxes paid or payable in connection with such Asset Sale and (iv) the amount of all payments required to be made as a result of such Asset Sale to repay any Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such Asset Sale; and

(b)           with respect to any Casualty Event, the cash insurance proceeds, cash condemnation awards and other cash compensation received by any Borrower or any of its respective Subsidiaries in respect thereof, net of (i) payments, fees, premiums, costs and expenses paid or incurred in connection with such Casualty Event, including costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event, (ii) all Taxes paid or payable in connection with such Casualty Event and (iii) the amount of all payments required to be made as a result of such Casualty Event to repay any Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such Casualty Event;

provided that, in the case of any Casualty Event, Net Cash Proceeds shall exclude all proceeds in respect of business interruption insurance, and in each case of any Asset Sale or any Casualty Event by a Subsidiary of the Parent that is not a Wholly Owned Subsidiary of the Parent, only the Parent’s and its Wholly Owned Subsidiaries’ pro rata portion of such Net Cash Proceeds shall constitute Net Cash Proceeds.

“Net Income” means, for any Person, for any period, the net income or loss of the for such period determined on a consolidated basis in accordance with GAAP.

“New York Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to remain closed.

“Non-Financed Capital Expenditures” means Capital Expenditures other than those financed by Indebtedness permitted under Section 6.01(c).

“Obligations” means all of the duties, obligations and liabilities of any kind of the Borrowers and each Guarantor hereunder or under any of the Loan Documents.

“Obligors” means the Borrowers and each Guarantor.

“Order” means an order, writ, judgment, award, injunction, decree, ruling or decision of any Governmental Authority or arbitrator.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” has the meaning given in the preamble.

“Participant” has the meaning set forth in Section 10.04.

“Participating Member State” means a member state of the European Community that adopts or has adopted the Euro as its lawful currency under the legislation of the European Union for European Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, suppliers’, processors’ and other like Liens imposed by Law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           utility deposits and deposits to secure the performance of bids, tenders,  contracts, leases, statutory obligations, surety and appeal bonds (or deposits made to otherwise secure an appeal, stay or discharge in the course of any legal proceeding), performance or completion bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f)            easements, zoning restrictions, rights-of-way, reservations, subdivisions and similar encumbrances or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of owned or leased real property and minor defects and irregularities in title on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of either Borrower or any of its respective Subsidiaries;

(g)           Liens arising from filing UCC financing statements regarding leases permitted by this Agreement; and

(h)           Liens of licensors on licenses or sublicenses of Intellectual Property;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           Euro-denominated securities issued or unconditionally guaranteed or insured by any Participating Member State or Switzerland (or by any agency or instrumentality thereof to the extent such securities are backed by the full faith and credit of such Participating Member State), in each case maturing within one year from the date of acquisition thereof;

(c)           investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a rating of at least F1 by Fitch, P-1 by Moody’s or A-1 by S&P;

(d)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or (ii) any financial institution in a Participating Member State or Switzerland, which financial institution has short term unsecured, unsubordinated and unguaranteed debt instruments in issue having a rating of at least F1 by Fitch, P-1 by Moody’s or A-1 by S&P; provided that with respect to any Foreign Subsidiary whose country of organization or country where it conducts its business operations is not a Participating Member State or Switzerland, Permitted Investments shall also mean those investments that are comparable to the investments set forth in this clause (d) in such Foreign Subsidiary’s country of organization or country where it conducts business operations;

(e)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (d)(ii) above; and

(f)            money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated at least AAA by S&P, Aaa by Moody’s or AAA by Fitch or (iii) are rated as described in clause (ii) and invest solely in the assets described in clauses (a) through (e) above.

“Permitted Liens” means Liens that any of the Borrowers and their respective Subsidiaries are permitted to create, incur, assume or permit to exist pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

 “Reference Bank” means the principal London office of J. P. Morgan Europe Limited or such other banks as may be appointed by the Euro Administrative Agent in consultation with the US Borrower.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, Euro Revolving Credit Exposures, Euro Term Loans, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, Euro Revolving Credit Exposures, Euro Term Loans, Term Loans and unused Commitments at such time.

“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. §9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to:  (i) clean up, remove, treat, abate, or in any other way address any Hazardous Material in the environment; (ii) prevent the release or threatened release of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Borrower or any of its respective Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests, or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Credit Lender” means a Lender with a Revolving Loan Commitment or, if the Revolving Loan Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Credit Termination Date” means the fifth anniversary of the Closing Date.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Revolving Loan Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.19 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.18 or Section 10.04. The initial amount of each such Lender’s Revolving Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Loan Commitments is $25,000,000.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc.

“Screen Rate” means, with respect to the EURIBOR, the percentage rate per annum determined by the Euro Administrative Agent to be the current rate of the Banking Federation of the European Union for the Reuters (Telerate) Screen - Page 248. In the event that such rate does not appear thereon (or otherwise on such service), the “Screen Rate” for purposes of this definition shall be determined by:  (i) reference to such other comparable publicly available service for displaying EURIBOR rates as may be reasonably selected by the Euro Administrative Agent or (ii) at its option, the rate at which Euros approximately equal in principal amount to such Borrowing and for a maturity equal to the applicable Interest Period are offered in immediately available funds to the principal office of the Euro Administrative Agent in London, England by leading banks in the European Market for Euros at approximately 11:00 a.m., London, England time, two (2) TARGET Days prior to the commencement of such Interest Period.

“Secured Parties” means, (a) in respect of the Obligations of the US Borrower or the US Guarantors, the Administrative Agent, each Lender (other than any Eurocurrency Lender) and each Affiliate of any such Lender who is owed any portion of the Obligations of the US Borrower or the US Guarantors or (b) in respect of the Obligations of the Euro Borrower and the Euro Guarantors, the Euro Administrative Agent, each Eurocurrency Lender and each Affiliate of any such Eurocurrency Lender who is owed any portion of the Obligations of the Euro Borrower or the Euro Guarantors.

“Security Agreements” means (a) that certain Security and Pledge Agreement substantially in the form of Exhibit 1.1C, executed by the US Borrower and all of the Domestic Subsidiaries, if any, of the US Borrower that are Wholly Owned Subsidiaries of the US Borrower and a party thereto and to be joined by such other Domestic Subsidiaries of the US Borrower as provided in Section 5.09(a)(ii) for the benefit of the Secured Parties in respect of the Obligations of the US Borrower or the US Guarantors pursuant to which each such party pledges substantially all of the personal property of such Obligor in accordance with the terms of such Security and Pledge Agreement and (b) those certain Security and Pledge Agreement and Share Pledge Agreements substantially in the forms of Exhibit 1.1D, executed by the Euro Borrower and certain of its Subsidiaries, which are party thereto and to be joined by such Foreign and Domestic Subsidiaries of the US Borrower as provided in Section 5.09(a)(i), Section 5.09(b) and Section 5.09(c), for the benefit of Secured Parties in respect of the Obligations of the Euro Borrower and the Euro Guarantors pursuant to which each such party pledges its right, title and interest in 100% of the Equity Interests in its Foreign Subsidiaries that are Wholly Owned Subsidiaries of the Euro Borrower and all of the shareholder loans owed to such party by such Foreign Subsidiaries.

“Security Documents” means the Security Agreements, the Mortgages, each Joinder Agreement, and each other security document or pledge agreement delivered in accordance with applicable local or foreign Law to grant a valid, perfected security interest in any property, and all UCC or other financing statements or instruments of perfection required by this Agreement, any security agreement or mortgage to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any mortgage and any other document or instrument utilized to pledge as collateral for any of the Obligations any property of whatever kind or nature.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory

Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. When used with respect to the any Borrower, “Subsidiary” shall include Subsidiaries acquired or formed after giving effect to the Acquisition.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions that is entered into in the ordinary course of business for risk management purposes and not for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any of its respective Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04(a).

“Swingline Rate” means a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

“Target” means DYNAenergetics GmbH & Co. KG.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euros.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, or similar charges or withholdings imposed by any Governmental Authority.

“Term Lender” means a Lender with Term Loan Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to Section 2.01(b).

“Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Lender to make a Term Loan hereunder in the amount set forth on Schedule 2.01, as such Commitment may be reduced or increased pursuant to Section 2.18 or Section 10.04. The initial amount of each such Lender’s Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Loan Commitments is $45,000,000.

“Term Loan Maturity Date” means the fifth anniversary of the Closing Date.

“Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

 “Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

 “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, or the Eurocurrency Rate.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other State the Laws of which are required to be applied in connection with the issue or perfection of security interests.

“US Guarantors” means each of the US Borrower’s existing and subsequently acquired or organized Wholly Owned Subsidiaries that are Domestic Subsidiaries (other than any Domestic Subsidiary of any Foreign Subsidiary), which US Guarantors guarantee certain Obligations under the Loan Documents pursuant to either Section 9.01(a)(i) or Section 9.01(a)(ii).

“US Indemnitee” has the meaning set forth in Section 10.03(b).

“Wholly Owned Subsidiary” means, with respect to any parent at any date, a Subsidiary of which Equity Interests representing 100% of the equity or general partnership interests, as applicable (other than director or nominal shares), are, as of such date, owned, Controlled or held by such parent or one or more Wholly Owned Subsidiaries of such parent or by such parent and one or more Wholly Owned Subsidiaries of such parent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02           Classification of Loans and Borrowings  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03           Terms Generally  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, replaced or otherwise modified (subject to any restrictions on such amendments, supplements, replacements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference herein or in any other Loan Document to a Loan Document shall include all appendices, exhibits and schedules thereto and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04           Accounting Terms; GAAP  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the US Borrower notifies the Administrative Agent that the US Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the US Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

Section 2.01           Commitments  Subject to the terms and conditions set forth herein:

(a)           Each Revolving Credit Lender agrees to make loans to the US Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the US Borrower may borrow, prepay and reborrow Revolving Loans. Notwithstanding the foregoing, no more than $7,000,000 may be drawn under the Revolving Loan Commitments on the Closing Date, and no more than $12,500,000 may be outstanding under the Revolving Loan Commitments at any time prior to compliance with the covenant contained in Section 5.15.

(b)           Each Term Lender agrees to make a single loan to the US Borrower on the Closing Date in the principal amount of such Lender’s Term Loan Commitment. The Term Loan Commitments are not revolving in nature, and amounts prepaid or repaid with respect to Term Loans may not be reborrowed.

(c)           Each Euro Term Lender agrees to make a single loan to the Euro Borrower on the Closing Date in the principal amount of such Lender’s Euro Term Loan Commitment. The Euro Term Loan Commitments are not revolving in nature, and amounts prepaid or repaid with respect to Euro Term Loans may not be reborrowed.

(d)           Each Euro Revolving Credit Lender agrees to make Loans to the Euro Borrower from time to time during the Availability Period in an aggregate amount that will not result in such Lender’s Euro Revolving Credit Exposure exceeding such Lender’s Euro Revolving Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Euro Borrower may borrow, prepay and reborrow Euro Revolving Loans. Notwithstanding the foregoing, not more than €1,000,000 may be drawn under the Euro Revolving Loan Commitments on the Closing Date, and no more than €3,500,000 may be outstanding under the Euro Revolving Loan Commitments at any time prior to compliance with the covenant contained in Section 5.15.

Section 2.02           Loans and Borrowings  (a) Each Loan of any Class (other than a Swingline Loan or a Euro Swingline Loan) shall be made as part of a Borrowing consisting of Loans of such Class made by the appropriate Lenders ratably in accordance with their respective Commitments of such Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.13, each Borrowing under the Revolving Loan Commitment and the Term Loan Commitment shall be comprised entirely of ABR Loans or Eurodollar Loans as the US Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect such Lender’s Commitment or the obligation of the US Borrower to repay such Loan in accordance with the terms of this Agreement. Each Borrowing under the Euro Term Loan Commitment and the Euro Revolving Loan Commitment shall be comprised entirely of Eurocurrency Loans.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of €100,000 and not less than €1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $100,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to (i) the entire unused balance of the total Revolving Loan Commitments, (ii) that which is required to repay a Swingline Loan, or (iii) that which is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding and there shall not at any time be more than a total of five (5) Eurocurrency Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Termination Date, Term Loan Maturity Date or Euro Term Loan Maturity Date, as applicable.

Section 2.03           Requests for Borrowings  To request a Borrowing other than a Swingline Loan or a Euro Swingline Loan, the US Borrower or the Euro Borrower, as applicable, shall make such request by telephone (a) in the case of a Eurodollar Borrowing, to the Administrative Agent, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, to the Administrative Agent, not later than 12:00 noon, New York City time, one (1) Business Day before the date of the proposed Borrowing, or (c) in the case of a Eurocurrency Borrowing, to the Euro Administrative Agent not later than 11:00 a.m., London, England time, three (3) Business Days before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent or the Euro Administrative Agent, as applicable, of a written Borrowing Request in a form approved by the Administrative Agent and signed by the US Borrower or the Euro Borrower, as applicable. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day (or, in the case of a Eurocurrency Borrowing, a TARGET Day that is a London Business Day);

(iii)          the Class of such Borrowing;

(iv)          whether such Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or a Eurocurrency Borrowing, as applicable;

(v)           in the case of a Eurodollar Borrowing or a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)          the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, with respect to Borrowings under the Revolving Loan Commitments and the Term Loan Commitments, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing or any Eurocurrency Borrowing, then the US Borrower or the Euro Borrower, as applicable, shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, with respect to Borrowings under the Revolving Loan Commitments and the Term Loan Commitments, the Administrative Agent shall advise each Lender having a Revolving Loan Commitment or a Term Loan Commitment, as applicable, of the details such Borrowing Request and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section, with respect to Borrowings under the Euro Term Loan Commitments and the Euro Revolving Loan Commitments, the Euro Administrative Agent shall advise each Lender having a Euro Term Loan Commitment or a Euro Revolving Loan Commitment of the details of such Borrowing Request and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04           Swingline Loans

(a)           US Swingline Loans. (i) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the US Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Revolving Loan Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the US Borrower may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be in an amount that is an integral multiple of $1 and not less than $25,000.

(ii)  To request a Swingline Loan, the US Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the US Borrower. The Swingline Lender shall make each Swingline Loan available to the US Borrower by means of a credit to the general deposit account of the US Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(iii)   The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of such Lender), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the US Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the US Borrower (or other party on behalf of the US Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid by the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the US Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the US Borrower of any default in the payment thereof.

(b)           Euro Swingline Loans. (i) Subject to the terms and conditions set forth herein, the Euro Swingline Lender agrees to make Euro Swingline Loans to the Euro Borrower from time to time during the Euro Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Euro Swingline Loans exceeding €1,000,000 or (ii) the total Euro Revolving Credit Exposures exceeding the total Euro Revolving Loan Commitments; provided that the Euro Swingline Lender shall not be required to make a Euro Swingline Loan to refinance an outstanding Euro

Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Euro Borrower may borrow, prepay and reborrow Euro Swingline Loans. Each Euro Swingline Loan shall be in an amount that is not less than €250,000.

(ii)           To request a Euro Swingline Loan, the Euro Borrower shall notify the Euro Administrative Agent of such request by telephone (confirmed in writing by telecopy no later than 9:00 a.m., London time), not later than 9:00 a.m., London time, on the day of a proposed Euro Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a London Business Day) and amount of the requested Euro Swingline Loan. The Euro Administrative Agent will promptly advise the Euro Swingline Lender of any such notice received from the Euro Borrower. The Euro Swingline Lender shall make each Euro Swingline Loan available to the Euro Borrower by means of a credit to a deposit account of the Euro Borrower designated by Euro Borrower in writing in its confirmation of its request for such Euro Swingline Loan (or, in the case of a Euro Swingline Loan made to finance the reimbursement of a Euro LC Disbursement as provided in Section 2.06(e)) by 3:00 p.m., London time, on the requested date of such Euro Swingline Loan.

(iii)          The Euro Swingline Lender may by written notice given to the Euro Administrative Agent not later than 11:00 a.m., London time, on any London Business Day require the Euro Revolving Credit Lenders to acquire participations on such London Business Day in all or a portion of the Euro Swingline Loans outstanding. Such notice shall specify the aggregate amount of Euro Swingline Loans in which the Euro Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Euro Administrative Agent will give notice thereof to each Euro Revolving Credit Lender, specifying in such notice such Euro Lender’s Applicable Percentage of such Euro Swingline Loan or Loans. Each Euro Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Euro Administrative Agent, for the account of the Euro Swingline Lender, such Lender’s Euro Applicable Percentage of such Euro Swingline Loan or Loans. Each Euro Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Euro Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Euro Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of such Lender), and the Euro Administrative Agent shall promptly pay to the Euro Swingline Lender the amounts so received by it from the Euro Revolving Credit Lenders. The Euro Administrative Agent shall notify the Euro Borrower of any participations in any Euro Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Euro Swingline Loan shall be made to the Euro Administrative Agent and not to the Euro Swingline Lender. Any amounts received by the Euro Swingline Lender from the Euro Borrower (or other party on behalf of the Euro Borrower) in respect of a Euro Swingline Loan after receipt by the Euro Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Euro Administrative Agent; any such amounts received by the Euro Administrative Agent shall be promptly remitted by the Euro Administrative Agent to the Euro Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Euro Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid by the Euro Swingline Lender or to the Euro Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Euro Borrower for any reason. The purchase of participations in a Euro Swingline Loan pursuant to this paragraph shall not relieve the Euro Borrower of any default in the payment thereof.

Section 2.05           Letters of Credit; Existing Letters of Credit.  (a) General. Subject to the terms and conditions set forth herein, the US Borrower may request the issuance of, and the Issuing Lender shall issue, Letters of Credit for the account of the US Borrower or the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the US Borrower to, or entered into by the US Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Existing Letters of Credit shall be deemed to be issued hereunder and shall be Letters of Credit for all purposes hereunder.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the US Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a New York Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the US Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the US Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $5,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Loan Commitments.

(c)           Expiration Date. Each Letter of Credit shall expire at or prior to 5:00 p.m., New York City time, on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Termination Date; provided, however, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above), and further provided, the Existing Letters of Credit may expire later than one year after the date of issuance, provided any renewal or extension thereof complies with the foregoing provisions.

(d)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Revolving Credit Lender, and each such Revolving Credit Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the US Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the US Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit for the US Borrower’s own account or the account of any of its Subsidiaries, the US Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the US Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the US Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that the US Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the US Borrower may, subject to the conditions to borrowing set forth herein, request, in accordance with Section 2.03 or Section 2.04, that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the US Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the US Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the US Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the US Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of such Lender), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the US Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Revolving Credit Lenders and the Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the US Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute. The US Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the US Borrower’s Obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the US Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the US Borrower to the extent permitted by applicable Law) suffered by the US Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the US Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the US Borrower of its obligation to reimburse the Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.

(h)           Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the US Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the US Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the US Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the US Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the US Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the US Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, or the Revolving Credit Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph), the US Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon minus the amount on deposit in such account that has not been applied against the Obligations of the US Borrower hereunder; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the US Borrower described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations of the US Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and discretion of the Administrative Agent (but, if so made, shall be limited to overnight bank loans or other dollar-denominated investments generally comparable to those described in clauses (a) through (f) of Permitted Investments) and at the US Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the US Borrower for the LC Exposure at such time or, subject to the consent of Revolving Credit Lenders with LC Exposure representing greater than 50% of the total LC Exposure, be applied to satisfy other obligations of the US Borrower under this Agreement. If the US Borrower is required to provide an amount of cash collateral hereunder, such amount (to the extent not applied as aforesaid) shall be returned to the US Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.06           Euro Letters of Credit.  (a) General. Subject to the terms and conditions set forth herein, the Euro Borrower may request the issuance of, and the Euro Issuing Lender shall issue, Euro Letters of Credit for the account of the Euro Borrower or the account of any of its Subsidiaries, in a form reasonably acceptable to the Euro Administrative Agent and the Euro Issuing Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Euro Borrower to, or entered into by the Euro Borrower with, the Euro Issuing Lender relating to any Euro Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Euro Letter of Credit (or the amendment, renewal or extension of an outstanding Euro Letter of Credit), the Euro Borrower shall hand deliver or telecopy to the Euro Issuing Lender and the Euro Administrative Agent (three (3) London Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Euro Letter of Credit, or identifying the Euro Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a London Business Day), the date on which such Euro Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Euro Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Euro Letter of Credit. If requested by the Euro Issuing Lender, the Euro Borrower also shall submit a letter of credit application on the Euro Issuing Lender’s standard form in connection with any request for a Euro Letter of Credit. A Euro Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Euro Letter of Credit the Euro Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Euro LC Exposure shall not exceed €1,500,000 and (ii) the total Euro Revolving Credit Exposures shall not exceed the total Euro Revolving Loan Commitments. Each Euro Letter of Credit must be at least €250,000, and the maximum number of outstanding Euro Letters of Credit at any time shall not exceed five (5).

(c)           Expiration Date. Each Euro Letter of Credit shall expire at or prior to 5:00 p.m., London time, on the earlier of (i) the date one year after the date of the issuance of such Euro

Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Termination Date; provided, however, that any Euro Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d)           Participations. By the issuance of a Euro Letter of Credit (or an amendment to a Euro Letter of Credit increasing the amount thereof) and without any further action on the part of the Euro Issuing Lender or the Lenders, the Euro Issuing Lender hereby grants to each Euro Revolving Credit Lender, and each such Euro Revolving Credit Lender hereby acquires from the Euro Issuing Lender, a participation in such Euro Letter of Credit equal to such Lender’s Euro Applicable Percentage of the aggregate amount available to be drawn under such Euro Letter of Credit. In consideration and in furtherance of the foregoing, each Euro Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Euro Administrative Agent, for the account of the Euro Issuing Lender, such Lender’s Euro Applicable Percentage of each Euro LC Disbursement made by the Euro Issuing Lender and not reimbursed by the Euro Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Euro Borrower for any reason. Each Euro Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Euro Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Euro Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement. If the Euro Issuing Lender shall make any Euro LC Disbursement in respect of a Euro Letter of Credit for the Euro Borrower’s own account or the account of any of its Subsidiaries, the Euro Borrower shall reimburse such Euro LC Disbursement by paying to the Euro Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., London time, on the date that such Euro LC Disbursement is made, if the Euro Borrower shall have received notice of such Euro LC Disbursement prior to 11:00 a.m., London time, on such date, or, if such notice has not been received by the Euro Borrower prior to such time on such date, then not later than 1:00 p.m., London time, on the Business Day immediately following the day that the Euro Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such Euro LC Disbursement is not less than €500,000, the Euro Borrower may, subject to the conditions to borrowing set forth herein, request, in accordance with Section 2.03 or Section 2.04, that such payment be financed with a Euro Swingline Loan in an equivalent amount and, to the extent so financed, the Euro Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Euro Swingline Loan. If the Euro Borrower fails to make such payment when due, the Euro Administrative Agent shall notify each Euro Revolving Credit Lender of the applicable Euro LC Disbursement, the payment then due from the Euro Borrower in respect thereof and such Lender’s Euro Applicable Percentage thereof. Promptly following receipt of such notice, each Euro Revolving Credit Lender shall pay to the Euro Administrative Agent its Euro Applicable Percentage of the payment then due from the Euro Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of such Lender), and the Euro Administrative Agent shall promptly pay to the Euro Issuing Lender the amounts so received by it from the Euro Revolving Credit Lenders. Promptly following receipt by the Euro Administrative Agent of any payment from the Euro Borrower pursuant to this paragraph, the Euro Administrative Agent shall distribute such payment to the Euro Issuing Lender or, to the extent that the Euro Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse the Euro Issuing Lender, then to such Euro Revolving Credit Lenders and the Euro Issuing Lender as their interests may appear. Any payment made by a Euro Revolving Credit Lender pursuant to this paragraph to reimburse the Euro Issuing Lender for any Euro LC Disbursement (other than the funding of a Euro Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Euro Borrower of its obligation to reimburse such Euro LC Disbursement.

(f)            Obligations Absolute. The Euro Borrower’s obligation to reimburse Euro LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Euro Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Euro Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Euro Issuing Lender under a Euro Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Euro Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Euro Borrower’s Obligations hereunder. Neither the Euro Administrative Agent, the Lenders nor the Euro Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Euro Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Euro Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Euro Issuing Lender; provided that the foregoing shall not be construed to excuse the Euro Issuing Lender from liability to the Euro Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Euro Borrower to the extent permitted by applicable Law) suffered by the Euro Borrower that are caused by the Euro Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Euro Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Euro Issuing Lender (as finally determined by a court of competent jurisdiction), the Euro Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Euro Letter of Credit, the Euro Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Euro Letter of Credit.

(g)           Disbursement Procedures. The Euro Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Euro Letter of Credit. The Euro Issuing Lender shall promptly notify the Euro Administrative Agent and the Euro Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Euro Issuing Lender has made or will make an Euro LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Euro Borrower of its obligation to reimburse the Euro Issuing Lender and the Euro Revolving Credit Lenders with respect to any such Euro LC Disbursement.

(h)           Interim Interest. If the Euro Issuing Lender shall make any Euro LC Disbursement, then, unless the Euro Borrower shall reimburse such Euro LC Disbursement in full on the date such Euro LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Euro LC Disbursement is made to but excluding the date that the Euro Borrower reimburses such Euro LC Disbursement, at the rate per annum then applicable to Euro Swingline Loans; provided that, if the Euro Borrower fails to reimburse such Euro LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Euro Issuing Lender, except that interest accrued on and after the date of payment by any Euro Revolving Credit Lender pursuant to paragraph (e) of this Section to reimburse the Euro Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of the Euro Issuing Lender. The Euro Issuing Lender may be replaced at any time by written agreement among the Euro Borrower, the Euro Administrative Agent, the replaced Euro Issuing Lender and the successor Euro Issuing Lender. The Euro Administrative Agent shall notify the Lenders of any such replacement of the Euro Issuing Lender. At the time any such replacement shall become effective, the Euro Borrower shall pay all unpaid fees accrued for the account of the replaced Euro Issuing Lender pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Euro Issuing Lender shall have all the rights and obligations of the Euro Issuing Lender under this Agreement with respect to Euro Letters of Credit to be issued thereafter and (ii) references herein to the term “Euro Issuing Lender” shall be deemed to refer to such successor or to any previous Euro Issuing Lender, or to such successor and all previous Euro Issuing Lenders, as the context shall require. After the replacement of an Euro Issuing Lender hereunder, the replaced Euro Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Euro Issuing Lender under this Agreement with respect to Euro Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Euro Letters of Credit.

(j)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Euro Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, or the Euro Revolving Credit Lenders with Euro LC Exposure representing greater than 50% of the total Euro LC Exposure demanding the deposit of cash collateral pursuant to this paragraph), the Euro

Borrower shall deposit in an account with the Euro Administrative Agent, in the name of the Euro Administrative Agent and for the benefit of the Euro Revolving Credit Lenders, an amount in cash equal to the Euro LC Exposure as of such date plus any accrued and unpaid interest thereon minus the amount on deposit in such account that has not been applied against the Obligations of the Euro Borrower hereunder; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Euro Borrower described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Euro Administrative Agent as collateral for the payment and performance of the Obligations of the Euro Borrower under this Agreement. The Euro Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and discretion of the Euro Administrative Agent (but, if so made, shall be limited to overnight bank loans or other Euro-denominated investments generally comparable to those described in clauses (a) through (f) of Permitted Investments) and at the Euro Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Euro Administrative Agent to reimburse the Euro Issuing Lender for Euro LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Euro Borrower for the Euro LC Exposure at such time or, subject to the consent of Euro Revolving Credit Lenders with Euro LC Exposure representing greater than 50% of the total Euro LC Exposure, be applied to satisfy other obligations of the Euro Borrower under this Agreement. If the Euro Borrower is required to provide an amount of cash collateral hereunder, such amount (to the extent not applied as aforesaid) shall be returned to the Euro Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.07           Funding of Borrowings  (a) Each Revolving Credit Lender and Term Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the each such Lender; provided that Swingline Loans shall be made as provided in Section 2.04(a). The Administrative Agent will make such Loans available to the US Borrower by promptly crediting the amounts so received, in dollars, to such account or accounts of the US Borrower designated by the US Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Lender. Each Euro Term Lender and Euro Revolving Credit Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, London, England time, to the account of the Euro Administrative Agent most recently designated by it for such purpose by notice to the each such Lender; provided that Euro Swingline Loans shall be made as provided in Section 2.04(b). The Euro Administrative Agent will make such Loans available to the Euro Borrower by promptly crediting the amounts so received, in Euros, to such account or accounts of the Euro Borrower designated by the Euro Borrower in the applicable Borrowing Request; provided that Euro Swingline Loans made to finance the reimbursement of a Euro LC Disbursement as provided in Section 2.06(e) shall be remitted by the Euro Administrative Agent to the Euro Issuing Lender.

(b)           Unless the Administrative Agent or the Euro Administrative Agent, as applicable, shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent or the Euro Administrative Agent, as applicable, such Lender’s share of such Borrowing, the Administrative Agents may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the US Borrower or the Euro Borrower, as applicable, a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent or the Euro Administrative Agent, as applicable, then the applicable Lender and the US Borrower in respect of any Borrowing by it and the Euro Borrower in respect of any Borrowing by it, as applicable, severally agree to pay to the Administrative Agent or the Euro Administrative Agent, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the US Borrower or the Euro Borrower, as applicable, to but excluding the date of payment to the Administrative Agent or the Euro Administrative Agent, as applicable, at (i) in the case of a Revolving Credit Lender or a Term Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, (ii) in the case of the US Borrower, the interest rate applicable to ABR Loans, or (iii) in the case of a Euro Term Lender, a Euro Revolving Credit Lender or the Euro Borrower, the Eurocurrency Rate. If such Lender pays such amount to the Administrative Agent or Euro Administrative Agent, as applicable, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08           Interest Elections  Each Borrowing under the Revolving Credit Commitments and the Term Loan Commitments may be either a Eurodollar Borrowing or an ABR Borrowing; Borrowings under the Euro Term Loan Commitments and the Euro Revolving Loan Commitments may only be Eurocurrency Borrowings.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing and a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, (i) with respect to Borrowings under the Revolving Credit Commitment or the Term Loan Commitment, the US Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section, and (ii) with respect to a Eurocurrency Borrowing, the Euro Borrower may elect Interest Periods therefor, all as provided in this Section. Each Borrower may elect different options with respect to different portions of its affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Euro Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the US Borrower or the Euro Borrower, as applicable, shall notify the Administrative Agent or the Euro Administrative Agent, respectively, of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent or the Euro Administrative Agent, as applicable, of a written Interest Election Request in a form approved by the Administrative Agent and signed by the US Borrower or the Euro Borrower, as applicable.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a New York Business Day (or, in the case of a Eurocurrency Borrowing, a TARGET Day that is also a London Business Day);

(iii)          whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or a Eurocurrency Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing or a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or a Eurocurrency Borrowing but does not specify an Interest Period, then the US Borrower or the Euro Borrower, as applicable, shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request from the US Borrower, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing. Promptly following receipt of an Interest Election Request from the Euro Borrower, the Euro Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the US Borrower or the Euro Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing or a Eurocurrency Borrowing, respectively, prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing in the case of a Eurodollar Borrowing or to a Eurocurrency Borrowing with an Interest Period of one month’s duration in the case of a Eurocurrency Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the US Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09           Termination and Reduction of Commitments  The Term Loan Commitments and the Euro Term Loan Commitments shall terminate at the 5:00 p.m., New York City time, on the Closing Date.

(a)           Unless previously terminated, the Revolving Loan Commitments and the Euro Revolving Loan Commitments shall terminate on the Revolving Credit Termination Date.

(b)           The US Borrower may at any time terminate or from time to time reduce the Revolving Loan Commitments; provided that (A) each reduction of the Revolving Loan Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the US Borrower shall not terminate or reduce the Revolving Loan Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Revolving Credit Exposures would exceed the total Revolving Loan Commitments.

(c)           The US Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Loan Commitments under paragraph (b) of this Section at least three New York Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof. Each notice delivered by the US Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Revolving Loan Commitments shall be permanent. Each reduction of the Revolving Loan Commitments shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolving Loan Commitments.

(d)           The Euro Borrower may at any time terminate or from time to time reduce the Euro Revolving Loan Commitments; provided that (A) each reduction of the Euro Revolving Loan Commitments shall be in an amount that is an integral multiple of €1,000,000 and not less than €2,000,000 and (B) the Euro Borrower shall not terminate or reduce the Euro Loan Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Euro Revolving Credit Exposures would exceed the total Euro Revolving Loan Commitments.

(e)           The Euro Borrower shall notify the Euro Administrative Agent of any election to terminate or reduce the Euro Revolving Loan Commitments under paragraph (d) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Euro Administrative Agent shall advise the Euro Revolving Lenders of the contents thereof. Each notice delivered by the Euro Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Euro Revolving Loan Commitments shall be permanent. Each reduction of the Euro Revolving Loan Commitments shall be made ratably among the Euro Revolving Credit Lenders in accordance with their respective Euro Revolving Loan Commitments.

Section 2.10           Repayment of Loans; Evidence of Debt  (a) The US Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each

Revolving Credit Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Termination Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Termination Date; provided that on each date that a Revolving Borrowing is made, the US Borrower shall repay all Swingline Loans then outstanding.

(b)           The US Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Term Lenders principal on the Term Loan in amounts equal to (i) $4,500,000 on the first anniversary of the Closing Date, (ii) $6,750,000 on the second and third anniversaries of the Closing Date, and (iii) $9,000,000 on the fourth anniversary of the Closing Date, in addition to any other mandatory payments required under the Loan Documents. If not sooner paid, the US Borrower shall repay in full the Term Loans on the Term Loan Maturity Date.

(c)           The Euro Borrower hereby unconditionally promises to pay (i) to the Euro Administrative Agent for the account of each Euro Revolving Credit Lender the then unpaid principal amount of each Euro Revolving Loan on the Revolving Credit Termination Date and (ii) to the Euro Swingline Lender, the then unpaid principal amount of each Euro Swingline Loan on the Revolving Credit Termination Date; provided that on each date that a Euro Revolving Borrowing is made, the Euro Borrower shall repay all Euro Swingline Loans then outstanding.

(d)           The Euro Borrower hereby unconditionally promises to pay to the Euro Administrative Agent for the account of the Euro Term Lenders principal on the Euro Term Loan in amounts equal to (i) on the first anniversary €1,400,000, (ii) the second and third anniversaries €2,100,000, and (iii) €2,800,000 on the fourth anniversary of the Closing Date, in addition to any other mandatory payments required under the Loan Documents. If not sooner paid, the Euro Borrower shall repay in full the Euro Term Loans on the Euro Term Loan Maturity Date.

(e)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(f)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made under the Revolving Loan Commitments and the Term Loan Commitments, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the US Borrower to each Revolving Credit Lender and Term Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Revolving Credit Lenders and Term Lenders and each such Lender’s share thereof.

(g)           The Euro Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made under the Euro Revolving Loan Commitments and the Euro Term Loan Commitments, the Class thereof and the Interest Period applicable thereto (ii) the amount of any principal or interest due and payable or to become due and payable from the

Euro Borrower to each Euro Revolving Credit Lender and Euro Term Lender and (iii) the amount of any sum received by the Euro Administrative Agent hereunder for the account of the Euro Revolving Credit Lenders and the Euro Term Lenders and each such Lender’s share thereof.

(h)           The entries made in the accounts maintained pursuant to paragraph (e), (f) or (g) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or any of the Administrative Agents to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay the respective Loans made to it in accordance with the terms of this Agreement.

(i)            Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the US Borrower or the Euro Borrower, as applicable, shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent or the Euro Administrative Agent, as applicable. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11           Prepayment of Loans  (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing selected by it in whole or in part, without penalty or premium (other than breakage costs and similar expenses, if any, due under Section 2.16), subject to prior notice in accordance with paragraph (d) of this Section.

(b)           Following the end of each fiscal year of the US Borrower, the US Borrower shall prepay the Term Loans and the Euro Borrower shall prepay the Euro Term Loans in an aggregate amount (the “Aggregate Excess Cash Flow Amount”) equal to (i) if the Leverage Ratio for such fiscal year is greater than or equal to 1.25 to 1.0, (x) fifty percent (50%) of Excess Cash Flow for such fiscal year, minus (y) fifty percent (50%) of any voluntary prepayments of Term Loans and Euro Term Loans, as applicable, made during such fiscal year pursuant to paragraph (a) of this Section, and (ii) if the Leverage Ratio for such fiscal year is greater than or equal to 0.75 to 1.0 but less than 1.25 to 1.0, (x) twenty-five percent (25%) of Excess Cash Flow for such fiscal year, minus (y) seventy-five percent (75%) of any voluntary prepayments of Term Loans and Euro Term Loans, as applicable, made during such fiscal year pursuant to paragraph (a) of this Section. All payments made pursuant to this Section 2.11(b) shall be paid on or before the earlier of (iii) the receipt by the Administrative Agent of the annual financial statements delivered pursuant to Section 5.01(a) with respect to such fiscal year and (iv) 90 days after the end of such fiscal year. No such prepayment shall be required if the Leverage Ratio for such fiscal year is less than 0.75 to 1.0. The portion of the Aggregate Excess Cash Flow Amount, if any, that the US Borrower shall prepay under this Section 2.11(b) in respect of the Term Loans shall equal (v) the Aggregate Excess Cash Flow Amount for such fiscal year multiplied by (vi) the fraction, (1) the numerator of which is the outstanding principal amount of the Term Loans three  (3) Business Days prior to the date of such prepayment and (2) the denominator of which is the sum of the outstanding principal amounts of the Term Loans and the Euro Term Loans three (3) Business Days prior to the date of such prepayment. The portion of the Aggregate Excess Cash Flow Amount, if any, that the Euro Borrower shall prepay under this Section 2.11(b) in respect of the Euro Term Loans shall equal (x) the Aggregate Excess Cash Flow Amount for such fiscal year multiplied by (y) the fraction, (1) the numerator of which is the outstanding principal amount of the Euro Term Loans three (3) Business Days prior to the date of such prepayment and (2) the denominator of which is the sum of the outstanding principal amounts of the Term Loans and the Euro Term Loans three (3) Business Days prior to the date of such prepayment.

(c)           If any Borrower, or any of its respective Subsidiaries, receives Net Cash Proceeds from an Asset Sale or a Casualty Event, within ten (10) Business Days of the receipt of such Net Cash Proceeds, the US Borrower shall give Administrative Agent written notice (“Reinvestment Notice”) of whether or not any one or more of it or its Subsidiaries intends to repair, replace or restore the asset or property or reinvest such Net Cash Proceeds in productive assets or properties or otherwise in the business or businesses of any one or more of the Borrowers or their respective Subsidiaries (collectively, the “Reinvestment”). To the extent the US Borrower has not elected for it or any of its Subsidiaries to use all such Net Cash Proceeds for Reinvestment, (i) the US Borrower shall prepay the Term Loans by the amount equal to (x) the amount of any such Net Cash Proceeds not to be so used multiplied by (y) the fraction, (1) the numerator of which is the outstanding principal amount of the Term Loans three (3) Business Days prior to the date of such prepayment and (2) the denominator of which is the sum of the outstanding principal amounts of the Term Loans and the Euro Term Loans three (3) Business Days prior to the date of such prepayment, and (ii) the Euro Borrower shall prepay the Euro Term Loans by the amount equal to (x) the amount of any such Net Cash Proceeds not to be so used multiplied by (y) the fraction, (1) the numerator of which is the outstanding principal amount of the Euro Term Loans three (3) Business Days prior to the date of such prepayment and (2) the denominator of which is the sum of the outstanding principal amounts of the Term Loans and the Euro Term Loans three (3) Business Days prior to the date of such prepayment, in each case of the immediately preceding clauses (i) and (ii) within ten (10) Business Days following the date of the Reinvestment Notice. If the US Borrower has elected for it or any of its Subsidiaries to use any such Net Cash Proceeds for Reinvestment, within one year following the date of the Reinvestment Notice (the “Reinvestment Period”), the US Borrower shall provide evidence reasonably satisfactory to the Administrative Agent that such Reinvestment has been completed on or before the end of the Reinvestment Period and to the extent any such Reinvestment has not been so completed, (iii) the US Borrower shall prepay the Term Loans by the amount equal to (x) the amount of any such Net Cash Proceeds not so used multiplied by (y) the fraction, (1) the numerator of which is the outstanding principal amount of the Term Loans three (3) Business Days prior to the date of such prepayment and (2) the denominator of which is the sum of the outstanding principal amounts of the Term Loans and the Euro Term Loans three (3) Business Days prior to the date of such prepayment, and (iv) the Euro Borrower shall prepay the Euro Term Loans by the amount equal to (x) the amount of any such Net Cash Proceeds not to be so used multiplied by (y) the fraction, (1) the numerator of which is the outstanding principal amount of the Euro Term Loans three (3) Business Days prior to the date of such prepayment and (2) the denominator of which is the sum of the outstanding principal amounts of the Term Loans and the Euro Term Loans three (3) Business Days prior to the date of such prepayment, in each case of the immediately preceding clauses (iii) and (iv) within ten (10) Business Days following the date on which the Reinvestment Period ends.

(d)           Each prepayment pursuant to Section 2.11(b) shall be applied to reduce pro rata all Loans comprising the designated Borrowing being prepaid with any prepayments of Term Loans or Euro Term Loans applied respectively to reduce the remaining scheduled principal installments thereof pursuant to Section 2.11(b). Each prepayment of Term Loans pursuant to paragraph (b) or (c) of this Section, as applicable, shall be applied to reduce pro rata as between the Term Loans the remaining scheduled principal installments of the Term Loans pursuant to Section 2.11(b) and if the Term Loans are fully paid then to the Revolving Loans. Each prepayment of Euro Term Loans pursuant to paragraph (b) or (c) of this Section, as applicable, shall be applied to reduce pro rata as between the Euro Term Loans the remaining scheduled principal installments of the Euro Term Loans pursuant to Section 2.09 and if the Euro Term Loans are fully paid then to the Euro Revolving Loans. For purposes of determining the amount of any prepayment of Term Loans and the amount of any prepayment of Euro Term Loans pursuant to paragraph (b) or (c) of this Section, as applicable, the applicable fraction used to determine such amounts shall be calculated by the Administrative Agent in dollars, with the principal amount of the Euro Term Loans being converted to dollars using the Market Rate of Exchange three (3) Business Days prior to the date of the applicable prepayment. For purposes of this Agreement, “Market Rate of Exchange” means the spot rate of exchange as determined by the Administrative Agent for the purchase of Euros in the London, England foreign exchange market with dollars at or about 11.00 a.m., London, England time on a particular day for which a Euro amount is to be converted to a dollar amount hereunder.

(e)           The US Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) New York Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) New York Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment.

(f)            The Euro Borrower shall notify the Euro Administrative Agent (and, in the case of prepayment of a Euro Swingline Loan, the Euro Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., London time, three (3) London Business Days before the date of prepayment or (ii) in the case of a Euro Swingline Loan, not later than 11:00 a.m., London time, on the date of prepayment.

(g)           Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Loan Commitments or Euro Revolving Loan Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Revolving Credit

Lenders of the contents thereof. Promptly following receipt of any such notice relating to a Euro Revolving Borrowing, the Euro Administrative Agent shall advise the Euro Revolving Credit Lenders of the content thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12           Fees  (a) The US Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the daily amount of the unused Revolving Loan Commitment of such Revolving Credit Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Loan Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           The US Borrower shall pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Credit Lender’s Revolving Loan Commitment terminates and the date on which it ceases to have any LC Exposure and (ii) to the Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Loan Commitments and the date on which there ceases to be any LC Exposure, but in no event less than $500 during such period as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day of such months, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Loan Commitments terminate and any such fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Euro Borrower shall pay to the Euro Administrative Agent for the account of each Euro Revolving Credit Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the daily amount of the unused Euro Revolving Loan Commitment of such Euro Revolving Credit Lender during the period from and including the Closing Date to but excluding the date on which such Euro Revolving Loan Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Euro Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)           The Euro Borrower shall pay (i) to the Euro Administrative Agent for the account of each Euro Revolving Credit Lender a participation fee with respect to its participations in Euro Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurocurrency Loans on the average daily amount of such Euro Revolving Credit Lender’s Euro LC Exposure (excluding any portion thereof attributable to unreimbursed Euro LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Euro Revolving Credit Lender’s Euro Revolving Loan Commitment terminates and the date on which it ceases to have any Euro LC Exposure and (ii) to the Euro Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the Euro LC Exposure (excluding any portion thereof attributable to unreimbursed Euro LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Euro Revolving Loan Commitments and the date on which there ceases to be any Euro LC Exposure, but in no event less than $500 during such period as well as the Euro Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day of such months, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Euro Revolving Loan Commitments terminate and any such fees accruing after the date on which the Euro Revolving Loan Commitments terminate shall be payable on demand. Any other fees payable to the Euro Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e)           Each Borrower shall pay to the Administrative Agents as applicable, for its own account, fees payable by it in the amounts and at the times specified in the Fee Letter, or otherwise separately agreed upon, between the Borrowers and the Administrative Agents.

(f)            All fees payable hereunder to the Administrative Agent, or the Issuing Lender shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Credit Lenders. All fees payable hereunder to the Euro Administrative Agent or the Euro Issuing Lender shall be paid on the dates due, in immediately available funds, to the Euro Administrative Agent (or to the Euro issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Euro Revolving Credit Lenders. Fees paid shall not be refundable under any circumstances absent manifest error.

Section 2.13           Interest  (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)           The Loans comprising each Eurocurrency Borrowing shall bear interest at the Eurocurrency Rate plus the Applicable Margin, plus the Mandatory Cost, if any.

(d)           Each Swingline Loan shall bear interest at the Swingline Rate, and each Euro Swingline Loan shall bear interest at the Euro Swingline Rate.

(e)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by either Borrower hereunder is not paid when due, such overdue amount shall bear interest at the Default Rate.

(f)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Loan Commitments and, in the case of Euro Revolving Loans, upon termination of the Euro Revolving Loan Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or Eurocurrency Rate shall be determined by the Administrative Agent or the Euro Administrative Agent, as applicable, and such determination shall be conclusive absent manifest error.

Section 2.14           Alternate Rate of Interest  If prior to the commencement of any Interest Period for a Eurodollar Borrowing or Eurocurrency Borrowing:

(a)           the Administrative Agent or the Euro Administrative Agent, as applicable, determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the Eurocurrency Rate, as applicable, for such Interest Period; or

(b)           in the case of Eurodollar Borrowings only, the Administrative Agent is advised by the Lenders having Revolving Credit Exposure, Term Loans and unused Revolving Loan Commitments and Term Loan Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, Term Loans and such unused Commitments at such time that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent or the Euro Administrative Agent, as applicable, shall give notice thereof to the US Borrower or the Euro Borrower, as applicable, and the Revolving Credit Lenders and the Term Lenders or the Eurocurrency Lenders, as applicable, by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent or the Euro Administrative Agent, as applicable, notifies the US Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests a Eurocurrency Borrowing, such request shall be deemed to be withdrawn.

Section 2.15           Increased Costs  (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Mandatory Cost) or the Issuing Lender or Euro Issuing Lender; or

(ii)           impose on any such Lender or the Issuing Lender, Euro Issuing Lender or the London interbank market or the European Union banking market any other condition affecting this Agreement or Eurodollar Loans or the Eurocurrency Loans made by such Lender or any Letter of Credit, Euro Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost (other than with respect to Taxes, which shall be governed solely by Section 2.17) to such Lender of making or maintaining any Eurodollar Loan or Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender or Euro Issuing Lender of participating in, issuing or maintaining any Letter of Credit or Euro Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender or Euro Issuing Lender hereunder (whether of principal, interest or otherwise), then the US Borrower will pay to any such Revolving Credit Lender, Term Lender or the Issuing Lender and the Euro Borrower will pay to any such Euro Revolving Credit Lender, Euro Term Lender or the Euro Issuing Lender, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Lender or the Euro Issuing Lender, as applicable, for such additional costs incurred or reduction suffered.

(b)           If any Lender, the Issuing Lender or the Euro Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s or the Euro Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s or the Euro Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Euro Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, or the Euro Letters of Credit issued by the Euro Issuing Lender, to a level below that which such Lender or the Issuing Lender or the Euro Issuing Lender or such Lender’s or the Issuing Lender’s or the Euro Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s or the Euro Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s or the Euro Issuing Lender’s holding company with respect to capital adequacy), then from time to time the US Borrower will pay to any such Revolving Credit Lender, Term Lender or the Issuing Lender and the Euro Borrower will pay to such Euro Revolving Credit Lender, Euro Term Lender or the Euro Issuing Lender, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Lender or the Euro Issuing Lender or such Lender’s or the Issuing Lender’s or the Euro Issuing Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or the Issuing Lender or the Euro Issuing Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Lender or the Euro Issuing Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section (subject to paragraph (e) of this Section) shall be delivered to the US Borrower or the Euro Borrower, as applicable, and shall be conclusive absent manifest error. The US Borrower shall pay any such Revolving Credit Lender, Term Lender or the Issuing Lender and the Euro Borrower shall pay any Euro Revolving Credit Lender, Euro Term Lender or Euro Issuing Lender, as applicable, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)           Failure or delay on the part of any Lender or the Issuing Lender or the Euro Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s or the Euro Issuing Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or the Issuing Lender or the Euro Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender or the Euro Issuing Lender, as applicable, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s or the Euro Issuing Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; provided, further, that no Lender shall seek compensation from either Borrower unless such Lender is actively seeking compensation from other similarly situated borrowers as well.

(e)           Notwithstanding anything to the contrary under paragraphs (a) and (b) of this Section, neither paragraph (a) nor paragraph (b) of this Section shall apply to the extent the amount or amounts necessary to compensate such Lender or the Issuing Lender or the Euro Issuing Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section is (i) a Tax on the overall net income of a Lender or any of its Affiliates, (ii) attributable to the gross negligence of a Lender or its Affiliate that results in its failing to comply with any Law, (iii) attributable to any deduction or withholding for or on account of Tax from a payment under any Loan Document required by law to be made by any Obligor, (iv) any Tax or any amount relating to Taxes, (v) compensated for by the payment of Mandatory Cost, or (vi) incurred as a direct or indirect consequence of the recommendations by the Basel Committee on Banking Supervision (also known as the “Basel II” or the “New Accord”) or their implementation or both.

Section 2.16           Break Funding Payments  In the event of (a) the payment of any principal of any Eurodollar Loan or any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto or (c)the failure to borrow, convert, continue or prepay any Eurodollar Loan or any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(g) and is revoked in accordance therewith), then, in any such event, the Borrowers shall compensate each Lender, as applicable, for the loss, cost and expense (other than any lost profit or margin) attributable to such event. In the case of a Eurodollar Loan or a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) its costs of obtaining funds for the Loan being paid, prepaid or converted or not borrowed (based on the Adjusted LIBO Rate or the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would realize by such Lender in reemploying during such period the funds so paid, prepaid, converted or not borrowed. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the US Borrower and shall be conclusive absent manifest error. The US Borrower shall pay any such Revolving Credit Lender, Term Lender or the Issuing Lender and the Euro Borrower shall pay such Euro Term Lender, as applicable, the amount shown as due on any such certificate within 10 Business Days after receipt thereof. No Borrower shall be obligated to compensate a Lender pursuant to this Section for any amount relating to any such event occurring more than 180 days prior to the date such Lender notifies the US Borrower of such Lender’s intention to claim compensation therefor

Section 2.17           Taxes  (a) Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if such Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agents, any Lender, the Issuing Lender or the Euro Issuing Lender (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)           In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           The Borrowers shall indemnify the Administrative Agents, each Lender, the Issuing Lender and the Euro Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agents, such Lender, the Issuing Lender or the Euro Issuing Lender, as applicable, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Euro Borrower shall have no liability under this Section 2.17(c) with respect to Indemnified Taxes or Other Taxes attributable to any Loan made to or other Obligation of the US Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by such Lender, Issuing Lender or Euro Issuing Lender, or by the relevant Administrative Agents on its own behalf or on behalf of such Lender, Issuing Lender or Euro Issuing Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the relevant Administrative Agents the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the relevant Administrative Agents.

(e)           Any Lender, the Issuing Lender or the Euro Issuing Lender, if requested by the US Borrower, Euro Borrower or Administrative Agent, shall deliver documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender, the Issuing Lender or the Euro Issuing Lender is subject to withholding, backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Lender or Issuing Lender (other than a Foreign Lender) shall deliver to the US Borrower and the Administrative Agent two (2) duly completed copies of U.S. Internal Revenue Service Form W-9 (or other evidence of an exemption from withholding and backup withholding acceptable to the US Borrower and the Administrative Agent) on or prior to the date on which such Person becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Borrower or Administrative Agent), and each Foreign Lender shall deliver to the US Borrower and the Administrative Agent (in such number of copies as is specified below or as shall be required by the US Borrower and the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender or a participant under this Agreement (and from time to time thereafter upon the reasonable request of the US Borrower or the Administrative Agent), whichever of the following is applicable to enable the US Borrower and the Administrative Agent to make all payments required under the Loan Documents without deduction or withholding in respect of Tax or, in the case of a Foreign Lender to whom payments under the Loan Documents are not eligible for a complete exemption, at a reduced rate of deduction or withholding in respect of Tax:  (i) two (2) duly completed copies of U.S. Internal Revenue Service Form W-8BEN, certifying its eligibility for benefits of an income tax treaty to which the United States is a party, (ii) two (2) duly completed copies of U.S. Internal Revenue Service Form W-8ECI, certifying that it is entitled to receive all payments under the Loan Documents without deduction or withholding in respect of U.S. federal withholding tax, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the US Borrower, within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two (2) duly completed copies of U.S. Internal Revenue Service Form W-8BEN, or (iv) two (2) duly completed copies of U.S. Internal Revenue Service Form W-8IMY (together with forms listed under clauses (i) through (iii) hereof, as may be required) or (v) any other form prescribed by applicable law as a basis for claiming exemption from or, if a complete exemption is not available, a reduction in U.S. federal withholding tax and reasonably requested by the US Borrower or Administrative Agent duly completed together with such supplementary documentation as may be prescribed by applicable law and reasonably requested by the US Borrower or Administrative Agent to permit such Person to determine the withholding or deduction required to be made. In each case, if a specified form is no longer in use, the delivery obligation specified in this Section 2.17(e) shall apply to the applicable successor form. In addition, the request of the US Borrower or the Euro Borrower, each Lender and any participant shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender or participant.

(f)            If either of the Administrative Agents or a Lender (which, for purposes of this Section 2.17 shall include any Issuing Lender or Euro Issuing Lender) determines, in its sole discretion, that it has received a refund or reimbursement of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund or reimbursement to the relevant Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the relevant Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund or reimbursement), net of all out-of-pocket expenses of the Administrative Agents or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or reimbursement); provided, that the relevant Borrower, upon the request of the Administrative Agents or such Lender, agrees to repay the amount paid over to the relevant Borrower pursuant to this Section 2.17(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agents or such Lender in the event either of the Administrative Agents or such Lender is required to repay such refund or reimbursement to such Governmental Authority. This Section shall not be construed to require the Administrative Agents or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

Section 2.18           Payments Generally; Pro Rata Treatment; Sharing of Set-offs; Sharing of Collateral Proceeds and Payments After Default  (a) The US Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. The Euro Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of Euro LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 1:00 p.m., London, England time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such times on any date may, in the discretion of the Administrative Agent in the case of payments by the US Borrower or the Euro Administrative Agent in the case of payments by the Euro Borrower, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments by the US Borrower with respect to the Revolving Credit Loans and the Term Loans shall be denominated in dollars and shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Lender or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 10.03 shall be made directly to the Persons entitled thereto. All such payments by the Euro Borrower with respect to the Euro Revolving Credit Loans and the Euro Term Loans shall be denominated in Euros and shall be made to the Euro Administrative Agent at the place designated by the Euro Administrative Agent in its notice therefore except payments to be made directly to the Euro Issuing Lender or Euro Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 or Section 10.03 shall be made directly to the persons entitled thereto. Each of the Administrative Agent and the Euro Administrative Agent, as applicable, shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and, with respect to funds received for payment on the Revolving Credit Loans, the Term Loans or unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties. If at any time insufficient funds are received by and available to the Euro Administrative Agent to pay fully all amounts of principal, unreimbursed Euro LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and, with respect to funds received for payment on the Euro Revolving Credit Loans, the Euro Term Loans or unreimbursed Euro LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed Euro LC Disbursements then due to such parties.

(c)           Subject to the provisions of Section 2.18(d), if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements, Euro LC Disbursements, Swingline Loans or Euro Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements. Euro LC Disbursements, Swingline Loans and Euro Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements, Euro LC Disbursements, Swingline Loans and Euro Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by (i) the Revolving Credit Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Loans and participations in LC Disbursements and Swingline Loans, (ii) Term Lenders ratably in accordance with the aggregate amount of principal and accrued interest on their respective Term Loans, (iii) the Euro Revolving Credit Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Euro Revolving Loans, and (iv) Euro Term Lenders ratably in accordance with the aggregate amount of principal and accrued interest on their respective Euro Term Loans; provided that (x) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (y) the provisions of this paragraph shall not be construed to apply to any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Euro LC Disbursements to any assignee or Participant, other than to either Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)           Following acceleration of the Loans pursuant to this Agreement, if at any time any payment on any of the Loans or any receipt of proceeds from any collateral results in the Revolving Credit Lenders, the Term Lenders, the Euro Revolving Credit Lenders or Euro Term Lenders receiving payments or proceeds in excess of their Class Percentage (defined below) of all such payments or proceeds received, such Lenders will deliver any excess to the Administrative Agent and the Administrative Agent shall redistribute such excess to the extent required such that each category of the Revolving Credit Lenders, the Term Lenders, the Euro Term Lenders and the Euro Revolving Credit Lenders shall receive their Class Percentage of such payment or proceeds. All payments to the Administrative Agent shall be made in dollars. As used herein, the term “Class Percentage” for each category of the Revolving Credit Lenders, Term Lenders, Euro Term Lenders and the Euro Revolving Credit Lenders shall mean the percentage, expressed as a decimal and determined by dividing the total Obligations, including obligations under Swap Agreements with such Lenders, outstanding for each category of the Revolving Credit Lenders, the Term Lenders, the Euro Term Lenders or the Euro Revolving Credit Lenders by the aggregate total Obligations, including obligations under Swap Agreements with all Lenders, outstanding after giving effect to such payment or receipt of proceeds, all as calculated by the Administrative Agent whose calculation shall be conclusive absent manifest error. For purposes of calculating the Class Percentage, all payments, proceeds and Loan amounts shall be deemed to be in dollars, with any necessary conversions being made at the rates determined by the Administrative Agent on the date of any receipt of funds. For purposes of determining the amount of any payment to be made to the Administrative Agent in dollars under this paragraph from any Euro Revolving Credit Lender or Euro Term Lender, the

amount in dollars payable in respect of any Eurocurrency Loan shall be converted to dollars at the rates determined by the Administrative Agent on receipt of funds.

(e)           Unless the Administrative Agent shall have received notice from the US Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Revolving Credit Lenders, the Term Lenders or the Issuing Lender hereunder that the US Borrower will not make such payment or the Euro Administrative Agent shall have received notice from the Euro Borrower prior to the date on which any payment is due to the Euro Administrative Agent for the account of the Euro Revolving Credit Lenders, the Euro Term Lenders or the Euro Issuing Lender hereunder that the Euro Borrower will not make such payment, the Administrative Agent or the Euro Administrative Agent, as applicable, may assume that the US Borrower or the Euro Borrower, as applicable, has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Revolving Credit Lenders, the Term Lenders, the Euro Revolving Credit Lenders, the Euro Term Lenders, the Issuing Lender or the Euro Issuing Lender, as applicable, the amount due. In such event, if the US Borrower or the Euro Borrower, as applicable, has not in fact made such payment, then each of the Revolving Credit Lenders, the Term Lenders, the Euro Revolving Credit Lenders, the Euro Term Lenders, the Issuing Lender, or the Euro Issuing Lender that has received such amounts, as applicable, severally agrees to repay to the Administrative Agent or the Euro Administrative Agent, as applicable, forthwith on demand the amount so distributed to such Lender or Issuing Lender or Euro Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent or the Euro Administrative Agent, as applicable, at the greater of (i) the Federal Funds Effective Rate with respect to amounts paid on the Revolving Credit Loans or the Term Loans or the Eurocurrency Rate with respect to amounts paid on the Euro Revolving Loans or the Euro Term Loans and (ii) a rate determined by the Administrative Agents in accordance with banking industry rules on interbank compensation.

(f)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a)(iii) or Section 2.04(b)(iii), Section 2.05(d) or Section 2.05(e), Section 2.06(d) or Section 2.06(e), Section 2.07(b), Section 2.18(e) or Section 10.03(c), then the Administrative Agent or the Euro Administrative Agent, as applicable, may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19           Mitigation Obligations; Replacement of Lenders  (a) If any Lender requests compensation under Section 2.15 or Section 2.17, or if the US Borrower or the Euro Borrower, as applicable, is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall cooperate in completing any procedural formalities required for each of the Borrowers to be able to make payments under the Loan Documents without any deduction or withholding in respect of Indemnified Taxes or Other Taxes and shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to `Section 2.15 or Section 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The US Borrower shall pay all reasonable costs and expenses incurred by any Revolving Credit Lender or Term Lender or the Issuing Lender in connection with any such designation or assignment. The Euro Borrower shall pay all reasonable costs and expenses incurred by any Euro Revolving Credit Lender or Euro Term Lender or the Euro Issuing Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15 or Section 2.17, or if the US Borrower or the Euro Borrower, as applicable, is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the US Borrower or the Euro Borrower, as applicable, may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the US Borrower or the Euro Borrower, as applicable, shall have received the prior written consent of the Administrative Agent or the Euro Administrative Agent, as applicable, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans or Euro LC Disbursements and Euro Swingline Loans, as applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, as applicable, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the US Borrower or the Euro Borrower, as applicable (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will or is expected to result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the US Borrower or the Euro Borrower, as applicable, to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrowers for themselves and their respective Subsidiaries represent and warrant to the Administrative Agents and the Lenders that:

Section 3.01           Organization  Except as set forth on Schedule 3.01 each Obligor and its respective Subsidiaries (with respect to any Foreign Obligor or Foreign Subsidiary, only to the extent applicable) (i) is duly organized, validly existing and, with respect to each Obligor other than any Foreign Subsidiary in good standing under the Laws of the jurisdiction of its organization, (ii) has the requisite power and authority to conduct its business as it is presently being conducted, and (iii) is duly qualified or licensed to conduct business and is in good standing in each jurisdiction where such qualification or good standing is required, except where the failure to so qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02           Authority Relative to this Agreement  Each Obligor has the power and authority to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform its obligations hereunder and thereunder. The Transactions have been duly authorized by all necessary corporate or other entity action, as applicable, on the part of each Obligor that is a party hereto or thereto. This Agreement and the other Loan Documents have been duly and validly executed and delivered by each Obligor party hereto or thereto and constitute the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).

Section 3.03           No Violation  Except as set forth on Schedule 3.03, neither the Transactions nor the Acquisition will:

(a)           result in a breach of the articles or certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or other organization documents, as applicable, of any Obligor or any of its respective Subsidiaries;

(b)           result in the imposition of any Lien on any asset of any Obligor or any of its respective Subsidiaries (including the Equity Interests of any of the Subsidiaries of the Borrowers), other than the Liens created under the Loan Documents;

(c)           result in, or constitute an event that, with the passage of time or giving of notice or both, would be, a breach, violation or default (or give rise to any right of termination, cancellation, prepayment or acceleration) under (i) any agreement to which any Obligor or any of its respective Subsidiaries is a party, under which any Obligor or any of its respective Subsidiaries has or may acquire rights or obligations or by which its respective properties or assets may be bound or (ii) any Governmental Approval held by, or required for the conduct of the business of, any Obligor or any of its respective Subsidiaries, in each case of (i) and (ii) above, where such breach, violation or default could reasonably be expected to result in a Material Adverse Effect;

(d)           require any Obligor or any of its respective Subsidiaries to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any Person except (i) such as have been obtained or made and are in full force and effect or waived, (ii) filings necessary to perfect or assign Liens created under the Loan Documents or (iii) filing of this Agreement and one or more other Loan Documents with the Securities and Exchange Commission on the appropriate form; or

(e)           violate any Law or Order applicable to any Obligor or any of its respective Subsidiaries or by which any of their respective properties or assets may be bound, where such violation could reasonably be expected to result in a Material Adverse Effect.

Section 3.04           Financial Statements  The US Borrower has previously furnished to the Administrative Agent the following financial statements (collectively, the “Financial Statements”):  (i) the audited consolidated balance sheet of the US Borrower as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, the notes accompanying such Financial Statements, and the report of Ernst & Young LLP, independent certified public accountants, and (ii) the unaudited consolidated balance sheet of the US Borrower as of September 30, 2007, and the related statements of operations, stockholders’ equity and cash flows for the period then ended. The Financial Statements fairly present in all material respects the consolidated financial position of the US Borrower as of their respective dates and the consolidated results of operations and cash flows of the US Borrower for the periods ended on such dates in accordance with GAAP, subject, in the case of interim financial statements, to absence of footnotes and year-end audit adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect). Since December 31, 2006, there has been no material adverse change in the US Borrower’s consolidated financial position that could reasonably be expected to result in a Material Adverse Effect.

Section 3.05           No Undisclosed Liabilities  Except as set forth in Schedule 3.05, none of the Obligors or any of their respective Subsidiaries has any liabilities or obligations of any nature (whether known or unknown, and whether absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations reflected or reserved against in the financial statements most recently delivered by the US Borrower pursuant to Section 4.01(g) or Section 5.01, as applicable, (ii) current liabilities or obligations incurred in the ordinary course of business since the date of such financial statements, (iii) liabilities or obligations that are not required to be included in financial statements prepared in accordance with GAAP, (iv) liabilities or obligations arising under Governmental Approvals or contracts to which any Obligor or any of its respective Subsidiaries is a party or otherwise subject, (v) liabilities or obligations that could not reasonably be expected to result in a Material Adverse Effect and (vi) other Permitted Indebtedness.

Section 3.06           Litigation  Schedule 3.06 briefly describes each action, suit or proceeding pending before any Governmental Authority or arbitration panel, or to the knowledge of the Borrowers, threatened, (i) which seeks to prevent, enjoin or delay any of the Transactions or the Acquisition, or (ii) against any Obligor or any of its respective Subsidiaries regarding the business of, or assets owned or used by, any of them as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.07           Compliance with Law  Except as set forth on Schedule 3.07, (i) each Obligor and its respective Subsidiaries is in compliance with each Law that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to be in compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and (ii) none of the Obligors or any of their respective Subsidiaries has received any notice of, nor does either of the Borrowers have knowledge of, the assertion by any Governmental Authority or other Person of any such failure to be in compliance.

Section 3.08           Material Contracts  Schedule 3.08 lists as of the Closing Date each Material Contract to which any Obligor or any of its respective Subsidiaries is a party. Except as set forth in Schedule 3.08, (i) neither of the Borrowers is aware of any pending or threatened termination or cancellation of any of Material Contract or any notice of any assertion by any party thereto of any material default thereunder, (ii) none of the Obligors or any of their respective Subsidiaries nor, to the knowledge of either of the Borrowers, any other party to a Material Contract is in default of any material obligation thereunder, and (iii) no other event has occurred and no other condition exists that, with notice or lapse of time or both, would constitute a default by any Obligor or any of its respect Subsidiaries or, to either of the Borrowers’ knowledge, any other party under any Material Contract, in each case of (i), (ii) and (iii) above, which could reasonably be expected to result in a Material Adverse Effect.

Section 3.09           Properties  Schedule 3.09 lists as of the Closing Date each interest in (i) real property owned by the US Borrower and (ii) real property leased or otherwise occupied or used by the US Borrower as a lessee or licensee. Each of the Obligors and its respective Subsidiaries owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence), or has valid leasehold interests or licenses in, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) material to its respective businesses. All such properties and assets are free and clear of all Liens, except Permitted Liens, and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature. All such properties (i) are in good operating order, condition and repair (ordinary wear and tear excepted), as applicable, and (ii) constitute all of the property that is required for the respective business and operations of the Obligors and their respective Subsidiaries as presently conducted.

Section 3.10           Intellectual Property  (a) Schedule 3.10 lists as of the Closing Date all material patents, patent applications, registered trademarks, trademark applications, registered trade names, registered service marks, and registered copyrights (the “Intellectual Property”) owned by or licensed to the US Borrower or any of its Subsidiaries (excluding Nobelclad Europe S.A. and Nitro Metall AB and the Subsidiaries of the Target and DYNAenergetics Beteiligungs GmbH). As of the date of this Agreement, none of the Intellectual Property owned by or licensed to any Obligor or its respective Subsidiaries has been declared invalid or is the subject of a pending or, to the knowledge of the Borrowers, threatened action for cancellation or a declaration of invalidity, and there is no pending judicial proceeding involving any claim, and none of the Obligors or any of their respective Subsidiaries has received any written notice or claim of any infringement, misuse or misappropriation by any Obligor or any of its respective Subsidiaries of any Intellectual Property right owned by any third party, in each case except for any such declaration, cancellation, proceeding, infringement, misuse or misappropriation which could not reasonable be expected to result in a Material Adverse Effect.

(b)           To the Borrowers’ knowledge, except as set forth in Schedule 3.10, the conduct by any of the Obligors or any of their respective Subsidiaries of their respective businesses as presently conducted does not conflict with, infringe on, or otherwise violate any copyright, trade secret, or patent rights of any Person, except where such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect.

Section 3.11           Taxes  All Tax returns and reports of any of the Obligors and their respective Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns and reports to be due and payable and all assessments, fees and other governmental charges upon any of them and upon any of their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable except to the extent being actively contested by any of them in good faith and by appropriate proceedings or, with respect to any Subsidiary that is not a Wholly Owned Subsidiary, except to the extent any failure to so file and pay would not result in a Material Adverse Effect; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefore. As of the date of this Agreement, neither Borrower knows of any proposed Tax assessment against any of the Obligors or any of their respective Subsidiaries that is not being actively contested by any of them in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor, which assessment could reasonably be expected to result in a Material Adverse Effect.

Section 3.12           Environmental Compliance  In each case, except to the extent such condition or event, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and except as set forth in Schedule 3.12,

(a)           none of the Obligors or any of their respective Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Approval required under any Environmental Law or has become subject to any Environmental Liability;

(b)           none of the Obligors or any of their respective Subsidiaries has received any notice of any claim with respect to any such Environmental Liability and the US Borrower does not know of any basis for any such Environmental Liability;

(c)           none of the Obligors or any of their respective Subsidiaries has arranged for the disposal of Hazardous Material at a site listed for investigation or clean-up by any Governmental Authority or in violation of Law;

(d)           there is no proceeding pending against any of the Obligors or any of their respective Subsidiaries by any Governmental Authority with respect to the presence on or release of any Hazardous Material from any real property or facility owned or operated at any time by any of them or otherwise used in connection with their respective businesses;

(e)           the US Borrower has no knowledge that any Hazardous Material has been or is currently being generated, processed, stored or released (or is subject to a threatened Release) from, on or under any real property or facility owned or operated by any of the Obligors or any of their respective Subsidiaries, or otherwise used in connection with their respective businesses in a quantity or concentration that would require remedial action under any Environmental Law if reported to or discovered by the relevant Governmental Authority; and

(f)            to the knowledge of the US Borrower, there has been no underground storage tank located at any facility owned or operated by any of the Obligors or any of their respective Subsidiaries at any time.

Section 3.13           Labor Matters  As of the Closing Date, there are no strikes, lockouts or slowdowns against any of the Obligors or any of their respective Subsidiaries pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the US Borrower have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters. All payments due from any of the Obligors or any of their respective Subsidiaries, or for which any claim may be made against any of them, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of any of the Obligors or any of their respective Subsidiaries. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Obligors or any of their respective Subsidiaries is bound.

Section 3.14           Investment and Holding Company Status  Neither the US Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.15           Insurance  As of the Closing Date, Schedule 3.15 lists all policies or binders of fire, liability, worker’s compensation, vehicular or other insurance held by or for the benefit of the US Borrower (specifying the insurer, the policy number or covering note number with respect to binders). All insurance held by or for the benefit of the any of the Obligors or any of their respective Subsidiaries is in full force and effect, is with financially sound and reputable insurers and is in amounts and provides coverage that are reasonable and customary for Persons engaged in businesses similar to those conducted by any of the Obligors or any of their respective Subsidiaries.

Section 3.16           Solvency  Immediately after the consummation of the Transactions and the Acquisition to occur on the Closing Date, and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair market value of the assets of each Obligor will exceed its debts and liabilities; (b) the present fair saleable value of the property of each Obligor will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities; (c) each Obligor will be able to pay its debts and liabilities as they become absolute and mature; and (d) no Obligor will have unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 3.17           ERISA  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.18           Disclosure  The Borrowers have disclosed to the Lenders all factual matters of which the senior executive officers of the Borrowers have actual knowledge (other than general industry and economic conditions and legal and regulatory requirements applicable to companies and businesses similar to the members generally), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor the other reports, financial statements, certificates or other information furnished by or on behalf of any Obligor to the Administrative Agents or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contained, as of the date furnished, any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that no assurance has been given or will be given that any projected financial information and other projections and forward-looking information have been or will be achieved).

Section 3.19           Margin Stock  Except for repurchases of the US Borrower’s Equity Interests in accordance with the last sentence of this Section 3.19 and Section 5.08 and Section 6.07, no part of any Borrowing or any Swing Loan shall be used at any time, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock. None of the Borrowers nor any of their Subsidiaries are engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock. No part of the proceeds of any Borrowing will be used for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

ARTICLE IV

Conditions

Section 4.01           Effective Date  The obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent (or its counsel) shall have received each of the Security Documents from each applicable Obligor and same shall constitute satisfactory security documentation to create first priority security interests in the Collateral free and clear of all Liens, other than Permitted Liens.

(c)           The Administrative Agent shall have received such documents and certificates as the Administrative Agents or their counsel may reasonably request relating to the organization, existence and, where applicable, good standing of each Obligor, the authorization of the Transactions and the Acquisition, the authority of each natural Person executing any of the Loan Documents on behalf of any Obligor and any other legal matters relating to the Obligors, this Agreement or the Transactions and the Acquisition, all in form and substance reasonably satisfactory to the Administrative Agents and their counsel.

(d)           Each Lender requesting a promissory note evidencing Loans made by such Lender shall have received from the applicable Borrower a promissory note payable to such Lender in a form approved by the Administrative Agents in their sole discretion.

(e)           The Administrative Agents shall have received all fees and other amounts due and payable on or prior to the Effective Date, and to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any Borrower hereunder.

(f)            All material governmental and third party approvals and permits necessary in connection with the Transactions, the Acquisition and the continued operations of the Obligors shall have been obtained and be in full force and effect and copies thereof shall have been provided to Administrative Agent (or its counsel).

(g)           The Lenders shall have received (i) audited consolidated financial statements of the US Borrower for the most recent fiscal year of the US Borrower ended December 31, 2006, (ii) unaudited consolidated financial statements of the US Borrower for the three-month period ended September 30, 2007 and (iii) unaudited financial statements of the Target in accordance with German GAAP for its most recent three (3) fiscal years (with the statements for 2005 and 2006 translated into English) in each case reasonably satisfactory to the Administrative Agent.

(h)           The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Holme Roberts & Owen LLP, counsel for the Borrowers, covering such matters as the Administrative Agent shall reasonably request, (ii) local Pennsylvania and Connecticut counsel for the Borrowers, concerning enforceability and other matters related to the Mortgages and such other matters as the Administrative Agent shall reasonably request and (iii) French, Swedish, and German counsel to the Borrowers concerning the authority of Foreign Subsidiaries of the Borrowers that are Wholly Owned Subsidiaries to enter into the Transactions and such other matters as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsels to deliver such opinions.

(i)            The Administrative Agent shall have received reports of UCC, tax and judgment Lien searches or other similar searches conducted by a reputable search firm with respect to each Borrower and its respective Subsidiaries in each location requested by the Administrative Agents and the information disclosed in such reports shall be satisfactory to the Administrative Agents.

(j)            The Lenders shall have received details of the legal and capital structure of the Borrowers which shall be reasonably satisfactory to the Lenders.

(k)           All membership and stock certificates, if any, of each Subsidiary of the US Borrower described on Annex 3 to the Security Agreements will be delivered to Administrative Agent together with, as appropriate, related stock and membership powers executed in blank by the relevant Obligor.

(l)            The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that substantially simultaneously with the initial Borrowing the Indebtedness identified on Schedule 4.01(l) hereto will be paid in full.

(m)          The US Borrower shall have issued common stock representing not less than 13.5% of the aggregate purchase price for the Acquisition. The fees and expenses related to the Acquisition shall not exceed $5,000,000.

(n)           The Arranger shall have reviewed and be reasonably satisfied with the definitive documents in connection with the Acquisition Agreement.

(o)           The Administrative Agent shall have received satisfactory evidence that the Acquisition has been, or substantially simultaneously with the initial Borrowing will be, consummated.

(p)           The Leverage Ratio shall be no greater than 2.0 to 1.00. For purposes of this paragraph, the Leverage Ratio shall be calculated on a pro forma basis for the trailing four-quarter period ended September 30, 2007 giving effect to the Transactions and the Acquisition as if such Transactions and Acquisition were consummated at the commencement of such four-quarter period.

(q)           The Administrative Agents shall have received a solvency certificate reasonably satisfactory to it from the chief financial officer of the US Borrower that shall certify as to the solvency of the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP after giving effect to the Acquisition and the other transactions contemplated hereby.

(r)            The Administrative Agent shall have received the Phase I environmental reports and other environmental information in the possession of or available to the US Borrower and covering the Mortgaged Property listed on Schedule 4.01(r).

(s)           A pro forma of a mortgagee’s policy of title insurance for each of the Mortgaged Properties in a form promulgated by the American Land Title Association, insuring the lien of the Mortgages as a valid first lien on the Mortgaged Property free and clear of all defects and encumbrances except as approved by Administrative Agent. Each pro forma title policy shall be in the amount designated by the Administrative Agent and shall contain such endorsements as required by Administrative Agent.

(t)            The Administrative Agent shall have been provided a copy of any lease agreement covering the Mortgaged Property held by any of the US Borrower or its Domestic Subsidiaries.

(u)           The Administrative Agent shall have received a consent agreement executed by the owner of the leased property described in Section 4.01(t), which agreement shall be satisfactory in all respects to the Administrative Agent.

(v)           The Administrative Agent shall have received evidence of insurance coverage of each Borrower and its Subsidiaries satisfying the requirements of Section 5.05(b); the

Administrative Agent shall have been named as an additional insured and as a mortgagee/loss payee on the liability and casualty insurance policies covering the Mortgaged Property.

(w)          The Administrative Agent shall have received calculations showing the sources and uses of funds in connection with the Acquisition and the Loans funded on the Closing Date.

(x)            The Administrative Agent shall have received all documents and other items that it may reasonably request relating to any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent.

Section 4.02           Each Credit Event  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender and the Euro Issuing Lender to issue, amend, renew or extend any Letter of Credit or Euro Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of each Obligor set forth in this Agreement or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit or Euro Letter of Credit, as applicable; provided, that to the extent any such representation and warranty was made as of a specific date, such representation and warranty shall be true and correct in all material respects as of such specific date.

(b)           No Material Adverse Effect shall have occurred since the date of the most recent Borrowing.

(c)           The Administrative Agents shall have received a request for a Borrowing as required by Section 2.03 or the Issuing Lender and the Administrative Agent or the Euro Issuing Lender and the Euro Administrative Agent, as applicable, shall have received a request for the issuance of a Letter of Credit or a Euro Letter of Credit, as applicable, as required by Section 2.05(b) or Section 2.06(b), as applicable.

(d)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit or Euro Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit or Euro Letter of Credit shall be deemed to constitute a representation and warranty by the relevant Obligors on the date thereof as to the matters specified in paragraphs (a) and (c) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed:

Section 5.01           Financial Statements and Other Information  The US Borrower will furnish to the Administrative Agents and each Lender:

(a)           within 90 days after the end of each fiscal year of the US Borrower, the audited consolidated balance sheet and related statements of operations, cash flows and shareholders’ equity as of the end of and for such year of the US Borrower, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the US Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 45 days after the end of the first three fiscal quarters of each fiscal year of the US Borrower, the consolidated balance sheet and related statements of operations, cash flows and shareholders’ equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year for the US Borrower, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the US Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the US Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.15 and Section 6.16 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the last audited financial statements delivered pursuant to Section 5.01(a) and, if any such change has occurred, specifying the effect such change would have on the financial statements accompanying such certificate;

(d)           promptly after the same become available, copies of all periodic and other reports, proxy statements and other materials filed by the US Borrower with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as applicable;

(e)           within 90 days following the commencement of each fiscal year, the US Borrower and its Subsidiaries operating and capital expenditure budgets and cash flow forecast for such fiscal year (which shall include a projected combined balance sheet summary for the US Borrower and its Subsidiaries of the last day of such fiscal year and the related projected statements of combined income and cash flows for such fiscal year);

(f)            promptly upon receipt of any complaint, order, citation, notice or other written communication from any Person with respect to, or upon any Obligor’s obtaining knowledge of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or any Environmental Liability in connection with any property now or previously owned, leased or operated by the Borrowers or any of their Subsidiaries, (ii) any release of Hazardous Substances on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, and (iii) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case of clauses (i), (ii) and (iii) above in which there is a reasonable likelihood of an adverse decision or determination that could reasonably be expected to result in a Material Adverse Effect, a certificate of an executive officer of the US Borrower, setting forth the details of such matter and the actions, if any, that such Obligor is required or proposes to take;

(g)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrowers or any of their Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agents or any Lender may reasonably request; and

(h)           within 90 days after the end of each fiscal year, a report in form and substance reasonably satisfactory to the Administrative Agent describing all material insurance coverage maintained by any of the Obligors or any of their respective Subsidiaries as of the date of such report.

Section 5.02           Notices of Material Events  The US Borrower will furnish to the Administrative Agents and each Lender prompt written notice of the following:

(a)           the occurrence of any Default and the action that the Obligors are taking or propose to take with respect thereto;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Obligor that could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of the Loan Documents;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)           any other development that results in, or could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the US Borrower setting forth the details of the event or development requiring such notice and any action, if any, taken or proposed to be taken with respect thereto.

Section 5.03           Existence; Conduct of Business  Each Borrower will, and will cause each of its respective Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except to the extent failure to maintain or preserve could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

Section 5.04           Payment of Obligations  Each Borrower will, and will cause each of its respective Subsidiaries to, pay when due its material obligations, including liabilities for Taxes, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) it has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05           Maintenance of Properties; Insurance  Each Borrower will, and will cause each of its respective Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06           Books and Records; Inspection Rights  Each Borrower will, and will cause each of its respective Subsidiaries to, keep proper books of record and account in which in all material respects full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each of its respective Subsidiaries to, permit any representatives designated by the Administrative Agents, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided a representative of the US Borrower shall have the right to be present), all at such reasonable times and as often as reasonably requested; provided, that following the Effective Date and so long as no Event of Default has occurred and is continuing, the US Borrower shall only be required to reimburse the Administrative Agents in accordance with Section 10.03 for the cost of one such inspection in any fiscal year.

Section 5.07           Compliance with Laws   Each Borrower will, and will cause each of its respective Subsidiaries to, comply with all Laws (including Environmental Laws) and Orders applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08           Use of Proceeds and Letters of Credit  Each Borrower covenants and agrees that the proceeds of the Loans it receives will be used only to (i) finance the Acquisition;

(ii) to refinance existing indebtedness; (iii) to pay the fees, expenses and other transaction costs of the Transactions and the Acquisition; and (iv) to fund working capital needs and general corporate purposes of such Borrower and its Subsidiaries. Each Borrower covenants and agrees that no part of the proceeds of any Loan it receives will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit and Euro Letters of Credit will be issued only to support the working capital needs and general corporate obligations of the such Borrower and its Subsidiaries relating to their respective lines of business as currently conducted.

Section 5.09           Additional Guarantees and Security Documents  If any additional Wholly Owned Subsidiary of the US Borrower is formed or acquired after the Effective Date, the US Borrower will promptly notify the Administrative Agents thereof and

(a)           if such Subsidiary is a Domestic Subsidiary, within 30 days after such Subsidiary is formed or acquired, the US Borrower shall cause (i) any such Domestic Subsidiary the assets of which are all or substantially all comprised of stock or securities in one or more Foreign Subsidiaries to execute a Joinder Agreement for purposes of such Subsidiary becoming a US Guarantor under Section 9.01(a)(i) hereunder and a party to the relevant Security Documents, which Security Documents secure the Obligations of the Euro Borrower and deliver to the Administrative Agent such other documents relating thereto as the Administrative Agent shall reasonably request, (ii)any such Domestic Subsidiary the assets of which are not all or substantially all comprised of stock or securities in one or more Foreign Subsidiaries to execute a Joinder Agreement for purposes of such Subsidiary becoming a US Guarantor under Section 9.01(a)(ii) hereunder and a party to the relevant Security Documents, which Security Documents secure the Obligations of the US Borrower and deliver to the Administrative Agent such other documents relating thereto as the Administrative Agent shall reasonably request, (iii) the Equity Interests issued by any such Subsidiary described in clause (a)(i) above representing 65% of the total combined voting power (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) of all of the Equity Interests in such Subsidiary to be pledged to secure the Obligations of the US Borrower and the Obligations of the Euro Borrower pursuant to the relevant Security Documents and (iv) all of the Equity Interests issued by any such Subsidiary described in clause (a)(ii) to be pledged to secure the Obligations of the US Borrower and the Obligations of the Euro Borrower pursuant to the relevant Security Documents;

(b)           if such Subsidiary is a Foreign Subsidiary that is owned by a Domestic Subsidiary or by the US Borrower, within 30 days after such Subsidiary is formed or acquired, the US Borrower shall cause (i) such Subsidiary to execute a Joinder Agreement for purposes of such Subsidiary becoming a Euro Guarantor hereunder and deliver to the Euro Administrative Agent such other documents relating thereto as the Euro Administrative Agent shall reasonably request and (ii) the Equity Interests issued by such Subsidiary representing 65% of the total combined voting power (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) of all of the Equity Interests in such Subsidiary to be pledged to secure the Obligations of the US Borrower pursuant to the relevant Security Documents; and

(c)           if such Subsidiary is a Foreign Subsidiary owned by a Foreign Subsidiary or by the Euro Borrower or any of its Subsidiaries, within 30 days after such Subsidiary is formed or acquired, the Euro Borrower shall cause (i) such Subsidiary to execute a Joinder Agreement for purposes of such Subsidiary becoming a Euro Guarantor hereunder and deliver to the Euro Administrative Agent such other documents relating thereto as the Euro Administrative Agent shall reasonably request and (ii) all of the Equity Interests issued by such Subsidiary to be pledged to secure the Obligations of the Euro Borrower pursuant to the relevant Security Documents.

(d)           The intent of the Parties under this Agreement is that no Foreign Subsidiary of the US Borrower, or Domestic Subsidiary all or substantially all of the assets of which consist of stock or securities in one or more Foreign Subsidiaries, shall be treated as a pledgor or guarantor with respect to the Loan to any Obligation of the US Borrower for purposes of Code Section 956(d) and Treasury Regulation Section 1.956-2(c), and that the provisions of this Agreement shall be interpreted in a manner consistent with that intent.

Section 5.10           Compliance with ERISA  In addition to and without limiting the generality of Section 5.07, to the extent applicable, each Borrower shall, and shall cause each of its respective Subsidiaries to, (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC (other than liability for PBGC premiums) or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any material civil penalty under ERISA or any tax under the Code, (d) operate each employee benefit plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code, in each case of clauses (a), (b), (c) and (d) above, except to the extent such failure to comply, such not taking such action, such failure to take such action, such not participating or such operating would not reasonably be expected to result in a Material Adverse Effect and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan as may be reasonably requested by the Administrative Agent.

Section 5.11           Compliance with Environmental Laws; Environmental Reports  (a) Each Borrower shall, and shall cause each of its respective Subsidiaries to, (i) comply, and use best efforts to cause all lessees and other persons occupying real property owned, operated or leased by any of them to comply, in all material respects with all Environmental Laws applicable to its operations and real property; (ii) obtain and renew all material Governmental Approvals required under Environmental Laws applicable to its operations and real property; and conduct any Response in accordance with Environmental Laws; provided that no Borrower or any of its respective Subsidiaries shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)           If a Default caused by reason of a breach of Section 3.12 or Section 5.11(a) shall have occurred and be continuing for more than 10 days without such Borrower or its Subsidiaries commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, the US Borrower shall provide to the Lenders within 30 days after such request, at the expense of the US Borrower, an environmental assessment report regarding the matters that are the subject of such Default, including where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and in the form and substance reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

Section 5.12           Maintain Business  Except as otherwise permitted hereunder, each Borrower shall, and shall cause each of its respective Subsidiaries to, continue to engage primarily in the business or businesses being conducted on the date of this Agreement and businesses reasonably related thereto and other reasonable expansions and extensions of such business or businesses.

Section 5.13           Further Assurances and New Intellectual Property  Each Obligor will, at its own cost and expense, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be reasonably necessary or as the Administrative Agents or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Loan Documents and the Transactions, including all such actions to establish, preserve, protect and perfect the estate, right, title and interest of the Lenders, or the Administrative Agents for the benefit of the Lenders, to the Collateral (including Collateral acquired after the date hereof). If any material trademark, copyright or patent is acquired by the US Borrower or any of its Domestic Subsidiaries which is a US guarantor pursuant to Section 9.01(a)(ii) after the Effective Date (other than trademarks, copyrights and patents constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), the US Borrower shall promptly give notice to the Administrative Agent thereof, and, shall cause such assets to be subjected to a Lien securing the Obligations of the US Borrower and the Obligations of the Euro Borrower.

Section 5.14           Delivery of Title Policies  The US Borrower shall cause originals of the title policies described in Section 4.01(r) to be delivered to the Administrative Agent no later than thirty (30) days after the Closing Date.

Section 5.15           Post Closing Joinder  Within thirty (30) days of the Closing Date, the US Borrower and the Euro Borrower shall cause (i) DYNAenergetics Beteiligungs GmbH and DYNAenergetics GmbH & Co. KG to execute Joinder Agreements in accordance with Section 5.09(c) and shall provide evidence reasonably satisfactory to Administrative Agent that one hundred percent of the equity issued in both such entities has been registered in the name of DYNAenergetics Holding GmbH in the share registries of such entities and (ii) shall cause Nobelclad Europe S.A. and Nitro Metall AB to execute Joinder Agreements in accordance with Section 5.09(c).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed:

Section 6.01           Indebtedness  No Borrower will, nor will permit any of its respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created hereunder or under any of the Loan Documents, including renewals, extensions, refinancings and replacements hereof or thereof;

(b)           Indebtedness set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)           Indebtedness of any Obligor or any of its respective Subsidiaries incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $5,000,000 at any time outstanding;

(d)           Indebtedness owed by any Obligor to any other Obligor and guarantees by any Obligor of the Indebtedness of any other Obligor;

(e)           Indebtedness owed by any Obligor to any of the Subsidiaries of the US Borrower that is not an Obligor and guarantees by any such Subsidiary of any Indebtedness of any Obligor; provided that such Indebtedness is, and subrogation or reimbursement rights in respect of such guarantees are, subordinated in right of payment to the Obligations of such Obligor under the Loan Documents on terms reasonably acceptable to the Administrative Agent;

(f)            Indebtedness owed by any Subsidiary of any Obligor to any Obligor and guarantees of any Obligor of the Indebtedness of any such Subsidiary; provided that the principal amount of such Indebtedness and guarantees together with the principal amount of Indebtedness owed to any Obligor pursuant to Section 6.01(h) in the aggregate shall be limited to $10,000,000 at any time outstanding. Notwithstanding the foregoing, no additional such Indebtedness shall be incurred and no additional such guarantees shall be made during the continuance of an Event of Default;

(g)           Indebtedness owed by any Subsidiary of any Obligor that is not an Obligor to any other Subsidiary that is not an Obligor and guarantees by any such Subsidiary of the Indebtedness of any other Subsidiary that is not an Obligor;

(h)           Indebtedness of any Subsidiary of any Obligor to the holders (or their respective Affiliates) of the Equity Interests in such Subsidiary on a basis that is substantially proportionate to their Equity Interests (with any disproportionately large interest received by any Obligor or any of its respective Subsidiaries or any disproportionately small interest received by any Person other than such Obligor or any such Subsidiary, being ignored for this purpose); provided that the principal amount of such Indebtedness owed to any Obligor together with the principal amount of Indebtedness owed to any Obligor pursuant to Section 6.01(f) shall be limited to $10,000,000 at any time outstanding. Notwithstanding the foregoing, no additional such Indebtedness shall be incurred during the continuance of an Event of Default;

(i)            Indebtedness arising in connection with any Swap Agreement permitted by Section 6.06;

(j)            Indebtedness in respect of deposits made by customers and held under forward purchasing arrangements entered into with customers in the ordinary course of business;

(k)           Indebtedness in respect of performance, bid, surety, appeal or similar bonds or completion or performance guarantees provided in the ordinary course of business;

(l)            Indebtedness in respect of workers’ compensation claims or self-insurance obligations otherwise permitted hereunder, in each case incurred in the ordinary course of business;

(m)          customary indemnification, reimbursement or similar obligations and warranties under leases and other contracts in the ordinary course of business;

(n)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days after incurrence;

(o)           Indebtedness constituting Investments permitted by Section 6.05;

(p)           the obligations to pay the purchase price, the hold back obligations and the indemnification obligations under the documents and agreements entered into or being entered into in respect of the Acquisition; and

(q)           unsecured Indebtedness in the aggregate amount not in excess of $6,000,000 outstanding at any time.

Section 6.02           Liens  No Borrower will, nor will permit any of its respective Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Permitted Encumbrances;

(b)           Liens created by the Security Documents;

(c)           Liens to secure Swap Agreements with any of the Lenders or Affiliate thereof;

(d)           Liens on any property or asset of any Borrower or any of its respective Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Liens shall not apply to any other property or asset of any Borrower or any of such Subsidiaries and (ii) such Liens shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof;

(e)           Liens on assets acquired, constructed or improved by any Borrower or any of its respective Subsidiaries; provided that (i) such Liens secure Indebtedness permitted by clause (c) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such assets and (iv) such Liens shall not apply to any other property or assets of any Borrower or any of its respective other Subsidiaries;

(f)            Liens existing on any property or asset prior to the acquisition thereof by any Borrower or any of its respective Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (ii) such Liens shall not apply to any other property or assets of any Borrower or any of its respective other Subsidiaries, (iii) such Liens shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof and (iv) such Liens secure only Indebtedness permitted under Section 6.01(c);

(g)           Liens in respect of the funds, Equity Interests or other properties or assets held in escrow in connection with the Acquisition as provided in the escrow agreement entered into pursuant to the Acquisition Agreement;

(h)           Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off, netting or similar rights and remedies as to deposit, securities and commodities accounts;

(i)            Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business solely in connection with the purchase of such goods;

(j)            Liens in favor of customs and revenue authorities arising by operation of law to secure payment of customs duties in connection with the importation of goods;

(k)           Liens deemed to exist in connection with investments in repurchase agreements described under clause (d) of the definition of Permitted Investments;

(l)            Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code as in effect in the applicable state or District of Columbia;

(m)          Liens in favor of any Obligor securing Indebtedness permitted under Section 6.01(d) and Section 6.01(f); provided that any such Liens encumbering assets of an Obligor shall be subordinated in right of payment to the Obligations of such Obligor under the Loan Documents on terms reasonably acceptable to the Administrative Agent;

(n)           Liens arising out of conditional sale, title retention, consignment or similar arrangements, or by way of contract that secures Indebtedness under any agreement, for the sale of goods and services; and

(o)           Liens on Equity Interests consisting of preferred equity certificates of Dynamic Material Luxembourg 1 S.à r.l. and Dynamic Materials Luxembourg 2 S.à r.l., that (i) require a holder of common or ordinary shares of such issuers to hold such preferred equity certificates in a specified proportion, (ii) require a holder of such preferred equity certificates to hold common or ordinary shares of such issuers in a specified proportion, (iii) restrict transfers of such preferred equity certificates, common shares or ordinary shares of such issuers to transfers that result in compliance with the preceding clauses (i) and (ii) or (iv) permit such issuers to call or redeem such Equity Interests.

Section 6.03           Fundamental Changes  No Borrower will, and will permit any of its respective Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and, if such transaction involves the US Borrower, the US Borrower shall survive such transaction:

(a)           any Subsidiary of the US Borrower may merge into or consolidate with another Subsidiary of the US Borrower and any Subsidiary of the US Borrower may merge into or consolidate with the US Borrower;

(b)           any Subsidiary of the US Borrower may merge into or consolidate with any other Person so long as such Subsidiary is the surviving entity of such merger or consolidation to the extent permitted under Section 6.10;

(c)           any Subsidiary of the US Borrower may liquidate or dissolve so long as an Obligor acquires all or substantially all of the assets of such Subsidiary in liquidation (or in the case such Subsidiary is not a Wholly Owned Subsidiary, such Obligor receives its pro rata share of such assets in liquidation); and

(d)           any Obligor or any of its respective Subsidiaries may change its jurisdiction of organization subject to compliance with Section 6.11.

Section 6.04           Asset Sales  No Borrower will, nor will permit any of its respective Subsidiaries to, make or permit any Disposition (whether in one or a related series of transactions) of any property or assets (other than cash and cash equivalents) or enter into any agreement to do so, except:

(a)           Dispositions of inventory in the ordinary course of business;

(b)           Dispositions of assets, properties or businesses to any Borrower or any of its respective Wholly Owned Subsidiaries;

(c)           Dispositions of equipment and other property which is obsolete, worn out or no longer used in or useful to such Person’s business, all in the ordinary course of business;

(d)           Dispositions occurring as the result of a Casualty Event, condemnation or expropriation;

(e)           any Disposition (excluding any Disposition consisting of any Equity Interest in any of the Subsidiaries of the US Borrower) if (i) the consideration therefor is not less than the fair market value of the related asset (as determined in good faith by the Financial Officer of the US Borrower) and (ii) after giving effect thereto, the aggregate fair market value of the assets as reasonably determined by the Borrower disposed of in all Dispositions would not exceed $5,000,000 during any fiscal year and $10,000,000 in the aggregate during the term hereof; provided that the consideration for any Disposition shall consist of at least 75% cash or cash equivalents payable at closing or notes, to the extent permitted under Section 6.05;

(f)            Dispositions by any Domestic Subsidiary of its assets to another Domestic Subsidiary that is a Wholly Owned Subsidiary, and Dispositions by any Subsidiary of the Euro Borrower of its assets to any other Subsidiary of the Euro Borrower that is a Wholly Owned Subsidiary;

(g)           Dispositions of delinquent accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(h)           the surrender of contractual rights or the settlement, release or surrender of any contract, tort or other litigation claims in the ordinary course of business;

(i)            the abandonment or Disposition of Intellectual Property or other proprietary rights that are, in the reasonable business judgment of the US Borrower, no longer practicable to maintain or useful in the conduct of the business of any Borrower or any of its respective Subsidiaries;

(j)            Dispositions permitted by Section 6.03;

(k)           Dispositions of Indebtedness from the US Borrower to a Subsidiary thereof or from a Subsidiary of the US Borrower to the US Borrower or another Subsidiary thereof in exchange for, upon conversion for, or contribution in respect of, Equity Interests in such Subsidiary of the US Borrower in connection with the capitalization or recapitalization from time to time of any such Subsidiary;

(l)            payment of Restricted Payment permitted by Section 6.07;

(m)          Dispositions of Permitted Investments; and

(n)           any agreement to do any of the foregoing matters described in clauses (a) through (m) of this Section.

Section 6.05           Investments   No Borrower will, and will permit any of its Subsidiaries to, make or permit to exist any Investment in any other Person, except:

(a)           Permitted Investments;

(b)           Investments listed on Schedule 6.05 and any extensions, renewals, replacements or refinancings thereof that do not increase the amount of such Investments;

(c)           Investments and guarantees constituting Indebtedness permitted by Section 6.01(d) and Section 6.01(e);

(d)           Investments permitted by Section 6.03 or Section 6.06;

(e)           Business Acquisitions permitted by Section 6.10;

(f)            Investments by any Obligor in any Subsidiary of any Obligor; provided that such Investment in any such Subsidiary that is not an Obligor shall be limited to $10,000,000, net of any cash returned on such Investments. Notwithstanding the foregoing, no additional such Investment in any such Subsidiary that is not an Obligor shall be made during the continuance of an Event of Default;

(g)           Investments by any Obligor in any other Obligor;

(h)           Investments received in satisfaction of judgments, settlements of accounts, debts or compromises of obligations or as consideration for the settlement, release or surrender of a contract, tort or other litigation claims, in each case in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(i)            prepaid expenses and advances in the ordinary course of business, and lease, utility, workers’ compensation, performance and other similar deposits in the ordinary course of business;

(j)            deposits of cash with banks or other financial institutions in the ordinary course of business so long as any such deposits by the US Borrower and any Domestic Subsidiary are subject to perfected Liens in favor of the Administrative Agent;

(k)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the granting of trade credit in the ordinary course of business;

(l)            Investments by any Subsidiary that is not a Obligor in, to, or for the benefit of any Subsidiary that is not an Obligor; and

(m)          Investments received as consideration from any Disposition permitted by Section 6.04.

(n)           Other Investments not otherwise permitted by this Section 6.05 in aggregate amounts not in excess of $1,000,000 at any time outstanding.

Section 6.06           Swap Agreements  No Borrower will, nor will permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate raw material and supply cost risks or other risks to which any Borrower or any of its respective Subsidiaries has actual exposure; (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of any Borrower or any of its respective Subsidiaries; and (c) Swap Agreements to hedge foreign exchange rate risks to which any Borrower or any of its respective Subsidiaries has actual exposure. No Swap Agreement may be secured by a Lien except as permitted by Section 6.02(c).

Section 6.07           Restricted Payments  No Borrower will, nor will permit any of its respective Subsidiaries to, declare or make, or agree to pay or make, any Restricted Payment, except:

(a)           Restricted Payments by any Subsidiary of the US Borrower ratably with respect to the Equity Interests in such Subsidiary;

(b)           Restricted Payments to any Obligor;

(c)           to purchase, retire, cancel or otherwise acquire any of the Equity Interests of the US Borrower being deposited in escrow in connection with the Acquisition pursuant to the escrow agreement entered into pursuant to the Acquisition Agreement;

(d)           Restricted Payments by the US Borrower pursuant to and in accordance with any stock option plans or other benefit plans for management (including non-employee directors) or employees of the US Borrower or any of its Subsidiaries in an aggregate amount during any fiscal year not to exceed $5,000,000; and

(e)           Restricted Payments during any fiscal year that do not exceed the lesser of (i) $5,000,000 or (ii) fifty percent (50%) of Net Income minus payments made from Excess Cash Flow pursuant to Section 2.10(b) of the US Borrower for the immediately prior fiscal year; provided that for purposes of this clause (d) no Event of Default exists or is created thereby.

Section 6.08           Transactions with Affiliates  No Borrower will, and will not permit any of its respective Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with any of its Affiliates, except:

(a)           at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary, as applicable, than could be obtained on an arm’s-length basis from unrelated third parties;

(b)           any transaction between or among any of the Obligors;

(c)           transactions between or among any Subsidiary of the US Borrower that is not an Obligor and one or more other Subsidiaries of the US Borrower that are not Obligors;

(d)           Indebtedness permitted by clauses (d) and (e) of Section 6.01;

(e)           transactions permitted by Section 6.03;

(f)            any transaction permitted by clauses (a) through (n) of Section 6.04;

(g)           Investments permitted by Section 6.05;

(h)           any Restricted Payment permitted by Section 6.07;

(i)            the payment of reasonable fees, expenses and compensations to officers, directors, managers, employees and consultants of any Borrower or any of its respective Subsidiaries and customary indemnification and insurance arrangements in favor of any such officer, director, manager, employee or consultant, and any agreement related to any of the foregoing entered into in the ordinary course of business; and

(j)            any agreements in existence on the Effective Date, as set forth on Schedule 6.08(j), as such agreements may be renewed, replaced or otherwise modified after the Closing Date upon terms which taken as a whole are not less favorable to the US Borrower and its Subsidiaries than the original terms of such agreements.

Section 6.09           Restrictive Agreements  No Borrower will, and will permit any of its respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Borrower or any of its respective Subsidiaries to create, incur or permit to exist any Lien upon any of its or their property or assets, or (b) the ability of any Obligor to pay dividends or other distributions with respect to any shares of its capital stock (to the extent the holder of such shares is another Obligor) or to make or repay loans or advances to such Borrower or any Guarantor or to guarantee Indebtedness of such Borrower or any Guarantor; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any Subsidiary of the US Borrower pending such sale, provided such restrictions and conditions apply only to the Subsidiary of the US Borrower that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) clause (a) of the foregoing shall not apply to the provisions of the escrow agreement entered into pursuant to the Acquisition Agreement.

Section 6.10           Business Acquisitions   Except as otherwise permitted by Section 6.05, no Borrower will, nor will permit any of its respective Subsidiaries to, make any Business Acquisitions; provided that each Borrower and any of its respective Subsidiaries may make Business Acquisitions provided that (a) the sum of the aggregate cash consideration paid therefor (excluding any amounts financed with new equity) shall not exceed $10,000,000 or the equivalent in such other currency used in connection with such Business Acquisition, and the total consideration paid therefor (excluding any amounts financed with the new equity) shall not exceed $25,000,000 or the equivalent in such other currency used in connection with such Business Acquisition in the aggregate during any trailing four quarter period; (b) the Leverage Ratio calculated on a pro forma basis for the most recently ended trailing four-quarter period for which financial statements are required to be delivered pursuant to Section 5.01(b) giving effect to any such Business Acquisition as if such Business Acquisition were consummated at the commencement of such four-quarter period shall not be greater than the maximum permitted Leverage Ratio as set forth in Section 6.16 at such time minus 0.25; (c) the acquired business or assets are in the same or similar line of business as any Borrower or any of its respective Subsidiaries; (d) for any Business Acquisition with total consideration in excess of $50,000,000 or the equivalent in such other currency used in connection with such Business Acquisition, Borrower shall have received the written approval of the Administrative Agent having received the written approval of the Required Lenders, which approval shall not be unreasonably withheld and, in connection therewith, the Borrower shall have given the Administrative Agent and the Lenders at least ten (10) Business Days prior written notice of any such proposed Business Acquisition (each of such notices, a “Permitted Acquisition Notice”), which notice must be timely provided and must be accompanied by all of the information required in this Section 6.10 and shall (i) contain the estimated date such proposed Business Acquisition is scheduled to be consummated, (ii) attach a true and correct copy of the draft purchase agreement (if available), letter of intent, description of material terms or similar agreements executed by the parties thereto in connection with such proposed Business Acquisition, (iii) contain the estimated aggregate purchase price of such proposed Business Acquisition and the estimated amount of related costs and expenses and the intended method of financing thereof, and (iv) contain the estimated amount of Loans required to effect such proposed Business Acquisition; (e) no Default shall exist before or immediately after giving effect to such Business Acquisition; (f) prior to the consummation of the proposed Business Acquisition with a total consideration paid therefor in excess of $10,000,000 or the equivalent in such other currency used in connection with such Business Acquisition the US Borrower shall furnish the Administrative Agents and the Lenders an officer’s certificate executed by a Financial Officer of the US Borrower, certifying as to compliance with the requirements of the applicable preceding Section 6.10(a) through Section 6.10 (e), containing the calculations required in this Section 6.10; and (g) the consummation of each Business Acquisition shall be deemed to be a representation and warranty by the US Borrower that all conditions thereto under this Section 6.10 have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder.

Section 6.11           Constituent Documents  No Obligor will amend its charter or by-laws or other constitutive documents in any manner which could adversely and materially affect the rights of the Lenders under this Agreement or their ability to enforce the same; provided, however, any Obligor shall be permitted after the date hereof to amend its constitutive documents for the purpose of changing its jurisdiction of organization so long as the Administrative Agent is given 30 days’ prior written notice of such change.

Section 6.12           Sales and Leasebacks  No Borrower shall, nor shall permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that (i) any Borrower or any of its respective Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than any Borrower or any of its respective Subsidiaries) or (ii) any Borrower or any of its respective Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Borrower or such Subsidiary to any Person (other than any other Borrower or any of other Subsidiaries of such Borrower) in connection with such lease; except for any such arrangement whereby any such sale or transfer of any assets that is made for cash consideration in an amount not less than the cost of such asset and is consummated within 180 days after such Borrower or such Subsidiary acquires or completes construction of such asset.

Section 6.13           Capital Expenditures  No Borrower will, nor will permit any of its Subsidiaries to, make Capital Expenditures in the aggregate (including any Capital Lease Obligations) in any fiscal year which result in all Capital Expenditures made during such fiscal year by the US Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP to exceed: (i) for the year ended December 31, 2008, $10,000,000 and (ii) thereafter, $8,000,000, in each case, plus, beginning in the fiscal year ended December 31, 2009, the unused amount of such cap during the immediately prior year (but only for such immediately prior year and not any earlier periods).

Section 6.14           Changes in Fiscal Year  The US Borrower shall not change the end of its fiscal year to a date other than December 31.

Section 6.15           Fixed Charge Coverage Ratio  The US Borrower shall not permit the Fixed Charge Coverage Ratio (i) from January 1, 2008 through December 31, 2008, measured quarterly as of the last day of each fiscal quarter, to be less than 1.35 to 1.0 and (ii) thereafter, for any trailing four quarter period measured as of the last day of any fiscal quarter, to be less than 1.50 to 1.0.

Section 6.16           Leverage Ratio  The Borrowers shall not permit the Leverage Ratio for any trailing four-quarter period measured as of the last day of each fiscal quarter to exceed (i) 2.0 to 1.0 for the period from the Effective Date through December 31, 2008, (ii) 1.50 to 1.0 for the period from January 1, 2009 through December 31, 2009, (iii) 1.25 to 1.0 for the period from January 1, 2010 through December 31, 2010 and (iv) 1.0 to 1.0 thereafter.

ARTICLE VII

Events of Default and Remedies

Section 7.01           Events of Default  If any of the following events (“Events of Default”) shall occur:

(a)           the US Borrower shall fail to pay any principal of any Term Loan or Revolving Loan or any reimbursement obligation in respect of any LC Disbursements, or the Euro Borrower shall fail to pay any principal of any Eurocurrency Loan, in each case when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the US Borrower shall fail to pay any interest on any Term Loan or Revolving Loan or any fee or other amount (other than an amount referred to in clause (a) of this Section

7.01) payable under this Agreement or the other Loan Documents in respect of any Term Loan or Revolving Loan or the Euro Borrower shall fail to pay any interest on any Eurocurrency Loan or any fee or other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or the other Loan Documents in respect of any Eurocurrency Loan, in each case when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of any Borrower or any of its respective Subsidiaries in or in connection with this Agreement or any Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement, or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

(d)           any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the US Borrower’s existence) or Section 5.08 or in Article VI (other than those referenced in (e) and (f), below);

(e)           any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article VII) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice of such failure from Administrative Agent to the US Borrower;

(f)            any Borrower or any of their Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (in each case, after giving effect to any applicable grace or notice period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any of its Subsidiaries or for a substantial part of its assets (individually, or in the aggregate), and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            any Borrower or any of its Subsidiaries, shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any of its Subsidiaries or for a substantial part of their (individually, or in the aggregate) assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            any Borrower or any Subsidiary shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money that is not covered by insurance in an aggregate amount in excess of $2,000,000 shall be rendered against any Borrower or any of its respective Subsidiaries or any combination thereof and the same shall remain undischarged or unstayed for a period of 60 consecutive days during which execution shall not be effectively stayed, or any attachment or levy shall be entered upon any assets of such Borrower or Subsidiary to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)          a proceeding shall be commenced by any Obligor seeking to establish the invalidity or unenforceability of any Loan Document (exclusive of questions of interpretation thereof), or any Obligor shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;

(n)           any Lien created by any of the Security Documents shall at any time fail to constitute a valid and (to the extent required by the Security Documents) perfected Lien on any material portion of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or any Obligor shall so assert in writing, in each case (i) other than as a result of action or inaction of the Administrative Agents or any Lender, including the expiration of an UCC financing statements or other instruments necessary to perfect the Administrative Agent’s Lien in the Collateral or (ii) as a result of any Disposition of any Collateral permitted under the applicable Loan Documents or as otherwise permitted thereunder; or

(o)           a Change in Control occurs;

then, and in every such event (other than an event with respect to either Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the US Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of them; and in case of any event described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest notice of acceleration or the intent to accelerate or any other notice of any kind, all of which are hereby waived by each of them, and (iii) exercise any or all of the remedies available to it under any of the Loan Documents, at Law or in equity (including, without limitation, conducting a foreclosure sale of any of the Collateral).

Section 7.02           Cash Collateral  In addition to the remedies contained in Section 7.01, upon the occurrence and continuance of any Event of Default, the Administrative Agents shall have the remedies available to them under Section 2.05(j) and Section 2.06(j), respectively.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent and the Euro Administrative Agent as its agents and authorizes the Administrative Agent and the Euro Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agents by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Lender serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Affiliates thereof as if it were not the Administrative Agent hereunder.

The Administrative Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agents required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the Administrative Agents or any of their Affiliates in any capacity. The Administrative Agents shall not be liable for any action taken or not taken by them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agents by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agents.

The Administrative Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agents also may rely upon any statement made to them orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agents may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agents may perform any and all their duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agents. The Administrative Agents and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agents.

In addition, each of the Lenders, the Issuing Lender and the Euro Issuing Lender hereby indemnifies the Agents (to the extent not reimbursed by the Borrowers), ratably according to its respective pro rata share of the total of the Commitments, or if no Commitments are outstanding, the respective pro rata share of the total of the Commitments immediately prior to the time Commitments ceased to be outstanding held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agents (or either of them) in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agents under this Agreement or the other Loan Documents (including any action taken or omitted under Article II of this Agreement). Without limitation of the foregoing, each Lender, the Issuing Lender and the Euro Issuing Lender agrees to reimburse each of the Administrative Agents promptly upon demand for its respective pro rata share of the total of the Commitments of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agents (or either of them) in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Loan Documents to the extent that such Administrative Agent is not reimbursed for such expenses by the Borrower. The provisions of this section shall survive the termination of this Agreement and the payment of the Obligations.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, either of the Administrative Agents may resign at any time by notifying the Lenders, the Issuing Lender, the Euro Issuing Lender and the US Borrower. Upon any such resignation, the Required Lenders shall have the right, with the approval of US Borrower, which shall not be unreasonably withheld, conditioned or delayed, and shall not be required during the existence of an Event of Default, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Guarantee

Section 9.01           The Guarantee  (a)(i)  Each US Guarantor the assets of which are all or substantially all comprised of stock or securities in one or more Foreign Subsidiaries hereby jointly, severally, unconditionally and irrevocably with every other such US Guarantor guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Euro Revolving Loans and the Euro Term Loans, and the full and punctual payment of all other Obligations payable by the Euro Borrower and any Euro Guarantor under the Loan Documents. Upon failure by the Euro Borrower or any

Euro Guarantor to pay punctually any such amount, each such US Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents.

(ii)           Each US Guarantor the assets of which are not all or substantially all comprised of stock or securities in one or more Foreign Subsidiaries hereby jointly, severally, unconditionally and irrevocably with every other such US Guarantor guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Revolving Credit Loans, the Term Loans, the Euro Revolving Loans and the Euro Term Loans, and the full and punctual payment of all other Obligations payable by the US Borrower, the Euro Borrower, any Euro Guarantor or any other US Guarantor under the Loan Documents. Upon failure by the US Borrower, the Euro Borrower, any Euro Guarantor or any other US Guarantor to pay punctually any such amount, each such US Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents.

(iii)          The Guarantee contained in clauses (i) and (ii) of this paragraph is a guaranty of payment and not of collection. The Lenders shall not be required to exhaust any right or remedy or take any action against the US Borrower, the Euro Borrower, the Euro Guarantors, the US Guarantors or any other Person or any Collateral. Each US Guarantor agrees that, as between such US Guarantor and the Lenders, the Obligations of the US Borrower, the Euro Borrower, the Euro Guarantors and the other US Guarantors may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the US Borrower or the Euro Borrower and that in the event of a declaration or attempted declaration, the Obligations of the US Borrower, the Euro Borrower, the Euro Guarantors and the other US Guarantors shall immediately become due and payable by each US Guarantor for the purposes of this Guarantee.

(b)           Each Euro Guarantor hereby jointly, severally, unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Eurocurrency Loans, and the full and punctual payment of all other Obligations payable by the Euro Borrower or any other Euro Guarantor under the Loan Documents. Upon failure by the Euro Borrower or any other Euro Guarantor to pay punctually any such amount, each Euro Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents. This Guarantee is a guaranty of payment and not of collection. The Lenders shall not be required to exhaust any right or remedy or take any action against the Borrowers, the Guarantors, or any other Person or any Collateral. The Euro Guarantors agree that, as between the Euro Guarantors and the Lenders, the Obligations of the Euro Borrower and the other Euro Guarantors may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Euro Borrower and that in the event of a declaration or attempted declaration, the Obligations of the Euro Borrower and the other Euro Guarantors shall immediately become due and payable by each Euro Guarantor for the purposes of this Guarantee.

(c)           The US Borrower hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Eurocurrency Loans, and the full and punctual payment of all other Obligations payable by the Euro Borrower or any Euro Guarantor under the Loan Documents. Upon failure by the Euro Borrower or any Euro Guarantor to pay punctually any such amount, the US Borrower shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents. This Guarantee is a guaranty of payment and not of collection. The Lenders shall not be required to exhaust any right or remedy or take any action against the Euro Borrower, the Guarantors, or any other Person or any Collateral. The US Borrower agrees that, as between the US Borrower and the Lenders, the Obligations of the Euro Borrower and the Euro Guarantors may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Euro Borrower and that in the event of a declaration or attempted declaration, the Obligations of the Euro Borrower and the Euro Guarantors shall immediately become due and payable by the US Borrower for the purposes of this Guarantee.

Section 9.02           Guarantee Unconditional  The obligations of each of the Guarantors and the US Borrower under this Article IX shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)           any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation of either of the Borrowers or any other Guarantor under the Loan Documents, by operation of law or otherwise;

(b)           any modification, amendment or waiver of or supplement to the Loan Documents;

(c)           any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of either of the Borrowers or any other Guarantor under the Loan Documents;

(d)           any change in the corporate existence, structure or ownership of the either of the Borrowers or any other Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting either of the Borrowers, any other Guarantor or their respective assets or any resulting release or discharge of any obligation of either of the Borrowers or any other Guarantor contained in the Loan Documents;

(e)           the existence of any claim, set-off or other rights which the Guarantor may have at any time against either of the Borrowers, any other Guarantor, any of the Administrative Agents, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)            any invalidity or unenforceability relating to or against either of the Borrowers or any other Guarantor for any reason of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by either of the Borrowers or any other

Guarantor of the principal of or interest on any Loan or any other amount payable by either of the Borrowers or any other Guarantor under the Loan Documents; or

(g)           any other act or omission or delay of any kind by either of the Borrowers, any other Guarantor, the Administrative Agents, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.

Furthermore, notwithstanding that the Borrowers may not be obligated to the Administrative Agents and/or the Lenders for interest and/or attorneys’ fees and expenses on, or in connection with, any Obligations from and after the Petition Date (as hereinafter defined) as a result of the provisions of the federal bankruptcy law or otherwise, Obligations for which the Guarantors shall be obligated shall include interest accruing on the Obligations at the Default Rate from and after the date on which such Borrower files for protection under the federal bankruptcy laws or from and after the date on which an involuntary proceeding is filed against such Borrower under the federal bankruptcy laws (herein collectively referred to as the “Petition Date”) and all reasonable attorneys’ fees and expenses incurred by the Administrative Agent and the Lenders from and after the Petition Date in connection with the Obligations.

Section 9.03           Discharge Only upon Payment in Full; Reinstatement In Certain Circumstances  The obligations of each of the Guarantors and the US Borrower under this Article IX shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable by the Obligors under the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Obligors under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, the obligations of each of the Guarantors and the US Borrower under this Article IX with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time. The US Guarantors under Section 9.01(a)(i) jointly and severally agree to indemnify each Euro Revolving Credit Lender and each Euro Term Lender, the US Guarantors under Section 9.01(a)(ii) jointly and severally agree to indemnify each Revolving Credit Lender and each Term Lender and the Euro Guarantors jointly and severally agree to indemnify each Euro Revolving Credit Lender and each Euro Term Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Lender.

Section 9.04           Waiver by Each Guarantor  Each Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest notice of acceleration or the intent to accelerate and any other notice not provided for in this Article IX, as well as any requirement that at any time any action be taken by any Person against the Borrowers or any other Guarantor or any other Person.

Section 9.05           Subrogation  Each US Guarantor under Section 9.01(a)(ii) shall be subrogated to all rights of the Revolving Credit Lenders and the Term Lenders, the Administrative Agent and the holders of the Revolving Credit Loans and the Term Loans against the US Borrower in respect of any amounts paid by such US Guarantor pursuant to the provisions of this Article IX, and each of the US Guarantors under Section 9.01(a)(i), the Euro Guarantors and the US Borrower shall be subrogated to all rights of the Euro Revolving Credit Lenders and the Euro Term Lenders, the Euro Administrative Agent and the holders of the Euro Revolving Loans and the Euro Term Loans against the Euro Borrower; provided that such Guarantor or the US Borrower, as applicable, shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of and interest on the Loans and all other sums at any time payable by the Borrowers under the Loan Documents shall have been paid in full. If any amount is paid to any Guarantor or the US Borrower, as applicable, on account of subrogation rights under these Guarantees at any time when all the Obligations have not been indefeasibly paid in full, the amount shall be held in trust for the benefit of the Revolving Credit Lenders, the Term Lenders, the Euro Revolving Credit Lenders or the Euro Term Lenders, as applicable, and shall be promptly paid to the Administrative Agents to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement.

Section 9.06           Stay of Acceleration  (a) If acceleration of the time for payment of any amount payable by any Obligor under the Loan Documents is stayed upon insolvency, bankruptcy or reorganization of the US Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each US Guarantor under Section 9.01(a)(ii) for its respective Obligations as described in this Article IX promptly following demand by either of the Administrative Agent made at the request of the requisite proportion of the Lenders specified in Article X of this Agreement.

(b)           If acceleration of the time for payment of any amount payable by any Obligor under the Loan Documents is stayed upon insolvency, bankruptcy or reorganization of the Euro Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each US Guarantor under Section 9.01(a)(i), each Euro Guarantor and the US Borrower hereunder for its respective Obligations as described in this Article IX promptly following demand by either of the Euro Administrative Agent made at the request of the requisite proportion of the Lenders specified in Article X of this Agreement.

Section 9.07           Limit of Liability  Notwithstanding any other provision of this Article IX, the obligations of each of the Guarantors and the US Borrower under this Article IX shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

Section 9.08           Release upon Sale  Upon any sale of any Guarantor permitted by this Agreement, and, if required hereunder, payment to the Administrative Agents, as applicable, for the pro rata benefit of the applicable Lenders, of the proceeds of such sale, such Guarantor shall (a) be released from its obligations as a Guarantor hereunder, (b) all Liens, if any, securing such Guarantee shall automatically be terminated and released and (c) the Administrative Agent will, at the expense of said Guarantor, execute and deliver such documents as are reasonably necessary to evidence said releases and terminations, following written request from the applicable Borrower and receipt by the Administrative Agents of a certificate from the applicable Borrower certifying no Default or Event of Default exists.

Section 9.09           Benefit to Guarantor  Each Guarantor acknowledges that the Loans made to the Borrowers may be, in part, re-loaned to, or used for the benefit of, such Guarantor and its Affiliates, that each Guarantor, because of the utilization of the proceeds of the Loans, will receive a direct benefit from the Loans and that, without the Loans, such Guarantor would not be able to continue its operations and carry on its business as presently conducted.

Section 9.10           Jurisdiction Specific Provisions  The provisions of this Article IX are subject to the limitations contained in the jurisdiction specific provisions contained in Schedule 9.10 attached hereto.

ARTICLE X

Miscellaneous

Section 10.01         Notices  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the US Borrower or the Euro Borrower, to:

5405 Spine Road

Boulder, Colorado  80301

Attention:  Chief Financial Officer

Telecopy No.: (303) 604-1897

Telephone No.: (303) 655-5700

with a copy to:

Holme Roberts & Owen LLP

1700 Lincoln Street, Suite 4100

Denver, Colorado  80203

Attention:  Paul G. Thompson

Telecopy No.:  (303) 866-0200

Telephone No.:  (303) 861-7000

(ii)           if to a Guarantor, to it in care of the US Borrower;

(iii)          if to the Administrative Agent  to

JP Morgan Loan Services

JPMorgan Chase Bank, N.A.

Loan and Agency Service Group

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Telecopy No.:  (312) 385-7102

Telephone No.:  (312) 732-2009

with a copy to:

JPMorgan Chase Bank, N.A.

1125 17th Street, Suite 300

Denver, Colorado  80202

Attention:  Brennon J. Crist

Telecopy No.: (303) 244-3351

Telephone No.: (303) 244-3220

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention:  Thomas J. Perich

Telecopy No.:  713-220-4285

Telephone No.: 713-220-4268

(iv)          If to the Euro Administrative Agent:

J.P. Morgan Europe Limited

125 London Wall

London

England EC2Y 5AJ

Telecopy No:  44 207 777 2360

Telephone No.:  44 207 777 2352/2355

Attn:  Agency

(v)           if to the Issuing Lender, to

JP Morgan Loan Services

JPMorgan Chase Bank, N.A.

Loan and Agency Service Group

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Telecopy No.:  (312) 385-7102

Telephone No.:  (312) 732-2009

with a copy to:

JPMorgan Chase Bank, N.A.

1125 17th Street, Suite 300

Denver, Colorado  80202

Attention:  Brennon J. Crist

Telecopy No.: (303) 244-3351

Telephone No.: (303) 244-3220

(vi)          if to the Swingline Lender, to

JP Morgan Loan Services

JPMorgan Chase Bank, N.A.

Loan and Agency Service Group

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Telecopy No.:  (312) 385-7102

Telephone No.:  (312) 732-2009

with a copy to:

JPMorgan Chase Bank, N.A.

1125 17th Street, Suite 300

Denver, Colorado  80202

Attention:  Brennon J. Crist

Telecopy No.: (303) 244-3351

Telephone No.: (303) 244-3220

(vii)         if to the Euro Issuing Lender to:

J. P. Morgan Europe Limited

125 London Wall

London

EC2Y 5AJ

England

Telecopy No.:  (44) 207 777 2360

Telephone No.: (44) 207 777 2352/2355

Attn:  Agency Department

with a copy to:

Global Trade Solutions

1 Chaseside (DB01-0365)

Bournemouth, BH 7 7DA

Attn:  Fiona Hallam

Telecopy No.:  (44) 1202 343730

Telephone No.: (44) 1202 347744

(viii)        if to the Euro Swingline Lender to:

J. P. Morgan Europe Limited

125 London Wall

London

EC2Y 5AJ

England

Telecopy No.:  (44) 207 777 2360

Telephone No.: (44) 207 777 2352/2355

Attn:  Agency Department

(ix)           if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent or the Euro Administrative Agent, as applicable; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent or the Euro Administrative Agent, as applicable, and the applicable Lender. Each of the Administrative Agents or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02         Waivers; Amendments  (a) No failure or delay by the Administrative Agent, the Euro Administrative Agent, the Issuing Lender, the Euro Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Euro Administrative Agent, the Issuing Lender, the Euro Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit or Euro Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Euro Administrative Agent, any Lender, the Issuing Lender or the Euro Issuing Lender may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase  the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, or LC Disbursement or the Euro LC Disbursement or reduce the rate of interest thereon (including any agreement to amend or modify the definition of Leverage Ratio that would have the effect of reducing such rate of interest), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, LC Disbursement or Euro LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.02 (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the  written consent of each Lender, (vi) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, provided, that nothing herein shall prohibit the Administrative Agents from releasing any Collateral, or require the consent of the other Lenders for such release, in respect of items sold, leased, conveyed or otherwise disposed to the extent such sale, lease, conveyance or other disposition is permitted or not prohibited hereunder, or (vii) release all or substantially all of the Guarantees (other than in connection with any transaction permitted or not prohibited hereunder), without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Euro Administrative Agent, the Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agents, the Issuing Lender or the Swingline Lender, as applicable.

Section 10.03         Expenses; Indemnity; Damage Waiver  (a) The US Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (other than the Euro Administrative Agent, any Euro Revolving Credit Lender, any Euro Term Lender, the Euro Issuing Lender or the Euro Swingline Lender), including the reasonable fees, charges and disbursements of counsel and consultants for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, due diligence undertaken by the Administrative Agent with respect to the financing contemplated by this Agreement, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender, any Revolving Credit Lender, Term Lender, including the fees, charges and disbursements of one primary law firm as counsel, local counsel as needed and consultants for the Administrative Agent, the Issuing Lender or any Revolving Credit Lender or Term Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Revolving Credit Loans and Term Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. The Euro Borrower shall pay (x) all reasonable out-of-pocket expenses incurred by the Euro Administrative Agent and its Affiliates (other than the Administrative Agent, the Arranger, the Issuing Lender or any Revolving Credit Lender, Term Lender or Swingline Lender), including the reasonable fees, charges and disbursements of counsel and consultants for the Euro Administrative Agent, in connection with the syndication of the credit facilities provided for herein, due diligence undertaken by the Euro Administrative Agent with respect to the financing contemplated by this Agreement, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (y) all reasonable out-of-pocket expenses incurred by the Euro Issuing Lender in connection with the issuance, amendment, renewal or extension of any Euro Letter of Credit or any demand for payment therefor and (z) all reasonable out-of-pocket expenses incurred by the Euro Administrative Agent, the Euro Issuing Lender, any Euro Revolving Credit Lender or any Euro Term Lender, including the fees, charges and disbursements of one primary law firm as counsel, local counsel as needed and consultants for the Euro Administrative Agent, the Euro Issuing Lender, the Euro Revolving Credit Lenders or the Euro Term Lenders, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Euro Revolving Loans or the Euro Term Loans made or Euro Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Euro Letters of Credit.

(b)           (i)  The US Borrower shall indemnify the Administrative Agent, the Issuing Lender and each Revolving Credit Lender and Term Lender, and each Related Party (other than the Euro Administrative Agent, any Euro Revolving Credit Lender or any Euro Term Lender) of any of the foregoing Persons (each such Person being called an “US Indemnitee”) against, and hold each US Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any US Indemnitee, incurred by or asserted against any US Indemnitee arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement, any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (B) any Loan made or Letter of Credit issued by any Revolving Credit Lender or Term Lender or the Issuing Lender, as applicable, or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the US Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the US Borrower or any of its Subsidiaries, or (D) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any US Indemnitee is a party thereto; and whether or not caused by the ordinary, sole or contributory negligence of any Indemnitee, provided further that such indemnity shall not, as to any US Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such US Indemnitee. It is agreed by the parties hereto that the indemnity obligations of the US Borrower under the Commitment Letter are superseded to the extent described in this Agreement.

(ii)           The Euro Borrower shall indemnify the Euro Administrative Agent, the Euro Issuing Lender, each Euro Revolving Credit Lender and each Euro Term Lender and each Related Party (other than the Administrative Agent, the Arranger, the Issuing Lender or any Revolving Credit Lender, Term Lender or Swingline Lender) of any of the foregoing Persons (each such Person being called an “Euro Indemnitee”) against, and hold each Euro Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Euro Indemnitee, incurred by or asserted against any Euro Indemnitee arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement, any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (B) any Loan made or Euro Letter of Credit issued by any Euro Revolving Credit Lender or any Euro Term Lender or the Euro Issuing Lender or the use of the proceeds therefrom (including any refusal by the Euro Issuing Lender to honor a demand for payment under a Euro Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Euro Letter of Credit), (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Euro Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Euro Borrower or any of its Subsidiaries, or (D) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Euro Indemnitee is a party thereto; and whether or not caused by the ordinary, sole or contributory negligence of any Indemnitee, provided further that such indemnity shall not, as to any Euro Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Euro Indemnitee.

(c)           (i)  To the extent that the US Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Revolving Credit Lender and Term Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or the Swingline Lender, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent, the Issuing Lender or the Swingline Lender in its capacity as such. For purposes hereof, a Revolving Credit Lender’s or a Term Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposure, outstanding Term Loans, and unused Commitments at the time.

(ii)           To the extent that the Euro Borrower fails to pay any amount required to be paid by it to the Euro Administrative Agent, the Euro Issuing Lender or the Euro Swingline Lender under paragraph (a) or (b) of this Section, each Euro Revolving Credit Lender and Euro Term Lender severally agrees to pay to the Euro Administrative Agent, the Euro Issuing Lender or the Euro Swingline Lender, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Euro Administrative Agent, the Euro Issuing Lender or the Euro Swingline Lender in its capacity as such. For purposes hereof, a Euro Revolving Credit Lender’s or a Euro Term Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Euro Revolving Credit Exposure, outstanding Euro Term Loans, and unused Commitments at the time.

(d)           To the extent permitted by applicable Law, each Obligor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, Letter of Credit or Euro Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable no later than ten (10) Business Days from demand therefor.

Section 10.04         Successors and Assigns   (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender or the Euro Issuing Lender that issues any Letter of Credit or Euro Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void), except pursuant to a merger in accordance with Section 6.03; (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section; and (iii) no Eurocurrency Lender may assign or otherwise transfer its rights or obligations hereunder to any natural person. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender or the Euro Issuing Lender that issues any Letter of Credit or Euro Letter of Credit), Indemnitees, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Issuing Lender, the Euro Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the US Borrower, provided that no consent of the US Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund or, if any Event of Default has occurred and is continuing, any other assignee; and

(B)           the Administrative Agent, the Issuing Lender and the Swingline Lender, provided that no such consent shall be required for an assignment of (x) any Revolving Loan Commitment to an assignee that is a Lender with a Revolving Loan Commitment immediately prior to giving effect to such assignment (y) any Euro Revolving Loan Commitment to an assignee that is a Lender with a Euro Revolving Loan Commitment immediately prior to giving effect to such assignment or (z) all or any portion of a Term Loan or a Euro Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or €5,000,000 in the case of a Eurocurrency Loan) and after giving affect to such assignment, the assigning Lender Commitment or Loans shall not be less than $5,000,000 (or €5,000,000 in the case of a Eurocurrency Loan) unless each of the US Borrower and the Administrative Agent otherwise consent, provided that no such consent of the US Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee shall not be payable by or due or owing from any Obligor);

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Guarantors and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)           no assignment shall be made that results in an increase to the Mandatory Cost or increased liability of any Obligor under Section 2.15 or Section 2.17.

Section 10.04 (b) (ii) (C) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans.

For the purposes of this Section 10.04(b), “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is owned, administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          Each of the Administrative Agent, acting for this purpose as an agent of the US Borrower, and the Euro Administrative Agent, acting for this purpose as an agent of the Euro Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans, LC Disbursements and Euro LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agents, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower, each of the Administrative Agents, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register and, with respect to the assignment of any Euro Term Loan or any Euro Revolving Loan, shall notify the Euro Administrative Agent thereof. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)  Any Lender may, without the consent of the Borrowers, the Administrative Agents, the Issuing Lender, the Euro Issuing Lender, the Euro Swingline Lender or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agents, the Issuing Lender, the Euro Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Participant shall be entitled to the benefits and subject to the limitations of Section 2.15, Section 2.16, and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 (c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.15, Section 2.16, or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the US Borrower’s prior written consent (which consent expressly acknowledges any additional obligations of the Borrowers in respect of Indemnified Taxes or Other Taxes). A Participant shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05         Survival  All covenants, agreements, representations and warranties made by any of the Borrowers and Guarantors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit and Euro Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender, the Euro Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit or Euro Letter of

Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit, the Euro Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06         Counterparts; Integration; Effectiveness  This Agreement may be executed in counterparts and may be delivered in original or facsimile form (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07         Severability  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08         Right of Setoff  (a)  Each Revolving Credit Lender, Term Lender, and Swingline Lender and the Issuing Lender and each of its Affiliates (other than any Euro Revolving Credit Lender, any Euro Term Lender, the Euro Administrative Agent, the Euro Issuing Lender or the Euro Swingline Lender) is hereby authorized at any time that an Event of Default shall have occurred and is continuing and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the US Borrower or any US Guarantor under Section 9.01(a)(ii) against any and all of the obligations of the US Borrower and each such US Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each such Lender under paragraph (a) of this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(b)           Each Eurocurrency Lender and each of its Affiliates (other than the Administrative Agent, the Arranger, the Issuing Lender or any Revolving Credit Lender, Term Lender or Swingline Lender) is hereby authorized at any time that an Event of Default shall have occurred and is continuing and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Euro Borrower or any Euro Guarantor against any and all of the obligations of the Euro Borrower and each Euro Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each such Lender under paragraph (b) of this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(c)           Notwithstanding the foregoing, JPMorgan Chase Bank, National Association, London Branch, in its capacity as escrow agent under the escrow agreement entered into pursuant to the Acquisition Agreement shall have no right to set off and apply any deposits and other obligations at any time owing by it to or for the credit or account of any Obligor under such escrow agreement against any of the obligations of such Obligor hereunder.

Section 10.09         Governing Law; Jurisdiction; Consent to Service of Process

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           EACH OF THE BORROWERS AND GUARANTORS HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENTS, THE ISSUING LENDER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE ANY OF THE BORROWERS OR GUARANTORS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10         WAIVER OF JURY TRIAL  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11         Headings  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12         Confidentiality.  Each of the Administrative Agents, the Issuing Lender, the Euro Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that in the case of Information required to be disclosed by a Person pursuant to a subpoena or similar legal process, such Person shall use reasonable efforts to provide the US Borrower with prior notice of such required disclosure and the opportunity to obtain a protective order in respect thereof if no conflict exists with such Peron’s governmental, regulatory or legal requirements), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations under the Loan Documents, (g) with the consent of the US Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agents, the Issuing Lender or any Lender on a nonconfidential basis from a source other than any Borrower or any of its respective Subsidiaries. For the purposes of this Section, “Information” means all information received from any Borrower or any of its respective Subsidiaries relating to any Borrower, any such Subsidiary or its respective business, other than any such information that is available to the Administrative Agents, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by such Borrower or such Subsidiary, as applicable; provided that, in the case of information received from such Borrower or such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(a)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE US BORROWER AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND GUARANTORS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENTS THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

(c)           Notwithstanding the provisions of Section 10.12(a), or any other provision of this Agreement or any Loan Document, each of the Administrative Agents, the Issuing Lender, the Euro Issuing Lender, the Lenders and the Obligors may disclose to any and all Persons general information that is relevant in order to understand the tax treatment and tax structure of the transactions contemplated by this Agreement or any Loan Document. For the avoidance of doubt, the preceding sentence does not allow for the disclosure of any specific information that is not otherwise discloseable by reason of Section 10.12(a) and that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement, such as (i) the specific identity of the Borrowers or any of its current or future Affiliates or (ii) any specific pricing terms or any other specific nonpublic business or financial information. For purposes of this Section 10.12(c), the terms “tax treatment” and “tax structure” shall have the meaning provided by Treasury Regulation Section 1.6011-4.

Section 10.13         Interest Rate Limitation  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or reimbursement obligation, together with all fees, charges and other amounts that are treated as interest on such Loan or reimbursement obligation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or reimbursement obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or reimbursement obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or reimbursement obligation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans, reimbursement obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender.

Section 10.14         USA Patriot Act  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

Section 10.15         Joint and Several Liability; Limitation.  Except as otherwise expressly provided herein, the Obligations of the Obligors hereunder and under the Loan Documents for payment obligations with respect to the Loans shall be several and not joint. Notwithstanding anything to the contrary herein or under any Loan Documents, no Foreign Subsidiary or Domestic Subsidiary the assets of which are all or substantially all comprised of stock or securities in one or more Foreign Subsidiaries shall have any liability whatsoever in respect of any Obligations of the US Borrower or any Domestic Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

US BORROWER:	DYNAMIC MATERIALS CORPORATION, a
Delaware corporation

	By	: /s/ Richard A. Santa
	Name:	Richard A. Santa
	Title:	Chief Financial Officer

EURO BORROWER:	DYNAMIC MATERIALS LUXEMBOURG
2 S.Â R.L.

	By	: /s/ Richard A. Santa
	Name:	Richard A. Santa
	Title:	Chief Financial Officer

EURO GUARANTOR:	DYNAMIC MATERIALS LUXEMBOURG
1 S.Â R.L.

	By	: /s/ Richard A. Santa
	Name:	Richard A. Santa
	Title:	Chief Financial Officer

EURO GUARANTOR:	BLITZ F07-DREIHUNDERT-VIERZEHN GMBH
(IN THE FUTURE: DYNAENERGETICS
HOLDING GMBH)

	By	: /s/ Christian Becker
	Name:	Christian Becker
	Title:	Managing Director

ADMINISTRATIVE AGENT,	JPMORGAN CHASE BANK, N.A.
ISSUING BANK, SWINGLINE
LENDER AND LENDER:
	By	: /s/ Brennon J. Crist
	Name:	Brennon J. Crist
	Title:	Vice President

EURO ADMINISTRATIVE AGENT,		J.P. MORGAN EUROPE LIMITED
EURO ISSUING BANK, EURO
SWINGLINE LENDER AND LENDER:
	By	: /s/ Kathryn Jepson
	Name:	Kathryn Jepson
	Title:	Vice President

SOLE BOOKRUNNER,	JPMORGAN SECURITIES INC.
AND LEAD ARRANGER:
	By	: /s/ Keith Winzenried
	Name:	Keith Winzenried
	Title:	Executive Director

LENDER:	BANK OF AMERICA, N.A.

	By	: /s/ David R. Barney
	Name:	David R. Barney
	Title:	Senior Vice President

LENDER:	BANK OF THE WEST

	By	: /s/ Mark Francis
	Name:	Mark Francis
	Title:	Senior Portfolio Manager

LENDER:	KEY BANK NATIONAL ASSOCIATION

	By	: /s/ Michelle Bushey
	Name:	Michelle Bushey
	Title:	Senior Vice President

LENDER:	U.S. BANK, N.A.

	By	: /s/ Gregory J. Blanchard
	Name:	Gregory J. Blanchard
	Title:	Vice President

LENDER:	VECTRA BANK COLORADO,
NATIONAL ASSOCIATION

	By	: /s/ Bradley D. Elliot
	Name:	Bradley D. Elliot
	Title:	Assistant Vice President

LENDER:	WELLS FARGO BANK, NATIONAL
ASSOCIATION

	By	: /s/ Kenneth D. Brown
	Name:	Kenneth D. Brown
	Title:	Vice President

Schedule 1.01

Existing Letters of Credit

•                  Standby Letter of Credit, dated 2 July 2007, issued by Wells Fargo Bank, National Association on behalf of Dynamic Materials Corporation for the benefit of Shanghai Morimatsu Chemical Equipment Co., Ltd. in the face amount of $81,931.

•                  Standby Letter of Credit, dated 13 June 2007, issued by Wells Fargo Bank, National Association on behalf of Dynamic Materials Corporation for the benefit of Yunnan Yunwei Group Co., Ltd., in the face amount of $664,723.

1

Schedule 4.01(l)

Payoffs To Other Lenders

•                  Revolving Line of Credit Facility, dated 15 September 2005, among Dynamic Materials Corporation (Borrower) and Wells Fargo Bank, National Association (Bank) in the amount of $10,000,000 under which only the Existing Letters of Credit are outstanding.

1

Schedule 4.01(r)

Lease Property Description

•                  Dunbar Mine Property, Ohio Pyle Road, Rural Road 2, Fayette County, Commonwealth of Pennsylvania.

1

Schedule 6.01

Existing Indebtedness

•                  Indebtedness, if any, set out on Schedule 3.05 hereto.

•                  Indebtedness under the Term Loan, dated on or about 21 June 2001, among Nobelclad Europe S.A. and BNP Paribas in the outstanding principal amount of approximately €289,000.

•                  Indebtedness under the 4,000,000 Swedish Krona (approximately €430,000) Line of Credit, dated 31 December 1996, among Nitro Metall AB and               .

•                  Indebtedness, if any, under the €500,000 Credit Line Agreement, dated 27 April 2006 / 8 May 2006, among Deutsche Bank AG and the Target.

•                  Outstanding Indebtedness in an amount not to exceed €3,500,000 under the Agreement (“Rahmenvertrag”), dated 21 September 2007, between the Target and Skandifinanz Bank AG, Zürich concerning the nonrecourse sale of accounts receivable (“Factoring”).

•                  Indebtedness under the Framework Loan Agreement, dated on or about 28 September 2006 / 27 October 2006, as amended, between Norddeutsche Landesbank Girozentrale (“Nord LB”) and the Target, consisting of (i) a fixed term loan maturing in September 2011 in the amount of €3,000,000 (of which approximately €2,400,000 is outstanding), and (ii) approximately €1,548,000 outstanding as a fixed term loan maturing in April 2008 under a credit line in the amount of €4,500,000.

•                  Indebtedness under the unsecured Fixed Term Loan, dated on or about 24 February 2004 / 9 March 2004, between Nord LB and the Target maturing in 2009 in the outstanding amount of €164,000 and related framework loan agreement.

•                  Outstanding Indebtedness under the Credit Line Agreement, dated 6 August 2007, between Commerzbank AG and the Target in the amount €1,000,000 outstanding as of 30 September 2007 as a fixed term loan maturing in September 2008 under a credit line in the amount of €3,000,000.

•                  Indebtedness under Contract No. PL 1204-01, dated 29 December 2004, among ooo Perfoline (as borrower) and DYNA GmbH (as lender), in the amount of €400,000.00 (originally €320,000.00); Pledge Contract, dated 23 January 2006.

•                  Indebtedness under Contract No. 05/DZ-01, dated 28 January 2005, among ooo Perfoline (as borrower) and OAO Financial Company (as lender), in the amount of €52,000.

•                  Indebtedness under Contract No. 05/DZ-23, dated 18 July 2005, among ooo Perfoline (as borrower) and OAO Financial Prioritet (as lender), in the amount of €152,605.

•                  Indebtedness under Contract No. 05/DZ-30, dated 22 November 2005, among ooo Perfoline (as borrower) and OAO Financial Company Prioritet (as lender), in the amount of €23,599.

•                  Indebtedness under Contract No. 70084-KYu (Credit Line), dated 16 April 2007, among ooo Perfoline (as borrower) and OAO Commercial Bank Stoykredit (as lender), in the amount of RUR 7,500,000; Pledge Contract No. 70084/1-Z KYu, dated 16 April 2007;

1

Pledge Contract No. 70084/2-Z KYu, dated 16 April 2007; Pledge Contract No. 70084/3-Z KYu, dated 16 April 2007.

•                  Indebtedness under Contract No. 700271-KYu, dated 25 October 2007, among ooo Perfoline (as borrower) and OAO Commercial Bank Stroykredit (as lender), in an amount up to between RUR 3,000,000.000 and RUR 6,000,000.00 depending on the securities provided; Pledge Contract No. 700271/1-KYu, dated October 2007.

•                  Indebtedness under promissory notes payable under Contract No. 14-06, dated 1 November 2006, among ooo Perfoline and ooo Trade House Resource, in the amount of RUR 1,220,000.00.

•                  Indebtedness under security agreement(s) from shareholders of ooo Perfoline, relating to Contract No. 05/DZ-01, dated 28 January 2005, among ooo Perfoline (as borrower) and OAO Financial Company Prioritet (as lender).

•                  Indebtedness under security agreement(s) from shareholders of ooo Perfoline, relating to Contract No. 05/DZ-23, dated 18 July 2005, among ooo Perfoline (as borrower) and OAO Financial Company Prioritet (as lender).

•                  Indebtedness under security agreement(s) from shareholders of ooo Perfoline, relating to Contract No. 05/DZ-30, dated 22 July 2005, among ooo Perfoline (as borrower) and OAO Financial Company Prioritet (as lender).

2

Schedule 6.02

Existing Liens

•                  Until and including the Closing Date, the following Liens granted in connection with the Revolving Line of Credit Facility, dated 15 September 2005, among Dynamic Materials Corporation (Borrower) and Wells Fargo Bank, National Association (Bank) in the amount of $10,000,000 under which only the Existing Letters of Credit are outstanding:

•                  Continuing Security Agreement Rights to Payment and Inventory, among Dynamic Materials Corporation (Borrower) and Wells Fargo Bank, National Association (Bank);

•                  UCC Financing Statement, naming Dynamic Materials Corporation as Debtor and Wells Fargo Bank, National Association as Secured Party;

•                  Liens under the Security Agreement Equipment, among Dynamic Materials Corporation (Debtor) and Wells Fargo Bank, National Association (Bank).

•                  Lien granted on €250,000 cash and earnings thereon held in a deposit account established in connection with the Agreement (“Rahmenvertrag”), dated 21 September 2007, between the Target and Skandifinanz Bank AG, Zürich concerning the sale of accounts receivable (“Factoring”).

•                  Liens granted in respect of the 4,000,000 Swedish Krona Line of Credit, dated 31 December 1996, between Nitro Metall AB and a third party bank.

•                  Pledge Contract No. 70084/1-Z KYu, dated 16 April 2007, Pledge Contract No. 70084/2-Z KYu, dated 16 April 2007 and Pledge Contract No. 70084/3-Z KYu, dated 16 April 2007, relating to Contract No. 70084-KYu (Credit Line), dated 16 April 2007, among ooo Perfoline (as borrower) and OAO Commercial Bank Stoykredit (as lender), in the amount of RUR 7,500,000.

•                  Pledge Contract No. 700271/1-KYu, dated 25 October 2007, relating to Contract No. 700271-KYu, dated 25 October 2007, among ooo Perfoline (as borrower) and OAO Commercial Bank Stroykredit (as lendor), in an amount up to between RUR 3,000,000.000 and RUR 6,000,000.00 depending on the securities provided.

•                  Equipment Pledge, relating to Contract No. PL 1204-01, dated [23][29] December 2004, among ooo Perfoline (as Borrower) and DYNA GmbH (as Lender in the amount of €400,000.

•                  Liens, if any, related to the Indebtedness set out on Schedule 6.01 hereto, except to the extent such debt is stated to be unsecured.

1

Schedule 6.05

Permitted Investments

•                  Investments in 1306735 Alberta Ltd., Troisdorfer Genehmigungshalber GmbH, Würgendorfer Genehmigungshalber GmbH.

•                  Investments outstanding on the date of this Agreement in the Subsidiaries of each of DYNAenergetics Beteiligungs GmbH and the Target.

•                  Contract No. PL 1204-01, dated 29 December 2004, among ooo Perfoline (as borrower) and DYNA GmbH (as lender), in the amount of €400,000.00 (originally €320,000.00); Pledge Contract, dated 23 January 2006.

•                  Loan Agreement No. 2, dated October 12, 2006, among KazDYNAenergetics LLP (as borrower) and DYNA GmbH (as lender), in the amount of $18,000.

•                  Loan Agreement No. 05-07, dated March 3, 2007, among KazDYNAenergetics LLP (as borrower) and DYNA GmbH (as lender), in the amount of $54,000.

•                  Security agreement(s) from shareholders of ooo Perfoline, relating to Contract No. 05/DZ-01, dated 28 January 2005, among ooo Perfoline (as borrower) and OAO Financial Company Prioritet (as lender).

•                  Security agreement(s) from shareholders of ooo Perfoline, relating to Contract No. 05/DZ-23, dated 18 July 2005, among ooo Perfoline (as borrower) and OAO Financial Company Prioritet (as lender).

•                  Security agreement(s) from shareholders of ooo Perfoline, relating to Contract No. 05/DZ-30, dated 22 July 2005, among ooo Perfoline (as borrower) and OAO Financial Company Prioritet (as lender).

1

Schedule 6.08(j)

Permitted Affiliate Agreements

•                  Unanimous Shareholders Agreement, among LRI Oil Tools Inc., DYNAenergetics Beteiligungs GmbH, and 1306735 Alberta Ltd.

•                  Leasing agreement, dated 23 June 2003 between the Target and “GRX Hannover Grundstücksgesellschaft bürgerlichen Rechts” concerning office at Laatzen (Bernd-Rosemeyer-Straße 7, 30880 Laatzen), as amended on 27 December 2003.

•                  Contract No. 08-06, dated 21 March 2006, among ooo Perfoline and ooo Torgmaster for supply of components for perforating sets to ooo TorgMaster.

•                  Contract No. 24-04, dated 28 April 2007, among ooo Perfoline and ooo Service Torg for supply of perforating sets to ooo ServiceTorg.

•                  Guarantee by ZAO Tekhinvest, relating to Contract No. 05/DZ-01, dated 28 January 2005, among ooo Perfoline (as borrower) and OAO Financial Company Prioritet (as lender).

•                  Security agreement(s) from shareholders of ooo Perfoline, relating to Contract No. 05/DZ-01, dated 28 January 2005, among ooo Perfoline (as borrower) and OAO Financial Company Prioritet (as lender).

•                  Guarantee by ZAO Tekhinvest, relating to Contract No. 05/DZ-23, dated 18 July 2005, among ooo Perfoline (as Borrower) and OAO Financial Company Prioritet (as lender).

•                  Security agreement(s) from shareholders of ooo Perfoline, relating to Contract No. 05/DZ-23, dated 18 July 2005, among ooo Perfoline (as borrower) and OAO Financial Company Prioritet (as lender).

•                  Guarantee by ZAO Tekhinvest, relating to Contract No. 05/DZ-30, dated 18 July 2005, among ooo Perfoline (as Borrower) and OAO Financial Company Prioritet (as lender).

•                  Security agreement(s) from shareholders of ooo Perfoline, relating to Contract No. 05/DZ-30, dated 22 July 2005, among ooo Perfoline (as borrower) and OAO Financial Company Prioritet (as lender).

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Schedule 6.09

Restrictive Agreements

•                  Unanimous Shareholders Agreement, dated as of 29 June 2007, among LRI Oil Tools Inc., DYNAenergetics Beteiligungs GmbH and 4391438 Canada Ltd.

•                  Unanimous Shareholders Agreement, dated [undated], among LRI Oil Tools Inc., DYNAenergetics Beteiligungs GmbH and 1306735 Alberta Ltd.

•                  Charter (ustav) and founders’ agreement (uchreditelny clogovor) in respect of 000 Perfoline.

•                  Charter and founders’ agreement in respect of KOO KAZ DYNAenergetics.

•                  Charter and founders’ agreement in respect of 000 DYNAenergetics RUS.

•                  Loan Agreement with schedules between 4391438 Canada Ltd. as Borrower and LRI Oil Tools Inc. and the DYNA GmbH, concerning a loan of 900,000.00 Can. Dollars by DYNA GmbH to the Borrower and a loan of 900,000.00 Can. Dollars by LRI Oil Tools Inc. to the Borrower.

•                  Negative pledge and minimum equity covenants included in the agreements set out on Schedule 6.01 under the heading DYNAenergetics GmbH & Co. KG and other restrictive provisions under the agreements set out elsewhere on Schedule 6.01.

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Schedule 9.10

Jurisdiction Specific Provisions

The guaranty provisions in Article IX are further subject to the following:

(a)                                  Parallel Debt.

(i)                                     Each of the Euro Borrower and Euro Guarantors (together, the “Euro Obligors”) hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent amounts equal to any amounts owing from time to time by that Euro Obligor to any Secured Party under any of the Loan Documents as and when those amounts are due; provided, however, that for avoidance of doubt, no Euro Obligor shall have any obligation under this clause (a) to pay to the Administrative Agent any amounts owing by any US Guarantor or the US Borrower to any Secured Party under any of the Loan Documents.

(ii)                                  Each Euro Obligor, the Administrative Agent and the Euro Administrative Agent acknowledge that the obligations of each Euro Obligor under section (a)(i) above are several and are separate and independent from, and shall not in any way limit or affect, the corresponding Obligations of that Euro Obligor to any of the Administrative Agents or any Secured Party under any of the Loan Documents (its “Corresponding Debt”) nor shall the amounts for which each Euro Obligor is liable under section (a)(i) above (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that:

(aa)                            the Parallel Debt of each Euro Obligor shall be decreased to the extent that its Corresponding Debt has been paid or (in the case of guarantee obligations) discharged; and

(bb)                          the Corresponding Debt of each Euro Obligor shall be decreased to the extent that its Parallel Debt has been paid or (in the case of guarantee obligations) discharged; and

(cc)                            the amount of the Parallel Debt of a Euro Obligor shall at all times be equal to the amount of its Corresponding Debt.

(iii)                               Each of the Administrative Agents acts in its own name as an independent and separate right and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Security granted under the Loan Documents to the Administrative Agent to secure the Parallel Debt is granted to the Administrative Agent in its capacity as agent for the independent and separate creditors of the Parallel Debt and shall not be held on trust.

(iv)                              Without limiting or affecting the Administrative Agents’ rights against the Obligors (whether under this subsection (a) or under any other provision of the Loan Documents), each Euro Obligor acknowledges that:

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(aa)                            nothing in this subsection (a) shall impose any obligation on either of the Administrative Agents to advance any sum to any Euro Obligor or otherwise under any Loan Document, except in its capacity as a Lender; and

(bb)                          for the purpose of any vote taken under any Loan Document, neither of the Administrative Agents shall be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

(b)                                 Limitation on German Obligors Liabilities.

(i)                                     With a view to give due regard to the obligations of the managing directors of any Obligor incorporated in the Federal Republic of Germany in the form of a limited liability company (Gesellschaft mit beschränkter Haftung) or in the form of a limited partnership (Kommanditgesellschaft) having a limited liability company (Gesellschaft mit beschränkter Haftung) as general partner (a “German Guarantor”) (aa) to duly consider the own interest of such German Guarantor and the German Guarantor’s creditors as well as (bb) to preserve the stated share capital of the German Guarantor, the Secured Parties agree not to enforce of any of the Guarantees granted by such German Guarantor under Section 9.01 as modified hereby (the “German Guarantee”) if and to the extent that the German Guarantee is an up-stream or cross-stream security and the enforcement would otherwise lead to the situation that the German Guarantor did not have sufficient net assets (i.e. assets minus liabilities and liability reserves (Reinvermögen)) to maintain its stated share capital (Stammkapital) where required by Sections 30 and 31 of the German Act on Limited Liability Companies (“GmbHG”) whereby the net assets shall be determined in accordance with applicable law at the time of the enforcement provided that for the purposes of the calculation of the amount to be enforced (if any) the following balance sheet items shall be adjusted as follows:

(aa)                            the amount of any increase of stated share capital of the German Guarantor after the date of this Agreement which is not permitted under the Loan Documents shall be deducted from the stated share capital;

(bb)                          loans provided to the German Guarantor by the US Borrower or any of its Subsidiaries shall be disregarded if such loans are subordinated, or are considered subordinated pursuant to Section 32a GmbHG; and

(cc)                            loans and other contractual liabilities incurred by the German Guarantor in violation of the provisions of any of the Loan Documents shall be disregarded to the extent that such violation results from grossly negligent or willful misbehavior.

(ii)                                  The limitations set out in section (b)(i) above shall only apply if and to the extent that within fifteen (15) Business Days following the notification by either of the Administrative Agents of its intention to enforce the German Guarantee, the managing directors on behalf of the German Guarantor have confirmed in writing to the Administrative Agent (aa) to what extent the Pledges are an up-stream or cross stream security as described in section (b)(i) above and (bb) which amount of such up-stream

2

security and/or cross-stream cannot be enforced as it would cause the net assets of the German Guarantor to fall below its stated share capital in violation of Sections 30 and 31 GmbHG and such confirmation is supported by conclusive evidence (the “Management Determination”) and (x) neither of the Administrative Agents (acting on the instructions of the Secured Parties) has contested the Management Determination by arguing that no or a lesser amount would be necessary to maintain its stated share capital within fifteen (15) Business Days following the Management Determination, or (y) within thirty-five (35) Business Days from the date either of the Administrative Agents has contested the Management Determination the Administrative Agent receives a determination by auditors of international standard and reputation (the “Auditor’s Determination”) appointed by the Pledgor of the amount that would have been necessary to maintain its stated share capital without violation of Sections 30 and 31 GmbHG.

(iii)                               If the Administrative Agent disagrees with the Auditor’s Determination it shall notify the German Guarantor accordingly. The Secured Parties shall only be entitled to enforce the German Guarantee up to the amount which is undisputed between themselves and the German Guarantor in accordance with the provisions of section (b)(i) and section (b)(ii) above. In relation to the amount which is disputed between the Administrative Agent and the German Guarantor, the Secured Parties shall be entitled to further pursue claims (if any) in court.

(iv)                              If the German Guarantor intends to demonstrate that an unlimited enforcement would lead to one of the effects referred to in section (b)(i) above, the German Guarantor shall realize any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that can be realized to the extent legally permitted and commercially justifiable.

(c)                                  Limitation on French Guarantor’s liabilities:

(i)                                     The obligations and liabilities of any Guarantor incorporated under the laws of France (a “French Guarantor”) hereunder shall not extend to the payment obligations of any Obligor incorporated in the United States of America or any other jurisdiction other than France.

(ii)                                  The obligations and liabilities of any French Guarantor hereunder shall not include, and shall not be construed as including, any obligation or liability which if incurred would breach any provisions of financial assistance as defined by article L.225-216 of the French Commercial Code (Code de Commerce) for the guarantee, or the subscription, or the acquisition, or the financing, or the refinancing of the acquisition, directly or indirectly, of its own shares.

(iii)                               Notwithstanding anything to the contrary in this Agreement, the liabilities of any French Guarantor hereunder shall at any time be limited:

(x)                                   regarding any Obligor which is a Subsidiary of the French Guarantor, to a guarantee of such Subsidiary’s total payment obligations to the Finance

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Parties under the Finance Documents (subject always to the provisions of paragraphs (i) and (ii) above); and

(y)                                 regarding any Obligor which is not a Subsidiary of the French Guarantor, to a guarantee of such Obligor’s payment obligations up to the aggregate outstanding principal amount (if any) borrowed by such French Guarantor from such Obligor, to the extent such borrowed amounts remain outstanding at the time of enforcement of such guarantee (subject always to the provisions of paragraph (i) above).

(iv)                              For the avoidance of doubt, it is acknowledged that the French Guarantors are not “co-débiteurs solidaires” as to their obligations pursuant to the guarantees given pursuant to Article IX.

(d)                                 Limitation on Swedish Obligors Liability.

(i)                                     The obligations of each Euro Guarantor that is incorporated under the laws of Sweden shall under Article IX be limited if (and only if) required by an application of the provisions of the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)) in force from time to time regulating the purpose of a company’s business, prohibited loans and guarantees and distribution of assets (including profits/dividends) and it is understood that the liability of any such Swedish Euro Guarantor under Article IX only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act.

(ii)                                  The termination and release of any Lien created under the laws of Sweden shall require the prior consent of the Administrative Agent (such consent not to be unreasonably withheld).

(e)                                  Limitation on Luxembourg Obligors Liability.  The obligations of each Guarantor incorporated in Luxembourg (a “Luxembourg Guarantor”) under Article IX (Guarantee) for the obligations under the Loan Documents of any Obligor that is not a direct or indirect subsidiary of such Luxembourg Guarantor shall be limited to an aggregate amount not exceeding:

(i)                                     The greater of (x) 95% of such Luxembourg Guarantor’s net assets (capitaux propres) (as referred to in article 34 of the Luxembourg Law dated 19 December 2002) as at the date on which a demand under the guarantee in Article IX (Guarantee) is made; and (y) 95% of such Luxembourg Guarantor’s net assets (capitaux propres) (as referred to in article 34 of the Luxembourg Law dated 19 December 2002) as at the date of this Agreement; and

(ii)                                  Any other advances, loans or moneys made available to the Luxembourg Guarantor by any of its Affiliates.

The above limitation does not apply to any amount lent to the Luxembourg Guarantor or to any of its direct or indirect Subsidiaries (regardless of the form thereof), where such amount lent is financed directly or indirectly by a borrowing under the Loan Documents.

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EXHIBIT 1.1A

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of [               ] (as amended and in effect on the date hereof, the “Credit Agreement”), among Dynamic Materials Corporation, Dynamic Material Luxembourg 2 S.Ầ R.L., the Guarantors named therein, the Lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent for the Revolving Credit Lenders and the Term Lenders, and J.P. Morgan Europe Limited, as Administrative Agent for the Euro Revolving Credit Lenders and the Euro Term Lenders.  Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named on the reverse hereof hereby sells and assigns, without recourse, to the Assignee named on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Assignment Date and [Term Loans, Revolving Loans, Euro Term Loans and Euro Revolving Loans] owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit, Euro Letters of Credit, LC Disbursements, Euro LC Disbursements, Swingline Loans and Euro Swingline Loans held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date.  The Assignee hereby acknowledges receipt of a copy of the Credit Agreement.  From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a [Lender and a Euro Lender] thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption is being delivered to the Administrative Agent together with (i) any documentation required to be delivered by the Assignee pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee.  The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 10.04(b) of the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Credit Agreement

1

Effective Date of Assignment (“Assignment Date”):

Facility	Principal Amount Assigned	Percentage Assigned of Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Commitment Assigned:	$		%
Revolving Loans:
Term Loans:
Euro Revolving Loans:
Euro Term Loans:

The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee] , as Assignee

By:
Name:
Title:

2

The undersigned hereby consent to the within assignment:(1)

(1)           Consents to be included to the extent required by Section 10.04(b) of the Credit Agreement.

3

[Name of Borrower]		JPMorgan Chase Bank, N.A., as Administrative Agent,

By:		By:
	Name:		Name:
	Title:		Title:

4

EXHIBIT 1.1B(i)

ADDENDUM AND JOINDER TO
CREDIT AGREEMENT
(US Security Agreement; Section 5.09(a)(ii))(1)

This ADDENDUM AND JOINDER TO CREDIT AGREEMENT (this “Addendum”) is entered into by                                               , a                                          (the “New Subsidiary”),                           , a                                      (the “New Subsidiary Parent”) [Note:  New Subsidiary Parent to be the immediate parent company of the New Subsidiary] and DYNAMIC MATERIALS CORPORATION, a Delaware corporation (the “US Borrower”) in favor of JPMORGAN CHASE BANK, N.A. as Administrative Agent under the Credit Agreement (in such capacity, the “Agent”).

WHEREAS, the Borrowers, the Guarantors party thereto, the Lenders, the Agent, J.P. Morgan Europe Limited, as the Euro Administrative Agent and JPMorgan Securities Inc. (collectively, the “Original Parties”), entered into that certain Credit Agreement dated as of November 16, 2007 (as the same has been or may be amended, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the US Borrower and the Wholly Owned Subsidiaries of the US Borrower that are Domestic Subsidiaries all or substantially all of the assets of which do not consist of stock or securities in one or more Foreign Subsidiaries are parties to that certain Security and Pledge Agreement dated as of November 16, 2007 (the “Security Agreement”);

WHEREAS, the New Subsidiary is required to execute this Addendum pursuant to Section 5.09(a)(ii) of the Credit Agreement; and

WHEREAS, the New Subsidiary desires to become a party to the Credit Agreement and the Security Agreement and to receive all the benefits of and to become subject to the obligations thereof as a US Guarantor;

NOW, THEREFORE, in consideration of the benefits to be derived by the New Subsidiary under the Credit Agreement as a US Guarantor and for Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the above-named parties agree as follows:

1.                                       Terms.  Capitalized terms used in the opening paragraph, the recitals and otherwise herein and not defined have the same meanings assigned to such terms in the Credit Agreement.

(1) This form may be modified as may be necessary or appropriate to provide for the use of this form to join more than one New Subsidiary; provided that the form, as modified, is satisfactory to the Administrative Agent in its reasonable discretion.  This form may also be modified as may be necessary or appropriate to provide for the addition of Equity Interests in a New Subsidiary as Collateral under the Security Agreement without adding the New Subsidiary as a Debtor under the Security Agreement or a party to the Credit Agreement if the New Subsidiary is a Foreign Subsidiary or a Domestic Subsidiary the assets of which are all or substantially all comprised of stock or securities in one or more Foreign Subsidiaries and such New Subsidiary is executing a separate Addendum to become a party to the Credit Agreement and to the security agreement to which the Euro Borrower is a party.

Credit Agreement

2.                                       Joinder.  By executing and delivering this Addendum, the New Subsidiary hereby (i) becomes a party to the Credit Agreement as a US Guarantor and the Security Agreement as a Debtor as if the New Subsidiary had originally signed such Credit Agreement and Security Agreement and (ii) expressly assumes all obligations and liabilities of a “US Guarantor” or “Debtor” thereunder, as applicable.  In furtherance thereof, the New Subsidiary hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Revolving Credit Loans, the Term Loans, the Euro Revolving Loans and the Euro Term Loans, and the full and punctual payment of all other Obligations payable by the US Borrower, the Euro Borrower, any Euro Guarantor or any other US Guarantor under the Loan Documents, upon the terms and conditions set forth in the Credit Agreement after giving effect to this Addendum.

3.                                       Updated Information (Credit Agreement).  Concurrently with this Addendum, New Subsidiary is delivering a completed New Subsidiary Information List, as attached in Attachment A hereto.  US Borrower and New Subsidiary acknowledge and agree that Schedules 3.01, 3.03, 3.05, 3.06, 3.07, 3.08, 3.09, 3.10, 3.12, 6.02, 6.05, 6.08(j), and 6.09 of the Credit Agreement, as updated by the information with respect to the New Subsidiary reflected on the corresponding schedules of the New Subsidiary Information List and any other relevant information, are true, accurate and complete representations of the information described and referenced in the corresponding sections of the Credit Agreement, after giving effect to this Addendum.  The New Subsidiary hereby confirms that the representations and warranties set forth in Article III of the Credit Agreement applicable to it or its New Subsidiary Collateral (as defined below) are true and correct with respect to the New Subsidiary and the New Subsidiary Collateral, after giving effect to this Addendum.  Any phrase stating “as of the date hereof” or any similar phrase in its representations and warranties set forth in the Credit Agreement are intended to apply as of the date of this Addendum with respect to the New Subsidiary.

4.                                       Updated Information (Security Documents).

(a)                                  US Borrower and New Subsidiary Parent acknowledge and agree that Annex 1 of the Security Agreement, as updated to add the information with respect to the New Subsidiary Parent’s Equity Interests (as defined in the Security Agreement) in the New Subsidiary set forth on Attachment B hereto and any other relevant information, is a true, accurate and complete representation of the information described and referenced in the corresponding sections of the Security Agreement, after giving effect to this Addendum.  New Subsidiary Parent hereby confirms that the representations and warranties set forth in Article IV of the Security Agreement with respect to the New Subsidiary Parent Collateral (as defined below) are true and correct with respect to the New Subsidiary Parent Collateral, after giving effect to this Addendum.  Any phrase stating “as of the date hereof” or any similar phrase in its representations and warranties set forth in Article IV of the Security Agreement insofar as they relate to the New Subsidiary Parent Collateral are intended to apply as of the date of this Addendum with respect to the New Subsidiary Parent Collateral.

(b)                                 US Borrower and New Subsidiary acknowledge and agree that Annexes 1 through 14, inclusive, of the Security Agreement, as updated to add the information with respect to the New Subsidiary and the New Subsidiary Collateral set forth on the corresponding Annexes of the New Subsidiary Information List attached in Attachment A hereto and any other relevant information, are true, accurate and complete representations of the information described and referenced in the corresponding sections of the Security Agreement, after giving effect to this Addendum.  New Subsidiary hereby confirms that the representations and warranties set forth in Article IV of the Security Agreement applicable to the New Subsidiary and the New Subsidiary Collateral are true and correct with respect to the New Subsidiary and the New Subsidiary Collateral, after giving effect to this Addendum.  Any phrase stating “as of the date hereof” or any similar phrase in its representations and warranties set forth in the Security Agreement are intended to apply as of the date of this Addendum with respect to the New Subsidiary and the New Subsidiary Collateral.

5.                                       Security Interest (New Subsidiary Parent).  As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations (as defined in the Security Agreement), New Subsidiary Parent hereby grants to the Agent for the benefit of the Secured Parties (as defined in the Security Agreement) a security interest in all of New Subsidiary Parent’s right, title and interest in, to and under the following property, whether now owned or hereafter acquired by the New Subsidiary Parent and whether now existing or hereafter coming into existence and wherever located (collectively, the “New Subsidiary Parent Collateral”):  (a) all Securities Collateral (as defined in the Security Agreement) described on Attachment B to this Addendum, and (b) all Proceeds (as defined in the Security Agreement) of such Securities Collateral, pursuant to and in accordance with the terms of the Security Agreement (and all such New Subsidiary Parent Collateral shall be “Collateral” for purposes of the Security Agreement); provided, that neither the New Subsidiary Parent Collateral nor the Collateral shall include any Excluded Equity Interests (as such term is defined in the Security Agreement) or any of the dividends, distributions, returns of capital, cash, warrants, options, rights, instruments, rights to vote or manage or any other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Excluded Equity Interests.

6.                                       Security Interest (New Subsidiary).  As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations (as defined in the Security Agreement), New Subsidiary hereby grants to the Agent for the benefit of the Secured Parties (as defined in the Security Agreement) a security interest in all of New Subsidiary’s right, title and interest in, to and under the following property, whether now owned or hereafter acquired by the New Subsidiary and whether now existing or hereafter coming into existence and wherever located (collectively, the “New Subsidiary Collateral”):  (a) all Securities Collateral (as defined in the Security Agreement) described on Attachment C to this Addendum, (b) all other Collateral (as defined in the Security Agreement) described in the Security Agreement and (c) all Proceeds (as defined in the Security Agreement) of such Collateral, pursuant to and in accordance with the terms of the Security Agreement (and all such New Subsidiary Collateral shall be “Collateral” for purposes of the Security Agreement) provided, that neither the New Subsidiary Collateral nor the Collateral shall include any Excluded Equity Interests (as such term is defined in the Security Agreement) or any of the dividends, distributions, returns of capital, cash, warrants, options, rights, instruments, rights to vote or manage or any other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Excluded Equity Interests.

7.                                       Authorization to Take Further Action.  The New Subsidiary and the New Subsidiary Parent hereby authorize the Agent to file such financing statements as may be necessary or desirable to perfect the Liens under the Security Agreement and any modification, extension or ratification thereof.

8.                                       Reliance.  All parties hereto acknowledge that the Agent and the Lenders are relying on this Addendum, the accuracy of the statements herein contained and the performance of the conditions placed upon the undersigned New Subsidiary hereunder, and that, but for the execution of this Addendum by said parties, the Agents and the Lenders would not allow said New Subsidiary to become party to the Credit Agreement.  New Subsidiary does hereby covenant and agree that it will execute such further documents and undertake any such measure as may be necessary to effect and carry out the terms of this Addendum and the implementation thereof.

9.                                       Warranties.  The New Subsidiary (a) represents and warrants that it is legally authorized to enter into this Addendum, and (b) confirms that it is a Wholly Owned Subsidiary of the US Borrower and that it is a Domestic Subsidiary all or substantially all of the assets of which do not consist of stock or securities in one or more Foreign Subsidiaries.

10.                                 Choice of Law.  This Addendum shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles.

11.                                 Ratification; Conflicts.  Any and all conflicts or inconsistencies between the terms and provisions of this Addendum and the Credit Agreement shall be governed and controlled by the terms and provisions of this Addendum. Except as modified hereby, the Credit Agreement and the Security Agreement remain in full force and effect according to their terms.

12.                                 Effectiveness.  Upon execution of this Addendum by any New Subsidiary, this Addendum shall become immediately effective and enforceable as to the New Subsidiary and all of the Original Parties.

IN WITNESS WHEREOF, the parties have executed this Addendum and agreed to the provisions contained herein effective as of                               , 200      .

NEW SUBSIDIARY:		,
a

By:
Name:
Title:

[NEW SUBSIDIARY PARENT]	[	,
a

By:
Name:
	Title:	]

US BORROWER:	DYNAMIC MATERIALS CORPORATION,
a Delaware corporation

By:
Name:
Title:

ATTACHMENT A

ADDITIONAL INFORMATION REGARDING EACH NEW SUBSIDIARY

1.                                       The following Schedules as described in the Credit Agreement:

Schedule 3.01	Organization
Schedule 3.03	No Violations
Schedule 3.05	No Undisclosed Liabilities
Schedule 3.06	Litigation
Schedule 3.07	Compliance with Law
Schedule 3.08	Material Contracts
Schedule 3.09	Properties
Schedule 3.10	Intellectual Property
Schedule 3.12	Environmental Compliance
Schedule 6.02	Existing Liens
Schedule 6.05	Permitted Investments
Schedule 6.08(j)	Permitted Affiliate Agreements
Schedule 6.09	Restrictive Agreements

The following Annexes as described in the Security Agreement:

Annex 1	Intellectual Property Licenses
Annex 2	Patent Collateral
Annex 3	Securities Collateral
Annex 4	Trademark Collateral
Annex 5	Filing Offices
Annex 6	Debtor Information
Annex 7	Previous Names and Transactions
Annex 8	Offices and Locations of Records
Annex 9	Deposit Accounts
Annex 10	Securities Accounts and Commodity Accounts
Annex 11	Instruments and Tangible Chattel Paper
Annex 12	Electronic Chattel Paper
Annex 13	Letters of Credit
Annex 14	Commercial Tort Claims

Entity Documents

Provide a copy of all that apply:

Corporation:	Filed Articles of Incorporation/Amendments and Bylaws/Resolutions with Incumbency Certificate
Partnership:	Partnership Agreement and filed/recorded Certificate of Partnership
Limited Liability Company (LLC):	Article of Organization and Operating Agreement/Member or Manager Consent with Incumbency Certificate
Limited Liability Partnership (LLP):	Certificate of registered partnership and partnership agreement
Fictitious Name Filing:	Trade Name-Entities doing business under fictitious name; if applicable

ATTACHMENT B

EQUITY INTERESTS OWNED BY NEW SUBSIDIARY PARENT IN NEW
SUBSIDIARY

ATTACHMENT C

EQUITY INTERESTS OWNED BY NEW SUBSIDIARY
IN ITS WHOLLY OWNED SUBSIDIARIES

EXHIBIT 1.1B(ii)

ADDENDUM AND JOINDER TO
CREDIT AGREEMENT
(Euro Security Agreement; Sections 5.09(a)(i), Section 5.09(b), Section 5.09(c))(1)

This ADDENDUM AND JOINDER TO CREDIT AGREEMENT (this “Addendum”) is entered into by                                               , a                                          (the “New Subsidiary”),                           , a                                      (the “New Subsidiary Parent”) [Note:  New Subsidiary Parent to be the immediate parent company of the New Subsidiary](2), DYNAMIC MATERIALS CORPORATION, a Delaware corporation (the “US Borrower”) in favor of J.P. MORGAN EUROPE LIMITED, as Euro Administrative Agent under the Credit Agreement (in such capacity, the “Euro Agent”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent under the Credit Agreement (in such capacity, the “US Agent”).

WHEREAS, the Borrowers, the Guarantors party thereto, the Lenders, the Euro Agent, the US Agent and JPMorgan Securities Inc. (collectively, the “Original Parties”), entered into that certain Credit Agreement dated as of November 16, 2007 (as the same has been or may be amended, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Euro Borrower and the Wholly Owned Subsidiaries of the US Borrower that are Foreign Subsidiaries and the Wholly Owned Subsidiaries of the US Borrower that are Domestic Subsidiaries all or substantially all of the assets of which consist of stock or securities in one or more Foreign Subsidiaries are parties to that certain Security and Pledge Agreement dated as of November 16, 2007 (the “Security Agreement”);

[WHEREAS, the New Subsidiary owns 100% of the Equity Interests in                                 , which is an entity organized under the laws of                            and intends to join that certain Share Pledge Agreement governed by the laws of such jurisdiction and entered into by                               (3) (the “Share Pledge Agreement”)(4)]

(1) This form may be modified as may be necessary or appropriate to provide for the use of this form to join more than one New Subsidiary; provided that the form, as modified, is satisfactory to the Administrative Agent in its reasonable discretion.

(2) If the New Subsidiary Parent is the US Borrower, the US Borrower will not grant any security interests pursuant to this Addendum, but will execute an addendum to the Security Agreement to which the US Borrower is a party for purposes of adding a portion of the Equity Interests (as more fully set forth in such Security Agreement) of the New Subsidiary as collateral under such Security Agreement.  If the New Subsidiary Parent is a Domestic Subsidiary the assets of which are not all or substantially all comprised of stock or securities in one or more Foreign Subsidiaries, the New Subsidiary Parent will not be a party to this Addendum, but will execute an addendum to the Security Agreement to which the New Subsidiary Parent is a party for purposes of adding a portion of the Equity Interests (as more fully set forth in such Security Agreement) of the New Subsidiary as collateral under such Security Agreement.

(3) Insert original parties to applicable Share Pledge Agreement.

(4) New Subsidiary will join existing Share Pledge Agreement to the extent permitted under applicable laws; in the event a pledge is required under a new jurisdiction or a joinder cannot be effective pursuant to this Addendum, New Subsidiary will execute a new Share Pledge Agreement.  All optional language regarding the Share Pledge Agreement will be used only to the extent a new Share Pledge Agreement is not executed.  The New Subsidiary will not be required to execute a new Share Pledge Agreement or join an existing Share Pledge Agreement if it does not have a Wholly Owned Subsidiary.

Credit Agreement

[WHEREAS, the New Subsidiary Parent owns 100% of the Equity Interests in the New Subsidiary, and intends to add such Equity Interests to the collateral under the Share Pledge Agreement](5)

WHEREAS, the New Subsidiary is required to execute this Addendum pursuant to Section [5.09(a)(i)/5.09(b)/5.09(c)] of the Credit Agreement; and

WHEREAS, the New Subsidiary desires to become a party to the Credit Agreement [and][,] Security Agreement [and Share Pledge Agreement] and to receive all the benefits of and to become subject to the obligations thereof as a Euro Guarantor;

NOW, THEREFORE, in consideration of the benefits to be derived by the New Subsidiary under the Credit Agreement as a Euro Guarantor and for Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the above-named parties agree as follows:

1.                                       Terms.  Capitalized terms used in the opening paragraph, the recitals and otherwise herein and not defined have the same meanings assigned to such terms in the Credit Agreement.

2.                                       Joinder.  By executing and delivering this Addendum, the New Subsidiary hereby (i) becomes a party to the Credit Agreement as a Euro Guarantor [and][,] the Security Agreement as a Debtor [and the Share Pledge Agreement as a party thereunder] as if the New Subsidiary had originally signed such Credit Agreement [and][,] Security Agreement [and Share Pledge Agreement] and (ii) expressly assumes all obligations and liabilities of a “Euro Guarantor” [or][,] “Debtor” [or “pledgor”] thereunder, as applicable.  In furtherance thereof, the New Subsidiary hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Eurocurrency Loans, and the full and punctual payment of all other Obligations payable by the Euro Borrower or any other Euro Guarantor under the Loan Documents, upon the terms and conditions set forth in the Credit Agreement (including, without limitation, any limitations on the New Subsidiary’s liability under such guarantee pursuant to Section 9.07 or 9.10 of the Credit Agreement) after giving effect to this Addendum.

3.                                       Updated Information (Credit Agreement).  Concurrently with this Addendum, New Subsidiary is delivering a completed New Subsidiary Information List, as attached in Attachment A hereto.  US Borrower and New Subsidiary acknowledge and agree that Schedules 3.01, 3.03, 3.05, 3.06, 3.07, 3.08, 3.09, 3.10, 3.12, 6.02, 6.05, 6.08(j), and 6.09 of the Credit Agreement, and, if the New Subsidiary is formed or organized under the laws of a jurisdiction with respect to which no jurisdiction specific guarantee limitations are set forth on Schedule 9.10 of the Credit Agreement, Schedule 9.10 of the Credit Agreement, as updated to add the information with respect to the New Subsidiary reflected on the corresponding schedules of the New Subsidiary

(5) New Subsidiary Parent will not add collateral to the Share Pledge Agreement if an addition cannot be effective pursuant to this Addendum.  In such event, New Subsidiary Parent will not be a party to this Addendum and will execute a new Share Pledge Agreement.  All optional language with respect to adding collateral under a Share Pledge Agreement will be used only to the extent applicable.

Information List and any other relevant information, are true, accurate and complete representations of the information described and referenced in the corresponding sections of the Credit Agreement, after giving effect to this Addendum.  The New Subsidiary hereby confirms that the representations and warranties set forth in Article III of the Credit Agreement applicable to it or its New Subsidiary Collateral are true and correct with respect to the New Subsidiary and the New Subsidiary Collateral, after giving effect to this Addendum.  Any phrase stating “as of the date hereof” or any similar phrase in its representations and warranties set forth in the Credit Agreement are intended to apply as of the date of this Addendum with respect to the New Subsidiary.

4.                                       Updated Information (Security Documents).

(a)                                  US Borrower and New Subsidiary Parent acknowledge and agree that Annex I of the Security Agreement, as updated to add the information with respect to the New Subsidiary Parent’s Equity Interests (as defined in the Security Agreement) in the New Subsidiary set forth on Attachment B hereto and any other relevant information, is a true, accurate and complete representation of the information described and referenced in the corresponding sections of the Security Agreement, after giving effect to this Addendum.  New Subsidiary Parent hereby confirms that the representations and warranties set forth in Article IV of the Security Agreement with respect to the New Subsidiary Parent Collateral (as defined below) are true and correct with respect to the New Subsidiary Parent Collateral, after giving effect to this Addendum.  Any phrase stating “as of the date hereof” or any similar phrase in its representations and warranties set forth in Article IV of the Security Agreement insofar as they relate to the New Subsidiary Parent Collateral are intended to apply as of the date of this Addendum with respect to the New Subsidiary Parent Collateral.

(b)                                 US Borrower and New Subsidiary acknowledge and agree that Annexes 1 through 5, inclusive, of the Security Agreement, as updated to add the information with respect to the New Subsidiary and the New Subsidiary Collateral set forth on the corresponding Annexes of the New Subsidiary Information List attached in Attachment A hereto and any other relevant information, are true, accurate and complete representations of the information described and referenced in the corresponding sections of the Security Agreement, after giving effect to this Addendum.  New Subsidiary hereby confirms that the representations and warranties set forth in Article IV of the Security Agreement applicable to the New Subsidiary and the New Subsidiary Collateral are true and correct with respect to the New Subsidiary and the New Subsidiary Collateral, after giving effect to this Addendum.  Any phrase stating “as of the date hereof” or any similar phrase in its representations and warranties set forth in the Security Agreement are intended to apply as of the date of this Addendum with respect to the New Subsidiary and the New Subsidiary Collateral.

[(c)                              US Borrower and New Subsidiary acknowledge and agree that Schedule 1 of the Share Pledge Agreement, as updated by the information contained in Schedule 1 of Attachment A hereto, is a true, accurate and complete representation of the information described and referenced in the corresponding sections of the Share Pledge Agreement, after giving effect to this Addendum.  New Subsidiary hereby confirms that the representations and warranties set forth in [insert applicable provisions] of the Share Pledge Agreement are true and correct with respect to the New Subsidiary and the New Subsidiary Collateral, after giving effect to this Addendum.]

5.                                       Security Interest (New Subsidiary Parent).  As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations (as defined in the Security Agreement), New Subsidiary Parent hereby grants to the US Agent for the benefit of the Secured Parties (as defined in the Security Agreement) a security interest in all of New Subsidiary Parent’s right, title and interest in, to and under the following property, whether now owned or hereafter acquired by the New Subsidiary Parent and whether now existing or hereafter coming into existence and wherever located (collectively, the “New Subsidiary Parent Collateral”):  (a) all Securities Collateral (as defined in the Security Agreement) described on Attachment B to this Addendum, and (b) all Proceeds (as defined in the Security Agreement) of such Securities Collateral, pursuant to and in accordance with the terms of the Security Agreement (and all such New Subsidiary Parent Collateral shall be “Collateral” for purposes of the Security Agreement).  The Secured Obligations secured by the security interest granted above shall be limited to the extent provided in the definition of Secured Obligations and as provided in Section 2.06 of the Security Agreement.  [In addition, New Subsidiary Parent hereby grants to the Euro Agent, for the benefit of the Lenders, to the maximum extent allowed by applicable law, a lien and security interest on all of the New Subsidiary Parent Collateral pursuant to, and in accordance with, the terms of the Share Pledge Agreement.]

6.                                       Security Interest (New Subsidiary).  As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations (as defined in the Security Agreement), New Subsidiary hereby grants to the US Agent for the benefit of the Secured Parties (as defined in the Security Agreement) a security interest in all of New Subsidiary’s right, title and interest in, to and under the following property, whether now owned or hereafter acquired by the New Subsidiary and whether now existing or hereafter coming into existence and wherever located (collectively, the “New Subsidiary Collateral”):  (a) all Securities Collateral (as defined in the Security Agreement) described on Attachment C to this Addendum, (b) all other Collateral (as defined in the Security Agreement) described in the Security Agreement and (c) all Proceeds (as defined in the Security Agreement) of such Securities Collateral, pursuant to and in accordance with the terms of the Security Agreement (and all such New Subsidiary Collateral shall be “Collateral” for purposes of the Security Agreement).  The Secured Obligations secured by the security interest granted above shall be limited to the extent provided in the definition of Secured Obligations and as provided in Section 2.06 of the Security Agreement.  [In addition, New Subsidiary Parent hereby grants to the Euro Agent, for the benefit of the Lenders, to the maximum extent allowed by applicable law, a lien and security interest on all of the New Subsidiary Parent Collateral pursuant to, and in accordance with, the terms of the Share Pledge Agreement.]

7.                                       Authorization to Take Further Action.  The New Subsidiary and the New Subsidiary Parent hereby authorize the US Agent to file such financing statements as may be necessary or desirable to perfect the Liens under the Security Agreement and any modification, extension or ratification thereof.

8.                                       Reliance.  All parties hereto acknowledge that the Agent and the Lenders are relying on this Addendum, the accuracy of the statements herein contained and the performance of the conditions placed upon the undersigned New Subsidiary hereunder, and that, but for the execution of this Addendum by said parties, the Agents and the Lenders would not allow said New Subsidiary to become party to the Credit Agreement.  New Subsidiary does hereby covenant and agree that it will execute such further documents and undertake any such measure as may be necessary to effect and carry out the terms of this Addendum and the implementation thereof.

9.                                       Warranties.  The New Subsidiary (a) represents and warrants that it is legally authorized to enter into this Addendum, and (b) confirms that it is a Wholly Owned Subsidiary of the US Borrower and that it is either a Foreign Subsidiary or a Domestic Subsidiary all or substantially all of the assets of which consist of stock or securities in one or more Foreign Subsidiaries.

10.                                 Choice of Law.  This Addendum shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles.

11.                                 Ratification; Conflicts.  Any and all conflicts or inconsistencies between the terms and provisions of this Addendum and the Credit Agreement shall be governed and controlled by the terms and provisions of this Addendum. Except as modified hereby, the Credit Agreement and the Security Agreement remain in full force and effect according to their terms.

12.                                 Effectiveness.  Upon execution of this Addendum by any New Subsidiary, this Addendum shall become immediately effective and enforceable as to the New Subsidiary and all of the Original Parties.

IN WITNESS WHEREOF, the parties have executed this Addendum and agreed to the provisions contained herein effective as of                               , 200      .

NEW SUBSIDIARY:		,
a

By:
Name:
Title:

[NEW SUBSIDIARY PARENT]	[	,
a

By:
Name:
	Title:	]

US BORROWER:	DYNAMIC MATERIALS CORPORATION,
a Delaware corporation

By:
Name:
Title:

ATTACHMENT A

ADDITIONAL INFORMATION REGARDING EACH NEW SUBSIDIARY

2.                                       The following Schedules as described in the Credit Agreement:

Schedule 3.01	Organization
Schedule 3.03	No Violations
Schedule 3.05	No Undisclosed Liabilities
Schedule 3.06	Litigation
Schedule 3.07	Compliance with Law
Schedule 3.08	Material Contracts
Schedule 3.09	Properties
Schedule 3.10	Intellectual Property
Schedule 3.12	Environmental Compliance
Schedule 6.02	Existing Liens
Schedule 6.05	Permitted Investments
Schedule 6.08(j)	Permitted Affiliate Agreements
Schedule 6.09	Restrictive Agreements
[Schedule 9.10	Jurisdiction Specific Provisions] [If applicable]

The following Annexes as described in the Security Agreement:

Annex 1	Securities Collateral
Annex 2	Filing Offices
Annex 3	Debtor Information
Annex 4	Previous Names and Transactions
Annex 5	Offices and Locations of Records

[3.                                  The following schedule as described in the Share Pledge Agreement:

Schedule I	Pledged Shares]

Entity Documents

Provide a copy of all organizational documents, including, as applicable:

•	Evidence of Formation/Registration
•	Governing Documents/Bylaws
•	Authorizing Resolutions/Consents
•	Incumbency Certificates

ATTACHMENT B

EQUITY INTERESTS OWNED BY NEW SUBSIDIARY PARENT IN NEW
SUBSIDIARY

ATTACHMENT C

EQUITY INTERESTS OWNED BY NEW SUBSIDIARY
IN ITS WHOLLY OWNED SUBSIDIARIES

EXHIBIT 1.1C(i)

SECURITY AND PLEDGE AGREEMENT

dated as of

November 16, 2007

among

DYNAMIC MATERIALS CORPORATION,

THE WHOLLY OWNED DOMESTIC SUBSIDIARIES

and

JPMORGAN CHASE BANK, N.A.

not in its individual capacity, but solely as Administrative Agent

Credit Agreement

i

5.04	Adverse Claims	17
5.05	Prohibition of Certain Changes	17
5.06	Opinion of Counsel	17
5.07	Collateral Held by Others	17
5.08	Records	18
5.09	Collection of Accounts	18
5.10	Disposition of Collateral	18
5.11	Protection of Intellectual Property	18
5.12	Special Provisions Relating to Certain Collateral	19

ARTICLE VI REMEDIES		21
6.01	Events of Default, Etc.	21
6.02	Deficiency	24
6.03	Private Sale	24
6.04	Application of Proceeds	25
6.05	Attorney-in-Fact	25
6.06	Expenses	26
6.07	Administrative Agent’s Right to Perform on Debtor’s Behalf	26
6.08	Custody and Preservation	26
6.09	Preservation of Rights	26
6.10	Rights of Secured Parties	26
6.11	No Marshalling	27
6.12	Remedies Cumulative	27

ARTICLE VII MISCELLANEOUS		27
7.01	Waivers of Rights Inhibiting Enforcement	27
7.02	Notices	28
7.03	Assignment	28
7.04	Successors and Assigns	28
7.05	Amendment and Waiver	28
7.06	No Implied Waiver	28
7.07	Severability	28
7.08	Entire Agreement	29
7.09	Execution in Counterparts	29
7.10	Governing Law	29
7.11	Headings	29
7.12	Interpretation	29
7.13	Waiver of Jury Trial	29
7.14	Survival, Etc.	29
7.15	Agents, Etc.	29
7.16	Limitation of Liability	30
7.17	Subrogation	30
7.18	Authority of the Administrative Agent	30
7.19	Inconsistencies with Credit Agreement	31

Annex 1	Intellectual Property Licenses
Annex 2	Patent Collateral

ii

Annex 3	Securities Collateral
Annex 4	Trademark Collateral
Annex 5	Filing Offices
Annex 6	Debtor Information
Annex 7	Previous Names and Transactions
Annex 8	Offices and Locations of Records
Annex 9	Deposit Accounts
Annex 10	Securities Accounts and Commodity Accounts
Annex 11	Instruments and Tangible Chattel Paper
Annex 12	Electronic Chattel Paper
Annex 13	Letters of Credit
Annex 14	Commercial Tort Claims

Exhibit A	Deposit Account Control Agreement
Exhibit B	Patent Security Agreement
Exhibit C	Trademark Security Agreement

iii

SECURITY AND PLEDGE AGREEMENT

This SECURITY AND PLEDGE AGREEMENT (this “Agreement”) dated as of November 16, 2007, is among Dynamic Materials Corporation, a Delaware corporation (“US Borrower”), the Wholly Owned Subsidiaries of US Borrower that are Domestic Subsidiaries all or substantially all of the assets of which do not consist of stock or securities in one or more Foreign Subsidiaries now or hereafter party hereto (as such terms are defined in the Credit Agreement as hereinafter defined) (“Wholly Owned Domestic Subsidiaries”, together with the US Borrower, the “Debtors”) and JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, not in its individual capacity, but solely as collateral agent for the Lenders and other Secured Parties (as such terms are defined herein) (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS:

A.                                   Pursuant to the Credit Agreement dated as of November 16, 2007 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among the Debtors, Dynamic Materials Luxembourg 2 S.à r.l., the Wholly Owned Subsidiaries of US Borrower that are Foreign Subsidiaries (as such term is defined in the Credit Agreement), the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, J.P. Morgan Europe Limited and JPMorgan Securities Inc., the Lenders agreed to make loans to and other extensions of credit on behalf of the US Borrower.

B.                                     It is a condition to the obligations of the Lenders and the Administrative Agent under the Credit Agreement that Debtors shall have granted certain Liens securing the Obligations and executed and delivered, and granted the Liens provided for in this Agreement.

C.                                     To induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make loans and/or extend other credit to the US Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtors have agreed to grant security interests in the Collateral as security for the Secured Obligations.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01                           Definitions.  Capitalized terms not otherwise defined herein have the respective meanings assigned to them in the Credit Agreement.  All terms used herein that are not defined herein or in the Credit Agreement and are defined in the UCC have the meanings therein stated.  In addition, the following terms have the following meanings under this Agreement:

“Accounts” means all accounts (as defined in the UCC) and all general intangibles (including payment intangibles and software) (as defined in the UCC) of any Debtor constituting any right to the payment of money, whether or not earned by performance, including all moneys due and to become due to any Debtor in respect of any loans or advances or for Inventory or Equipment or other goods sold or leased or for services rendered, tax refunds, insurance refund claims and other insurance claims and proceeds, tort claims, securities and other investment property, rights to proceeds of letters of credit, letter-of-credit rights, supporting obligations of every nature and any guarantee of any of the foregoing.

“Administrative Agent” has the meaning set forth in the introductory paragraph to this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Collateral” has the meaning assigned to such term in Section 2.01.

“Contracts” means, collectively, with respect to each Debtor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Debtor and third parties, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” means (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, and (ii) in the case of any certificated security, uncertificated security or security entitlement, “control,” as such term is defined in Section 8-106 of the UCC and (iii) in the case of any commodity contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Credit Agreement” has the meaning set forth in Recital A.

“Deposit Account Control Agreement” means an agreement substantially in the form annexed hereto as Exhibit A or any other form reasonably satisfactory to the Administrative Agent.

“Deposit Accounts” means, collectively, with respect to each Debtor, (i) all “deposit accounts” as such term is defined in the UCC and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts described in clause (i) of this definition.

“Documents” means all “documents” (as defined in the UCC) or other receipts covering, evidencing or representing Inventory or Equipment.

“Equipment” means, with respect to each Debtor, all “equipment” (as defined in the UCC) and all other goods of such Debtor that are used or acquired for use in its business, including all spare parts and related supplies, all goods obtained by such Debtor in exchange for any such goods, all substances, if any, commingled with or added to those goods and all upgrades and other improvements to those goods, in each case to the extent not constituting Inventory.

“Excluded Equity Interests” has the meaning assigned to such term in Section 2.01.

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“General Intangibles” means all “general intangibles” (as defined in the UCC) now owned or hereafter acquired by any Debtor, including (i) all obligations or indebtedness owing to any Debtor (other than Accounts) from whatever source arising, (ii) all Intellectual Property and goodwill, (iii) all Governmental Approvals, (iv) all rights or claims in respect of refunds for taxes paid, (v) all Contracts and (vi) to the extent permitted by applicable law, all rights in respect of any pension plan or similar arrangement maintained for employees of any Debtor, but excluding the Excluded Equity Interests.

“Instruments” means all “instruments”, “chattel paper” (whether tangible or electronic) or “letters of credit” (each as defined in the UCC) of any Debtor evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any Account, including promissory notes, drafts, bills of exchange and trade acceptances now owned or hereafter acquired and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the Instruments.

“Intellectual Property” means all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements listed in Annex 1 which includes all licenses or user or other agreements granted to any Debtor with respect to any of the foregoing, in each case whether now or hereafter owned or used, including the contracts, licenses, or other agreements with respect to the Patent Collateral or the Trademark Collateral; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; and (f) all causes of action, claims and warranties now or hereafter owned or acquired by any Debtor in respect of any of the items listed above.

“Intellectual Property Security Agreements” means the Patent Security Agreement and the Trademark Security Agreement.

“Inventory” means all inventory (as defined in the UCC) and all other goods of any Debtor held for sale, lease or furnishing under a contract of service (including to its Subsidiaries or Affiliates) or that constitute raw materials, work in process or material used or consumed in its business, including all spare parts and related supplies, all goods obtained by any Debtor in exchange for such goods, all products made or processed from such goods and all substances, if any, commingled therewith or added to such goods.

“Investment Property” means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account (in each case, as defined in the UCC), but excluding the Excluded Equity Interests and Equity Interests in any Subsidiary that is not a Wholly Owned Subsidiary.

3

“Patent Collateral” means all Patents now owned or hereafter acquired by any Debtor, including each Patent Collateral identified in Annex 2.

“Patents” means, collectively, (i) all patents and patent applications, including the inventions and improvements described and claimed therein, and all patentable inventions, (ii) all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, and (iii) all rights, licenses and goodwill, now existing or hereafter coming into existence, (A) to all income, profits, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including damages and payments for past, present or future infringements thereof, (B) to sue for past, present and future infringements thereof, and (C) otherwise accruing under or pertaining to any of the foregoing throughout the world.

“Patent Security Agreement” means an agreement substantially in the form annexed hereto as Exhibit B.

“Permitted Swap Agreement” means a Swap Agreement to which any Debtor is a counterparty that is permitted pursuant to Section 6.06 of the Credit Agreement.

“Proceeds” has the meaning assigned to such term in the UCC, including all proceeds of insurance and all condemnation awards and all other compensation for any casualty event with respect to all or any part of the Collateral (together with all rights to recover and proceed with respect to the same), and all accessions to, substitutions for and replacements of all or any part of the other Collateral.

“Records” has the meaning assigned to such term in Section 4.05.

“Secured Obligations” means all Obligations of the Debtors now or hereafter existing, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal, interest, fees, expenses, indemnification, or otherwise, including all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Administrative Agent or any Secured Party in connection with any suit or proceeding in connection with the performance by such Secured Party of any of the agreements contained in any of the Contracts, or in connection with any exercise of its rights or remedies hereunder, pursuant to the terms of this Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders and each party to a Permitted Swap Agreement relating to the Loans if at the date of entering into such Permitted Swap Agreement such person was a Lender or an Affiliate of a Lender and such person is a party to the Credit Agreement or executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Article VIII of the Credit Agreement.

“Securities Collateral” means each of the Equity Interests (whether such Equity Interests are securities or general intangibles under the UCC) identified on Annex 3 hereto, all additional Equity Interests issued from time to time by any of the issuers of Equity Interests identified on Annex 3 hereto and any Equity Interests in Wholly Owned Subsidiaries subsequently pledged to the Administrative Agent pursuant to any Joinder Agreement, and the certificates or other

4

instruments representing any of the foregoing and any interest of a Debtor in the entries on the books of any securities intermediary pertaining thereto (the “Pledged Shares”), and all dividends, distributions, returns of capital, cash, warrants, options, rights, instruments, rights to vote or manage the business of such Person pursuant to organizational documents governing the rights and obligations of the stockholders, partners, members or other owners thereof and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares; provided, however, Securities Collateral shall not include the Excluded Equity Interests.

“Security Interest” means the security interest in the Collateral granted by Debtors under this Agreement.

“Trademark Collateral” means all Trademarks now owned or hereafter acquired by any Debtor including each Trademark Collateral identified in Annex 4.

“Trademarks” means, collectively, (i) all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, (ii) all renewals of trademark and service mark registrations, and (iii) all rights (A) to all income, royalties, damages and other payments (including in respect of all past, present and future infringements) with respect to any of the foregoing, (B) to sue for all past, present and future infringements thereof, and (C) otherwise accruing under or pertaining to any of the foregoing, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark, and with respect to any so-called “intent-to-use” application for the registration of a trademark or service mark, the business to which such trademark or service mark pertains.

“Trademark Security Agreement” means an agreement substantially in the form annexed hereto as Exhibit C.

“UCC” means the Uniform Commercial Code as now or hereafter adopted and in effect in the State of New York; provided that if, by reason of mandatory provisions of Law, the perfection or the effect of perfection or non-perfection of any Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection.

“US Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

1.02                           Interpretation.  The principles of interpretation set out in Section 1.03 of the Credit Agreement shall apply equally to this Agreement mutatis mutandis.

ARTICLE II

COLLATERAL

2.01                           Grant of Security Interest.  As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of

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the Secured Obligations, each Debtor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in all of such Debtor’s right, title and interest in, to and under the following property, whether now owned or hereafter acquired by such Debtor and whether now existing or hereafter coming into existence and wherever located (collectively, the “Collateral”):

(a)                                  all Accounts;

(b)                                 all Deposit Accounts;

(c)                                  all Documents;

(d)                                 all Equipment;

(e)                                  all General Intangibles;

(f)                                    all Governmental Approvals;

(g)                                 all Instruments;

(h)                                 all Inventory;

(i)                                     all Investment Property;

(j)                                     all Securities Collateral;

(k)                                  all rights, claims and benefits of such Debtor against any Person arising out of, relating to or in connection with Inventory or Equipment purchased by such Debtor, including any such rights, claims or benefits against any Person storing or transporting such Inventory or Equipment;

(l)                                     all other tangible and intangible personal property and fixtures of such Debtor, including all cash, products, rents, revenues, issues, profits, royalties, income, benefits, commercial tort claims, letter-of-credit rights, supporting obligations, accessions to, substitutions and replacements for any and all of the foregoing, any indemnity, warranty or guarantee payable by any reason of loss or damage to or otherwise with respect to any of the foregoing, and all causes of action, claims and warranties now or hereafter held by such Debtor in respect of any of the items listed above;

(m)                               all books, correspondence, credit files, records, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Debtor or any computer bureau or service company from time to time acting for such Debtor;

(n)                                 all Proceeds of the collateral described in the foregoing clauses (a) through (m);

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provided, that the Collateral shall not include the Equity Interests of any Subsidiary that is a Foreign Subsidiary, or that is a Domestic Subsidiary all or substantially all of the assets of which consist of stock or securities in one or more Foreign Subsidiaries, in either case, representing more than sixty-five percent (65%) of the total combined voting power (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) of all of the Equity Interests in such Subsidiary or more than sixty-five percent (65%) of any other class or series of the Equity Interests in such Subsidiary (collectively, the “Excluded Equity Interests”) or any of the dividends, distributions, returns of capital, cash, warrants, options, rights, instruments, rights to vote or manage or any other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Excluded Equity Interests; further provided, that the intent of the parties to this Agreement is that no Foreign Subsidiary of the US Borrower, or Domestic Subsidiary all or substantially all of the assets of which consist of stock or securities in one or more Foreign Subsidiaries, shall be treated as a pledgor or guarantor with respect to any Secured Obligation for purposes of Code Section 956(d) and Treasury Regulation 1.956-2(c), and that the provisions of this Agreement shall be interpreted in a manner consistent with that intent.

Notwithstanding anything herein to the contrary, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law or principle of equity, in no event shall the Security Interest attach to, and the Collateral shall not include: (i) any lease, license, Intellectual Property, Contract, right, claim or benefit to which any Debtor is a party or beneficiary of or any of such Debtor’s rights or interests thereunder if, and for so long as, the grant of such Security Interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of such Debtor therein or (B) a breach or termination pursuant to the terms of, or a default under, any such lease, license, Intellectual Property, Contract, right, claim or benefit; provided, however, that such Security Interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability, breach or termination shall be remedied and, to the extent severable, shall attach immediately to any portion of such lease, license, Intellectual Property, Contract, right, claim or benefit that does not result in any of the consequences specified in clauses (A) or (B) of this clause (i) including, without limitation, any proceeds of such lease, license, Intellectual Property, Contract, right, claim or benefit; or (ii) any Government Approval or permit, if and for so long as the grant of such Security Interest shall constitute or result in (x) the abandonment, invalidation or unenforceability of any right, title or interest of such Debtor therein, (y) a violation of, or termination pursuant to, the terms of such Government Approval or permit, or (z) a violation of any applicable law; provided, however, that Security Interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability, violation or termination shall be remedied and, to the extent severable, shall attach immediately to such portion of any such Government Approval or permit that does not result in any of the consequences specified in clause (x), (y) or (z) of this clause (ii).  Notwithstanding anything herein to the contrary, the Administrative Agent agrees and acknowledges that no Debtor makes any representation, warranty or covenant regarding the perfected status of any Security Interest in money or the first priority of any Security Interest in any Intellectual Property.  Furthermore, the interest of any Debtor in the Equity Interests of the US Borrower held pursuant to the escrow agreement entered into pursuant to the Acquisition Agreement and any proceeds therefrom shall not be encumbered by any Security Interest under this Agreement.

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2.02                           Termination of Security Interests.  This Agreement and the Security Interests shall terminate and all rights to the Collateral shall revert to the Debtors when (i) all outstanding Secured Obligations shall have been paid in full, (ii) all Commitments under the Credit Agreement shall have expired or been terminated and (iii) the LC Exposure has been reduced to zero or fully cash collateralized as provided in the Credit Agreement.  Upon such termination, the Administrative Agent shall (at the written request and expense of the US Borrower) promptly cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the US Borrower and to be released and cancelled all licenses and rights referred to in Section 5.12(b)(i).  The Administrative Agent shall also (at the written request and expense of the US Borrower) promptly execute and deliver to the US Borrower upon such termination such UCC termination statements and such other documentation as shall be reasonably requested by the US Borrower to effect the termination and release of the Security Interests on the Collateral.

2.03                           Partial Release of Collateral.  Upon the Disposition of any Collateral in accordance with the Credit Agreement, the Administrative Agent shall, upon the written request of (and at the sole cost and expense of) the US Borrower, promptly execute and deliver to the US Borrower such UCC termination statements and such other documentation as the US Borrower may reasonably request to effect the termination and release of the Liens on such Collateral.

2.04                           Security Interest Absolute.  To the maximum extent permitted by applicable law, the rights and remedies of the Administrative Agent hereunder, the Liens created hereby, and the obligations of the Debtors under this Agreement are absolute, irrevocable and unconditional and will remain in full force and effect without regard to, and will not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than termination pursuant to Section 2.02 or partial release pursuant to Section 2.03), including:

(a)                                  any renewal, extension, amendment, or modification of, or addition or supplement to or deletion from, any of the Loan Documents or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

(b)                                 any waiver of, consent to or departure from, extension, indulgence or other action or inaction under or in respect of any of the Secured Obligations, this Agreement, any other Loan Document or other instrument or agreement relating thereto, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of the Secured Obligations, this Agreement, any other Loan Document or any such other instrument or agreement relating thereto;

(c)                                  any furnishing of any additional security for the Secured Obligations or any part thereof to the Administrative Agent or any other Person or any acceptance thereof by the Administrative Agent or any other person or any substitution, sale, exchange, release, surrender or realization of or upon any such security by the Administrative Agent or any other person or the failure to create, preserve, validate, perfect or protect any other Lien granted to, or purported to be granted to, or in favor of, the Administrative Agent or any other Secured Party;

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(d)                                 any invalidity, irregularity or unenforceability of all or any part of the Secured Obligations, any Loan Document or any other agreement or instrument relating thereto or any security therefor;

(e)                                  the acceleration of the maturity of any of the Secured Obligations or any other modification of the time of payment thereof; or

(f)                                    any other event or circumstance whatsoever that might otherwise constitute a legal or equitable discharge of a surety or a guarantor, it being the intent of this Section 2.04 that the obligations of the Debtors hereunder shall be absolute, irrevocable and unconditional under any and all circumstances.

2.05                           Joinder of Additional Wholly Owned Domestic Subsidiaries.  Upon the execution and delivery of a Joinder Agreement by a new Wholly Owned Domestic Subsidiary pursuant to Section 5.09(a)(ii) of the Credit Agreement, such new Wholly Owned Domestic Subsidiary shall constitute a “Wholly Owned Domestic Subsidiary” and a “Debtor” for all purposes hereunder with the same force and effect as if originally named as a Wholly Owned Domestic Subsidiary and Debtor herein.  The execution and delivery of such Joinder Agreement shall not require the consent of any Debtor hereunder.  The rights and obligations of each Debtor hereunder shall remain in full force and effect notwithstanding the addition of any new Wholly Owned Domestic Subsidiary and Debtor as a party to this Agreement.

2.06                           Limit of Liability.  Notwithstanding the foregoing, the security interest granted by each Debtor hereunder shall be limited to the extent necessary so that its obligations hereunder would not be subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

2.07                           Reinstatement.  This Agreement and the Liens created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of any Debtor in respect of the Secured Obligations is rescinded or must otherwise be restored by any holder of the Secured Obligations, whether as a result of any fraudulent conveyance, proceedings in bankruptcy or reorganization or otherwise.

ARTICLE III

PERFECTION OF SECURITY INTEREST

3.01                           Perfection.  Subject to Sections 3.03 and 3.04, prior to or concurrently with the execution and delivery of this Agreement, each Debtor shall:

(a)                                  file or cause to be filed such financing statements and other documents in such offices as shall be necessary or as the Administrative Agent may reasonably request to perfect and establish the priority (subject only to Permitted Liens) of the Security Interest;

(b)                                 deliver to the Administrative Agent any and all Instruments, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request;

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(c)                                  deliver to the Administrative Agent any and all certificates in such Debtor’s physical possession evidencing Investment Property or any Securities Collateral, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request;

(d)                                 with respect to any uncertificated securities included in the Collateral, cause the Security Interest to be recorded on the equityholder register or the books of the issuer of such uncertificated securities and cause such issuer to execute and deliver to the Administrative Agent an acknowledgement of the Security Interest pursuant to which the issuer agrees to comply with instructions originated by the Administrative Agent without further consent by such Debtor;

(e)                                  cause the Administrative Agent to be listed as the lienholder on all certificates of title or similar evidences of ownership relating to Equipment owned by such Debtor and deliver to the Administrative Agent originals of all such certificates of title or similar evidences of ownership for the Equipment; and

(f)                                    deliver to the Administrative Agent a Deposit Account Control Agreement with respect to each Deposit Account of such Debtor other than any Deposit Account maintained by the Administrative Agent, executed by such Debtor and the financial institution maintaining such Deposit Account;

(g)                                 take all such other actions as shall be necessary or as the Administrative Agent may reasonably request to perfect and establish the priority (subject only to Permitted Liens) of the Security Interest.

Additionally, each Debtor hereby authorizes the Administrative Agent to prepare, execute, deliver, file and/or record (without the signature of such Debtor to the extent permitted by applicable law) any financing statement (including any fixture filing), continuation statement, amendment or other document in respect thereto that may be necessary or desirable (in the reasonable judgment of the Administrative Agent):  (i) to create, preserve, perfect or validate the Security Interest; or (ii) or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such Security Interest.  The Debtors shall pay the costs of, or incidental to, any recording or filing of any such financing or continuation statement, amendment or other document or otherwise arising out of or in connection with the execution and delivery of this Agreement.

3.02                           Perfection of Additional Collateral.  Subject to Sections 3.03 and 3.04, each Debtor shall:

(a)                                  upon the acquisition after the date hereof by such Debtor of any Instrument, promptly deliver to the Administrative Agent all such Instruments, endorsed and/or accompanied by instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request;

(b)                                 upon the acquisition of any certificated securities representing Investment Property or Securities Collateral which are to be physically possessed by such Debtor, promptly deliver to the Administrative Agent all such certificated securities, endorsed or

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accompanied by instruments of transfer or assignment in such form and substance as the Administrative Agent may reasonably request;

(c)                                  upon the acquisition of any uncertificated securities included in the Collateral, cause the Security Interest to be recorded on the equityholder register or the books of the issuer of such uncertificated securities and cause such issuer to execute and deliver to the Administrative Agent an acknowledgement of the Security Interest pursuant to which the issuer agrees to comply with instructions originated by the Administrative Agent without further consent by such Debtor;

(d)                                 deliver to the Administrative Agent any and all certificates of title, applications for title or similar evidence of ownership of all Equipment owned by such Debtor and shall cause the Administrative Agent to be named as lienholder on any such certificate of title, application for title or other evidence of ownership so delivered;

(e)                                  deliver to the Administrative Agent a Deposit Account Control Agreement with respect to any Deposit Account of such Debtor opened after the date hereof, other than any Deposit Account maintained by the Administrative Agent, executed by such Debtor and the financial institution maintaining such Deposit Account.

3.03                           Intellectual Property Filings.  On the date hereof and subject to Section 3.04, each Debtor will execute and deliver to the Administrative Agent the Intellectual Property Security Agreements with respect to all Intellectual Property then owned by it that is registered or for which an application for registration is pending in the United States Patent and Trademark Office.  Upon the request of the Administrative Agent and subject to Section 3.04, it will sign and deliver to the Administrative Agent any Intellectual Property Security Agreement necessary to grant Security Interests in any Intellectual Property owned by it at such time that is registered or for which an application for registration is pending in the United States Patent and Trademark Office and that is not covered by the Security Interests granted in any previous Intellectual Property Security Agreements so executed and delivered by it.  In each case and subject to Section 3.04, it shall promptly make all Intellectual Property filings necessary to perfect the Security Interests in such Intellectual Property.  Each Debtor hereby appoints the Administrative Agent as its attorney-in-fact to execute and file all Intellectual Property filings required hereunder or pursuant to any Intellectual Property Security Agreement or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until the applicable Collateral is released pursuant to Section 2.02 or 2.03.

3.04                           Exceptions to Perfection.  Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing:

(a)                                  each Debtor may retain for collection in the ordinary course of business checks representing Proceeds of Accounts received in the ordinary course of business;

(b)                                 each Debtor may retain any letters of credit and money received or held in the ordinary course of business;

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(c)                                  each Debtor may retain and utilize in the ordinary course of business all dividends and interest paid in respect of any of the Securities Collateral or any other Investment Property;

(d)                                 each Debtor may retain any Contracts and Instruments received in the ordinary course of business;

(e)                                  no Debtor shall be required to:

(i)                                     cause the Security Interest to be noted on any certificate of title, application for title or similar evidence of ownership relating to any Equipment which is (A) subject to an operating or capital lease or (B) has a book value of $100,000 or less so long as the total amount of Equipment excluded under this clause (i) does not exceed an aggregate amount equal to $1,000,000;

(ii)                                  grant the Administrative Agent control over any chattel paper or letter of credit right; take any action under the laws of any jurisdiction other than the United States of America or any jurisdiction located therein to create, perfect or protect the Security Interest on (A) any Equity Interest of any Foreign Subsidiary or other Securities Collateral in respect of such Equity Interest pledged hereunder; (B) any Intellectual Property registered or for which an application is pending outside the United States of America or (C) any other Collateral located outside the United States of America except to the extent required by the other Loan Documents;

(iii)                               obtain and deliver to the Administrative Agent, for the purpose of any fixture filings to be made by the Administrative Agent, real property descriptions for any of such Debtor’s locations or places of business other than those locations or places of business owned by such Debtor; and

(f)                                    the Administrative Agent shall, promptly upon request and at the expense of any Debtor, make appropriate arrangements for making any such checks, letters of credit, money, dividends, interest, Contracts or Instruments pledged by such Debtor and held by the Administrative Agent available to such Debtor for purposes of presentation, collection, renewal, use, exercise or other dealing not prohibited by the Credit Agreement.

If an Event of Default shall have occurred and be continuing and the Administrative Agent requests in writing, then each Debtor shall take such action as the Administrative Agent may reasonably request in writing to perfect and protect the Security Interests in all of the Collateral including, without limitation, (i) any of the actions described in clauses (i) and (ii) of Section 3.04(e), (ii) the delivery to the Administrative Agent of all Collateral the possession of which is necessary to perfect the Security Interest therein; and (iii) instructing all account debtors to make payment on Accounts or any other Collateral to a post office box or boxes or to a Deposit Account under the control and in the name of the Administrative Agent (each Debtor agrees that if any Proceeds of any Collateral (including payments made in respect of Accounts or General Intangibles) shall be received by it upon the occurrence and during the continuance of an Event of Default and if requested in writing by the

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Administrative Agent, it shall promptly deliver such Proceeds to the Administrative Agent with any necessary endorsements, and until such Proceeds are delivered to the Administrative Agent, such Proceeds shall be held in trust by such Debtor for the benefit of the Secured Parties and shall not be commingled with any other funds or property of such Debtor).

3.05                           Further Assurances.  Each Debtor shall, from time to time, at its sole expense, promptly execute, deliver, file and record all further agreements, assignments, instruments, documents and certificates and take all further action that may be reasonably necessary, or that the Administrative Agent may reasonably request, in order to create, preserve, perfect, confirm or validate the Security Interest in the Collateral or to enable the Administrative Agent to obtain the full benefits of the Security Documents (including, to the extent required by this Agreement, the delivery of possession of any Collateral that hereafter comes into existence or is acquired in the future by the Administrative Agent as pledgee for the benefit of the Secured Parties), or to enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies thereunder with respect to any of such Collateral.

3.06                           Use of Collateral.  So long as no Event of Default shall have occurred and be continuing, except as otherwise provided herein or in the Credit Agreement, each Debtor shall be entitled to use and possess the Collateral and to exercise its rights, title and interest in all Collateral subject to the rights, remedies, powers and privileges of the Administrative Agent under Article VI and to such use, possession or exercise not otherwise constituting an Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Debtor represents and warrants to the Secured Parties as follows:

4.01                           Security Documents.

(a)                                  Subject to any restrictions provided by the laws of the jurisdiction of organization of the issuers of the Equity Interests, this Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in and Lien on the Collateral, to the extent such security interest and Lien can be created under the UCC, as security for the Secured Obligations, and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Annex 5 and (ii) upon the taking of possession or Control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or Control (which possession or Control shall be given to the Administrative Agent to the extent possession or Control by the Administrative Agent is required by this Agreement), the Lien created by this Agreement shall, to the extent required by this Agreement, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Debtors in such Collateral, to the extent such Lien and security interest can be created and perfected under the UCC, in each case subject to no Liens other than Permitted Liens.

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(b)                                 When the Intellectual Property Security Agreements are filed in the United States Patent and Trademark Office and the financing statements and other filings in appropriate form are filed in the offices specified in Annex 5, the Lien created by this Agreement shall constitute a perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property which is registered with the United States Patent and Trademark Office, in each case subject to no Liens other than Permitted Liens.

(c)                                  Subject to any restrictions provided by the laws of the jurisdiction of organization of the issuers of the Equity Interests, each Security Document delivered by the Debtors pursuant to Section 4.01(b) of the Credit Agreement will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on all of the Debtors’ right, title and interest in and to the Collateral thereunder, as security for the Secured Obligations, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, or upon the taking of possession or Control by the Administrative Agent of Collateral with respect to which a security interest may be perfected only by possession or Control, the Lien created by such Security Document will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Debtors in such Collateral, in each case subject to no Liens other than Permitted Liens.

4.02                           Title.  Each Debtor is the sole legal and beneficial owner of all Collateral in which it purports to grant a Lien pursuant to this Agreement, and such Collateral is free and clear of all Liens other than Permitted Liens.  To the extent the Security Interests can be created and perfected under the UCC, the Security Interests have attached and upon the filing of the financing statements and delivery of Collateral which may be perfected only by possession or Control, will constitute, under the UCC, to the extent required by this Agreement, perfected security interests in all such Collateral prior to all other Liens other than Permitted Liens except to the extent such Permitted Liens are required to be subordinate by the terms of the Credit Agreement.  No currently effective financing statement or other instrument similar in effect is on file in any recording office covering all or any part of the Collateral, except such as may have been filed evidencing Permitted Liens or except as will be released concurrently with the closing of the transactions contemplated in the Credit Agreement.  No Person other than the Administrative Agent has Control or possession of all or any part of the Collateral except as permitted by the Credit Agreement or any other Loan Document or except as will be released concurrently with the closing of the transactions contemplated in the Credit Agreement.

4.03                           Chief Executive Office; Change of Name; Jurisdiction of Organization.  The exact legal name, type of organization, jurisdiction of organization, Federal Taxpayer Identification Number, organizational identification number, if any, and chief executive office of each Debtor, in each case as of the date hereof, is indicated next to its name in Annex 6.

4.04                           Corporate Names; Prior Transactions.  As of the date hereof, each Debtor has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of

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any person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Annex 7.

4.05                           Records.  As of the date hereof, the principal place of business and chief executive office of each Debtor and the office where each Debtor keeps its books and records concerning the Collateral (hereinafter, collectively called the “Records”) is located at the address set out on Annex 8.

4.06                           Changes in Circumstances.  Debtor has not, within the period of four months prior to the date hereof:  (a) changed its location (as defined in Section 9-307 of the UCC); (b) changed its name; or (c) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC) with respect to a security agreement previously entered into by any other Person.

4.07                           Title to Equity Interests.  As of the Closing Date, Debtor owns the Equity Interests listed as being owned by it in Annex 3 hereto, free and clear of all Liens other than the Permitted Liens or except as will be released concurrently with the closing of the transactions contemplated in the Credit Agreement.  All shares of capital stock identified in such Annex as being beneficially owned by each Debtor have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any option to purchase or similar right of any Person.

4.08                           Financing Statements and Other Filings; Maintenance of Perfected Security Interest.  As of the date hereof, the only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect the security interest granted by each Debtor to the Administrative Agent (for the benefit of the Secured Parties) pursuant to this Agreement in respect of the Collateral are listed in Annex 5.  All such filings, registrations and recordings have been delivered to the Administrative Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Annex 2 and shall be filed, registered and recorded immediately after the date thereof.

4.09                           Deposit Accounts.  As of the Closing Date, Debtor has neither opened nor maintains any Deposit Accounts other than the accounts listed in Annex 9.  The Administrative Agent has a perfected first priority security interest in each Deposit Account listed in Annex 9 by Control.

4.10                           Investment Property.  As of the Closing Date, Debtor (i) has no Securities Accounts or Commodity Accounts other than those listed in Annex 10, and the Administrative Agent has a perfected first priority security interest in such Securities Accounts and Commodity Accounts as a result of filing the applicable UCC financing statements and entering into appropriate control agreements, in each case subject to Permitted Liens, and (ii) does not hold, own or have any interest in any Investment Property other than Investment Property maintained in Securities Accounts or Commodity Accounts listed in Annex 10, the Securities Collateral, the Excluded Equity Interests and the Equity Interests in Nobelclad Europe S.A.

4.11                           Delivery of Certificated Securities Collateral.  All certificates, agreements or instruments, if any, representing or evidencing the Securities Collateral in existence on the

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date hereof have been delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, the Administrative Agent has a perfected first priority security interest therein.

4.12                           Perfection of Uncertificated Securities Collateral.  Subject to any restrictions provided by the laws of the jurisdiction of organization of the applicable Debtors and the issuers of the Equity Interests, the Administrative Agent has a perfected first priority security interest in all uncertificated Securities Collateral pledged by it hereunder that is in existence on the date hereof to the extent such security interest can be created and perfected under the UCC.

4.13                           Instruments and Tangible Chattel Paper.  As of the Closing Date, no principal amount payable under or in connection with any of the Collateral is evidenced by any Instrument or tangible chattel paper other than such Instruments and tangible chattel paper listed in Annex 11.

4.14                           Electronic Chattel Paper and Transferable Records.  As of the Closing Date, no amount individually or in the aggregate in excess of $150,000 payable under or in connection with any of the Collateral is evidenced by any electronic chattel paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such electronic chattel paper and transferable records listed in Annex 12.

4.15                           Letters of Credit.  As of the Closing Date, no Debtor is a beneficiary under any Letter of Credit issued in favor of such Debtor except as listed in Annex 13.

4.16                           Commercial Tort Claims.  As of the Closing Date, such Debtor holds no commercial tort claims other than those listed in Annex 14.

ARTICLE V

COVENANTS

In furtherance of the grant of the Security Interests pursuant to Article II, each Debtor hereby agrees with the Administrative Agent as follows:

5.01                           Access to Records.  Each Debtor shall upon reasonable notice, at any time during normal business hours, permit representatives of the Administrative Agent to inspect and make copies of the Records, and to be present at such Debtor’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward to the Administrative Agent copies of any notices or communications received by such Debtor relevant to the Administrative Agent’s security interest in the Collateral.  Upon the occurrence and during the continuation of any Event of Default, at the Administrative Agent’s request and except as otherwise required by law, each Debtor shall promptly deliver copies of any and all such Records to the Administrative Agent.

5.02                           Other Financing Statements and Liens.  Without the prior written consent of the Administrative Agent, each Debtor shall not file or suffer to be on file, or authorize or

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permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Secured Parties except to the extent such filing or like instrument pertains to a Permitted Lien.

5.03         Reports.  Each Debtor shall furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail; provided, however, absent the existence of an Event of Default, the Debtors shall not be required to deliver such information other than as required under the Credit Agreement.  Promptly upon request of the Administrative Agent, following receipt by the Administrative Agent of any reports pursuant to the preceding sentence, the US Borrower shall deliver to the Administrative Agent revised Annexes 2 and 4 to include Trademark and Patents that become part of the Collateral under this Agreement.

5.04         Adverse Claims.  Each Debtor shall defend, all at its own expense, such Debtor’s title and the existence, perfection and first priority of the Administrative Agent’s security interest in the Collateral against all adverse claims (other than Permitted Liens).

5.05         Prohibition of Certain Changes.  Except to the extent permitted by the Credit Agreement, no Debtor shall change its (i) name, identity, corporate structure or the jurisdiction under which it is organized or (ii) chief executive office or chief place of business, unless such Debtor shall have given the Administrative Agent 30 days’ (or such shorter period as is acceptable to the Administrative Agent) prior notice thereof and, if requested by the Administrative Agent upon the direction of the Required Lenders, delivered an opinion of counsel with respect thereto in accordance with Section 5.06.  It will not in any event change the location of any Collateral owned by it if such change would cause the Security Interest in such Collateral to lapse or cease to be perfected.

5.06         Opinion of Counsel.  If requested by the Administrative Agent upon the direction of the Required Lenders, at least 20 days (or such shorter period as is acceptable to the Administrative Agent) before it takes any action contemplated by Section 5.05, the Debtors shall, at their expense, cause to be delivered to the Administrative Agent an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that all financing statements and amendments or supplements thereto, continuation statements and other documents required to be recorded or filed in order to maintain the perfection of the Security Interests after the taking of such action against all creditors of and purchasers from such Debtor (except any continuation statements specified in such opinion of counsel that are to be filed more than six months after the date thereof) have been filed in each filing office necessary for such purpose and that all filing fees and taxes, if any, payable in connection with such filings have been paid in full.

5.07         Collateral Held by Others.  If any of its Collateral with a book value in excess of $1,000,000 is at any time in the possession or control of any warehouseman, bailee or agent, each Debtor shall notify such warehouseman, bailee or agent of the Security Interests and instruct it to hold all such Collateral for the Administrative Agent’s account subject to the Administrative Agent’s instructions (which shall permit such Collateral to be removed by such

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Debtor in the ordinary course of business until the Administrative Agent notifies such warehouseman, bailee or agent that an Event of Default has occurred and is continuing).  Each Debtor shall use its commercially reasonable efforts to obtain as soon as practicable after the date hereof with respect to each location set forth in Annex 6, where such Debtor maintains Collateral, a waiver of bailee’s and/or landlord’s lien, as applicable, and use commercially reasonable efforts to obtain a bailee letter and/or landlord lien waiver, as applicable, from all such bailees and landlords, as applicable, who from time to time have possession of Collateral with a book value in excess of $1,000,000 in the ordinary course of such Debtor’s business.  Notwithstanding the foregoing, the Debtors shall not be required to take any action under this Section 5.07 with respect to any Inventory in-transit to the applicable purchaser thereof.

5.08         Records.  Each Debtor shall (i) keep accurate Records and shall stamp or otherwise mark such Records in such manner as the Administrative Agent may reasonably request in order to reflect the Security Interests and (ii) give the Administrative Agent at least 30 days’ (or such shorter period as is acceptable to the Administrative Agent) notice before it changes the location of any office where such Debtor keeps the Records.

5.09         Collection of Accounts.  Each Debtor shall use commercially reasonable efforts to cause to be collected from its account debtors, as and when due, any and all amounts owing under or on account of each of its Accounts (including Accounts that are delinquent, such Accounts to be collected in accordance with lawful collection procedures) and shall apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Accounts.  The costs and expenses (including attorney’s fees) of collection, whether incurred by a Debtor or the Administrative Agent, shall be borne by such Debtor.

5.10         Disposition of Collateral.  No Debtor shall make or permit any Disposition of any of its Collateral except as permitted by the Credit Agreement.

5.11         Protection of Intellectual Property.  Each Debtor shall timely pay all fees (including maintenance fees), file all documents or declarations (including applications, applications for renewal, affidavits of use and affidavits of incontestability) and take all other action necessary to obtain, maintain and renew each Patent and Trademark included in the Collateral through the term thereof.  Each Debtor shall notify the Administrative Agent at the end of each calendar quarter if it knows that any application or registration relating to any Intellectual Property owned or licensed by it may become abandoned prior to the expiration thereof, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding such Debtor’s ownership of such Intellectual Property, its right to register or patent the same, or its right to keep and maintain the same prior to the expiration thereof.  If any Debtor’s rights to any Intellectual Property are infringed, misappropriated or diluted by a third party in any material respect, such Debtor shall notify the Administrative Agent at the end of such calendar quarter in which Debtor learned of such infringement, misappropriation or dilution and shall take all actions as such Debtor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

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5.12         Special Provisions Relating to Certain Collateral.

(a)           Contracts.

(i)            Anything herein to the contrary notwithstanding, each Debtor shall remain liable to perform all of its duties and obligations under each of the Contracts included in the Collateral to the same extent as if this Agreement had not been executed.  The exercise by the Administrative Agent or any other Secured Party of any of the rights and remedies hereunder shall not release any Debtor from any of its duties or obligations under such Contracts.  Neither the Administrative Agent nor any other Secured Party shall have any duty, obligation or liability under such Contracts or otherwise in respect of the Collateral by reason of this Agreement or be obligated to perform any of the obligations or duties of any Debtor under such Contracts or otherwise in respect of the Collateral or to take any action to collect or enforce any claim for payment or any other right assigned hereunder.  Notwithstanding the foregoing, to the extent the Administrative Agent forecloses on any portion of the Collateral, the relevant Debtor shall not be responsible for obligations with respect to such Collateral that accrue after the date of such foreclosure (unless such obligations arise from acts or omissions of such Debtor).

(ii)           During the existence of an Event of Default, if Debtor fails to perform any agreement contained herein or in any of such Contracts, the Administrative Agent may (but shall not be obligated to) itself perform, or cause the performance of, such agreement, and the reasonable fees, costs and expenses of the Administrative Agent incurred in connection therewith shall be payable by or on behalf of Debtors and shall be Secured Obligations to the Administrative Agent.

(b)           Intellectual Property.

(i)            For the purpose of enabling the Administrative Agent to exercise rights and remedies under Article VI at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Debtor hereby grants to the Administrative Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Debtor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Debtor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; provided, however, such license shall only be effective during the existence of an Event of Default.  During the term of any such license, (i) all use of the Trademarks and goodwill associated therewith shall inure to the benefit of the applicable Debtor and (ii) the Administrative Agent will permit duly authorized representatives of the applicable Debtor to inspect all goods and services provided or rendered by or for the Administrative Agent under the Trademarks in order to confirm that the goods and services provided or rendered are of the same or higher quality standards as applied by the applicable Debtor.  At the request of the applicable Debtor, the Administrative Agent shall provide such Debtor with samples of all goods and all labels, tags, containers, displays and other markings and all literature, brochures, signs and advertising materials prepared by the Administrative Agent under the Trademarks.

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(ii)           Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 6.04 of the Credit Agreement that limit the rights of the Debtors to dispose of their property, so long as no Event of Default shall have occurred and be continuing, each Debtor will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of such Debtor.  In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall, from time to time, upon the request of any Debtor, execute and deliver any instruments, certificates or other documents, in the form so requested, that such Debtor shall have certified are appropriate (in its judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property).  Further, upon satisfaction of the conditions to termination of this Agreement described in Section 2.02 or the release of any Intellectual Property pursuant to Section 2.03, the Administrative Agent shall grant back to Debtor the license granted pursuant to clause (i) immediately above.  The exercise of rights and remedies under Article VI by the Administrative Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by any Debtor in accordance with the first sentence of this clause (ii).

(c)           Deposit Accounts.  No Debtor shall hereafter establish and maintain any Deposit Account unless (i) the applicable Debtor shall have given the Administrative Agent 30 days’ (or such shorter period as is acceptable to the Administrative Agent) prior written notice of its intention to establish such new Deposit Account and (ii) if requested by the Administrative Agent upon the direction of the Required Lenders, such financial institution and such Debtor shall have duly executed and delivered to the Administrative Agent a Deposit Account Control Agreement with respect to such Deposit Account.  No Debtor shall grant Control of any Deposit Account to any person other than the Administrative Agent.

(d)           Letters of Credit.  If any Debtor is at any time a beneficiary under Letters of Credit that individually or in the aggregate have face amounts of $1,000,000 or more now or hereafter issued in favor of such Debtor, such Debtor shall promptly notify the Administrative Agent thereof and such Debtor shall, at the request of the Administrative Agent, use commercially reasonable efforts to, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of such Letter of Credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement.

(e)           Commercial Tort Claims.  If any Debtor shall at any time hold or acquire commercial tort claims that individually or in the aggregate are valued at $1,000,000 or more, such Debtor shall promptly notify the Administrative Agent in writing signed by such Debtor of the brief details thereof and grant to the Administrative Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this

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Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

(f)            Securities Collateral.

(i)            No Debtor shall take any action that would result in (A) the revocation of any election to treat any Securities Collateral as certificated securities, and (B) an election to treat as certificated securities any Securities Collateral that constitute uncertificated securities.

(ii)           So long as Administrative Agent has not exercised remedies with respect to the Collateral under this Agreement or any other Loan Document upon the occurrence and during the continuation of an Event of Default, Debtors shall have the right to exercise all voting and other rights, title and interest with respect to the Collateral (except as limited by the Loan Documents) and to receive all income, gains, profits, dividends and other distributions from the Collateral whether non-cash dividends, cash, options, warrants, stock splits, reclassifications, rights, instruments or other investment property or other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such rights and interests (except as limited by the Loan Documents).

(iii)          In furtherance of the right of the Administrative Agent to exercise voting rights following an Event of Default that is continuing, each Debtor shall execute and deliver to the Administrative Agent a proxy or other instrument in a form acceptable to the Administrative Agent with respect to each item of Securities Collateral owned by it.  No Debtor shall grant a proxy or other instrument that would conflict with any proxy granted to the Administrative Agent pursuant to the preceding sentence so long as the Security Interests remain in effect.

ARTICLE VI

REMEDIES

6.01         Events of Default, Etc.  If any Event of Default shall have occurred and be continuing:

(a)           the Administrative Agent shall have, and in its discretion may exercise, the rights and remedies with respect to this Agreement as more particularly provided herein or in the Credit Agreement;

(b)           each Debtor shall, upon the reasonable request of the Administrative Agent, assemble Collateral owned by it (and not otherwise in the possession of the Administrative Agent) at such place or places, reasonably convenient to both the Administrative Agent and such Debtor, designated in such request;

(c)           the Administrative Agent may (but shall not be obligated to), without notice to any Debtor and at such times as the Administrative Agent in its sole discretion may determine, exercise any or all of Debtors’ rights in, to and under, or in any way

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connected to, the Collateral and the Administrative Agent shall otherwise have and may (but shall not be obligated to) exercise all of the rights, powers, privileges and remedies with respect to the Collateral of a secured party under the UCC (whether or not said UCC is in effect in the jurisdiction where the rights, powers, privileges and remedies are asserted) and such additional rights, powers, privileges and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, powers, privileges and remedies hereunder may be asserted, including the right, to the maximum extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner thereof (and the Debtors agree to take all such action as may be appropriate to give effect to such right);

(d)           the Administrative Agent may (but shall not be obligated to) make any reasonable compromise or settlement it deems desirable with respect to any of the Collateral and in connection therewith and in a commercially reasonable manner may (but shall not be obligated to) extend the time of payment, arrange for payment in installments, or otherwise modify the terms, of all or any part of the Collateral;

(e)           the Administrative Agent may (but shall not be obligated to), in its name or in the name of any Debtor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral;

(f)            the Administrative Agent may (but shall not be obligated to) sell, lease, assign or dispose of all or any part of the Collateral which shall then be or shall thereafter come into the possession, custody or control of the Administrative Agent, any other Secured Party or any of their respective agents at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof except such notice as is required by applicable law and cannot be waived.  If, pursuant to applicable law, prior notice of sale of the Collateral under this Section is required to be given to any Debtor, each Debtor hereby acknowledges that the minimum time required by such applicable law, or if no minimum time is specified, 10 days, shall be deemed a reasonable notice period.  The Administrative Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the maximum extent permitted by applicable law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Debtors, any such demand, notice and right or equity being hereby expressly waived and released to the maximum extent permitted by applicable law.  The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.  The Collateral may be sold in one or more sales, at public or private sale, conducted by any officer or agent of, or auctioneer or attorney for, the Administrative Agent, at the Administrative Agent’s place of business or elsewhere, for

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cash, upon credit or for other property, for immediate or future delivery, and at such price or prices and on such terms as the Administrative Agent shall deem appropriate in its reasonable discretion.  The Administrative Agent may, in its reasonable discretion, at any such sale restrict the prospective bidders or purchasers as to their number, nature of business and investment intention to the extent necessary to comply with applicable law.  Upon any public or private sale the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.  At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels.  The Administrative Agent shall not be obligated to make any sale pursuant to any such notice.  In case of any sale of all of any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the full selling price is paid by the purchaser thereof, but neither the Administrative Agent nor any Secured Party shall incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold, and, in case of any such failure, such Collateral may again be sold pursuant to the provisions hereof.  All cash proceeds of any such sale, and any other realization upon all or any part of the Collateral shall be applied by the Administrative Agent for the benefit of the Secured Parties to the payment and satisfaction of the Secured Obligations in accordance with Section 6.04;

(g)           upon request of the Administrative Agent, each Debtor shall promptly notify (and each Debtor hereby authorizes the Administrative Agent so to notify) each account debtor in respect of any Accounts or Instruments that such Collateral has been assigned to the Administrative Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Administrative Agent;

(h)           the Administrative Agent shall have the right to endorse, assign or otherwise transfer to or to register in the name of the Administrative Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the Security Interests hereunder.  In addition, the Administrative Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations;

(i)            the Administrative Agent may vote or exercise any and all of the Debtors’ rights or powers incident to their ownership of the Securities Collateral, including any rights or powers to manage or control the Wholly Owned Domestic Subsidiaries;

(j)            the Administrative Agent may cause any action at law or suit in equity or other proceeding to be instituted and prosecuted to enforce any rights vested in it by this Agreement or by law or included in the Collateral, subject to the provisions and requirements hereof and thereof, or to aid in the exercise of any power herein or therein granted, or for any foreclosure hereunder and sale under a judgment or decree in any judicial proceeding;

(k)           in connection with any acceleration and foreclosure, the Administrative Agent may lawfully and peacefully take possession of the Collateral and lawfully and peacefully render it usable and repair and renovate the same, without, however, any

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obligation to do so, and lawfully and peacefully enter upon any location where the Collateral may be located for that purpose, control, manage, operate, rent and lease the Collateral, collect all rents and income from the Collateral and apply the same to reimburse the Secured Parties for any cost or expenses incurred hereunder or under any of the Loan Documents and to the payment or performance of any Debtor’s obligations hereunder or under any of the Loan Documents, and apply the balance to the other Secured Obligations and any remaining excess balance to whomsoever is legally entitled thereto;

(l)            the Administrative Agent may secure the appointment of a receiver for the Collateral or any part thereof;

(m)          the Administrative Agent may lawfully and peacefully occupy any premises owned or leased by any Debtor where the Collateral or any part thereof is assembled for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to any Debtor in respect of such occupation;

(n)           the Administrative Agent may give instructions to the issuer of any Securities Collateral that is an uncertificated security with respect to such uncertificated security.

Each Debtor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Administrative Agent may be compelled, subject to the notice provision provided for in paragraph (f) of this Section 6.01, with respect to any sale of all or any part of the Collateral constituting a security (as such term is defined in the Securities Act of 1933), to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Each Debtor acknowledges that any such private sale may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit any Debtor or the issuer thereof to register it for public sale.

6.02         Deficiency.  If the proceeds of sale, collection or other realization of or upon the Collateral by virtue of the exercise of remedies under Section 6.01 are insufficient to cover the costs and expenses of such exercise and the payment in full of the Secured Obligations, the Administrative Agent shall retain all rights and remedies under the Loan Documents, and each Debtor shall remain liable, with respect to any deficiency.

6.03         Private Sale.  The Administrative Agent and the other Secured Parties shall incur no liability as a result of the sale, lease or other disposition of all or any part of the Collateral, at any private sale pursuant to Section 6.01 conducted in a commercially reasonable manner.  Subject to and without limitation of the preceding sentence, each Debtor hereby waives any claims against the Administrative Agent or any other Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than

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the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

6.04         Application of Proceeds.  Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Administrative Agent under this Article VI, shall be applied by the Administrative Agent as follows:

First, to the payment of the costs and expenses of such exercise of remedies, including reasonable out of pocket costs and expenses of the Administrative Agent, the reasonable fees and expenses of its agents and counsel and all other reasonable expenses incurred and advances made by the Administrative Agent in that connection;

Second, to the payment in full of the remaining Secured Obligations equally and ratably in accordance with their respective amounts then due and owing in respect of the Loan Documents and the Permitted Swap Agreements with Secured Parties, or as the Secured Parties holding the same may otherwise agree; and

Finally, to the pay to or to the order of the US Borrower, or its successors or assigns, or as a court of competent jurisdiction may direct, any surplus then remaining.

6.05         Attorney-in-Fact.  Without limiting any rights or powers granted by this Agreement to the Administrative Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, each Debtor hereby appoints the Administrative Agent as the attorney-in-fact of such Debtor, exercisable only during the continuance of such Event of Default, for the purpose of carrying out the provisions of this Article VI and taking any action and executing any instruments that the Administrative Agent may deem necessary or desirable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, so long as the Administrative Agent shall be entitled under this Article VI to make collections in respect of the Collateral, the Administrative Agent shall have the right and power

(a)           to receive, endorse and collect all checks made payable to the order of any Debtor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

(b)           to file any claims or take any action or institute any proceedings in connection therewith which the Secured Party may deem to be necessary or advisable;

(c)           to pay, settle or compromise all bills and claims which may be or become liens or security interests against any or all of the Collateral, or any part thereof, unless a bond or other security satisfactory to the Secured Party has been provided; and

(d)           upon foreclosure, to do any and every act which any Debtor may do on its behalf with respect to the Collateral or any part thereof and to exercise any or all of such Debtor’s rights and remedies under any or all of the Collateral;

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provided, however, that the Secured Party shall not exercise any such rights except upon the occurrence and during the continuation of an Event of Default.  This power of attorney is a power coupled with an interest and shall be irrevocable.

6.06         Expenses.

(a)           Subject to Section 10.03 of the Credit Agreement, the Administrative Agent may incur, and Debtors shall pay to the Administrative Agent, all reasonable fees and out-of-pocket expenses (including reasonable fees and expenses for legal services) of, or incident to, the enforcement of any of the provisions of this Article VI, or exercise by experts, agents or attorneys selected by the Administrative Agent in good faith of any rights or privileges of Debtors in respect of the Collateral, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Administrative Agent and the other Secured Parties in respect thereof, by litigation or otherwise, and all such fees and expenses and, to the extent such amounts are not timely paid, together with interest thereon at the applicable rate provided for in Section 2.12 of the Credit Agreement, shall be Secured Obligations of the Administrative Agent secured under Article II.  All amounts payable by the Debtors under this Section 6.06(a) shall be payable within ten (10) Business Days of demand thereof.

(b)           The terms, conditions, covenants and agreements to be observed or performed by each Debtor under this Agreement shall be observed or performed by it at its sole cost and expense.

6.07         Administrative Agent’s Right to Perform on Debtor’s Behalf.  If any Debtor fails to perform any of its obligations under this Agreement, the Administrative Agent may (but shall not be obligated to), upon reasonable notice to such Debtor, unless such Debtor is diligently pursuing a cure for such failure that cannot be obtained more quickly by the Administrative Agent’s performance as specified herein, itself perform or cause to be performed such obligations at the expense of such Debtor, either in its name or in the name and on behalf of such Debtor.

6.08         Custody and Preservation.  The Administrative Agent’s obligation to use reasonable care in the custody and preservation of Collateral shall be satisfied if it uses the same care as it uses in the custody and preservation of its own property.

6.09         Preservation of Rights.  Neither the Administrative Agent nor any Secured Party shall be required to take any steps to preserve any rights against prior parties to any of the Collateral.

6.10         Rights of Secured Parties.  The Administrative Agent or any other Secured Party may (but shall not be obligated to) pay or secure payment of any Tax or other claim that may be secured by or result in a Lien on any Collateral.  The Administrative Agent or any other Secured Party may (but shall not be obligated to) do any other thing that it in good faith believes is necessary or desirable to preserve, protect or maintain the Collateral or, during the continuance of an Event of Default, to enhance its value.  Subject to Section 10.03 of the Credit Agreement,

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each Debtor shall reimburse the Administrative Agent or any other Secured Party for any reasonable payment or expense (including reasonable attorneys’ fees and expenses) that the Administrative Agent or such other Secured Party may incur pursuant to this Section 6.10.

6.11         No Marshalling.  Neither the Administrative Agent nor any other Secured Party shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order.

6.12         Remedies Cumulative.  No right, power or remedy herein conferred upon or reserved to the Administrative Agent or any Secured Party is intended to be exclusive of any other right, power or remedy, and every such right, power and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right, power and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder or otherwise shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.  Resort to any or all security now or hereafter held by the Administrative Agent may be taken concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken nonjudicial proceedings, or both.

ARTICLE VII

MISCELLANEOUS

7.01         Waivers of Rights Inhibiting Enforcement.  Each Debtor waives, for itself and all who may claim under it, to the maximum extent permitted by applicable law:

(a)           any claim that, as to any part of the Collateral, a public sale, should the Administrative Agent elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for the Collateral;

(b)           the right to assert in any action or proceeding between it and the Administrative Agent any offsets or counterclaims that it may have;

(c)           except as otherwise provided in this Agreement, NOTICE OR JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT’S TAKING POSSESSION OR DISPOSITION OF ANY OF THE COLLATERAL INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT THAT ANY DEBTOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, AND ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE ADMINISTRATIVE AGENT’S RIGHTS HEREUNDER;

(d)           all rights of redemption, appraisement, valuation, stay, extension or moratorium; and

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(e)           the right to invoke any law requiring marshalling of collateral and all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies of the Administrative Agent and the other Secured Parties under this Agreement or the absolute sale of the Collateral, now or hereafter in force under any applicable law.

7.02         Notices.  The Administrative Agent or any Debtor shall give any notice, request, demand or other communication (a “Notice”) pursuant to this Agreement in accordance with Section 10.01 of the Credit Agreement.  Any Notice to the Debtor shall be sent to the address of the US Borrower set forth in the Credit Agreement or to such other address provided by such Debtor to the Administrative Agent in writing.  Any Notice sent as hereinabove provided shall be deemed delivered upon receipt or refusal of delivery.

7.03         Assignment.  Except as otherwise permitted under the Credit Agreement, no Debtor may assign any of its rights or delegate any performance under this Agreement (whether voluntarily or involuntarily, by merger, consolidation, dissolution, operation of law or any other manner) except with the prior written consent of the Administrative Agent, which consent may be withheld in the Administrative Agent’s sole discretion, and any such purported assignment without such consent is void.

7.04         Successors and Assigns.  This Agreement binds each Debtor and its respective permitted successors and assigns and inures to the benefit of the Administrative Agent for the benefit of the Secured Parties and their respective successors and assigns as permitted by Section 10.04 of the Credit Agreement.

7.05         Amendment and Waiver.  No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Debtor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the US Borrower and the other Debtors; provided that any amendment, waiver, or consent shall be signed by all the Lenders or the Required Lenders to the extent required by Section 10.02 of the Credit Agreement.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.06         No Implied Waiver.  No failure or delay in exercising any right, power or privilege or requiring the satisfaction of any condition hereunder, and no course of dealing between any Debtor and the Administrative Agent operates as a waiver or estoppel of any right, remedy or condition.   No single or partial exercise of any right or remedy under this Agreement precludes any simultaneous or subsequent exercise of any other right, power or privilege.  The rights and remedies set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute.

7.07         Severability.  In case one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

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7.08         Entire Agreement.  This Agreement and the other Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all prior or contemporaneous oral or written negotiations and agreements relating to the subject matter hereof.  The provisions of this Agreement may not be explained, supplemented or qualified through evidence or trade usage or a prior course of dealing.  In entering into this Agreement, no Debtor has relied upon any statement, representation, warranty or agreement of the Administrative Agent except as set forth in the Loan Documents.  There are no conditions precedent to the effectiveness of this Agreement.  In the event of any conflict between the terms of this Agreement and the terms of the Credit Agreement, the terms of the Credit Agreement shall control.

7.09         Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

7.10         Governing Law.  The laws of the State of New York (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including without limitation its validity, interpretation, construction, performance (including the details of performance) and enforcement, except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the state of New York.

7.11         Headings.  The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

7.12         Interpretation.  This Agreement has been reviewed and negotiated by counsel for both the Debtors and the Administrative Agent and, consequently, this Agreement shall not be construed against the drafter.

7.13         Waiver of Jury Trial.  EACH DEBTOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.14         Survival, Etc.  The provisions of Sections 2.07, 6.03, 6.06, 6.08, 6.09, 6.10, 7.01, 7.16 and 7.17 shall survive the termination of this Agreement.  In addition, the representations, warranties and covenants of the Debtors set out in this Agreement or contained in any documents delivered to the Administrative Agent or any other Secured Party pursuant to this Agreement shall  survive the execution and delivery of this Agreement.

7.15         Agents, Etc.  The Administrative Agent may employ agents, experts and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents, experts or attorneys-in-fact selected by it in good faith.

29

7.16         Limitation of Liability.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OTHER SECURED PARTY SHALL HAVE LIABILITY WITH RESPECT TO, AND EACH DEBTOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR:

(a)           ANY LOSS OR DAMAGE SUSTAINED BY ANY DEBTOR, OR ANY LOSS, DAMAGE, DEPRECIATION OR OTHER DIMINUTION IN THE VALUE OF ANY COLLATERAL, THAT MAY OCCUR AS A RESULT OF, IN CONNECTION WITH, OR THAT IS IN ANY WAY RELATED TO, ANY EXERCISE OF ANY RIGHT OR REMEDY UNDER THIS AGREEMENT EXCEPT FOR ANY SUCH LOSS, DAMAGE, DEPRECIATION OR DIMINUTION TO THE EXTENT THAT THE SAME IS THE RESULT OF ACTS OR OMISSIONS ON THE PART OF SUCH SECURED PARTY CONSTITUTING WILLFUL MISCONDUCT OR GROSS NEGLIGENCE (AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION); OR

(b)           ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY ANY DEBTOR IN CONNECTION WITH ANY CLAIM RELATED TO THIS AGREEMENT.

7.17         Subrogation.  Each Debtor shall not exercise, and hereby irrevocably waives, any claim, right or remedy that it may now have or may hereafter acquire against any other Debtor arising under or in connection with this Agreement, including, without limitation, any claim, right or remedy of subrogation, contribution, reimbursement, exoneration, indemnification or participation arising under contract, by applicable law or otherwise in any claim, right or remedy of the Administrative Agent or the other Secured Parties against such Debtor or any other Person or any Collateral which the Administrative Agent or any other Secured Party may now have or may hereafter acquire, until the indefeasible payment and satisfaction in full of all Secured Obligations and the expiration and termination of the Commitments.  If, notwithstanding the preceding sentence, any amount shall be paid to any Debtor on account of such subrogation rights at any time when any of the Secured Obligations shall not have been paid in full, such amount shall be held by such Debtor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Debtor and be turned over to the Administrative Agent in the exact form received by such Debtor (duly endorsed by such Debtor to the Administrative Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in accordance with the Loan Documents.  Notwithstanding the foregoing, the Debtors shall be expressly permitted hereunder to make payments to each other to the extent not prohibited by the Credit Agreement.

7.18         Authority of the Administrative Agent.  The rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any power, right or remedy provided for or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and Debtors, the Administrative Agent shall be conclusively presumed to be acting as the Administrative Agent for the Secured Parties with full and valid

30

authority so to act or refrain from acting, and Debtors shall be under no obligation or entitlement to make any inquiry respecting such authority.

7.19         Inconsistencies with Credit Agreement.  To the extent there are any conflicts or inconsistencies between this Agreement and the Credit Agreement, the provisions of the Credit Agreement shall control.

[Signatures on following page]

31

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

DYNAMIC MATERIALS CORPORATION,
a Delaware corporation

By:
Name:
Title:

32

JPMORGAN CHASE BANK, N.A., not in its individual capacity, but solely as Administrative Agent

By:
Name:
Title:

33

EXHIBIT A

DEPOSIT ACCOUNT CONTROL AGREEMENT

This DEPOSIT ACCOUNT CONTROL AGREEMENT (this “Agreement”), dated as of [                              ], 200    , is among [                                      ], a [                          ] (“Debtor”); JPMorgan Chase Bank, N.A., not in its individual capacity but solely as administrative agent pursuant to the Security Agreement referred to below (in such capacity, the “Administrative Agent”); and [                                        ], a [                                      ] (“Depositary Bank”).

RECITALS

A.            Depositary Bank and Debtor have entered into a depository agreement, a copy of which is attached to this Agreement as Annex 1 (the “Customer Agreement”), pursuant to which Depositary Bank has established its deposit account numbers                                         ,                                       , and                                      in the name of Debtor (the “Accounts”).

B.            Debtor and certain of its Affiliates have entered into a Security and Pledge Agreement, dated as of November 16, 2007 (the “Security Agreement”), in favor of the Administrative Agent, pursuant to which, among other things, Debtor granted to the Administrative Agent a security interest in the Accounts.

C.            The Administrative Agent, Debtor and Depositary Bank are entering into this Agreement to provide for the control of the Accounts and to perfect the security interest of the Administrative Agent in the Accounts.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.       The Accounts.   Depositary Bank confirms to the Administrative Agent and Debtor that (i) the Accounts have been established in the name of Debtor as recited above, (ii) Annex 2 attached to this Agreement is a complete and accurate statement of the Accounts and any free credit balance thereunder as of the date of this Agreement, and (iii) except for the claims and interest of the Administrative Agent and of Debtor in the Accounts, Depositary Bank does not know of any claim to or interest in the Accounts or in any financial asset carried therein.  Depositary Bank will treat all property held by Depositary Bank in the Accounts as deposit accounts under Article 9 of the Uniform Commercial Code of the State of New York.

Section 2.       Control.  Except as otherwise provided in Section 3, Depositary Bank shall comply with instructions concerning the Accounts from Debtor, or its authorized representatives, until such time as the Administrative Agent delivers a written notice to Depositary Bank that states that an Event of Default (as such term is used in the Security Agreement) has occurred and is continuing and that the Administrative Agent is thereby exercising exclusive control over the Accounts.  Such notice is referred to in this Agreement as the “Notice of Exclusive Control”.  After Depositary Bank receives the Notice of Exclusive Control, Depositary Bank will immediately cease complying with instructions concerning the Accounts originated by Debtor or its representatives and shall comply with instructions originated by the Administrative Agent concerning the Accounts without further consent by Debtor.

Section 3.       Priority of Lien.  Depositary Bank consents to and recognizes the security interest in the Accounts granted to the Administrative Agent by Debtor pursuant to the Security Agreement.  Depositary Bank waives and releases all liens, encumbrances, claims and rights of setoff Depositary Bank may have against the Accounts or any funds carried in the Accounts except for payment of Depositary Bank’s customary fees pursuant to the Customer Agreement, and shall not assert any such lien, encumbrance, claim or right against the Accounts or any funds carried in the Accounts except for payment of customary fees when due and payable.  Depositary Bank will not agree with any third party to comply with instructions concerning the Accounts originated by such third party without the prior written consent of the Administrative Agent and Debtor.

Section 4.       Statements, Confirmations and Notices of Adverse Claims.  Depositary Bank shall send copies of all statements and other correspondence concerning the Accounts simultaneously to Debtor and the Administrative Agent at the respective addresses set forth in Section 14.  If any person asserts any lien, encumbrance or adverse claim, through a garnishment proceeding or otherwise, against the Accounts or in any funds carried in the Accounts, Depositary Bank shall promptly notify the Administrative Agent and Debtor thereof.

Section 5.       Responsibility of Depositary Bank.  Except for permitting a withdrawal or payment in violation of Section 2, Depositary Bank shall have no responsibility or liability to the Administrative Agent for complying with instructions concerning the Accounts from Debtor, or its authorized representatives, that are received by Depositary Bank before Depositary Bank receives a Notice of Exclusive Control.  Depositary Bank shall have no responsibility or liability to Debtor for complying with a Notice of Exclusive Control or complying with instructions concerning the Accounts originated by the Administrative Agent.  Depositary Bank shall have no duty to investigate or make any determination as to whether an Event of Default exists and shall comply with a Notice of Exclusive Control even if Depositary Bank believes that an Event of Default does not exist.  Neither this Agreement nor the Security Agreement imposes or creates any obligation or duty of Depositary Bank other than those expressly set forth in this Agreement.

Section 6.       Tax Reporting.  All items of income, gain, expense and loss recognized in the Accounts shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Debtor.

Section 7.       Customer Agreement.  This Agreement supplements the Customer Agreement.  In the event of a conflict between this Agreement and the Customer Agreement, the terms of this Agreement shall prevail.  Regardless of any provision in the Customer Agreement, New York is Depositary Bank’s jurisdiction for the purposes of this Agreement and of Article 9 of the Uniform Commercial Code as in effect in the State of New York.

Section 8.       Termination.  The rights and powers granted in this Agreement to the Administrative Agent have been granted in order to perfect the Administrative Agent’s security interest in the Accounts, are powers coupled with an interest and will neither be affected by the dissolution, liquidation or bankruptcy of Debtor nor by the lapse of time.  The obligations of

Depositary Bank under Sections 2, 3  and 4 shall continue in effect until the security interest of the Administrative Agent in the Accounts has been terminated pursuant to the terms of the Security Agreement and the Administrative Agent has notified Depositary Bank in writing of such termination.  Upon receipt of such notice the obligations of Depositary Bank under Sections 2, 3 and 4 with respect to the operation and maintenance of the Accounts after the receipt of such notice shall terminate, the Administrative Agent shall have no further right to originate instructions concerning the Accounts, and Depositary Bank may take such steps as Debtor may request to vest full ownership and control of the Accounts in Debtor, including, but not limited to, removing the name of the Administrative Agent from the Accounts or transferring all of the funds in the Accounts to other accounts in the name of any Debtor or Debtor’s designee.

Section 9.       This Agreement.  THIS AGREEMENT AND ANNEXES TO THIS AGREEMENT, AND THE AGREEMENTS AND INSTRUMENTS REQUIRED TO BE EXECUTED AND DELIVERED UNDER THIS AGREEMENT, SET FORTH THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND SUPERSEDE AND DISCHARGE ALL PRIOR AGREEMENTS (WRITTEN OR ORAL), NEGOTIATIONS AND CONTEMPORANEOUS ORAL AGREEMENTS CONCERNING SUCH SUBJECT MATTER AND NEGOTIATIONS.  THERE ARE NO ORAL CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT AND THERE ARE NO OTHER ORAL AGREEMENTS OF THE PARTIES.

Section 10.     Amendments.  No amendment, modification or termination of this Agreement or waiver of any right under this Agreement shall be binding on any party to this Agreement unless the amendment, modification or termination is in writing and is signed by Debtor, the Administrative Agent and Depositary Bank.

Section 11.     Severability.  If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of the remaining terms or provisions of this Agreement to persons or circumstances, other than the term or provision held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

Section 12.     Successors.  The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties to this Agreement and their respective successors and assigns.

Section 13.     Rules of Construction.  In this Agreement, words in the singular number include the plural, and in the plural include the singular; and words of the masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit or describe the scope or intent of the provisions of this Agreement.

Section 14.     Notices.  Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing (including by telecopy) and shall be delivered to the intended recipient at its address set forth below.

If to Debtor:

[Name and address]

Attention:

Telephone:

Telecopy:

If to the Administrative Agent:

JPMorgan Loan Services

JPMorgan Chase Bank, N.A.

Loan and Agency Service Group

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Telecopy No.:  (312) 385-7102

Telephone No.:  (312) 732-2009

with a copy to:

JPMorgan Chase Bank, N.A.

1125 17th Street, Suite 300

Denver, Colorado  80202

Attention:  Brennon J. Crist

Telecopy No.: (303) 244-3351

Telephone No.: (303) 244-3220

If to Depositary Bank:

[Name and address]

Attention:

Telephone:

Telecopy:

Any party may change its address for notices in the manner set forth above.  All such communications shall be effective upon delivery; provided, however, that if such delivery does not occur by 4:00 p.m. recipient’s time on a Business Day, then such transmission or delivery shall be deemed to occur on the next Business Day.

Section 16.  Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more such counterparts.

SECTION 17.  CHOICE OF LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

[Name of Debtor]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Name of Depositary Bank]

By:
Name:
Title:

ANNEX 1

CUSTOMER AGREEMENT

ANNEX 2

STATEMENT OF ACCOUNTS

EXHIBIT B

GRANT OF PATENT SECURITY INTEREST

WHEREAS, [                              ], a [                                  ] (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Patent Collateral (as defined below); and

WHEREAS, pursuant to a Credit Agreement dated as of November 16, 2007, (the “Credit Agreement”), among Dynamic Materials Corporation, a Delaware corporation (the “US Borrower”), Dynamic Materials Luxembourg 2 S.à r.l., a Luxembourg Société à responsabilité limitée (the “Euro Borrower,” and together with the US Borrower, the “Borrowers”), the Guarantors party thereto, the Lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent for the Revolving Loan and the Term Loan, J.P. Morgan Europe Limited, as Administrative Agent for the Euro Term Loan and J.P. Morgan Securities Inc., Sole Bookrunner and Lead Arranger, the Lenders have agreed to make Loans to and make other extensions of credit on behalf of the Borrowers (capitalized terms used but not defined herein have the respective meanings assigned to them in the Credit Agreement); and

WHEREAS, pursuant to the terms of the Security and Pledge Agreement dated as of November 16, 2007 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among the US Borrower, the Wholly Owned Domestic Subsidiaries (as defined in the Security Agreement) and JPMorgan Chase Bank, N.A., as collateral agent for each of the Secured Parties (as defined in the Security Agreement) (in such capacity, the “Administrative Agent”), Grantor has agreed to grant in favor of the Administrative Agent a perfected security interest in, and the Administrative Agent has agreed to become a secured creditor with respect to, Patent Collateral;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, as collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations (as defined in the Security Agreement), Grantor hereby grants to the Administrative Agent for the benefit of the Secured Parties (as defined in the Security Agreement) a security interest in all of Grantor’s right, title and interest in, to and under the following, whether now owned or hereafter acquired by Grantor and whether now existing or hereafter coming into existence and wherever located (the “Patent Collateral”):

(i)            all patents and patent applications, including the inventions and improvements described and claimed therein, and all patentable inventions, including but not limited to the patents and patent applications listed on Schedule A;

(ii)           all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; and

(iii)          all rights, licenses and goodwill, now existing or hereafter coming into existence, (A) to all income, profits, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including damages and payments for past, present or future infringements thereof, (B) to sue for past, present and future infringements thereof, and (C) otherwise accruing under or pertaining to any of the foregoing throughout the world.

Notwithstanding anything herein to the contrary, in no event shall the Patent Collateral include, and Grantor shall not be deemed to have granted a security interest in, any of Grantor’s rights or interests in any license, contract or agreement to which Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which Grantor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Patent Collateral shall include, and Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

Grantor further acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Grantor has caused this Grant of Patent Security Interest to be duly executed and delivered by its duly authorized officer as of the        day of                         ,           .

[ ]

By:
Name:
Title:

SCHEDULE A

TO

GRANT OF PATENT SECURITY INTEREST

Patents Issued:

Patent No.	Issue Date	Invention	Inventor

Patents Pending:

Applicant’s Name	Date Filed	Application Number	Invention	Inventor

B-A-1

EXHIBIT C

GRANT OF TRADEMARK SECURITY INTEREST

WHEREAS, [                              ], a [                                  ] (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Trademark Collateral (as defined below); and

WHEREAS, pursuant to a Credit Agreement dated as of November 16, 2007, (the “Credit Agreement”), among Dynamic Materials Corporation, a Delaware corporation (the “US Borrower”), Dynamic Materials Luxembourg 2 S.à r.l., a Luxembourg Société à responsabilité limitée (the “Euro Borrower,” and together with the US Borrower, the “Borrowers”), the Guarantors party thereto, the Lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent for the Revolving Loan and the Term Loan, J.P. Morgan Europe Limited, as Administrative Agent for the Euro Term Loan and J.P. Morgan Securities Inc., Sole Bookrunner and Lead Arranger, the Lenders have agreed to make Loans to and make other extensions of credit on behalf of the Borrowers (capitalized terms used but not defined herein have the respective meanings assigned to them in the Credit Agreement); and

WHEREAS, pursuant to the terms of the Security and Pledge Agreement dated as of November 16, 2007 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among the US Borrower, the Wholly Owned Domestic Subsidiaries (as defined in the Security Agreement) and JPMorgan Chase Bank, N.A., as collateral agent for each of the Secured Parties (as defined in the Security Agreement) (in such capacity, the “Administrative Agent”), Grantor has agreed to grant in favor of the Administrative Agent a perfected security interest in, and the Administrative Agent has agreed to become a secured creditor with respect to, Trademark Collateral;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, as collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations (as defined in the Security Agreement), Grantor hereby grants to the Administrative Agent for the benefit of the Secured Parties (as defined in the Security Agreement) a security interest in all of Grantor’s right, title and interest in, to and under the following, whether now owned or hereafter acquired by Grantor and whether now existing or hereafter coming into existence and wherever located (the “Trademark Collateral”):

(i)            all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including but not limited to those registrations and applications listed on Schedule A;

(ii)           all renewals of trademark and service mark registrations; and

(iii)          all rights (A) to all income, royalties, damages and other payments (including in respect of all past, present and future infringements) with respect to any of the foregoing, (B) to sue for all past, present and future infringements thereof, and

(C) otherwise accruing under or pertaining to any of the foregoing, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark, and with respect to any so-called “intent-to-use” application for registration of a trademark or service mark, all of the business to which such trademark or service mark pertains.

Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include, and Grantor shall not be deemed to have granted a security interest in, any of Grantor’s rights or interests in any license, contract or agreement to which Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which Grantor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Trademark Collateral shall include, and Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

Grantor further acknowledges that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Grantor has caused this Grant of Trademark Security Interest to be duly executed and delivered by its duly authorized officer as of the      day of               ,           .

[ ]

By:
Name:
Title:

SCHEDULE A

TO

GRANT OF TRADEMARK SECURITY INTEREST

Registered Owner	United States Trademark/Service Mark	Registration or Serial Number	Registration or Filing Date

C-A-1

ANNEX 1

Intellectual Property Licenses

Technology License Agreement, dated May 2002, with Sigmabond Technologies Corporation, covering Specific Low Velocity Explosive.

ANNEX 2

Patent Collateral

Filing Date or 371(c) Date	Title	Appl. Number	Reg. Number	Issue Date	Status	Comments
10/11/2002	Kinetic energy welding process	10/269,345	6,772,934	8/10/2004	PATENTED

10/25/1991	An assembly for connecting an electrical box to a plate with a bimetallic flange	07/782,510	5,296,647	3/22/1994	PATENTED	Name change from Explosive Fabricators, Inc. to Dynamic Materials Corporation filed in 1994.

11/5/1991	Aluminum/Steel Transition Joint	07/788,087	5,213,904	5/25/1993	PATENTED	Name change from Explosive Fabricators, Inc. to Dynamic Materials Corporation filed in 1994.

11/5/1991	Bonded Titanium/Steel Components	07/788,088	5,190,831	3/2/1993	PATENTED	Name change from Explosive Fabricators, Inc. to Dynamic Materials Corporation filed in 1994.

ANNEX 3

Securities Collateral

Owner	Issuer	Description of Authorized Equity Interests	Description of Issued Equity Interests	Percentage interest of Issued Equity Interests
Dynamic Materials Corporation	Dynamic Materials Luxembourg 1 S.à r.l.	Corporate capital is fixed at 2,000. - EUR (TWO THOUSAND) represented by 2,000.- EUR (TWO THOUSAND) shares (parts sociales) of 25. - EUR (TWENTY-FIVE) each, at the Closing.	Corporate capital is fixed at 2,000. - EUR (TWO THOUSAND) represented by 2,000.- EUR (TWO THOUSAND) shares (parts sociales) of 25. - EUR (TWENTY-FIVE) each, at the Closing.	100%*

Dynamic Materials Corporation	Dynamic Materials Luxembourg 1 S.à r.l.

359,910 (THREE HUNDRED FIFTY-NINE THOUSAND NINE HUNDRED TEN) acquisition preferred equity certificates having shares (parts sociales) of 25. - EUR (TWENTY-FIVE) each, at the Closing.

2,173,290 (TWO MILLION ONE HUNDRED SEVENTY-THREE THOUSAND TWO HUNDRED NINETY) financing preferred equity certificates having shares (parts sociales) of 25. - EUR (TWENTY-FIVE) each, at the Closing.

359,910 (THREE HUNDRED FIFTY-NINE THOUSAND NINE HUNDRED TEN) acquisition preferred equity certificates having shares (parts sociales) of 25. - EUR (TWENTY-FIVE) each, at the Closing.

2,173,290 (TWO MILLION ONE HUNDRED SEVENTY-THREE THOUSAND TWO HUNDRED NINETY) financing preferred equity certificates having shares (parts sociales) of 25. - EUR (TWENTY-FIVE) each, at the Closing.

100%*

* The percentage of equity interest pledged pursuant to this Agreement is subject to the limitations set forth in Section 2.01 of the Agreement.

ANNEX 4

Trademark Collateral

U.S. Trademarks/Tradenames:

Mark	Goods	Serial Number	Reg. Number	Date Registered	Status	Comments
DETACOUPLE	Metal couplings and joints in International Class 6	76609861	3,206,528	2/6/2007	REGISTERED

EFTEK	Integrated circuit housings made of explosion-clad bimetallic strips in International Class 9	73834335	1,598,407	5/29/1994	RENEWED	Renewed 6/10/2005.

ANNEX 5

Filing Offices

Delaware Secretary of State

ANNEX 6

Debtor Information

Legal Name	Type of Organization	Jurisdiction of Organization	Federal Taxpayer ID No.	Organizational ID No.	Chief Executive Office
Dynamic Materials Corporation	Corporation	Delaware	84-0608431	2784277	5405 Spine Road Boulder, CO 80301 USA

ANNEX 7

Previous Names and Transactions

None, except that the US Borrower uses the names of its divisions and subsidiaries and abbreviations such as “DMC” or “Dynamic Materials”.

ANNEX 8

Offices and Locations of Records

Dynamic Materials Corporation

5405 Spine Road

Boulder, Colorado 80301

ANNEX 9

Deposit Accounts

Bank Name	Account Name	Account Number
Wells Fargo Bank	AMK Operating	4945042133
Wells Fargo Bank	DMC Operating	4123769044
Wells Fargo Bank	Dental	4129312088
Wells Fargo Bank	Disbursement	4759032709
Wells Fargo Bank	Payroll Account	4123773434

ANNEX 10

Securities Accounts and Commodity Accounts

Bank Name	Account Name	Account Number
Wells Fargo Bank	Sweep Investment	4123769044
Wells Fargo Bank	Short Term Investment	12762142

ANNEX 11

Instruments and Tangible Chattel Paper

None.

ANNEX 12

Electronic Chattel Paper

None.

ANNEX 13

Letters of Credit

LC Number:	Applicant:	Expiry Date:	Amount:

LC5TF70068630	Audex PTE LTD	Feb. 19, 2008	$999,992.00

MO218706EU00192	Doosan Mecatec Co, Ltd.	Jan. 30, 2008	$1,399,661.00

105071006000	IMPSA Andina S.A.	Jan. 16, 2007	$63,244.00

529010239237-A	Larsen and Toubro Ltd.	Aug. 18, 2008	$1,261,504.00

016/007/49162007	Pt. Sas Internasional	Dec. 24, 2007	$112,486.00

M39N1708NU00018	Sungjin Geotech Co., Ltd.	Nov. 20, 2007	$136,735.00

MO217704EU00032	Sungjin Geotech Co., Ltd	Dec. 30, 2007	$397,926.00

ML07015983	Unimit Engineering Public Co., Ltd.	Mar. 11, 2008	$160,000.00

ANNEX 14

Commercial Tort Claims

None.

EXHIBIT 1.1C(ii)

SECURITY AND PLEDGE AGREEMENT

dated as of

November 16, 2007

among

DYNAMIC MATERIALS LUXEMBOURG 2 S.À R.L.,

THE WHOLLY OWNED FOREIGN SUBSIDIARIES

and

JPMORGAN CHASE BANK, N.A.
not in its individual capacity, but solely as Administrative Agent

Credit Agreement

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6.02	Deficiency	14
6.03	Private Sale	14
6.04	Application of Proceeds	14
6.05	Attorney-in-Fact	15
6.06	Expenses	15
6.07	Administrative Agent’s Right to Perform on Debtor’s Behalf	16
6.08	Custody and Preservation	16
6.09	Preservation of Rights	16
6.10	Rights of Secured Parties	16
6.11	No Marshalling	16
6.12	Remedies Cumulative	16

ARTICLE VII MISCELLANEOUS		17
7.01	Waivers of Rights Inhibiting Enforcement	17
7.02	Notices	17
7.03	Assignment	17
7.04	Successors and Assigns	18
7.05	Amendment and Waiver	18
7.06	No Implied Waiver	18
7.07	Severability	18
7.08	Entire Agreement	18
7.09	Execution in Counterparts	18
7.10	Governing Law	18
7.11	Headings	19
7.12	Interpretation	19
7.13	Waiver of Jury Trial	19
7.14	Survival, Etc.	19
7.15	Agents, Etc.	19
7.16	Limitation of Liability	19
7.17	Subrogation	19
7.18	Authority of the Administrative Agent	20
7.19	Inconsistencies with Credit Agreement	20

Annex 1	Securities Collateral
Annex 2	Filing Offices
Annex 3	Debtor Information
Annex 4	Previous Names and Transactions
Annex 5	Offices and Locations of Records

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SECURITY AND PLEDGE AGREEMENT

This SECURITY AND PLEDGE AGREEMENT (this “Agreement”) dated as of November 16, 2007, is among Dynamic Materials Luxembourg 2 S.à r.l., a Luxembourg Société à responsabilité limitée (“Euro Borrower”), the Wholly Owned Subsidiaries of US Borrower that are Foreign Subsidiaries and the Domestic Subsidiaries all or substantially all of the assets of which consist of stock or securities in one or more Foreign Subsidiaries now or hereafter party hereto (as such terms are defined in the Credit Agreement as hereinafter defined) (“Wholly Owned Foreign Subsidiaries”, together with the Euro Borrower, the “Debtors”), and JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement (as herein defined), not in its individual capacity, but solely as collateral agent for the Lenders and other Secured Parties (as such terms are defined herein) (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS:

A.            Pursuant to the Credit Agreement dated as of November 16, 2007 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among the Debtors, Dynamic Materials Corporation, the Wholly Owned Subsidiaries of US Borrower that are Domestic Subsidiaries (as such term is defined in the Credit Agreement), the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, J.P. Morgan Europe Limited and JPMorgan Securities, Inc., the Lenders agreed to make loans to and other extensions of credit on behalf of the Euro Borrower.

B.            It is a condition to the obligations of the Lenders and the Administrative Agent under the Credit Agreement that Debtors shall have granted certain Liens securing the Obligations and executed and delivered, and granted the Liens provided for in, this Agreement.

C.            To induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make loans and/or extend other credit to the Euro Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtors have agreed to grant security interests in the Collateral as security for the Secured Obligations.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01         Definitions.  Capitalized terms not otherwise defined herein have the respective meanings assigned to them in the Credit Agreement.  All terms used herein that are not defined herein or in the Credit Agreement and are defined in the UCC have the meanings therein stated.  In addition, the following terms have the following meanings under this Agreement:

“Administrative Agent” has the meaning set forth in the introductory paragraph to this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Collateral” has the meaning assigned to such term in Section 2.01.

“Control” means in the case of any certificated security, uncertificated security or security entitlement, “control,” as such term is defined in Section 8-106 of the UCC.

“Credit Agreement” has the meaning set forth in Recital A.

“Euro Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Permitted Swap Agreement” means a Swap Agreement to which any Debtor is a counterparty that is permitted pursuant to Section 6.06 of the Credit Agreement.

“Proceeds” has the meaning assigned to such term in the UCC, including all proceeds of insurance and all condemnation awards and all other compensation for any casualty event with respect to all or any part of the Collateral (together with all rights to recover and proceed with respect to the same), and all accessions to, substitutions for and replacements of all or any part of the other Collateral.

“Records” has the meaning assigned to such term in Section 4.05.

“Secured Obligations” means all Obligations of the Debtors now or hereafter existing, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal, interest, fees, expenses, indemnification, or otherwise, including all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Administrative Agent or any Secured Party in connection with any suit or proceeding in connection with the performance by such Secured Party of any of the agreements contained in any of the Contracts, or in connection with any exercise of its rights or remedies hereunder, pursuant to the terms of this Security Agreement, as such Obligations may be limited by Section 9.07 and Section 9.10 of the Credit Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders and each party to a Permitted Swap Agreement relating to the Eurocurrency Loans if at the date of entering into such Permitted Swap Agreement such person was a Eurocurrency Lender or an Affiliate of a Eurocurrency Lender and such person is a party to the Credit Agreement or executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Article VIII of the Credit Agreement.

“Securities Collateral” means each of the Equity Interests (whether such Equity Interests are securities or general intangibles under the UCC) identified on Annex 1 hereto, all additional Equity Interests issued from time to time by any of the issuers of Equity Interests identified on

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Annex 1 hereto and any Equity Interests in Wholly Owned Subsidiaries subsequently pledged to the Administrative Agent pursuant to any Joinder Agreement, and the certificates or other instruments representing any of the foregoing and any interest of a Debtor in the entries on the books of any securities intermediary pertaining thereto (the “Pledged Shares”), and all dividends, distributions, returns of capital, cash, warrants, options, rights, instruments, rights to vote or manage the business of such Person pursuant to organizational documents governing the rights and obligations of the stockholders, partners, members or other owners thereof and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares.

“Security Interest” means the security interest in the Collateral granted by Debtors under this Agreement.

“UCC” means the Uniform Commercial Code as now or hereafter adopted and in effect in the State of New York; provided that if, by reason of mandatory provisions of Law, the perfection or the effect of perfection or non-perfection of any Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection.

1.02         Interpretation.  The principles of interpretation set out in Section 1.03 of the Credit Agreement shall apply equally to this Agreement mutatis mutandis.

ARTICLE II

COLLATERAL

2.01         Grant of Security Interest.  As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations, each Debtor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in all of such Debtor’s right, title and interest in, to and under the following property, whether now owned or hereafter acquired by such Debtor and whether now existing or hereafter coming into existence and wherever located (collectively, the “Collateral” ):

(a)           all Securities Collateral; and

(b)           all Proceeds of the Securities Collateral.

2.02         Termination of Security Interests.  This Agreement and the Security Interests shall terminate and all rights to the Collateral shall revert to the Debtors when (i) all outstanding Secured Obligations shall have been paid in full and (ii) all Euro Term Loan Commitments and Euro Revolver Commitments under the Credit Agreement shall have expired or been terminated.  Upon such termination, the Administrative Agent shall (at the written request and expense of the Euro Borrower) promptly cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Euro

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Borrower.  The Administrative Agent shall also (at the written request and expense of the Euro Borrower) promptly execute and deliver to the Euro Borrower upon such termination such UCC termination statements and such other documentation as shall be reasonably requested by the Euro Borrower to effect the termination and release of the Security Interests on the Collateral.

2.03         Partial Release of Collateral.  Upon the disposition of any Collateral in accordance with the Credit Agreement, the Administrative Agent shall, upon the written request of (and at the sole cost and expense of) the Euro Borrower, promptly execute and deliver to the Euro Borrower such UCC termination statements and such other documentation as the Euro Borrower may reasonably request to effect the termination and release of the Liens on such Collateral.

2.04         Security Interest Absolute.  To the maximum extent permitted by applicable law, the rights and remedies of the Administrative Agent hereunder, the Liens created hereby, and the obligations of the Debtors under this Agreement are absolute, irrevocable and unconditional and will remain in full force and effect without regard to, and will not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than termination pursuant to Section 2.02 or partial release pursuant to Section 2.03), including:

(a)           any renewal, extension, amendment, or modification of, or addition or supplement to or deletion from, any of the Loan Documents or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

(b)           any waiver of, consent to or departure from, extension, indulgence or other action or inaction under or in respect of any of the Secured Obligations, this Agreement, any other Loan Document or other instrument or agreement relating thereto, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of the Secured Obligations, this Agreement, any other Loan Document or any such other instrument or agreement relating thereto;

(c)           any furnishing of any additional security for the Secured Obligations or any part thereof to the Administrative Agent or any other Person or any acceptance thereof by the Administrative Agent or any other person or any substitution, sale, exchange, release, surrender or realization of or upon any such security by the Administrative Agent or any other person or the failure to create, preserve, validate, perfect or protect any other Lien granted to, or purported to be granted to, or in favor of, the Administrative Agent or any other Secured Party;

(d)           any invalidity, irregularity or unenforceability of all or any part of the Secured Obligations, any Loan Document or any other agreement or instrument relating thereto or any security therefor;

(e)           the acceleration of the maturity of any of the Secured Obligations or any other modification of the time of payment thereof; or

(f)            any other event or circumstance whatsoever that might otherwise constitute a legal or equitable discharge of a surety or a guarantor, it being the intent of

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this Section 2.04 that the obligations of the Debtors hereunder shall be absolute, irrevocable and unconditional under any and all circumstances.

2.05         Joinder of Additional Wholly Owned Foreign Subsidiaries.  Upon the execution and delivery of a Joinder Agreement by a new Wholly Owned Foreign Subsidiary pursuant to Section 5.09(a)(i), Section 5.09(b) or Section 5.09(c) of the Credit Agreement, such new Wholly Owned Foreign Subsidiary shall constitute a “Wholly Owned Foreign Subsidiary” and a “Debtor” for all purposes hereunder with the same force and effect as if originally named as a Wholly Owned Foreign Subsidiary and Debtor herein.  The execution and delivery of such Joinder Agreement shall not require the consent of any Debtor hereunder.  The rights and obligations of each Debtor hereunder shall remain in full force and effect notwithstanding the addition of any new Wholly Owned Foreign Subsidiary and Debtor as a party to this Agreement.

2.06         Limit of Liability.  Notwithstanding the foregoing, the security interest granted by each Debtor hereunder shall be limited to the extent necessary so that its obligations hereunder would not be subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.  In addition, notwithstanding anything to the contrary contained in this Agreement, with respect to any Debtor that is a Guarantor, if the obligations of such Guarantor under its Guarantee of the Obligations pursuant to Article IX of the Credit Agreement are limited pursuant to the provisions of Section 9.07 of the Credit Agreement or Section 9.10 of the Credit Agreement and the applicable provisions of Schedule 9.10 to the Credit Agreement, then the Security Interests granted by such Debtor pursuant to this Agreement shall not secure any Secured Obligations in excess of the amount of the obligations of such Debtor under its Guarantee after giving effect to the applicable limitations on the amount that may be recovered from such Debtor pursuant to its Guarantee.

2.07         Reinstatement.  This Agreement and the Liens created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of any Debtor in respect of the Secured Obligations is rescinded or must otherwise be restored by any holder of the Secured Obligations, whether as a result of any fraudulent conveyance, proceedings in bankruptcy or reorganization or otherwise.

ARTICLE III

PERFECTION OF SECURITY INTEREST

3.01         Perfection.  Prior to or concurrently with the execution and delivery of this Agreement, each Debtor shall:

(a)           file or cause to be filed such financing statements and other documents in such offices as shall be necessary or as the Administrative Agent may reasonably request to perfect and establish the priority (subject only to Permitted Liens) of the Security Interest;

(b)           deliver to the Administrative Agent any and all certificates in any Debtor’s physical possession evidencing the Securities Collateral, endorsed or accompanied by

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such instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request; and

(c)           with respect to any uncertificated securities included in the Collateral, cause the Security Interest to be recorded on the equityholder register or the books of the issuer of such uncertificated securities and cause such issuer to execute and deliver to the Administrative Agent an acknowledgement of the Security Interest pursuant to which the issuer agrees to comply with instructions originated by the Administrative Agent without further consent by such Debtor;

(d)           take all such other actions as shall be necessary or as the Administrative Agent may reasonably request to perfect and establish the priority (subject only to Permitted Liens) of the Security Interest;

provided, that so long as no Event of Default shall have occurred and be continuing, (i) each Debtor may retain and utilize in the ordinary course of business all dividends and interest paid in respect of any of the Securities Collateral, and (ii) no Debtor shall be required to take any action under the laws of any jurisdiction other than the United States of America or any jurisdiction therein to create, perfect or protect the Security Interest on any Equity Interest of any Foreign Subsidiary or other Securities Collateral in respect of such Equity Interest pledged hereunder or any other Collateral located outside the United States of America except to the extent required by the other Loan Documents.  If an Event of Default shall have occurred and be continuing and the Administrative Agent requests in writing, then each Debtor shall take such action as the Administrative Agent may reasonably request in writing to perfect and protect the Security Interests in all of the Collateral, including, without limitation, (i) any of the actions described in clauses (i) and (ii) of the preceding sentence, and (ii) the delivery to the Administrative Agent of all Collateral the possession of which is necessary to perfect the Security Interest therein.

Additionally, each Debtor hereby authorizes the Administrative Agent to prepare, execute, deliver, file and/or record (without the signature of such Debtor to the extent permitted by applicable law) any such financing statement (including any fixture filing), continuation statement, amendment or other document in respect thereto that may be necessary or desirable (in the reasonable judgment of the Administrative Agent):  (i) to create, preserve, perfect or validate the Security Interest; or (ii) or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such Security Interest.  The Debtors shall pay the costs of, or incidental to, any recording or filing of any such financing or continuation statement, amendment or other document or otherwise arising out of or in connection with the execution and delivery of this Agreement.

3.02         Perfection of Additional Collateral.  Each Debtor shall:

(a)           upon the acquisition of any certificated securities representing Securities Collateral which are to be physically possessed by a Debtor, promptly deliver to the Administrative Agent all such certificated securities, endorsed or accompanied by instruments of transfer or assignment in such form and substance as the Administrative Agent may reasonably request;

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(b)           upon the acquisition of any uncertificated securities included in the Collateral, cause the Security Interest to be recorded on the equityholder register or the books of the issuer of such uncertificated securities and cause such issuer to execute and deliver to the Administrative Agent an acknowledgement of the Security Interest pursuant to which the issuer agrees to comply with instructions originated by the Administrative Agent without further consent by such Debtor; and

(c)           keep full and accurate Records, and stamp or otherwise mark such Records in such manner as the Administrative Agent may reasonably require in order to reflect the Security Interest granted by this Agreement.

3.03         Further Assurances.  Each Debtor shall, from time to time, at its sole expense, promptly execute, deliver, file and record all further agreements, assignments, instruments, documents and certificates and take all further action that may be reasonably necessary, or that the Administrative Agent may reasonably request, in order to create, preserve, perfect, confirm or validate the Security Interest in the Collateral or to enable the Administrative Agent to obtain the full benefits of the Security Documents (including, to the extent required by this Agreement, the delivery of possession of any Collateral that hereafter comes into existence or is acquired in the future by the Administrative Agent as pledgee for the benefit of the Secured Parties), or to enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies thereunder with respect to any of such Collateral.  With respect to any Securities Collateral that is an “uncertificated security” for purposes of the UCC, each Debtor shall cause the issuer of such uncertificated security to execute an agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such issuer agrees to comply with the Administrative Agent’s instructions with respect to such uncertificated security without further consent of such Debtor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Debtor represents and warrants to the Secured Parties as follows:

4.01         Security Documents.

(a)           Subject to any restrictions provided by the laws of the jurisdiction of organization of the applicable Debtors and the issuers of the Equity Interests, this Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in and Lien on the Collateral, to the extent such security interest and Lien can be created under the UCC, as security for the Secured Obligations, and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Annex 2 and (ii) upon the taking of possession or Control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or Control (which possession or Control shall be given to the Administrative Agent to the extent possession or Control by the Administrative Agent is required by this Agreement), the Lien created by this Agreement shall, to the extent required by this Agreement, constitute a fully

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perfected Lien on, and security interest in, all right, title and interest of the Debtors in such Collateral, to the extent such Lien and security interest can be created and perfected under the UCC, in each case subject to no Liens other than Permitted Liens.

(b)           Subject to any restrictions provided by the laws of the jurisdiction of organization of the applicable Debtors and the issuers of the Equity Interests, each Security Document delivered by the Debtors pursuant to Section 4.01(b) of the Credit Agreement will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on all of the Debtors’ right, title and interest in and to the Collateral thereunder, as security for the Secured Obligations, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, or upon the taking of possession or Control by the Administrative Agent of Collateral with respect to which a security interest may be perfected only by possession or Control, the Lien created by such Security Document will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Debtors in such Collateral, in each case subject to no Liens other than Permitted Liens.

4.02         Title.  Each Debtor is the sole legal and beneficial owner of all Collateral in which it purports to grant a Lien pursuant to this Agreement, and such Collateral is free and clear of all Liens other than Permitted Liens.  To the extent the Security Interests can be created and perfected under the UCC, the Security Interests have attached and upon the filing of the financing statements and delivery of Collateral which may be perfected only by possession or Control, will constitute, under the UCC, to the extent required by this Agreement, perfected security interests in all such Collateral prior to all other Liens other than Permitted Liens except to the extent such Permitted Liens are required to be subordinate by the terms of the Credit Agreement.  No currently effective financing statement or other instrument similar in effect is on file in any recording office covering all or any part of the Collateral, except such as may have been filed evidencing Permitted Liens or except as will be released concurrently with the closing of the transactions contemplated in the Credit Agreement.  No Person other than the Administrative Agent has Control or possession of all or any part of the Collateral except as permitted by the Credit Agreement or any other Loan Document or except as will be released concurrently with the closing of the transactions contemplated in the Credit Agreement.

4.03         Chief Executive Office; Change of Name; Jurisdiction of Organization.  The exact legal name, type of organization, jurisdiction of organization, Federal Taxpayer Identification Number, if any, organizational identification number and chief executive office of each Debtor, in each case as of the date hereof, is indicated next to its name in Annex 3.

4.04         Corporate Names; Prior Transactions.  As of the date hereof, each Debtor has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Annex 4.

4.05         Records.  As of the date hereof, the principal place of business and chief executive office of each Debtor and the office where each Debtor keeps its books and records

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concerning the Collateral (hereinafter, collectively called the “Records”) is located at the address set out on Annex 5.

4.06         Changes in Circumstances.  Debtor has not, within the period of four months prior to the date hereof:  (a) changed its location (as defined in Section 9-307 of the UCC); (b) changed its name; or (c) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC) with respect to a security agreement previously entered into by any other Person.

4.07         Title to Equity Interests.  As of the Closing Date, Debtor owns the Equity Interests listed as being owned by it in Annex 1 hereto, free and clear of all Liens other than the Permitted Liens or except as will be released concurrently with the closing of the transactions contemplated in the Credit Agreement.  All shares of capital stock identified in such Annex as being beneficially owned by each Debtor have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any option to purchase or similar right of any Person.

4.08         Financing Statements and Other Filings; Maintenance of Perfected Security Interest.  As of the date hereof, the only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect the security interest granted by each Debtor to the Administrative Agent (for the benefit of the Secured Parties) pursuant to this Agreement in respect of the Collateral are listed in Annex 2.  All such filings, registrations and recordings have been delivered to the Administrative Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Annex 2 and shall be filed, registered and recorded immediately after the date thereof.

4.09         Delivery of Certificated Securities Collateral.  All certificates, agreements or instruments, if any, representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, the Administrative Agent has a perfected security interest therein, subject only to Permitted Liens.

4.10         Perfection of Uncertificated Securities Collateral.  Subject to any restrictions provided by the laws of the jurisdiction of organization of the applicable Debtors and the issuers of the Equity Interests, the Administrative Agent has a perfected security interest in all uncertificated Securities Collateral pledged by it hereunder that is in existence on the date hereof, to the extent such security interest can be created and perfected under the UCC, subject only to Permitted Liens.

ARTICLE V

COVENANTS

In furtherance of the grant of the Security Interests pursuant to Article II, each Debtor hereby agrees with the Administrative Agent as follows:

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5.01         Access to Records.  Each Debtor shall upon reasonable notice, at any time during normal business hours, permit representatives of the Administrative Agent to inspect and make copies of the Records, and to be present at such Debtor’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward to the Administrative Agent copies of any notices or communications received by such Debtor relevant to the Administrative Agent’s security interest in the Collateral.  Upon the occurrence and during the continuation of any Event of Default, at the Administrative Agent’s request and except as otherwise required by law, each Debtor shall promptly deliver copies of any and all such Records to the Administrative Agent.

5.02         Other Financing Statements and Liens.  Without the prior written consent of the Administrative Agent, each Debtor shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Secured Parties except to the extent such filing or like instrument pertains to a Permitted Lien.

5.03         Reports.  Each Debtor shall furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail; provided, however, absent the existence of an Event of Default, the Debtors shall not be required to deliver such information other than as required under the Credit Agreement.

5.04         Adverse Claims.  Each Debtor shall defend, all at its own expense, such Debtor’s title and the existence, perfection and priority of the Administrative Agent’s security interest in the Collateral against all adverse claims (other than Permitted Liens).

5.05         Prohibition of Certain Changes.  Except to the extent permitted by the Credit Agreement, no Debtor shall change its (i) name, identity, corporate structure or the jurisdiction under which it is organized or (ii) chief executive office or chief place of business, unless such Debtor shall have given the Administrative Agent 30 days’ (or such shorter period as is acceptable to the Administrative Agent) prior notice thereof and, if requested by the Administrative Agent upon the direction of the Required Lenders, delivered an opinion of counsel with respect thereto in accordance with Section 5.06.  It will not in any event change the location of any Collateral owned by it if such change would cause the Security Interest in such Collateral to lapse or cease to be perfected.

5.06         Opinion of Counsel.  If requested by the Administrative Agent upon the direction of the Required Lenders, at least 20 days (or such shorter period as is acceptable to the Administrative Agent) before it takes any action contemplated by Section 5.05, the Debtors shall, at their expense, cause to be delivered to the Administrative Agent an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that all financing statements and amendments or supplements thereto, continuation statements and other documents required to be recorded or filed in order to maintain the perfection of the Security Interests after the taking of such action against all creditors of and purchasers from such Debtor (except any continuation statements specified in such opinion of counsel that are to be filed more

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than six months after the date thereof) have been filed in each filing office necessary for such purpose and that all filing fees and taxes, if any, payable in connection with such filings have been paid in full.

5.07         Records.  Each Debtor shall (i) keep accurate Records and shall stamp or otherwise mark such Records in such manner as the Administrative Agent may reasonably request in order to reflect the Security Interests and (ii) give the Administrative Agent at least 30 days’ (or such shorter period as is acceptable to the Administrative Agent) notice before it changes the location of any office where such Debtor keeps the Records.

5.08         Disposition of Collateral.  No Debtor shall make or permit any Disposition of any of its Collateral except as permitted by the Credit Agreement.

5.09         Special Provisions Relating to Securities Collateral.

(a)           No Debtor shall take any action that would result in (A) the revocation of any election to treat any Securities Collateral as certificated securities, and (B) an election to treat as certificated securities any Securities Collateral that constitute uncertificated securities.

(b)           So long as Administrative Agent has not exercised remedies with respect to the Collateral under this Agreement or any other Loan Document upon the occurrence and during the continuation of an Event of Default, Debtors shall have the right to exercise all voting and other rights, title and interest with respect to the Collateral (except as limited by the Loan Documents) and to receive all income, gains, profits, dividends and other distributions from the Collateral whether non-cash dividends, cash, options, warrants, stock splits, reclassifications, rights, instruments or other investment property or other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such rights and interests (except as limited by the Loan Documents)

(c)           In furtherance of the right of the Administrative Agent to exercise voting rights following an Event of Default that is continuing, each Debtor shall execute and deliver to the Administrative Agent a proxy or other instrument in a form reasonably acceptable to the Administrative Agent with respect to each item of Securities Collateral owned by it.  No Debtor shall grant a proxy or other instrument that would conflict with any proxy granted to the Administrative Agent pursuant to the preceding sentence so long as the Security Interests remain in effect.

ARTICLE VI

REMEDIES

6.01         Events of Default, Etc.  If any Event of Default shall have occurred and be continuing:

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(a)           the Administrative Agent shall have, and in its discretion may exercise, the rights and remedies with respect to this Agreement as more particularly provided herein or in the Credit Agreement;

(b)           the Administrative Agent may (but shall not be obligated to), without notice to any Debtor and at such times as the Administrative Agent in its sole discretion may determine, exercise any or all of Debtors’ rights in, to and under, or in any way connected to, the Collateral and the Administrative Agent shall otherwise have and may (but shall not be obligated to) exercise all of the rights, powers, privileges and remedies with respect to the Collateral of a secured party under the UCC (whether or not said UCC is in effect in the jurisdiction where the rights, powers, privileges and remedies are asserted) and such additional rights, powers, privileges and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, powers, privileges and remedies hereunder may be asserted, including the right, to the maximum extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner thereof (and the Debtors agree to take all such action as may be appropriate to give effect to such right);

(c)           the Administrative Agent may (but shall not be obligated to), in its name or in the name of any Debtor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral;

(d)           the Administrative Agent may (but shall not be obligated to) sell, lease, assign or dispose of all or any part of the Collateral which shall then be or shall thereafter come into the possession, custody or control of the Administrative Agent, any other Secured Party or any of their respective agents at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof except such notice as is required by applicable law and cannot be waived.  If, pursuant to applicable law, prior notice of sale of the Collateral under this Section is required to be given to any Debtor, each Debtor hereby acknowledges that the minimum time required by such applicable law, or if no minimum time is specified, 10 days, shall be deemed a reasonable notice period.  The Administrative Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the maximum extent permitted by applicable law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Debtors, any such demand, notice and right or equity being hereby expressly waived and released to the maximum extent permitted by applicable law.  The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.  The Collateral may be sold in one or more sales, at public or private sale, conducted by any officer or agent of, or auctioneer or attorney for, the

12

Administrative Agent, at the Administrative Agent’s place of business or elsewhere, for cash, upon credit or for other property, for immediate or future delivery, and at such price or prices and on such terms as the Administrative Agent shall deem appropriate in its reasonable discretion.  The Administrative Agent may, in its reasonable discretion, at any such sale restrict the prospective bidders or purchasers as to their number, nature of business and investment intention to the extent necessary to comply with applicable law.  Upon any public or private sale the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.  At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels.  The Administrative Agent shall not be obligated to make any sale pursuant to any such notice.  In case of any sale of all of any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the full selling price is paid by the purchaser thereof, but neither the Administrative Agent nor any Secured Party shall incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold, and, in case of any such failure, such Collateral may again be sold pursuant to the provisions hereof.  All cash proceeds of any such sale, and any other realization upon all or any part of the Collateral shall be applied by the Administrative Agent for the benefit of the Secured Parties to the payment and satisfaction of the Secured Obligations in accordance with Section 6.04;

(e)           the Administrative Agent shall have the right to endorse, assign or otherwise transfer to or to register in the name of the Administrative Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the Security Interests hereunder.  In addition, the Administrative Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations;

(f)            the Administrative Agent may vote or exercise any and all of the Debtors’ rights or powers incident to their ownership of the Securities Collateral, including any rights or powers to manage or control the Wholly Owned Foreign Subsidiaries;

(g)           the Administrative Agent may cause any action at law or suit in equity or other proceeding to be instituted and prosecuted to enforce any rights vested in it by this Agreement or by law or included in the Collateral, subject to the provisions and requirements hereof and thereof, or to aid in the exercise of any power herein or therein granted, or for any foreclosure hereunder and sale under a judgment or decree in any judicial proceeding;

(h)           the Administrative Agent may give instructions to the issuer of any Securities Collateral that is an uncertificated security with respect to such uncertificated security;

(i)            the Administrative Agent may secure the appointment of a receiver for the Collateral or any part thereof.

13

Each Debtor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Administrative Agent may be compelled, subject to the notice provision provided for in paragraph (f) of this Section 6.01, with respect to any sale of all or any part of the Collateral constituting a security (as such term is defined in the Securities Act of 1933), to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Each Debtor acknowledges that any such private sale may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit any Debtor or the issuer thereof to register it for public sale.

6.02         Deficiency.  If the proceeds of sale, collection or other realization of or upon the Collateral by virtue of the exercise of remedies under Section 6.01 are insufficient to cover the costs and expenses of such exercise and the payment in full of the Secured Obligations, the Administrative Agent shall retain all rights and remedies under the Loan Documents, and each Debtor shall remain liable, with respect to any deficiency.

6.03         Private Sale.  The Administrative Agent and the other Secured Parties shall incur no liability as a result of the sale, lease or other disposition of all or any part of the Collateral, at any private sale pursuant to Section 6.01 conducted in a commercially reasonable manner.  Subject to and without limitation of the preceding sentence, each Debtor hereby waives any claims against the Administrative Agent or any other Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

6.04         Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Administrative Agent under this Article VI, shall be applied by the Administrative Agent as follows:

First, to the payment of the costs and expenses of such exercise of remedies, including reasonable out of pocket costs and expenses of the Administrative Agent, the reasonable fees and expenses of its agents and counsel and all other reasonable expenses incurred and advances made by the Administrative Agent in that connection;

Second, to the payment in full of the remaining Secured Obligations equally and ratably in accordance with their respective amounts then due and owing in respect of the Loan Documents and the Permitted Swap Agreements with Secured Parties, or as the Secured Parties holding the same may otherwise agree; and

Finally, to the pay to or to the order of the Euro Borrower, or its successors or assigns, or as a court of competent jurisdiction may direct, any surplus then remaining.

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6.05         Attorney-in-Fact.  Without limiting any rights or powers granted by this Agreement to the Administrative Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, each Debtor hereby appoints the Administrative Agent as the attorney-in-fact of such Debtor, exercisable only during the continuance of such Event of Default, for the purpose of carrying out the provisions of this Article VI and taking any action and executing any instruments that the Administrative Agent may deem necessary or desirable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, so long as the Administrative Agent shall be entitled under this Article VI to make collections in respect of the Collateral, the Administrative Agent shall have the right and power

(a)           to receive, endorse and collect all checks made payable to the order of any Debtor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

(b)           to file any claims or take any action or institute any proceedings in connection therewith which the Secured Party may deem to be necessary or advisable;

(c)           to pay, settle or compromise all bills and claims which may be or become liens or security interests against any or all of the Collateral, or any part thereof, unless a bond or other security satisfactory to the Secured Party has been provided; and

(d)           upon foreclosure, to do any and every act which any Debtor may do on its behalf with respect to the Collateral or any part thereof and to exercise any or all of such Debtor’s rights and remedies under any or all of the Collateral;

provided, however, that the Secured Party shall not exercise any such rights except upon the occurrence and during the continuation of an Event of Default.  This power of attorney is a power coupled with an interest and shall be irrevocable.

6.06         Expenses.

(a)           Subject to Section 10.03 of the Credit Agreement, the Administrative Agent may incur, and Debtors shall pay to the Administrative Agent, all reasonable fees and out-of-pocket expenses (including reasonable fees and expenses for legal services) of, or incident to, the enforcement of any of the provisions of this Article VI, or exercise by experts, agents or attorneys selected by the Administrative Agent in good faith of any rights or privileges of Debtors in respect of the Collateral, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Administrative Agent and the other Secured Parties in respect thereof, by litigation or otherwise, and all such fees and expenses and, to the extent such amounts are not timely paid, together with interest thereon at the applicable rate provided for in Section 2.12 of the Credit Agreement, shall be Secured Obligations of the Administrative Agent secured under Article II.  All amounts payable by the Debtors under this Section 6.06(a) shall be payable within ten (10) Business Days of demand thereof.

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(b)           The terms, conditions, covenants and agreements to be observed or performed by each Debtor under this Agreement shall be observed or performed by it at its sole cost and expense.

6.07         Administrative Agent’s Right to Perform on Debtor’s Behalf.  If any Debtor fails to perform any of its obligations under this Agreement, the Administrative Agent may (but shall not be obligated to), upon reasonable notice to such Debtor, unless such Debtor is diligently pursuing a cure for such failure that cannot be obtained more quickly by the Administrative Agent’s performance as specified herein, itself perform or cause to be performed such obligations at the expense of such Debtor, either in its name or in the name and on behalf of such Debtor.

6.08         Custody and Preservation.  The Administrative Agent’s obligation to use reasonable care in the custody and preservation of Collateral shall be satisfied if it uses the same care as it uses in the custody and preservation of its own property.

6.09         Preservation of Rights.  Neither the Administrative Agent nor any Secured Party shall be required to take any steps to preserve any rights against prior parties to any of the Collateral.

6.10         Rights of Secured Parties.  The Administrative Agent or any other Secured Party may (but shall not be obligated to) pay or secure payment of any Tax or other claim that may be secured by or result in a Lien on any Collateral.  The Administrative Agent or any other Secured Party may (but shall not be obligated to) do any other thing that it in good faith believes is necessary or desirable to preserve, protect or maintain the Collateral or, during the continuance of an Event of Default, to enhance its value.  Subject to Section 10.03 of the Credit Agreement, each Debtor shall reimburse the Administrative Agent or any other Secured Party for any reasonable payment or expense (including reasonable attorneys’ fees and expenses) that the Administrative Agent or such other Secured Party may incur pursuant to this Section 6.10.

6.11         No Marshalling.  Neither the Administrative Agent nor any other Secured Party shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order.

6.12         Remedies Cumulative.  No right, power or remedy herein conferred upon or reserved to the Administrative Agent or any Secured Party is intended to be exclusive of any other right, power or remedy, and every such right, power and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right, power and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder or otherwise shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.  Resort to any or all security now or hereafter held by the Administrative Agent may be taken concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken nonjudicial proceedings, or both.

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ARTICLE VII

MISCELLANEOUS

7.01                           Waivers of Rights Inhibiting Enforcement.  Each Debtor waives, for itself and all who may claim under it, to the maximum extent permitted by applicable law:

(a)                                  any claim that, as to any part of the Collateral, a public sale, should the Administrative Agent elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for the Collateral;

(b)                                 the right to assert in any action or proceeding between it and the Administrative Agent any offsets or counterclaims that it may have;

(c)                                  except as otherwise provided in this Agreement, NOTICE OR JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT’S TAKING POSSESSION OR DISPOSITION OF ANY OF THE COLLATERAL INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT THAT ANY DEBTOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, AND ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE ADMINISTRATIVE AGENT’S RIGHTS HEREUNDER;

(d)                                 all rights of redemption, appraisement, valuation, stay, extension or moratorium; and

(e)                                  the right to invoke any law requiring marshalling of collateral and all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies of the Administrative Agent and the other Secured Parties under this Agreement or the absolute sale of the Collateral, now or hereafter in force under any applicable law.

7.02                           Notices.  The Administrative Agent or any Debtor shall give any notice, request, demand or other communication (a “Notice”) pursuant to this Agreement in accordance with Section 10.01 of the Credit Agreement.  Any Notice to the Debtor shall be sent to the address of the Euro Borrower set forth in the Credit Agreement or to such other address provided by such Debtor to the Administrative Agent in writing.  Any Notice sent as hereinabove provided shall be deemed delivered upon receipt or refusal of delivery.

7.03                           Assignment.  Except as otherwise permitted under the Credit Agreement, no Debtor may assign any of its rights or delegate any performance under this Agreement (whether voluntarily or involuntarily, by merger, consolidation, dissolution, operation of law or any other manner) except with the prior written consent of the Administrative Agent, which consent may be withheld in the Administrative Agent’s sole discretion, and any such purported assignment without such consent is void.

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7.04                           Successors and Assigns.  This Agreement binds the each Debtor and its respective permitted successors and assigns and inures to the benefit of the Administrative Agent for the benefit of the Secured Parties and their respective successors and assigns as permitted by Section 10.04 of the Credit Agreement.

7.05                           Amendment and Waiver.  No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Debtor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Euro Borrower and the other Debtors; provided that any amendment, waiver, or consent shall be signed by all the Lenders or the Required Lenders to the extent required by Section 10.02 of the Credit Agreement.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.06                           No Implied Waiver.  No failure or delay in exercising any right, power or privilege or requiring the satisfaction of any condition hereunder, and no course of dealing between any Debtor and the Administrative Agent operates as a waiver or estoppel of any right, remedy or condition.  No single or partial exercise of any right or remedy under this Agreement precludes any simultaneous or subsequent exercise of any other right, power or privilege.  The rights and remedies set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute.

7.07                           Severability.  In case one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

7.08                           Entire Agreement.  This Agreement and the other Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all prior or contemporaneous oral or written negotiations and agreements relating to the subject matter hereof.  The provisions of this Agreement may not be explained, supplemented or qualified through evidence or trade usage or a prior course of dealing.  In entering into this Agreement, no Debtor has relied upon any statement, representation, warranty or agreement of the Administrative Agent except as set forth in the Loan Documents.  There are no conditions precedent to the effectiveness of this Agreement.  In the event of any conflict between the terms of this Agreement and the terms of the Credit Agreement, the terms of the Credit Agreement shall control.

7.09                           Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

7.10                           Governing Law.  The laws of the State of New York (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including without limitation its validity, interpretation, construction, performance (including the details of performance) and enforcement, except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in

18

respect of any particular Collateral are governed by the laws of a jurisdiction other than the state of New York.

7.11                           Headings.  The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

7.12                           Interpretation.  This Agreement has been reviewed and negotiated by counsel for both the Debtors and the Administrative Agent and, consequently, this Agreement shall not be construed against the drafter.

7.13                           Waiver of Jury Trial.  EACH DEBTOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.14                           Survival, Etc.  The provisions of Sections 2.07, 6.03, 6.06, 6.08, 6.09, 6.10, 7.01, 7.16, and 7.17 shall survive the termination of this Agreement.  In addition, the representations, warranties and covenants of each Debtor set out in this Agreement or contained in any documents delivered to the Administrative Agent or any other Secured Party pursuant to this Agreement shall  survive the execution and delivery of this Agreement.

7.15                           Agents, Etc.  The Administrative Agent may employ agents, experts and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents, experts or attorneys-in-fact selected by it in good faith.

7.16                           Limitation of Liability.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OTHER SECURED PARTY SHALL HAVE LIABILITY WITH RESPECT TO, AND EACH DEBTOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR:

(a)                                  ANY LOSS OR DAMAGE SUSTAINED BY ANY DEBTOR, OR ANY LOSS, DAMAGE, DEPRECIATION OR OTHER DIMINUTION IN THE VALUE OF ANY COLLATERAL, THAT MAY OCCUR AS A RESULT OF, IN CONNECTION WITH, OR THAT IS IN ANY WAY RELATED TO, ANY EXERCISE OF ANY RIGHT OR REMEDY UNDER THIS AGREEMENT EXCEPT FOR ANY SUCH LOSS, DAMAGE, DEPRECIATION OR DIMINUTION TO THE EXTENT THAT THE SAME IS THE RESULT OF ACTS OR OMISSIONS ON THE PART OF SUCH SECURED PARTY CONSTITUTING WILLFUL MISCONDUCT OR GROSS NEGLIGENCE (AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION); OR

(b)                                 ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY ANY DEBTOR IN CONNECTION WITH ANY CLAIM RELATED TO THIS AGREEMENT.

7.17                           Subrogation.  Each Debtor shall not exercise, and hereby irrevocably waives, any claim, right or remedy that it may now have or may hereafter acquire against any

19

other Debtor arising under or in connection with this Agreement, including, without limitation, any claim, right or remedy of subrogation, contribution, reimbursement, exoneration, indemnification or participation arising under contract, by applicable law or otherwise in any claim, right or remedy of the Administrative Agent or the other Secured Parties against such Debtor or any other Person or any Collateral which the Administrative Agent or any other Secured Party may now have or may hereafter acquire, until the indefeasible payment and satisfaction in full of all Secured Obligations and the expiration and termination of the Commitments.  If, notwithstanding the preceding sentence, any amount shall be paid to any Debtor on account of such subrogation rights at any time when any of the Secured Obligations shall not have been paid in full, such amount shall be held by such Debtor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Debtor and be turned over to the Administrative Agent in the exact form received by such Debtor (duly endorsed by such Debtor to the Administrative Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in accordance with the Loan Documents.  Notwithstanding the foregoing, the Debtors shall be expressly permitted hereunder to make payments to each other to the extent not prohibited by the Credit Agreement.

7.18                           Authority of the Administrative Agent.  The rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any power, right or remedy provided for or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and Debtors, the Administrative Agent shall be conclusively presumed to be acting as the Administrative Agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Debtors shall be under no obligation or entitlement to make any inquiry respecting such authority.

7.19                           Inconsistencies with Credit Agreement.  To the extent there are any conflicts or inconsistencies between this Agreement and the Credit Agreement, the provisions of the Credit Agreement shall control.

[Signatures on following page]

20

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

DYNAMIC MATERIALS LUXEMBOURG 2
S.À R.L.

By:
Name:
Title:

DYNAenergetics Holding GmbH

By:
Name:
Title:

NOBELCLAD EUROPE S.A.

By:
Name:
Title:

DYNAMIC MATERIALS LUXEMBOURG 1
S.À R.L.

By:
Name:
Title:

21

JPMORGAN CHASE BANK, N.A., not in its individual capacity, but solely as Administrative Agent

By:
Name:
Title:

22

ANNEX 1

Securities Collateral

Owner	Issuer	Description of Authorized Equity Interests	Description of Issued Equity Interests	Percentage interest of Issued Equity Interests*

Dynamic Materials Luxembourg 1 S.à r.l.	Dynamic Materials Luxembourg 2 S.à r.l.	Uncertificated corporate capital is fixed at 50,000.- EUR (FIFTY THOUSAND EURO) represented by 2,000 (TWO THOUSAND) shares (“parts sociales”) of 25.- EURO (TWENTY-FIVE EURO) each, at the Closing. All shares are in registered form only.	Uncertificated corporate capital is fixed at 50,000.- EUR (FIFTY THOUSAND EURO) represented by 2,000 (TWO THOUSAND) shares (“parts sociales”) of 25.- EURO (TWENTY-FIVE EURO) each, at the Closing. All shares are in registered form only.	100%

		Corporate capital will be fixed at 100,000. - EUR (ONE HUNDRED THOUSAND EURO) represented by 4,000 (FOUR THOUSAND) shares (“parts sociales”) of 25.- EURO (TWENTY-FIVE EURO) each, on the Closing Date.	Corporate capital will be fixed at 100,000. - EUR (ONE HUNDRED THOUSAND EURO) represented by 4,000 (FOUR THOUSAND) shares (“parts sociales”) of 25.- EURO (TWENTY-FIVE EURO) each, on the Closing Date.

		354,910 (THREE HUNDRED FIFTY-FOUR THOUSAND NINE HUNDRED TEN) acquisition preferred equity certificates having shares (parts sociales) of 25. - EUR (TWENTY-FIVE) each, at the Closing.	354,910 (THREE HUNDRED FIFTY-FOUR THOUSAND NINE HUNDRED TEN) acquisition preferred equity certificates having shares (parts sociales) of 25. - EUR (TWENTY-FIVE) each, at the Closing.

		2,173,290 (TWO MILLION ONE HUNDRED SEVENTY-THREE THOUSAND TWO HUNDRED NINETY)	2,173,290 (TWO MILLION ONE HUNDRED SEVENTY-THREE THOUSAND TWO HUNDRED NINETY)

		financing preferred equity certificates having shares (parts sociales) of 25. - EUR (TWENTY-FIVE) each, at the Closing.	financing preferred equity certificates having shares (parts sociales) of 25. - EUR (TWENTY-FIVE) each, at the Closing.

Dynamic Materials Luxembourg 2 S.à r.l.	Blitz F07-Dreihundert-Vierzehn GmbH (in the future: DYNAenergetics Holding GmbH)	Uncertificated corporate capital is fixed at 40,000.- EUR (FORTY THOUSAND FIVE HUNDRED EURO) represented by 1,600 (ONE THOUSAND AND SIX HUNDRED) shares (“parts sociales”) of 25.- EURO (TWENTY-FIVE EURO) each. All shares are in registered form only.	Uncertificated corporate capital is fixed at 40,000.- EUR (FORTY THOUSAND FIVE HUNDRED EURO) represented by 1,600 (ONE THOUSAND AND SIX HUNDRED) shares (“parts sociales”) of 25.- EURO (TWENTY-FIVE EURO) each. All shares are in registered form only.	100%

*  These interests will be owned following completion of the Acquisition on the date registration occurs.

ANNEX 2

Filing Offices

Debtor	Filing Office

Dynamic Materials Luxembourg 1 S.à r.l.	Washington DC

Dynamic Materials Luxembourg 2 S.à r.l.	Washington DC

Blitz F07-Dreihundert-Vierzehn GmbH (in the future: DYNAenergetics Holding GmbH)	Washington DC

ANNEX 3

Debtor Information

Legal Name	Type of Organization	Jurisdiction of Organization	Federal Taxpayer ID No.	Organizational ID No.	Chief Executive Office

Dynamic Materials Luxembourg 1 S.à r.l.	Société à responsabilité limitée	Grand Duchy of Luxembourg	Not applicable	In process at the registre de commerce et des sociétés	Siège social: 41 Boulevard Prince Henri, L-1724 Luxembourg

Dynamic Materials Luxembourg 2 S.à r.l.	Société à responsabilité limitée	Grand Duchy of Luxembourg	Not applicable	In process at the registre de commerce et des sociétés	Siège social: 41 Boulevard Prince Henri, L-1724 Luxembourg

Blitz F07-Dreihundert-Vierzehn GmbH (in the future: DYNAenergetics Holding GmbH)	Gesellschaft mit beschränkter Haftung	Federal Republic of Germany	Not applicable	HRB 79933	c/o Jost & Collegen, Pfingstweidstraße 3, 60316 Frankfurt am Main, Germany

ANNEX 4

Previous Names and Transactions

Dynamic Materials Luxembourg 1 S.À R.L.

NONE

Dynamic Materials Luxembourg 2 S.À R.L.

NONE

Blitz F07-Dreihundert-Vierzehn GmbH (in the future: DYNAenergetics Holding GmbH)

NONE

ANNEX 5

Offices and Locations of Records

Debtor	Chief Executive Office/Principal Place of Business	Office Where Records Are Kept

Dynamic Materials Luxembourg 1 S.à r.l.	Siège social: 41 Boulevard Prince Henri, L-1724 Luxembourg	Siège social: 41 Boulevard Prince Henri, L-1724 Luxembourg

Dynamic Materials Luxembourg 2 S.à r.l.	Siège social: 41 Boulevard Prince Henri, L-1724 Luxembourg	Siège social: 41 Boulevard Prince Henri, L-1724 Luxembourg

Blitz F07-Dreihundert-Vierzehn GmbH (in the future: DYNAenergetics Holding GmbH)	c/o Jost & Collegen, Pfingstweidstraße 3, 60316 Frankfurt am Main, Germany	c/o Jost & Collegen, Pfingstweidstraße 3, 60316 Frankfurt am Main, Germany

EXHIBIT 1.1D

LUXEMBOURG LAW

PLEDGE AGREEMENT OVER SHARES AND PREFERRED EQUITY CERTIFICATES

dated 16 November 2007

between

DYNAMIC MATERIALS LUXEMBOURG 1 S.À R.L.

as Pledgor

and

J.P. MORGAN CHASE BANK N.A.

as Pledgee

In the presence of

DYNAMIC MATERIALS LUXEMBOURG 2 S.À R.L.

Ref: [                   ]

Linklaters LLP

Credit Agreement

THE SCHEDULES

SCHEDULE	PAGE

Schedule 1 The Shares	15

Schedule 2 The PECs	16

THIS AGREEMENT is dated 16 November 2007 and made between:

(1)                            Dynamic Materials Luxembourg 1 S.à r.l., a company incorporated under the laws of Luxembourg, with registered office at 41 boulevard du Prince Henri, L-1724 Luxembourg, in the process of being registered with the Luxembourg Register of Commerce and Companies and having a corporate capital of EUR 50,000 (the “Pledgor”),

AND

(2)                            J.P. Morgan Chase Bank N.A., acting for itself and in its capacity as agent for the Secured Parties and their respective successive and assigns pursuant to article 2.4 of the Law on financial collateral arrangements (as defined below) (the “Pledgee”),

IN THE PRESENCE OF

(3)                            Dynamic Materials Luxembourg 2 S.à r.l., a company incorporated under the laws of Luxembourg, with registered office at 41 boulevard du Prince Henri, L-1724 Luxembourg, in the process of being registered with the Luxembourg Register of Commerce and Companies and having a corporate capital of EUR 40,000 (the “Company”).

BACKGROUND

(a)                            Pursuant to a credit agreement dated 16 November 2007 (the “Credit Agreement”) between, inter alia, Dynamic Materials Corporation as US Borrower, Dynamic Materials Luxembourg 2 S.à r.l. as Euro Borrower, the Lenders, the Guarantors, JPMorgan Chase Bank, N.A., as the Administrative Agent, J.P. Morgan Europe Limited as the Euro Administrative Agent and JPMorgan Securities Inc., as the Arranger (each as defined therein), the Lenders have agreed to make available to the US Borrower and the Euro Borrower certain facilities subject to the terms and conditions of the Credit Agreement.

(b)                           The Pledgor owns on the date of this Agreement 1,600 shares in the Company representing 100 per cent of the share capital of the Company and                                             preferred equity certificates issued by the Company.

IT IS AGREED as follows:

1.                               DEFINITIONS AND INTERPRETATIONS

1.1                         Definitions

In this Agreement, unless a contrary indication appears, terms used in the Credit Agreement have the same meaning and construction and:

“Dividends” means, in relation to any Share, all present and future:

(a)                                   dividends and distributions of any kind and any other sum received or receivable in respect of that Share;

(b)                                  rights, shares, money or other assets accruing or offered by way of redemption, substitution, exchange, bonus, option, preference or otherwise in respect of that Share;

(c)                                   allotments, offers and rights accruing or offered in respect of that Share; and

(d)                                  other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, that Share.

“Enforcement Event” means an Event of Default as defined in the Credit Agreement.

“Euro Obligors” means the Euro Borrower and each Euro Guarantor.

“Law on financial collateral arrangements” means the Luxembourg law of 5 August 2005 on financial collateral arrangements.

“Liabilities” means all present and future moneys, debts, obligations and liabilities due, owing or incurred by the Pledgor to any Secured Party under or in connection with any Loan Document.

“PECs” means any preferred equity certificates issued by the Company and held by the Pledgor, representing at any time sixty-five per cent of the outstanding preferred equity certificates issued by the Company, including the preferred equity certificates issued and outstanding at the date of this Agreement described in Schedule 2.

“PECs Register” means the register of PECs of the Company.

“Pledge” means the first ranking pledge granted by the Pledgor to the Pledgee acting in its name and for the account of the Secured Parties in the Pledged Assets and created pursuant to Clause 2.1 below.

“Pledged Assets” means the Shares, the Dividends, the PECs, the Related Assets and any assets from time to time subject, or expressed to be subject, to the Pledge created or expressed to be created by or pursuant to this Agreement or any part of those assets.

“Related Assets” means all monies payable in respect of the PECs and all other rights, benefits and proceeds in respect of or derived from the PECs except to the extent these constitute shares resulting from a conversion of the PECs.

“Secured Parties” means the Secured Parties as defined in the Credit Agreement.

“Share Register” means the register of Shares of the Company.

“Shares”, in respect of the Pledgor, means:

(a)                                   all its present and future shares in the Company, including the shares issued and outstanding at the date of this Agreement described in Schedule 1;

(b)                                  all rights relating to any of those Shares which are deposited with or registered in the name of, any depositary, custodian, nominee, clearing house or system, investment manager, chargee or other similar person or their nominee, in each case whether or not on a fungible basis (including any rights against any such person); and

(c)                                   all warrants, options and other rights to subscribe for, purchase or otherwise acquire any of those Shares,

in each case now or in the future owned by it or (to the extent of its interest) in which it now or in the future has an interest.

“Winding-up” means winding up, amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation or any analogous procedure or step in any jurisdiction.

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1.2                         Construction

The provisions in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement with all necessary changes.

Unless a contrary indication appears, any reference in this Agreement to:

(a)                                   the “Pledgor”, the “Pledgee” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)                                  “assets” includes present and future properties, revenues and rights of every description.

Words denoting the singular shall include the plural and vice versa, words denoting one gender shall include all other genders and words denoting persons shall include firms and corporations and vice versa.

Any reference in this Agreement to any statutory provisions shall be construed as a reference to the statutory provisions as the same may from time to time be changed by any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under any such re-enactment.

References to any document or agreement shall be construed as a reference to that document or agreement as the same may from time to time be amended, modified, barred, supplemented or novated.

2.                                 PLEDGE

2.1                         Creation of the Pledge

As security for the full payment when due of the Liabilities, the Pledgor, hereby pledges to the Pledgee the Pledged Assets and hereby grants to the Pledgee a first ranking pledge in the Pledged Assets.

The Pledgee and the Company accept and acknowledge the Pledge.

2.2                         Perfection of the Pledge

All certificates and other documents of title, if any, representing Shares shall simultaneously with the execution of this Agreement (or, in the case of any such certificates or other documents of title, if any, representing Shares issued after the date hereof, immediately upon receipt thereof by the Pledgor) be deposited with the Pledgee.

In accordance with article 5 of the Law on financial collateral arrangements, the Pledgor shall simultaneously with the execution of this Agreement (or in the case of any registered shares issued after the date hereof, immediately upon the issuance thereof to the Pledgor) procure the inscription of the Pledge in the Share Register using a wording along the following lines, and present to the Pledgee a written confirmation from the Company that this inscription has been duly made.

“Pursuant to a Pledge Agreement dated [                   ] between Dynamic Materials Luxembourg 1 S.à r.l. as Pledgor and J.P. Morgan Chase Bank N.A. as Pledgee in the presence of Dynamic Materials Luxembourg 2 S.à r.l., as may be amended, supplemented, restated or novated from time to time (the “Pledge Agreement”), the

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Pledged Assets (as defined in the Pledge Agreement), including the Shares (as defined in the Pledge Agreement) in Dynamic Materials Luxembourg 2 S.à r.l. referred to in this page of the register of shares are pledged by Dynamic Material Corporation in favour of J.P. Morgan Chase Bank N.A. as security for the Liabilities of the Pledgor (as defined in the Pledge Agreement).”

In accordance with article 5 of the Law on financial collateral arrangements, the Pledgor shall simultaneously with the execution of this Agreement (or in the case of any PECs issued after the date hereof, immediately upon the issuance thereof to the Pledgor) procure the inscription of the Pledge in the PECs Register using a wording along the following lines, and present to the Pledgee a written confirmation from the Company that this inscription has been duly made.

“Pursuant to a Pledge Agreement dated [                   ] between Dynamic Materials Luxembourg 1 S.à r.l. as Pledgor and JPMorgan Chase Bank N.A. as Pledgee in the presence of Dynamic Materials Luxembourg 2 S.à r.l., as may be amended, supplemented, restated or novated from time to time (the “Pledge Agreement”), the Pledged Assets (as defined in the Pledge Agreement), including the PECs (as defined in the Pledge Agreement) in Dynamic Materials Luxembourg 2 S.à r.l. referred to in this page of the register of PECs are pledged by Dynamic Materials Corporation in favour of JPMorgan Chase Bank N.A. as security for the Liabilities of the Pledgor (as defined in the Pledge Agreement).”

The Pledgor undertakes to perfect the Pledge, at its own costs and expenses, by the fulfillment of any further or additional requirement under any applicable law (if any).

The Pledgor and the Company instruct and appoint any manager of the Company as their proxy to register the Pledge in the Share Register and the PECs Register.

3.                               RESTRICTIONS AND FURTHER ASSURANCES

3.1                         Security

The Pledgor shall not create or permit to subsist any security over the Pledged Assets, nor do anything else prohibited by Article VI (Negative covenants) of the Credit Agreement, except as permitted therein.

3.2                         Disposal

The Pledgor shall not enter into, nor agree to, a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of the Pledged Assets except, in the case of Dividends, as permitted by Clause 4.4 (Dividends before enforcement) and except as permitted under the Credit Agreement.

3.3                         Further assurance

The Pledgor shall promptly do whatever the Pledgee reasonably requires:

(a)                                   to perfect or protect the Pledge or the priority of the Pledge; or

(b)                                  to facilitate the realisation of the Pledged Assets or the exercise of any rights vested in the Secured Parties and/or the Pledgee,

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including executing any transfer, charge, assignment or assurance of the Pledged Assets (whether to the Pledgee or its nominees or otherwise), making any registration and giving any notice, order or direction, and including taking a shareholders resolution approving the issue and the conversion of the PECs.

4.                               PLEDGED SHARES AND PECS

4.1                         Acquisition

The Pledgor shall promptly notify the Pledgee of its acquisition or subscription of, or agreement to acquire or to subscribe to, any Shares or PECs.

4.2                         Voting before enforcement

Subject to Clause 4.3 (Voting after enforcement), the Pledgor shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Share or PEC, as the case may be, provided however that no vote shall be cast, or consent, waiver or ratification given or action taken, which would, in the reasonable opinion of the Pledgee:

(a)                                   be inconsistent with or violate any provision of this Agreement or of any other Loan Document;

(b)                                  have an adverse effect on the value of the relevant Shares or PECs or the legal status, ranking, nature or other features of the Pledged Assets; or

(c)                                   otherwise prejudice the interests of any Secured Party under any Loan Document.

4.3                         Voting after enforcement

At any time while an Enforcement Event is continuing the Pledgee shall be able to exercise or direct the exercise of the voting and other rights attached to the Pledged Assets in such manner as it sees fit and the Pledgor shall promptly execute and/or deliver to the Pledgee such forms of proxy as it requires with a view to enabling such person as it selects to exercise those rights.

4.4                         Payments before enforcement

Subject to Clause 4.5 (Payments after enforcement), the Pledgor is entitled to receive and retain any Dividends, Related Assets and other payments in respect of the Pledged Assets.

4.5                         Payments after enforcement

At any time while an Enforcement Event is continuing the Pledgee shall receive and retain any Dividends, Related Assets and other payments in respect of the Pledged Assets, which payments shall be applied against the Liabilities.

4.6                         Communications

At any time, while an Enforcement Event is continuing, the Pledgor shall promptly upon request deliver to the Pledgee a copy of each circular, notice (including notices of shareholders’ meetings or meetings of holders of PECs, as the case may be, with their agendas), report, set of accounts or other document received by it in connection with any Share or PEC, as the case may be, or in connection with or from the Company.

5.                               REPRESENTATIONS AND WARRANTIES

The Pledgor makes the representations and warranties set out in this Clause 5 to the Pledgee and the Secured Parties on the date of this Agreement.

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5.1                         Shares and PECs fully paid etc.

The Shares and the PECs are duly authorised, validly issued and fully paid and freely transferable (subject to the terms and conditions of the PECs) and the Shares constitute shares with voting rights in the capital of the Company. There are no moneys or liabilities outstanding or payable in respect of any of the Shares. The terms and conditions of the PECs are valid and enforceable and the PECs are fully convertible upon the exercise of the conversion right provided herein.

5.2                         Share Capital and holding of PECs

The Shares held by the Pledgor constitute all the share capital of the Company, including the shares issued and outstanding at the date of this Agreement described in Schedule 1, and the PECs held by the Pledgor constitute all PECs issued by the Company.

5.3                         Ownership of the Pledged Assets

The Pledgor is the sole legal owner of, and has, subject to the terms and conditions of the PECs, good and marketable title to the Pledged Assets and has not otherwise disposed of or created any encumbrance or interest (otherwise than pursuant to this Agreement, a Permitted Lien or the terms and conditions of the PECs) over any of the Pledged Assets or any of its rights, title or benefits to or under the Pledged Assets.

5.4                         Authority to Pledge the Pledged Assets

The Pledgor has full power, authority and legal right to execute and deliver this Agreement and to pledge all the Pledged Assets pursuant to this Agreement.

5.5                         Validity and perfection of the Pledge

Subject to the qualifications contained in the relevant legal opinions, the Pledge and the registration of the Pledge in the Share Register and the PECs Register pursuant to this Agreement creates a valid first ranking security (gage) over the Pledged Assets and the proceeds thereof in favour of the Pledgee and the Secured Parties in respect of all Liabilities, subject to no prior encumbrance and to no prior agreement purporting to grant to any third party an encumbrance on the property or assets of the Pledgor that would include the Shares and/or the PECs, without prejudice to statutory liens mandatorily preferred by law and Permitted Liens.

5.6                         Legality of Pledge

Subject to the qualifications contained in the relevant legal opinions, the Pledge pursuant to this Agreement is not contrary to any law.

5.7                         Court order applicable, breach of constitutional documents

The Pledge pursuant to this Agreement is not contrary to any court order applicable to the Pledgor and is not in breach of its constitutional documents or of any agreement to which the Pledgor is a party.

5.8                         Consents and authorisations

All necessary consents and authorisations for the execution of this Agreement have been obtained by the Pledgor and are in full force and effect.

5.9                         Repetition of representations and warranties

These representations and warranties shall be deemed repeated from time to time as and when any property is added to the Pledged Assets.

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6.                                ENFORCEMENT

6.1                          Realization of the Pledged Assets

Upon the occurrence of an Enforcement Event, which is continuing, the Pledgee, without any demand, advertisement or notice of any kind, may, if any of the Liabilities have become due and payable and have not been paid realize the Pledged Assets or any part thereof, in accordance with applicable provisions of Luxembourg law and subject to the terms and conditions of the PECs, with the right for the Pledgee:

(a)                                   to appropriate any of the Pledged Assets at the fair market value thereof determined by an independent external auditor (réviseur d’entreprises) designated by the Pledgee, using a standard market multi criteria approach combining market multiples, book value, discounted cash flow or other valuation methods generally accepted, if any, for companies in the same business sector as the Company and acting in a reasonable manner;

(b)                                  to sell or cause the sale of any Pledged Assets that constitute financial instruments (including transferable securities) listed or quoted on a stock exchange in Luxembourg or abroad or dealt on one of the markets defined in article 11 (1) (e) of the Law on financial collateral arrangements at such stock exchange or on such market or to appropriate the same at the prevailing market price;

(c)                                   to sell or cause the sale of any Pledged Assets that constitute financial instruments (including transferable securities) other than those referred to in paragraph (b) above (i) by private agreement at normal commercial conditions, (ii) at a stock exchange or (iii) by public auction held by a public officer designated by the Pledgee;

(d)                                  in respect of any Pledged Assets consisting of claims for sums of money, (i) if the sum is owed by the Pledgee, to set off the amount due by the Pledgee with the amount due by the Pledgor and (ii) if the sum is owed by a third party, to require that third party to make payment of the amount due by such third party directly to it, upon maturity of the third party’s debt;

(e)                                   to apply to court to be authorised to make the appropriation of the Pledged Assets at a price to be determined by expert; and

(f)                                     to take advantage of any other realisation or enforcement method permissible under applicable law.

6.2                          Limitation on realization

The Pledgee shall realize the Pledged Assets only to the extent necessary to recover the Liabilities that are due and owing.

6.3                          Restrictions on the transfer of the Pledged Assets

To the extent necessary, in case of realization of the Pledge, the Pledgor hereby expressly and irrevocably waives any right, claim or objection deriving from any restriction applicable to the transfer of the Pledged Assets, including any restriction provided in the articles of incorporation of the Company and/or in any shareholders agreement relating to the Company (except for the terms and conditions of the PECs).

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7.                                UNDERTAKING BY THE COMPANY

7.1                          Instructions given by the Pledgee

The Company undertakes to comply promptly with such instructions as may be given to it by the Pledgee (i) to perfect or protect the Pledge or the priority of the Pledge and (ii) to facilitate the realisation of the Pledged Assets or the exercise of any rights vested in the Secured Parties and/or the Pledgee.

7.2                          Amendment of the terms and conditions of the PECs

The Pledgor and the Company undertake for the benefit of the Pledgee that the terms and conditions of the PECs may not be amended without the prior written approval of the Pledgee.

8.                               ORDER OF DISTRIBUTIONS

All amounts received or recovered by the Pledgee in the exercise of its rights under this Agreement shall, subject to the rights of any creditors having priority, be applied in accordance with the terms of the Credit Agreement.

9.                               LIABILITY OF PLEDGEE

The Pledgee shall not be liable to the Pledgor, any Secured Party or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Pledged Assets or from any act, default, omission or misconduct of the Pledgee or its officers, employees or agents in relation to the Pledged Assets or in connection with the Loan Documents, except to the extent caused by its or his own gross negligence or wilful misconduct.

10.                          POWER OF ATTORNEY

10.1                    Appointment

The Pledgor irrevocably appoints the Pledgee its attorney (with full power of substitution), on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit:

(a)                                   to do anything which the Pledgor is obliged to do (but has not done) under this Agreement (including to execute transfers, and assignments of other instruments, notices, orders and directions relating to, the Pledged Assets); and

(b)                                  to exercise any of the rights conferred on the Pledgee in relation to the Pledged Assets.

10.2                    Ratification

The Pledgor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 10.1 (Appointment) provided that the attorney has acted in accordance with the terms of this Agreement, the Credit Agreement and any other Loan Document.

11.                          SAVING PROVISIONS

11.1                   Continuing Security

Subject to Clause 12 (Discharge of Pledge), the Pledge is a continuing security and will extend to the ultimate balance of the Liabilities, regardless of any intermediate payment or discharge in whole or in part. No change or amendment whatsoever in and to the liabilities and to any document related to the Liabilities shall affect the validity and the scope of this Agreement.

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11.2                   Reinstatement

If any payment by the Pledgor or any discharge given by a Secured Party (whether in respect of the obligations of the Pledgor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                   the liability of the Pledgor and the Pledge shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                                  each Secured Party shall be entitled to recover the value or amount of that security or payment from the Pledgor, as if the payment, discharge, avoidance or reduction had not occurred.

11.3                   Waiver of defences

Neither the obligations of the Pledgor under this Agreement nor the Pledge will be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under any Loan Document or the Pledge (without limitation and whether or not known to it or any Secured Party), including:

(a)                                   any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                  the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the group to which the Obligor belongs;

(c)                                   the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect,  take up or enforce any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                  any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                   any amendment (however fundamental) or replacement of a Loan Document or any other document or security; or

(f)                                     any insolvency or similar proceedings.

11.4                   Immediate recourse

The Pledgor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Pledgor under this Agreement. This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

11.5                   Appropriations

Until all the Liabilities have been irrevocably paid in full and all facilities which might give rise to Liabilities have terminated, each Secured Party (or any trustee or agent on its behalf) may refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and

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enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Pledgor shall not be entitled to the benefit of the same.

11.6                   Deferral of Pledgor’s rights

Until all the Liabilities have been irrevocably paid in full and all facilities which might give rise to Liabilities have terminated and unless the Pledgee otherwise directs, the Pledgor will not exercise any rights which it may have by reason of performance by it of its obligations under the Loan Documents:

(a)                                   to be indemnified by an Obligor;

(b)                                  to claim any contribution from any other pledgor or guarantor of any Obligor’s obligations under the Loan Documents; and/or

(c)                                   to take the benefit (in whole or in part and whether by way of subrogation, pursuant to notably Articles 1251-3°, 2029 and 2037 of the Luxembourg Civil Code, or otherwise) of any rights of the Secured Parties under the Loan Documents or of any guarantee or other security taken pursuant to, or in connection with, the Loan Documents by any Secured Party

11.7                   Additional Security

The Pledge is in addition to, and independent of, any other security or guarantee any Secured Party may now or hereafter hold in respect of the Liabilities. None of such security interests or guarantees shall prejudice, or shall be prejudiced by, or be merged or commingled in any way with, the Pledge.

12.                         DISCHARGE OF PLEDGE

12.1                   Final redemption

Subject to Clause 12.2 (Retention of Security), if the Pledgee is satisfied that all the Liabilities have been irrevocably paid in full and that all facilities which might give rise to Liabilities have terminated, the Pledgee shall at the request and cost of the Pledgor release and discharge (as appropriate) the Pledged Assets from the Pledge.

12.2                   Retention of Security

If the Pledgee considers that any amount paid or credited to any Secured Party under any Loan Document is capable of being avoided or otherwise set aside on the Winding-up of the Pledgor or any other person, or otherwise, that amount shall not be considered to have been paid for the purposes of determining whether all the Liabilities have been irrevocably paid.

13.                         EXPENSES

Subject to the provisions of the Credit Agreement, the Pledgor shall, within three Business Days of demand, pay to the Pledgee the amount of all costs, losses, liabilities and expenses (including reasonable legal fees) incurred by any Secured Party in relation to this Agreement (including the administration, protection, realisation, enforcement or preservation of any rights under or in connection with this Agreement, or any consideration by the Pledgee as to whether to realise or enforce the same, and/or any amendment, waiver, consent or release of this Agreement and/or any other document referred to in this Agreement).

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14.                         RIGHTS , WAIVERS AND DETERMINATIONS

14.1                   Ambiguity

(a)                            Where there is any ambiguity or conflict between the rights conferred by law and those conferred by or pursuant to any Loan Document, the terms of this Agreement shall prevail.

(b)                           The provisions of this Agreement are without prejudice to the provisions of the Credit Agreement. In case of inconsistency, the provisions in the Credit Agreement shall prevail.

14.2                   Exercise of rights

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under any Loan Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of such right or remedy or the exercise of any other right or remedy. The rights and remedies provided in the Loan Documents are cumulative and not exclusive of any rights or remedies provided by law.

14.3                   Determinations

Any determination by or certificate of the Pledgee under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

15.                         WAIVERS

None of the terms or provisions of this Agreement may be waived, altered, modified or amended, except by an instrument in writing, duly executed by or on behalf of the Pledgee and the Pledgor. This Agreement and all obligations of the Pledgor hereunder shall be binding upon the successors and assigns of the Pledgor, and shall, together with the rights and remedies of the Pledgee and the Secured Parties hereunder, inure to the benefit of the Pledgee and the Secured Parties and their successors and assigns.

16.                         ASSIGNMENT

Except as otherwise permitted under the Credit Agreement, the Pledgor may not assign nor transfer all or any part of its rights or obligations hereunder. The Pledgee and the Secured Parties may assign all or any of their respective rights hereunder as permitted under the Credit Agreement. Any successor to or assignee of the Pledgee and the Secured Parties shall be entitled to the full benefits hereof.

17.                         NOTICES

Every notice, request, demand or other communication under this Agreement shall:

(a)             be in writing delivered personally or by first-class prepaid letter (airmail if available), telex, telegram or cable.

(b)             be sent;

(1) To the Pledgee at:	• Address:	1125 17th Street, Suite 300 Denver, Colorado 80202 USA

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	• Fax:	+1 303-244-3351
	• Attn:	Brennon J. Crist

(2) To the Pledgor at:	• Address:	41 Boulevard du Prince Henri L-1724 Luxembourg Grand Duchy of Luxembourg
	• Fax:	[•]
	• Attn:	Board of Directors

(3) To the Company at:	• Address:	41 Boulevard du Prince Henri L-1724 Luxembourg Grand Duchy of Luxembourg
	• Fax:	[•]
	• Attn:	Board of Directors

18.                         TAXES AND STAMP DUTY

The Pledgor shall indemnify and keep indemnified the Pledgee and the Secured Parties against any and all stamp, registration, VAT (Value Added Tax) and similar taxes or charges which may be payable in connection with the entry into, performance or enforcement of this Agreement (including penalties for late payment).

19.                         SEVERABILITY

Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

20.                         HEADINGS

The Clause headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

21.                         COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

22.                         GOVERNING LAW

This Agreement is governed by Luxembourg law.

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23.                         JURISDICTION CLAUSE

The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the City of Luxembourg (Grand Duchy of Luxembourg) in connection with any disputes arising under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.

The Pledgor

DYNAMIC MATERIALS LUXEMBOURG 1, acting by

The Pledgee,

J.P. MORGAN CHASE BANK N.A., acting by

The Company,

DYNAMIC MATERIALS LUXEMBOURG 2, acting by

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Schedule 1

THE SHARES

Pledgor	Shares
Dynamic Materials Luxembourg 1 S.à r.l.	Shares number 1 to number 1,600 representing 100% of the corporate capital of Dynamic Materials Luxembourg 2 S.à r.l. at the date of this Agreement.

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Schedule 2

THE PECS

Pledgor	PECs
Dynamic Materials Corporation	PECs number 1 to number representing 100% of the PECs issued by Dynamic Materials Luxembourg 2 S.à r.l. at the date of this Agreement.

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EXHIBIT 1.1D

LUXEMBOURG LAW

PLEDGE AGREEMENT OVER SHARES AND PREFERRED EQUITY CERTIFICATES

dated 16 November 2007

between

DYNAMIC MATERIALS CORPORATION

as Pledgor

and

JPMORGAN CHASE BANK N.A.

as Pledgee

In the presence of

DYNAMIC MATERIALS LUXEMBOURG 1 S.À R.L

Ref: [                   ]

Linklaters LLP

Credit Agreement

THE SCHEDULES

SCHEDULE	PAGE

Schedule 1 The Shares	15
Schedule 2 The PECs	16

THIS AGREEMENT is dated 16 November 2007 and made between:

(1)                            Dynamic Materials Corporation, a corporation organized and existing under General Corporation Law of the State of Delaware, having its registered office at 5405 Spine Road, Boulder, CO 80301, Colorado, USA, registered at the Division of Corporation of the Department of States under number 2784277 (the “Pledgor”),

(2)                            JPMorgan Chase Bank N.A., acting for itself and in its capacity as agent for the Secured Parties and their respective successive and assigns pursuant to article 2.4 of the Law on financial collateral arrangements (as defined below) (the “Pledgee”),

IN THE PRESENCE OF

(3)                            Dynamic Materials Luxembourg 1 S.à r.l., a company incorporated under the laws of Luxembourg, with registered office at 41 boulevard du Prince Henri, L-1724 Luxembourg, in the process of being registered with the Luxembourg Register of Commerce and Companies and having a corporate capital of EUR 50,000 (the “Company”).

BACKGROUND

(a)                            Pursuant to a credit agreement dated 16 November 2007 (the “Credit Agreement”) between, inter alia, Dynamic Materials Corporation as US Borrower, Dynamic Materials Luxembourg 2 S.à r.l. as Euro Borrower, the Lenders, the Guarantors, JPMorgan Chase Bank, N.A., as the Administrative Agent, J.P. Morgan Europe Limited as the Euro Administrative Agent and JPMorgan Securities Inc., as the Arranger (each as defined therein), the Lenders have agreed to make available to the US Borrower and the Euro Borrower certain facilities subject to the terms and conditions of the Credit Agreement.

(b)                           The Pledgor owns on the date of this Agreement 2,000 shares in the Company representing 100 per cent of the share capital of the Company and                                                    preferred equity certificates issued by the Company.

IT IS AGREED as follows:

1.                                 DEFINITIONS AND INTERPRETATIONS

1.1                           Definitions

In this Agreement, unless a contrary indication appears, terms used in the Credit Agreement have the same meaning and construction and:

“Dividends” means, in relation to any Share, all present and future:

(a)                                   dividends and distributions of any kind and any other sum received or receivable in respect of that Share;

(b)                                  rights, shares, money or other assets accruing or offered by way of redemption, substitution, exchange, bonus, option, preference or otherwise in respect of that Share;

(c)                                   allotments, offers and rights accruing or offered in respect of that Share; and

(d)                                  other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, that Share.

“Enforcement Event” means an Event of Default as defined in the Credit Agreement.

“Euro Obligors” means the Euro Borrower and each Euro Guarantor.

“Law on financial collateral arrangements” means the Luxembourg law of 5 August 2005 on financial collateral arrangements.

“Liabilities” means all present and future moneys, debts, obligations and liabilities due, owing or incurred by the Pledgor to any Secured Party under or in connection with any Loan Document.

“PECs” means any preferred equity certificates issued by the Company and held by the Pledgor, representing at any time sixty-five per cent of the outstanding preferred equity certificates issued by the Company, including the preferred equity certificates issued and outstanding at the date of this Agreement described in Schedule 2.

“PECs Register” means the register of PECs of the Company.

“Pledge” means the first ranking pledge granted by the Pledgor to the Pledgee acting in its name and for the account of the Secured Parties in the Pledged Assets and created pursuant to Clause 2.1 below.

“Pledged Assets” means the Shares, the Dividends, the PECs, the Related Assets and any assets from time to time subject, or expressed to be subject, to the Pledge created or expressed to be created by or pursuant to this Agreement or any part of those assets.

“Related Assets” means all monies payable in respect of the PECs and all other rights, benefits and proceeds in respect of or derived from the PECs except to the extent these constitute shares resulting from a conversion of the PECs.

“Secured Parties” means the Secured Parties as defined in the Credit Agreement.

“Share Register” means the register of Shares of the Company.

“Shares”, in respect of the Pledgor, means:

(a)                                   its present and future shares in the Company representing at any time sixty-five per cent (65%) of the total combined voting power (within the meaning of U.S. Treasury Regulation Section 1.956-2(c)(2)) of all of the share capital of the Company, including the shares issued and outstanding at the date of this Agreement described in Schedule 1;

(b)                                  all rights relating to any of those Shares which are deposited with or registered in the name of, any depositary, custodian, nominee, clearing house or system, investment manager, chargee or other similar person or their nominee, in each case whether or not on a fungible basis (including any rights against any such person); and

(c)                                   all warrants, options and other rights to subscribe for, purchase or otherwise acquire any of those Shares,

in each case now or in the future owned by it or (to the extent of its interest) in which it now or in the future has an interest.

“Winding-up” means winding up, amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation or any analogous procedure or step in any jurisdiction.

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1.2                           Construction

The provisions in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement with all necessary changes.

Unless a contrary indication appears, any reference in this Agreement to:

(a)                                   the “Pledgor”, the “Pledgee” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)                                  “assets” includes present and future properties, revenues and rights of every description.

Words denoting the singular shall include the plural and vice versa, words denoting one gender shall include all other genders and words denoting persons shall include firms and corporations and vice versa.

Any reference in this Agreement to any statutory provisions shall be construed as a reference to the statutory provisions as the same may from time to time be changed by any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under any such re-enactment.

References to any document or agreement shall be construed as a reference to that document or agreement as the same may from time to time be amended, modified, barred, supplemented or novated.

2.                                 PLEDGE

2.1                           Creation of the Pledge

As security for the full payment when due of the Liabilities, the Pledgor, hereby pledges to the Pledgee the Pledged Assets and hereby grants to the Pledgee a first ranking pledge in the Pledged Assets.

The Pledgee and the Company accept and acknowledge the Pledge.

2.2                           Perfection of the Pledge

All certificates and other documents of title, if any, representing Shares shall simultaneously with the execution of this Agreement (or, in the case of any such certificates or other documents of title, if any, representing Shares issued after the date hereof, immediately upon receipt thereof by the Pledgor) be deposited with the Pledgee.

In accordance with article 5 of the Law on financial collateral arrangements, the Pledgor shall simultaneously with the execution of this Agreement (or in the case of any registered shares issued after the date hereof, immediately upon the issuance thereof to the Pledgor) procure the inscription of the Pledge in the Share Register using a wording along the following lines, and present to the Pledgee a written confirmation from the Company that this inscription has been duly made.

“Pursuant to a Pledge Agreement dated [                   ] between Dynamic Materials Corporation as Pledgor and JPMorgan Chase Bank N.A. as Pledgee in the presence of Dynamic Materials Luxembourg 1 S.à r.l., as may be amended, supplemented, restated or novated from time to time (the “Pledge Agreement”), the Pledged Assets (as defined

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in the Pledge Agreement), including the Shares (as defined in the Pledge Agreement) in Dynamic Materials Luxembourg 1 S.à r.l. referred to in this page of the register of shares are pledged by Dynamic Materials Corporation in favour of JPMorgan Chase Bank N.A. as security for the Liabilities of the Pledgor (as defined in the Pledge Agreement).”

In accordance with article 5 of the Law on financial collateral arrangements, the Pledgor shall simultaneously with the execution of this Agreement (or in the case of any PECs issued after the date hereof, immediately upon the issuance thereof to the Pledgor) procure the inscription of the Pledge in the PECs Register using a wording along the following lines, and present to the Pledgee a written confirmation from the Company that this inscription has been duly made.

“Pursuant to a Pledge Agreement dated on or around [                   ] between Dynamic Materials Corporation as Pledgor and JPMorgan Chase Bank N.A. as Pledgee in the presence of Dynamic Materials Luxembourg 1 S.à r.l., as may be amended, supplemented, restated or novated from time to time (the “Pledge Agreement”), the Pledged Assets (as defined in the Pledge Agreement), including the PECs (as defined in the Pledge Agreement) in Dynamic Materials Luxembourg 1 S.à r.l. referred to in this page of the register of PECs are pledged by Dynamic Materials Corporation in favour of JPMorgan Chase Bank N.A. as security for the Liabilities of the Pledgor (as defined in the Pledge Agreement).”

The Pledgor undertakes to perfect the Pledge, at its own costs and expenses, by the fulfillment of any further or additional requirement under any applicable law (if any).

The Pledgor and the Company instruct and appoint any director of the Company as their proxy to register the Pledge in the Share Register and the PECs Register.

3.                                 RESTRICTIONS AND FURTHER ASSURANCES

3.1                           Security

The Pledgor shall not create or permit to subsist any security over the Pledged Assets, nor do anything else prohibited by Article VI (Negative covenants) of the Credit Agreement, except as permitted therein.

3.2                           Disposal

The Pledgor shall not enter into, nor agree to, a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of the Pledged Assets except, in the case of Dividends, as permitted by Clause 4.4 (Dividends before enforcement) and except as permitted under the Credit Agreement.

3.3                           Further assurance

The Pledgor shall promptly do whatever the Pledgee reasonably requires:

(a)                                   to perfect or protect the Pledge or the priority of the Pledge; or

(b)                                  to facilitate the realisation of the Pledged Assets or the exercise of any rights vested in the Secured Parties and/or the Pledgee,

including executing any transfer, charge, assignment or assurance of the Pledged Assets (whether to the Pledgee or its nominees or otherwise), making any registration and giving any

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notice, order or direction, and including taking a shareholders resolution (i) approving the Pledgee, as Secured Party or any other third party as future shareholder or prospective shareholder of the Company on case of enforcement of the Pledge, (ii) approving the issue and the conversion of the PECs.

4.                                 PLEDGED SHARES AND PECS

4.1                           Acquisition

The Pledgor shall promptly notify the Pledgee of its acquisition or subscription of, or agreement to acquire or to subscribe to, any Shares or PECs.

4.2                           Voting before enforcement

Subject to Clause 4.3 (Voting after enforcement), the Pledgor shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Share or PEC, as the case may be, provided however that no vote shall be cast, or consent, waiver or ratification given or action taken, which would, in the reasonable opinion of the Pledgee:

(a)                                   be inconsistent with or violate any provision of this Agreement or of any other Loan Document;

(b)                                  have an adverse effect on the value of the relevant Shares or PECs or the legal status, ranking, nature or other features of the Pledged Assets; or

(c)                                   otherwise prejudice the interests of any Secured Party under any Loan Document.

4.3                           Voting after enforcement

At any time while an Enforcement Event is continuing the Pledgee shall be able to exercise or direct the exercise of the voting and other rights attached to the Pledged Assets in such manner as it sees fit and the Pledgor shall promptly execute and/or deliver to the Pledgee such forms of proxy as it requires with a view to enabling such person as it selects to exercise those rights.

4.4                           Payments before enforcement

Subject to Clause 4.5 (Payments after enforcement), the Pledgor is entitled to receive and retain any Dividends, Related Assets and other payments in respect of the Pledged Assets.

4.5                           Payments after enforcement

At any time while an Enforcement Event is continuing the Pledgee shall receive and retain any Dividends, Related Assets and other payments in respect of the Pledged Assets, which payments shall be applied against the Liabilities.

4.6                           Communications

At any time while an Enforcement Event is continuing, the Pledgor shall promptly upon request deliver to the Pledgee a copy of each circular, notice (including notices of shareholders’ meetings or meetings of holders of PECs, as the case may be, with their agendas), report, set of accounts or other document received by it in connection with any Share or PEC, as the case may be, or in connection with or from the Company.

5.                                 REPRESENTATIONS AND WARRANTIES

The Pledgor makes the representations and warranties set out in this Clause 5 to the Pledgee and the Secured Parties on the date of this Agreement.

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5.1                           Shares and PECs fully paid etc.

The Shares and the PECs are duly authorised, validly issued and fully paid and freely transferable (subject to the terms and conditions of the PECs) and the Shares constitute shares with voting rights in the capital of the Company. There are no moneys or liabilities outstanding or payable in respect of any of the Shares. The terms and conditions of the PECs are valid and enforceable and the PECs are fully convertible upon the exercise of the conversion right provided herein.

5.2                           Share Capital and holding of PECs

The Shares held by the Pledgor constitute sixty-five per cent (65%) of the total combined voting power (within the meaning of U.S. Treasury Regulation Section 1.956-2(c)(2)) of all of the share capital of the Company, including the shares issued and outstanding at the date of this Agreement described in Schedule 1, and the PECs held by the Pledgor constitute sixty-five per cent (65%) of the outstanding preferred equity certificates issued by the Company.

5.3                           Ownership of the Pledged Assets

The Pledgor is the sole legal owner of, and has, subject to the terms and conditions of the PECs, good and marketable title to the Pledged Assets and has not otherwise disposed of or created any encumbrance or interest (otherwise than pursuant to this Agreement, a Permitted Lien or the terms and conditions of the PECs) over any of the Pledged Assets or any of its rights, title or benefits to or under the Pledged Assets.

5.4                           Authority to Pledge the Pledged Assets

The Pledgor has full power, authority and legal right to execute and deliver this Agreement and to pledge all the Pledged Assets pursuant to this Agreement.

5.5                           Validity and perfection of the Pledge

Subject to the qualifications contained in the relevant legal opinions, the Pledge and the registration of the Pledge in the Share Register and the PECs Register pursuant to this Agreement creates a valid first ranking security (gage) over the Pledged Assets and the proceeds thereof in favour of the Pledgee and the Secured Parties in respect of all Liabilities, subject to no prior encumbrance and to no prior agreement purporting to grant to any third party an encumbrance on the property or assets of the Pledgor that would include the Shares and/or the PECs, without prejudice to statutory liens mandatorily preferred by law and Permitted Liens.

5.6                           Legality of Pledge

Subject to the qualifications contained in the relevant legal opinions, the Pledge pursuant to this Agreement is not contrary to any law.

5.7                           Court order applicable, breach of constitutional documents

The Pledge pursuant to this Agreement is not contrary to any court order applicable to the Pledgor and is not in breach of its constitutional documents or of any agreement to which the Pledgor is a party.

5.8                           Consents and authorisations

All necessary consents and authorisations for the execution of this Agreement have been obtained by the Pledgor and are in full force and effect.

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5.9                           Repetition of representations and warranties

These representations and warranties shall be deemed repeated from time to time as and when any property is added to the Pledged Assets.

6.                                 ENFORCEMENT

6.1                           Realization of the Pledged Assets

Upon the occurrence of an Enforcement Event, which is continuing, the Pledgee, without any demand, advertisement or notice of any kind, may, if any of the Liabilities have become due and payable and have not been paid realize the Pledged Assets or any part thereof, in accordance with applicable provisions of Luxembourg law and subject to the terms and conditions of the PECs, with the right for the Pledgee:

(a)                                   to appropriate any of the Pledged Assets at the fair market value thereof determined by an independent external auditor (réviseur d’entreprises) designated by the Pledgee, using a standard market multi criteria approach combining market multiples, book value, discounted cash flow or other valuation methods generally accepted, if any, for companies in the same business sector as the Company and acting in a reasonable manner;

(b)                                  to sell or cause the sale of any Pledged Assets that constitute financial instruments (including transferable securities) listed or quoted on a stock exchange in Luxembourg or abroad or dealt on one of the markets defined in article 11 (1) (e) of the Law on financial collateral arrangements at such stock exchange or on such market or to appropriate the same at the prevailing market price;

(c)                                   to sell or cause the sale of any Pledged Assets that constitute financial instruments (including transferable securities) other than those referred to in paragraph (b) above (i) by private agreement at normal commercial conditions, (ii) at a stock exchange or (iii) by public auction held by a public officer designated by the Pledgee;

(d)                                  in respect of any Pledged Assets consisting of claims for sums of money, (i) if the sum is owed by the Pledgee, to set off the amount due by the Pledgee with the amount due by the Pledgor and (ii) if the sum is owed by a third party, to require that third party to make payment of the amount due by such third party directly to it, upon maturity of the third party’s debt;

(e)                                   to apply to court to be authorised to make the appropriation of the Pledged Assets at a price to be determined by expert; and

(f)                                     to take advantage of any other realisation or enforcement method permissible under applicable law.

6.2                           Limitation on realization

The Pledgee shall realize the Pledged Assets only to the extent necessary to recover the Liabilities that are due and owing.

6.3                           Restrictions on the transfer of the Pledged Assets

To the extent necessary, in case of realization of the Pledge, the Pledgor hereby expressly and irrevocably waives any right, claim or objection deriving from any restriction applicable to the

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transfer of the Pledged Assets, including any restriction provided in the articles of incorporation of the Company and/or in any shareholders agreement relating to the Company (except for the terms and conditions of the PECs).

7.                                 UNDERTAKING BY THE COMPANY

7.1                           Instructions given by the Pledgee

The Company undertakes to comply promptly with such instructions as may be given to it by the Pledgee (i) to perfect or protect the Pledge or the priority of the Pledge and (ii) to facilitate the realisation of the Pledged Assets or the exercise of any rights vested in the Secured Parties and/or the Pledgee.

7.2                           Amendment of the terms and conditions of the PECs

The Pledgor and the Company undertake for the benefit of the Pledgee that the terms and conditions of the PECs may not be amended without the prior written approval of the Pledgee.

8.                                 ORDER OF DISTRIBUTIONS

All amounts received or recovered by the Pledgee in the exercise of its rights under this Agreement shall, subject to the rights of any creditors having priority, be applied in accordance with the terms of the Credit Agreement.

9.                                 LIABILITY OF PLEDGEE

The Pledgee shall not be liable to the Pledgor, any Secured Party or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Pledged Assets or from any act, default, omission or misconduct of the Pledgee or its officers, employees or agents in relation to the Pledged Assets or in connection with the Loan Documents, except to the extent caused by its or his own gross negligence or wilful misconduct.

10.                           POWER OF ATTORNEY

10.1                     Appointment

The Pledgor irrevocably appoints the Pledgee its attorney (with full power of substitution), on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit:

(a)                                   to do anything which the Pledgor is obliged to do (but has not done) under this Agreement (including to execute transfers, and assignments of other instruments, notices, orders and directions relating to, the Pledged Assets); and

(b)                                  to exercise any of the rights conferred on the Pledgee in relation to the Pledged Assets.

10.2                     Ratification

The Pledgor ratifies and confirms and agrees to ratify and confirms whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 10.1 (Appointment), provided that the attorney has acted in accordance with the terms of this Agreement, the Credit Agreement and any other Loan Document.

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11.                           SAVING PROVISIONS

11.1                     Continuing Security

Subject to Clause 12 (Discharge of Pledge), the Pledge is a continuing security and will extend to the ultimate balance of the Liabilities, regardless of any intermediate payment or discharge in whole or in part. No change or amendment whatsoever in and to the liabilities and to any document related to the Liabilities shall affect the validity and the scope of this Agreement.

11.2                     Reinstatement

If any payment by the Pledgor or any discharge given by a Secured Party (whether in respect of the obligations of the Pledgor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                   the liability of the Pledgor and the Pledge shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                                  each Secured Party shall be entitled to recover the value or amount of that security or payment from the Pledgor, as if the payment, discharge, avoidance or reduction had not occurred.

11.3                     Waiver of defences

Neither the obligations of the Pledgor under this Agreement nor the Pledge will be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under any Loan Document or the Pledge (without limitation and whether or not known to it or any Secured Party), including:

(a)                                   any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                  the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the group to which the Obligor belongs;

(c)                                   the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                  any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                   any amendment (however fundamental) or replacement of a Loan Document or any other document or security; or

(f)                                     any insolvency or similar proceedings.

11.4                     Immediate recourse

The Pledgor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Pledgor under this Agreement. This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

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11.5                     Appropriations

Until all the Liabilities have been irrevocably paid in full and all facilities which might give rise to Liabilities have terminated, each Secured Party (or any trustee or agent on its behalf) may refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Pledgor shall not be entitled to the benefit of the same.

11.6                     Deferral of Pledgor’s rights

Until all the Liabilities have been irrevocably paid in full and all facilities which might give rise to Liabilities have terminated and unless the Pledgee otherwise directs, the Pledgor will not exercise any rights which it may have by reason of performance by it of its obligations under the Loan Documents:

(a)                                   to be indemnified by an Obligor;

(b)                                  to claim any contribution from any other pledgor or guarantor of any Obligor’s obligations under the Loan Documents; and/or

(c)                                   to take the benefit (in whole or in part and whether by way of subrogation, pursuant to notably Articles 1251-3°, 2029 and 2037 of the Luxembourg Civil Code, or otherwise) of any rights of the Secured Parties under the Loan Documents or of any guarantee or other security taken pursuant to, or in connection with, the Loan Documents by any Secured Party

11.7                     Additional Security

The Pledge is in addition to, and independent of, any other security or guarantee any Secured Party may now or hereafter hold in respect of the Liabilities. None of such security interests or guarantees shall prejudice, or shall be prejudiced by, or be merged or commingled in any way with, the Pledge.

12.                           DISCHARGE OF PLEDGE

12.1                     Final redemption

Subject to Clause 12.2 (Retention of Security), if the Pledgee is satisfied that all the Liabilities have been irrevocably paid in full and that all facilities which might give rise to Liabilities have terminated, the Pledgee shall at the request and cost of the Pledgor release and discharge (as appropriate) the Pledged Assets from the Pledge.

12.2                     Retention of Security

If the Pledgee considers that any amount paid or credited to any Secured Party under any Loan Document is capable of being avoided or otherwise set aside on the Winding-up of the Pledgor or any other person, or otherwise, that amount shall not be considered to have been paid for the purposes of determining whether all the Liabilities have been irrevocably paid.

13.                           EXPENSES

Subject to the provisions of the Credit Agreement, the Pledgor shall, within three Business Days of demand, pay to the Pledgee the amount of all costs, losses, liabilities and expenses (including reasonable legal fees) incurred by any Secured Party in relation to this Agreement (including the

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administration, protection, realisation, enforcement or preservation of any rights under or in connection with this Agreement, or any consideration by the Pledgee as to whether to realise or enforce the same, and/or any amendment, waiver, consent or release of this Agreement and/or any other document referred to in this Agreement).

14.                           RIGHTS , WAIVERS AND DETERMINATIONS

14.1                     Ambiguity

(a)                            Where there is any ambiguity or conflict between the rights conferred by law and those conferred by or pursuant to any Loan Document, the terms of this Agreement shall prevail.

(b)                           The provisions of this Agreement are without prejudice to the provisions of the Credit Agreement. In case of inconsistency, the provisions in the Credit Agreement shall prevail.

14.2                     Exercise of rights

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under any Loan Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of such right or remedy or the exercise of any other right or remedy. The rights and remedies provided in the Loan Documents are cumulative and not exclusive of any rights or remedies provided by law.

14.3                     Determinations

Any determination by or certificate of the Pledgee under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

15.                           WAIVERS

None of the terms or provisions of this Agreement may be waived, altered, modified or amended, except by an instrument in writing, duly executed by or on behalf of the Pledgee and the Pledgor. This Agreement and all obligations of the Pledgor hereunder shall be binding upon the successors and assigns of the Pledgor, and shall, together with the rights and remedies of the Pledgee and the Secured Parties hereunder, inure to the benefit of the Pledgee and the Secured Parties and their successors and assigns.

16.                           ASSIGNMENT

Except as otherwise permitted under the Credit Agreement, the Pledgor may not assign nor transfer all or any part of its rights or obligations hereunder. The Pledgee and the Secured Parties may assign all or any of their respective rights hereunder as permitted under the Credit Agreement. Any successor to or assignee of the Pledgee and the Secured Parties shall be entitled to the full benefits hereof.

17.                           NOTICES

Every notice, request, demand or other communication under this Agreement shall:

(a)                                        be in writing delivered personally or by first-class prepaid letter (airmail if available), telex, telegram or cable.

(b)                                       be sent;

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(1) To the Pledgee at:	• Address:	1125 17th Street, Suite 300 Denver, Colorado 80202 USA
	• Fax:	+1 303-244-3351
	• Attn:	Brennon J. Crist

(2) To the Pledgor at:	• Address:	5405 Spine Road Boulder, Colorado 80301 United States of America
	• Fax:	+1 303 604 1897
	• Attn:	Chief Financial Officer

(3) To the Company at:	• Address:	41 Boulevard du Prince Henri L-1724 Luxembourg Grand Duchy of Luxembourg
	• Fax:	[•]
	• Attn:	Board of Directors

18.                           TAXES AND STAMP DUTY

The Pledgor shall indemnify and keep indemnified the Pledgee and the Secured Parties against any and all stamp, registration, VAT (Value Added Tax) and similar taxes or charges which may be payable in connection with the entry into, performance or enforcement of this Agreement (including penalties for late payment).

19.                           SEVERABILITY

Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

20.                           HEADINGS

The Clause headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

21.                           COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

22.                           GOVERNING LAW

This Agreement is governed by Luxembourg law.

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23.                           JURISDICTION CLAUSE

The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the City of Luxembourg (Grand Duchy of Luxembourg) in connection with any disputes arising under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.

The Pledgor

DYNAMIC MATERIALS CORPORATION, acting by

The Pledgee,

JPMORGAN CHASE BANK N.A., acting by

The Company,

DYNAMIC MATERIALS LUXEMBOURG 1 S.à r.l., acting by

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Schedule 1

THE SHARES

Pledgor	Shares
Dynamic Materials Corporation

Shares number 1 to number 1,300 representing 65% of sixty-five per cent (65%) of the total combined voting power (within the meaning of U.S. Treasury Regulation Section 1.956-2(c)(2)) of all of the share capital of Dynamic Materials Luxembourg 1 S.à r.l. at the date of this Agreement.

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Schedule 2

THE PECS

Pledgor	PECs
Dynamic Materials Corporation	PECs number 1 to number representing 65% of the PECs issued by Dynamic Materials Luxembourg 1 S.à r.l. at the date of this Agreement.

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EXHIBIT 1.1D

SHARE PLEDGE AGREEMENT

(GESCHÄFTSANTEILSVERPFÄNDUNGSVERTRAG)

over the shares in
Blitz F07-dreihundert-vierzehn GmbH (in future: DYNAenergetics Holding GmbH)

Dated l5 November 2007

DYNAMIC MATERIALS LUXEMBOURG 2 S.À R.L.

as Pledgor

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

Linklaters

Ref: L-145715/MIS/FLM

Linklaters LLP

Credit Agreement

Roll of Deeds No. [      ]

Recorded at [      ] on this [      ] day of [      ]

Before me, the undersigned

Notary

[Name]

[      ]

with his/her office in [      ]

appeared today:

(1)                                  [      ], attorney at law, born on [      ], in [      ], Germany, with his/her office at [      ], according to his/her declarations not acting in his/her own name but as agent pursuant to a written power of attorney dated [      ] for DYNAMIC MATERIALS LUXEMBOURG 2 S.À R.L., a company incorporated under the laws of Luxembourg, having its registered office at 4l boulevard Prince Henri, L-1724 Luxembourg;

(2)                                  [      ], attorney at law, born on [      ], in [      ], Germany, with his/her office at [      ], according to his/her declarations not acting in his/her own name but as agent pursuant to a written power of attorney dated [      ] for JPMORGAN CHASE BANK, NA., acting as Administrative Agent in its own name and on its own behalf with address at [      ];

(3)                                  [      ], attorney at law, born on [      ], in [      ], Germany, with his/her office at [      ], according to his/her declarations not acting in his/her own name but as agent pursuant to a written power of attorney dated [      ] for Blitz F07-dreihundert-vierzehn GmbH (in future: DYNAenergetics Holding GmbH), a company incorporated under the laws of Germany, having its registered office at [      ].

The original [and/or a telefax copy] of the respective powers of attorney, to which in the case of the person appearing under No.1 is affixed both an Apostille and a notarial certificate as to the proper representation of the person appearing under No. 1, were presented to the Notary and certified copies thereof are/will be attached to this notarial instrument as soon as the original power of attorney of the person appearing under No. 1 has been received by the notary.

The persons appearing do not assume personal responsibility for the validity of their respective power of attorney.

The person appearing under No. 1 proved his/her identity by presenting his [passport/identity card], No. [      ], the person appearing under No. 2 proved his/her identity by presenting his/her [passport/Identity card], No. [      ] and the person appearing under No. 3 proved his/her identity by presenting his/her [passport/Identity card], No. [      ]. They requested the Notary, who has sufficient command of the English language, to record this deed in English. The Notary satisfied him/herself that the persons appearing have sufficient command of the English language. The persons appearing waive their right to a translation and the presence of a sworn translator.

The Notary explained the possible prohibition on his acting in this matter according to § 3 para. 1 no. 7 Notarisation Act (Beurkundungsgesetz). The Notary asked the persons appearing whether circumstances exist which would prohibit the Notary from acting in this matter pursuant to this law, and the persons appearing answered in the negative.

The persons appearing — acting as stated above — requested the notarisation of the following pledge of shares:

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This SHARE PLEDGE AGREEMENT is dated 15 November 2007 and made between:

(1)                                  DYNAMIC MATERIALS LUXEMBOURG 2 S.À R.L., a limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg having its registered office at 41 boulevard Prince Henri, L-1724 Luxembourg and in the process of registration with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés) as pledgor (the “Pledgor”);

(2)                                  JPMORGAN CHASE BANK, N.A. as pledgee (the “Administrative Agent”); and

(3)                                  BLITZ F07-DERIHUNDERT-VIERZEHN GMBH (in future:  DYNAENERGETICS HOLDING GMBH) as process agent (the “Process Agent”).

Preamble

(A)                              The Pledgor is the sole owner of all shares in the nominal amount of EUR 25,000 in BLITZ F07-DERIHUNDERT-VIERZEHN GMBH (in future:  DYNAENERGETICS HOLDING GMBH) (the “Company”), a company with limited liability (Gesellschaft mit beschränkter Heftung) incorporated in Germany and registered under HRB 79933 at the commercial register of the local court (Amtsgericht) in Frankfurt am Main.  These shares represent the Company’s entire share capital (Stammkapital).

(B)                                By a credit agreement dated on or about 16 November 2007, as amended, modified or supplemented from time to time (the “Credit Agreement”), JPMorgan Chase Bank N.A. as administrative agent, J.P. Morgan Europe Limited as euro administrative agent and JPMorgan Securities Inc. as sole bookrunner and lead arranger and the lenders named therein (together the “Finance Parties”) have agreed to provide to Dynamic Materials Corporation (the “US Borrower”) certain loan facilities in the aggregate amount of US$70,000,000 (the “US Loans”) and to the Pledgor (the “Euro Borrower”, and together with the US Borrower, the “Borrowers”) certain loan facilities in the aggregate amount of EUR 21,000,000 (the “Eurocurrency Loans”).  The Eurocurrency loans and any other obligations payable by the Euro Borrower under the Credit Agreement, any letters of credit, security documents, fee letter, swap agreement or certain other related documents (the “Finance Documents”) are or will be guaranteed (the “Guarantees”) by the US Borrower, Dynamic Materials Luxembourg 1 Sàrl, Nobelclad Europe S.A. Nitro Metall AB, the Company and certain other guarantors as described and defined in the Credit Agreement (the “Guarantors”, and together with the Borrowers, the “Obligors”).

(C)                                The terms of the Credit Agreement provide for a separate and independent obligation of any Obligor to pay to the Administrative Agent an amount which will be equal at any time to the aggregate of all amounts owed at such time by such Obligor under the Eurocurrency Loans or the Guarantees to any Finance Party (hereinafter referred to as the “Parallel Debt”).

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(D)                               It is the intention of the Pledgor to secure all claims of the Administrative Agent under the Finance Documents, in particular the claims arising under the Parallel Debt, by way of a pledge (Pfandrecht) over the present and future shares in the Company.

(E)                                 The Administrative Agent will hold and administer the security created under this Agreement as trustee (Treuhänder) under German law for the benefit of the Finance Parties.

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It is agreed as follows:

1                                         Pledge of Shares

1.1                               Pledge

The Pledgor hereby pledges (verpfändet) to the Administrative Agent

1.1.1                     all of the existing shares in the Company (the “Present Shares”);

1.1.2                     all shares in the Company which the Pledgor may acquire in the future by way of an increase of the share capital of the Company or by acquisition or otherwise (the “Future Shares”; the Present Shares and the Future Shares together the “Shares”); and

1.1.3                     all ancillary rights and claims with respect to the Shares, in particular the rights to receive dividends, liquidation proceeds (Liquidationserlöse), consideration for redemption (Einziehungsentgelte), repaid capital in case of a capital decrease (Kapitalherabsetzung), any compensation in case of a termination (Kündigung), withdrawal (Austritt) or exclusion for good cause (Ausschluß aus wichtigem Grund), the surplus in case of surrender (Preisgabe), the repayment claim for any additional capital contributions (Nachschüsse) and the right to subscribe for newly issued shares

(together with the Shares the “Pledged Rights”).

The pledges created under this Clause 1.1 (Pledge) are hereafter referred to as the “Pledges”.

1.2                               Secured Claims

The Pledges shall secure all existing and future claims (including conditional (bedingt) and time limited (befristet) claims) against the Pledgor held by the Administrative Agent arising under or in connection with the Finance Documents including the claims arising under the Parallel Debt (the “Secured Claims”).

The Secured Claims shall include in particular any claims for the payment of principal, interest, costs, fees or damages based on contract, unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt) as well as any claims arising from the insolvency administrator’s choice to fulfil mutual agreements according to § 103 Insolvency Code (Insolvenzordnung).

1.3                               Acceptance of Pledges

The Administrative Agent hereby accepts the Pledges.

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2                                         Dividends

2.1                               Prior to Event of Default

As long as no Event of Default (as defined below) has occurred, the Pledgor is entitled to receive and retain any dividends (whether in cash or in kind) distributed in respect of the Shares.

“Event of Default” means a notification by the Administrative Agent of the Pledgor which - in due consideration of the facts - states that an event which entitles the lenders immediately to terminate the Credit Agreement or any other event which entitles the lenders to declare immediately the Eurocurrency Loans outstanding, due and payable in full or in part.

2.2                               Subsequent to Event of Default

Upon the occurrence of an Event of Default, the following applies:

2.2.1                     The Pledgor will pay any moneys subsequently distributed as dividends in respect of the Shares into an account of the Pledgor with the Administrative Agent (or another bank determined by the Administrative Agent), such account being pledged in favour of the Administrative Agent. The Pledgor is not entitled to withdraw any amounts from this account without the prior written consent of the Administrative Agent.

2.2.2                     The Pledgor will grant over any non-cash dividends or distributions (in whatever form) subsequently received, receivable or otherwise distributed in respect of the Shares a first ranking security interest in favour of the Administrative Agent as determined by the Administrative Agent.

3                                         Voting Rights

3.1                               Voting Rights

The voting rights attached to the Shares shall at all times remain with the Pledgor. When exercising the voting rights, the Pledgor will act in good faith and in accordance with the obligations of a prudent shareholder to ensure that the Pledges are not in any way adversely affected until the Secured Claims have been fully satisfied or the Pledges have been released.

3.2                               Impairment of Shares

The Pledgor will not do anything which could adversely affect the validity or enforceability of the Pledges, and the Pledgor will not omit to do anything, the omission of which could adversely affect the validity or enforceability of the Pledges. The Pledgor will ensure (steht dafür ein) that the Company takes no such action or commits any such

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omission. The Pledgor will promptly (unverzüglich) inform the Administrative Agent of all circumstances concerning the Company which might adversely affect the validity or enforceability of the Pledges.

The Pledgor will notify the Administrative Agent immediately upon obtaining knowledge of any proposed shareholders’ resolution, regardless if a shareholders’ meeting is called, which according to the reasonable assessment of a prudent shareholder might have a material adverse effect upon the Pledges (the “Resolution”). The Pledgor will provide a copy of the proposed Resolution and, if available, a copy of any notice (including agenda and documents distributed with the notice) calling a shareholders’ meeting in which the Resolution is placed on the agenda. If a shareholders’ meeting is called to deliberate on a Resolution, the Pledgor will allow the Administrative Agent or its proxy or any other person designated by the Administrative Agent to attend the shareholders’ meeting as an observer without power to vote. The Administrative Agent’s right to attend the shareholders’ meeting will lapse immediately upon complete satisfaction of the Secured Claims. If no shareholders’ meeting is called, the Pledgor will provide the Administrative Agent with a draft of the proposed Resolution as soon as possible. Once the shareholders have reached a decision on the proposed Resolution, the Pledgor will provide the Administrative Agent with a copy of the document(s) showing the decision (e.g., written approval or minutes of a shareholders’ meeting) as soon as they are available.

4                                         Representations

The Pledgor hereby represents as of the date of execution of this agreement as follows:

4.1                               the Company is a corporation duly organised and validly existing as a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of the Federal Republic of Germany;

4.2                               the Pledgor is the sole owner of the Present Shares and the present Pledged Rights, and the Present Shares and the present Pledged Rights are free from any encumbrances (other than the encumbrances hereby created) or other rights of third parties (other than pre-emption rights arising by operation of law);

4.3                               no third party has any pre-emption rights, any options or any other rights in respect of the shares in the Company;

4.4                               the Present Shares are fully paid and are not subject to any additional capital contribution (nicht nachschußpflichtig);

4.5                               the Pledgor is the only shareholder in the Company, and no steps have been taken to issue any further shares;

4.6                               the assignability and pledgeability of the Pledged Rights is not restricted in any way;

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4.7                               there are no silent partnership agreements (stille Gesellschaften), profit and loss pooling agreements (Ergebnis- und Gewinnabführungsvertrag) or similar arrangements by which a third party is entitled to a participation in the profits or revenue of the Company other than the profit and loss pooling agreement which will be entered into between the Company and the Pledgor effective as of 1 January 2008, if any;

4.8                               there are no options or rights or any other agreement which entitle any person to have issued or transferred to it any Shares in the Company;

4.9                               no litigation, arbitration or administrative proceedings are presently in progress which threaten to restrain the Pledgor in respect of the entry into, the performance of or compliance with any of its obligations under this Agreement or the enforcement of the Pledged Rights;

4.10                        the Pledgor is duly incorporated and validly existing under the laws of Luxembourg;

4.11                        the place from which the Company is in fact administered and where all material managerial decisions are taken (tatsächlicher Verwaltungssitz) is situated in the Federal Republic of Germany;

4.12                        the Pledgor has the power to execute and perform its obligations under this Agreement, and all necessary corporate, shareholder and other action has been taken to authorise the execution and performance of this Agreement;

4.13                        the execution of this Agreement by the Pledgor and its exercise of its rights and performance of its obligations hereunder does not violate any provision of any existing German or Luxembourg law, any provision of the Company’s or the Pledgor’s articles of association or any decree of any court or any contractual undertaking to which the Company or the Pledgor is a party or which is binding upon the Pledgor or any of its assets;

4.14                        all information included in this Agreement regarding the Company and the Pledgor is correct and complete;

4.15                        subject to any reservations to be made in a legal opinion, this Agreement creates valid and binding obligations of the Pledgor; and

4.16                        upon due notarisation and notification to the Company, this Agreement will create a valid first priority security interest in the Pledged Rights securing the payment of the Secured Claims in favour of the Administrative Agent.

5                                         General Undertakings

Except to the extent the Pledgor and the Administrative Agent have otherwise agreed in writing, the Pledgor undertakes to the Administrative Agent:

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5.1                               not to transfer or encumber the Shares or dispose of any of the Pledged Rights or any interest therein without the prior written consent of the Administrative Agent;

5.2                               to refrain from any acts or omissions which could impair the rights granted under this Agreement, for instance acts or omissions which may lead to a reduction of the share capital of the Company, a collection of the Shares (Einziehung) or a liquidation of the Company;

5.3                               to promptly make any payments or contributions in kind (Sacheinlagen) which are due in respect of capital contributions (Einlagen) on Future Shares;

5.4                               not to participate in, vote for or support any silent partnerships (stille Gesellschaft), merger or reorganisation of the Company or the conclusion of profit and loss pooling agreements (Ergebnis- und Gewinnabführungsvertrag) or similar arrangements (Unternehmensverträge) with the Company without the prior written consent of the Administrative Agent other than the profit and loss pooling agreement which will be entered into between the Company and the Pledgor effective as of 1 January 2008, if any;

5.5                               not to allow any other party to subscribe for any shares resulting from a capital increase in the Company without the prior written consent of the Administrative Agent;

5.6                               to promptly (unverzüglich) inform the Administrative Agent if a third party claims or pretends to own any of the Pledged Rights, or if any of the Pledged Rights are attached (Pfändung) or if any other circumstances arise which might materially impair the rights of the Administrative Agent. In the event of an attachment, the Pledgor will forward to the Administrative Agent without undue delay a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment. The Pledgor shall inform the attaching creditor immediately about the Pledges;

5.7                               not to modify the articles of association of the Company if such modification could materially adversely affect the Pledges or their enforcement;

5.8                               to make (at its own costs) all further declarations or to do any further acts which are necessary for the creation or perfection of the Pledges; and

5.9                               at the Administrative Agent’s request to provide the Administrative Agent with such information concerning the Pledges available to the Pledgor, to permit the Administrative Agent and any of its agents to inspect, audit and make copies of and extracts from all records and all other documents in the possession of the Pledgor in its capacity as shareholder which pertain to the Pledged Rights at all times during the business hours, and, promptly (unverzüglich) upon request of the Administrative Agent, to deliver to the Administrative Agent copies of all such records and documents.

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6                                         Enforcement of Pledges

6.1                               Procedure

6.1.1                     If the Secured Claims become due in whole or in part (Pfandreife), the Administrative Agent may immediately avail itself of all rights and remedies of a pledgee upon default under the laws of the Federal Republic of Germany, in particular as set forth in §§ 1273 para. 2, 1204 et seq. German Civil Code (Bürgerliches Gesetzbuch) including, without limitation, the right to cause the Shares to be sold at public auction.

6.1.2                     The Pledgor expressly agrees that, in deviating from § 1277 sentence 1 German Civil Code, no enforceable court order (vollstreckbarer Titel) is required and that fourteen (14) days prior notice of the place and time of any such public sale is sufficient. Prior notice is not required if (i) the Pledgor or any of the other Obligors has generally ceased to effect payments (Zahlungseinstellung) or (ii) the Pledgor or any of the other Obligors has filed for the commencement of insolvency proceedings (Antrag auf Eröffnung eines Insolvenzverfahrens) or (iii) insolvency proceedings have been commenced (Eröffnung eines Insolvenzverfahrens) against the Pledgor or any of the other Obligors.

6.2                               Selection, Collective Realisation

The Administrative Agent may at its sole discretion

6.2.1                     determine the place in the Federal Republic of Germany, which shall be a place where a stock exchange is located, where a public auction shall be held and which of several security interests (persönliche oder dingliche Sicherheiten), created under this Agreement or other agreements, shall be realised to satisfy the Secured Claims;

6.2.2                     realise more Pledged Rights than are necessary to satisfy the Secured Claims, therefore the Pledgor hereby waives the requirement under § 1230 sentence 2 German Civil Code to the extent that the Administrative Agent may realise such number of Shares as are necessary to fully satisfy the Secured Claims; and

6.2.3                     sell several pledged rights, whether pledged under this Agreement or other agreements

(i)                                     separately by separate public auctions; or

(ii)                                  collectively by a single public auction (Gesamtversteigerung) to a single bidder.

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6.3                               Assistance

6.3.1                     The Pledgor shall render at its own expense all assistance, which the Administrative Agent reasonably may request, in order to facilitate the enforcement of the Pledges in the event the Administrative Agent seeks the enforcement of the Pledges in accordance with the terms of this Agreement and the statutory provisions.

6.3.2                     The Pledgor shall use its best efforts that the Administrative Agent will hold the Pledges over the Shares and in the case of a merger an equivalent security interest over the shares in the surviving or, as the case may be, the new company in accordance with all terms of this Agreement.

6.4                               Application of Proceeds

The Administrative Agent will use any proceeds received with regard to the Pledged Rights for the settlement of the Secured Claims. Any amount exceeding the Secured Claims will be paid to the Pledgor upon complete and irrevocable satisfaction of all Secured Claims.

6.5                               Recourse Claims

In deviating from § 1225 German Civil Code, no right of the Administrative Agent against any of the other Obligors shall pass to the Pledgor as a result of either the enforcement of the Pledges or payment of the Pledgor, and the Pledgor undertakes not to seek satisfaction for any other recourse claim it may have against any of the other Obligors. This shall not apply if all Secured Claims have been fully and finally discharged.

7                                         Release

7.1                               Expiration

The Pledges will expire by operation of law when all Secured Claims are fully and finally discharged. Upon request and at the cost of the Pledgor, the Administrative Agent will confirm the expiration of the Pledges to the Pledgor as a matter of record.

7.2                               Over-Securitisation

At any time when the total value of the aggregate security granted by the Pledgor or any of the other Obligors to secure the Secured Claims (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 120 per cent. of the Secured Claims (the “Limit”) not only temporarily, the Administrative Agent shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Administrative Agent may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

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8                                         Indemnities

8.1                               Disclaimer

The Administrative Agent or any of its agents shall not be liable for any loss or damage which is suffered by the Pledgor save in respect of such loss or damage which is suffered by gross negligence or wilful misconduct (grobe Fahrlassigkeit oder Vorsatz).

8.2                               Indemnities

The Pledgor shall indemnify the Administrative Agent and any of its agents against any losses, claims, expenses and liabilities which may be made against or reasonably incurred by the Administrative Agent or any of its agents for anything done or omitted or occasioned by any breach of the Pledgor of any of its obligations or undertakings herein contained, provided always that there will be no such indemnification, to the extent that such losses, claims, expenses and liabilities are incurred by or made against the Administrative Agent or any of its agents as a result of gross negligence or wilful misconduct (grobe Fahrlässigkeit otter Vorsatz).

9                                         Assignment, Extension and Renewal of Pledges

9.1                               Continuing Security

This Agreement shall create a continuing security and no change or amendment whatsoever in any of the Finance Documents or any document or agreement relating thereto shall affect the validity neither of the Pledges nor the obligations which are imposed on the Pledgor pursuant to it.  The same applies in case of a temporary expiration of the Secured Claims. The Pledges shall cover any future extension of the Secured Claims (including by way of increase of existing tranches or by including new trenches) to which the Pledgor hereby explicitly consents.

9.2                               Assignment

Any Agreement of any of the Secured Claims in whole or in part will, by operation of law, lead to a corresponding transfer of the Pledges created hereby or a corresponding portion thereof in whole or in part which shall rank equally with the initial Pledges created hereunder. Waiving § 418 of the German Civil Code, the parties hereto agree that the security created hereunder shall not be affected by any transfer or assumption of the Secured Claims to, or by, any third party.

9.3                               Substitution of the Administrative Agent

The Pledgor undertakes to enter into any agreement required by the Administrative Agent and otherwise to do whatever is reasonably required by the Administrative Agent if the Administrative Agent transfers its rights and obligations under any of the Finance Documents wholly or partially to a third party. In particular, the Administrative Agent

13

may require the Pledgor to create new pledges equal or comparable to the Pledges under this agreement over the Pledged Rights in favour of the third party or another person designated by the Administrative Agent. To the extent that the Administrative Agent transfers its rights and obligations under any of the Finance Documents to a third party, the Administrative Agent may also transfer its rights and obligations under this Agreement without the consent of the Pledgor.

10                                  Waivers

10.1                        Waiver of Avoidability Defence

The Pledgor expressly waives its defence pursuant to §§ 1211, 770 para. 1 German Civil Code that any of the Secured Claims may be avoided (Anfechtung).

10.2                        Waiver of Set-off Defence

The Pledgor expressly waives its defence pursuant to §§ 1211, 770 para. 2 German Civil Code that the Administrative Agent may discharge any of the Secured Claims by the way of set-off (Aufrechnung).

10.3                        Waiver of Defences of Principal Debtor

The Pledgor hereby expressly waives its defences pursuant to § 1211 para. 1 sentence 1 alternative 1 German Civil Code that the principal debtor of any of the Secured Claims has a defence against any of the Secured Claims (Einreden des Hauptschuldners).

11                                  Notices and Communication

Any notice and other communication under or in connection with the matters contemplated by this Agreement must be made in writing in the English language by fax or otherwise, requiring confirmation by mail or courier. Until a change of address has been notified to the other parties hereto in writing, any communication under this Agreement must be sent if directed to the Pledgor, to:

Dynamic Materials Luxembourg 2 S.à.r.l.

Att. Board of Directors

41 Boulevard Prince Henri

L-1724 Luxembourg

Luxembourg

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if directed to the Company, to:

DYNAenergetics Holding GmbH

Managing Director

c/o Holme Roberts & Owen Germany LLP

Rosental 4

80331 Munich

Germany

if directed to the Administrative Agent, to:

JPMorgan Chase Bank, N.A.

17th Street, Suite 300

Denver, Colorado 80202

USA

Attention: Brennon J. Crist

Fax:                           303-244-3351

12                                  Notification of Pledges

The Pledgor and the Administrative Agent hereby notify the Company about the Pledges in accordance with § 16 German Limited Liability Companies Act (GmbH-Gesetz) and § 1280 German Civil Code (BGB). The Company hereby acknowledges the Pledges.

13                                  Miscellaneous

13.1                        Interpretation

In case of doubt, the meaning of the German expressions used in this Agreement prevails over the meaning of the English expressions to which they relate.

13.2                        Remedies Cumulative

No failure or delay on the part of the Administrative Agent to exercise any power, right or remedy hereunder operates as a waiver thereof, nor shall any single or any partial exercise of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

13.3                        Reimbursement and Costs

The Pledgor undertakes to reimburse the Administrative Agent on demand for all costs and expenses including those costs and expenses arising in connection with the enforcement of the Pledges and the exercise of any other rights of the Administrative Agent incurred by the Administrative Agent in connection with this Agreement. The Pledgor also bears the costs (including legal fees and the notarial fees) of and in connection with this Agreement.

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13.4                        Denomination of Shares

The Pledges over the Shares remain effective regardless whether the denomination of the Shares as mentioned in the recitals is accurate or whether the aggregate share capital deviates from the description in the recitals. The Pledges encompass all shares in the Company held by the Pledgor both in the present and in the future.

13.5                        Partial Invalidity

If any of the provisions of this Agreement should be or become invalid, unenforceable or impractical (wirtschaftlich unmöglich) in whole or in part for whatever reason, including a violation of any laws applicable to it, the validity of the other provisions hereof and of any other Finance Document is not affected. In that case the invalid, unenforceable or impractical provision is deemed to be replaced by such valid and enforceable provision or arrangement that corresponds as closely as possible to the invalid, unenforceable or impractical provision and to the parties’ economic aims pursued by and reflected in this Agreement. The same applies in the event that this Agreement does not contain a provision necessary to achieve the economic purpose as expressed herein (Regelungslücke).

13.6                        Changes

Changes, amendments and waivers of any provision of this Agreement including this subsection are only valid if in writing, unless notarisation or another form is legally required. The same applies for an amendment or waiver of this form provision.

13.7                        Governing Law

This Agreement is governed by and must be construed in accordance with the laws of the Federal Republic of Germany.

13.8                        Jurisdiction

The place of jurisdiction arising under or in connection with this Agreement (other than in relation to the existence, validity or enforceability of the Secured Claims) is Frankfurt am Main, Germany. This Clause 13.8 (Jurisdiction) is for the benefit of the Euro Administrative Agent only. The Euro Administrative Agent may start proceedings in any other court with jurisdiction.

13.9                        Service of Process

13.9.1              Appointment

Without prejudice to any other mode of service allowed under any relevant law, the Pledgor

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(i)                                     hereby irrevocably appoints the “Process Agent” as its agent for service of process in relation to any proceedings before any court of the Federal Republic of Germany in connection with this Agreement, and

(ii)                                  agrees that failure by a Process Agent to notify it of the process will not invalidate the proceedings concerned.

Other means of service of process remain unaffected by this Clause 13.9.1 (Appointment).

13.9.2              Acknowledgement and undertakings

(i)                                     The Pledgor undertakes to deliver to the Process Agent without undue delay upon execution of this Agreement an appointment letter in the form of Annex I (the “Appointment Letter”) and to send a copy of the Appointment Letter to the Administrative Agent.

(ii)                                  The Process Agent hereby acknowledges the appointment. The Process Agent shall ensure that documents to be served to the Pledgor can validly be served by delivery to the Process Agent. In particular, the Process Agent shall notify the Administrative Agent without undue delay of any change of address, accept any documents delivered to it on behalf of any Pledgor, and fulfil any requirements of § 171 German Code of Civil Procedure (Zivilprozessordnung - ZPO), in particular present an original of the Appointment Letter to the person effecting the service of process in compliance with § 171 sentence 2 ZPO.

13.9.3              Address

Until further notice, documents shall be served to the Process Agent at the following address:

DYNAenergetics Holding GmbH

Managing Director

c/0 Holme Roberts & Owen Germany LLP

Rosental 4

80331 Munich

Germany

INSTRUCTIONS BY THE NOTARY

The notary advised the parties hereto

•                  that a pledge is a security instrument of strictly accessory nature which means that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims (including any secured future or contingent claims) do in fact exist and

17

that the pledge will survive only if, to the extent that and as long as, the owner of the secured claims is identical with the pledgee and the nexus (Verknüpfung) between the secured claims and the pledge is not dissolved;

•                  that there is no bona fide creation, acquisition nor ranking of a pledge of shares (which means that the pledgee is not protected if the shares purported to be pledged do not exist, have been previously transferred to a third party, or have been previously encumbered for the benefit of a third party), and that the notary has not examined whether the pledgor is the owner of the pledged shares and whether the pledged shares have been transferred or encumbered previously;

•                  that first priority pledge interests will not be created unless each person appearing is duly authorized to represent the respective parties hereto for purposes of executing the agreement or the respective parties have subsequently ratified the declarations of the respective person appearing;

•                  the parties to this agreement will be liable as joint and several debtors for all notarial fees and taxes if any, by operation of law, irrespective of whatever internal agreement has been made in that respect;

•                  that the English original version of this Agreement will not be acceptable for enforcement but will have to be translated, by a certified translator into German for such purposes.

This deed was read to the persons appearing by the Notary, approved by them and signed by them and the Notary Public as follows:

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Annex I
Appointment of Process Agent

(Bestellung eines Zustellungsbevollmächtigten)

Dynamic Materials Luxembourg 2 S.à.r.l.

DYNAenergetics Holding GmbH

Managing Director

c/o Holme Roberts & Owen Germany LLP

Rosental 4

80331 Munich

Germany

15 November 2007

Reference: Share Pledge Agreement dated 15 November 2007

Dear Sirs,

we hereby irrevocably appoint you as our agent for service of process in relation to any proceeding before any German court in connection with the above mentioned Share Pledge Agreement.

Betreff: Geschäftsanteilsverpfandungsvertrag vom 15. November 2007

Sehr geehrte Damen und Herren,

hiermit bevollmächtigen wir Sie unwiderruflich, sämtliche Schriftstücke, die uns im Zusammenhang mit Verfahren vor deutschen Gerichten in Verbindung mit dem oben genannten Geschaftsanteilsverpfandungs-vertrag zugestellt werden sollen, entgegenzunehmen.

Yours sincerely	Mit freundlichen Grüßen

Place, date	Ort, Datum

Dynamic Materials Luxembourg 2 S.à.r.l.
Principal/Vollmachtsgeber

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EXHIBIT 1.1E

MANDATORY COST

1.             The Mandatory Cost is an addition to the interest rate to compensate Eurocurrency Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.             On the first day of each Interest Period (or as soon as possible thereafter) the Euro Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Eurocurrency Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Euro Administrative Agent as a weighted average of the Eurocurrency Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Eurocurrency Lender in the relevant Eurocurrency Loan) and will be expressed as a percentage rate per annum.

3.             The Additional Cost Rate for any Eurocurrency Lender lending from a facility office in a Participating Member State will be the percentage notified by that Eurocurrency Lender to the Euro Administrative Agent.  This percentage will be certified by that Eurocurrency Lender in its notice to the Euro Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Eurocurrency Lender’s participation in all Eurocurrency Loans made from that facility office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that facility office.

4.             The Additional Cost Rate for any Eurocurrency Lender lending from a facility office in the United Kingdom will be calculated by the Euro Administrative Agent as follows:

(a)              in relation to a sterling Loan:

 per cent. per annum

(b)           in relation to a Loan in any currency other than sterling:

 per cent. per annum.

Where:

A          is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Eurocurrency Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

Credit Agreement

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B          is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost) and, if the Eurocurrency Loan is an unpaid sum, the Default Rate payable for the relevant Interest Period on the Eurocurrency Loan.

C          is the percentage (if any) of Eligible Liabilities which that Eurocurrency Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D          is the percentage rate per annum payable by the Bank of England to the Euro Administrative Agent on interest bearing Special Deposits.

E           is designed to compensate Eurocurrency Lenders for amounts payable under the Fees Rules and is calculated by the Euro Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Euro Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.           For the purposes of this Exhibit:

(a)           “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)           “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)           “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)           “Reference Bank” means the Euro Administrative Agent and any other bank or financial institution appointed as such by the Euro Administrative Agent under this Agreement in consultation with the Euro Borrower; and

(d)           “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.           In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.           If requested by the Euro Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Euro Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of

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the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.           Each Eurocurrency Lender shall supply any information required by the Euro Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Eurocurrency Lender shall supply the following information on or prior to the date on which it becomes a Eurocurrency Lender:

(a)              the jurisdiction of its facility office; and

(b)             any other information that the Euro Administrative Agent may reasonably require for such purpose.

Each Eurocurrency Lender shall promptly notify the Euro Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.           The percentages of each Eurocurrency Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Euro Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Eurocurrency Lender notifies the Euro Administrative Agent to the contrary, each Eurocurrency Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its facility office.

10.         The Euro Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Eurocurrency Lender and shall be entitled to assume that the information provided by any Eurocurrency Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.         The Euro Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Eurocurrency Lenders on the basis of the Additional Cost Rate for each Eurocurrency Lender based on the information provided by each Eurocurrency Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.         Any determination by the Euro Administrative Agent pursuant to this Exhibit in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Eurocurrency Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13.         The Euro Administrative Agent may from time to time, after consultation with the Euro Borrower and the Eurocurrency Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Exhibit in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case,

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any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

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